As filed with the Securities and Exchange Commission on May 24, 2021

Registration No. 333-254832

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

to

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VELODYNE LIDAR, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3569 (Primary Standard Industrial Classification Code Number)	83-1138508 (I.R.S. Employer Identification No.)

5521 Hellyer Avenue

San Jose, California 95138

(669) 275-2251

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anand Gopalan

Chief Executive Officer

5521 Hellyer Avenue

San Jose, California 95138

(669) 275-2251

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to

Jeffrey R. Vetter

Colin G. Conklin

Gunderson Dettmer Stough Villeneuve

Franklin & Hachigian, LLP

550 Allerton Street

Redwood City, California 94063

Tel: (650) 321-2400

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.0001 per share(2)	4,483,728	$16.81		$75,371,467.68	$8,217.14	*
Common stock, par value $0.0001 per share(3)	200,000	$17.90		$3,580,000.00	$464.69	*
Common stock, par value $0.0001 per share(4)	130,247,513	$11.85	(6)	$1,543,439,541.43	$168,389.26
Warrants(5)	1,278,502	—		—	—	(7)
TOTAL				$1,622,406,306.21	$178,639.16

*Previously paid

(1)   Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting of any stock dividend, stock split, recapitalization or other similar transaction.

(2)   Pursuant to Rule 415(a)(6) under the Securities Act, the registrant is carrying forward unsold securities previously registered in connection with a registration statement on Form S-1 (File No. 333-249551) filed on October 19, 2020, as amended on October 30, 2020, and declared effective on November 3, 2020 (the “Prior Warrants Registration Statement”). The registrant previously registered in connection with the Prior Warrants Registration Statement (i) up to 18,282,384 shares of common stock issuable upon exercise of Public Warrants (as defined herein) and (ii) up to 375,000 shares of common stock issuable upon exercise of Working Capital Warrants (as defined herein), for which it paid $34,217.10 in registration fees. The amount of unsold shares of common stock remaining that is being applied to this registration statement is up to 4,483,728, and the registration fee previously paid with respect to such unsold shares of common stock will continue to apply to such unsold shares of common stock. Pursuant to Rule 415(a)(6), the offering of unsold shares of common stock under the Prior Warrants Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement.

(3)   Pursuant to Rule 415(a)(6) under the Securities Act, the registrant is carrying forward unsold securities previously registered in connection with a registration statement on Form S-1 (File No. 333-248434) filed on August 27, 2020, as amended on September 22, 2020, and declared effective on September 29, 2020 (the “Prior PIPE Shares Registration Statement”). The registrant previously registered in connection with the Prior PIPE Shares Registration Statement up to 15,000,000 shares of common stock (the “PIPE Shares”) for the resale of common stock by certain selling stockholders (the “PIPE Investors”) that entered into subscription agreements with Graf Industrial Corp (“Graf”), pursuant to which Graf agreed to issue and sell the PIPE Shares to the PIPE Investors in a private placement, for which it paid $34,851.30 in registration fees. The amount of unsold shares of common stock remaining that is being applied to this registration statement is up to 200,000, and the registration fee previously paid with respect to such unsold shares of common stock will continue to apply to such unsold shares of common stock. Pursuant to Rule 415(a)(6), the offering of unsold shares of common stock under the Prior PIPE Shares Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement.

(4)   Consists of up to 130,247,513 shares of common stock registered for resale by selling stockholders named in this registration statement (including the shares of common stock underlying the Warrants registered for resale by the selling warrantholders named in this registration statement but excluding the PIPE Shares).

(5)   Consists of up to 778,502 Public Warrants and up to 500,000 Working Capital Warrants registered for resale by the selling warrantholders named in this registration statement.

(6)   Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s shares of common stock on the Nasdaq Global Select Market on March 25, 2021, which was approximately $11.85 per share.

(7)   In accordance with Rule 457(i) under the Securities Act, the entire registration fee for the Warrants is allocated to the shares of common stock underlying the Warrants, and no separate fee is payable for the Warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MAY 24, 2021

PRELIMINARY PROSPECTUS

4,483,728 Shares of Common Stock Underlying Warrants

130,447,513 Shares of Common Stock

1,278,502 Warrants to Purchase Shares of Common Stock

This prospectus relates to (i) the issuance by us of up to an aggregate of 4,108,728 shares of common stock that are issuable upon the exercise of our publicly-traded warrants (the “Public Warrants”) and up to 375,000 shares of common stock issuable upon exercise of our working capital warrants (the “Working Capital Warrants” and, together with the Public Warrants, the “Warrants”) and (ii) the resale of up to 778,502 Public Warrants and 500,000 Working Capital Warrants held by certain holders named in this prospectus (the “Selling Warrantholders”).

This prospectus also relates to (i) the resale of up to 200,000 shares of common stock (the “PIPE Shares”) that currently are owned by certain selling stockholders that entered into subscription agreements with Graf Industrial Corp (“Graf”) (such selling stockholders, the “PIPE Investors”), pursuant to which Graf agreed to issue and sell the PIPE Shares to the PIPE Investors in a private placement, and (ii) the resale of up to 130,247,513 shares of common stock by certain selling stockholders named in this prospectus, comprising 126,622,006 shares of common stock issued prior to the Business Combination, 2,575,000 shares of common stock initially issued to the Initial Stockholders (as defined herein), including shares of common stock that were initially purchased by the Sponsor in a private placement prior to the IPO (together, the “Founder Shares”), 958,877 shares of common stock that are issuable upon the exercise of the Warrants held by the Selling Warrantholders, shares acquired by a director after the Business Combination and shares issued to a former director pursuant to the settlement of restricted stock units.

Our common stock and warrants are listed on the Nasdaq Global Select Market under the symbols “VLDR” and “VLDRW,” respectively. On May 18, 2021, the closing price of our common stock and warrants were $10.78 and $3.12, respectively.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                       , 2021.

The information in this prospectus is not complete and may be changed. Neither we nor the Selling Stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Velodyne” refer to Velodyne Lidar, Inc., a Delaware corporation:

●	“ADAS” means Advanced Driver Assistance Systems.
●	“Board” or “Board of Directors” means the board of directors of Velodyne.
●	“Business Combination” means the transactions contemplated by the Merger Agreement, including the Merger.
●	“Code” means the Internal Revenue Code of 1986, as amended.
●	“common stock” means the shares of common stock, par value $0.0001 per share, of Velodyne.
●	“Certificate of Incorporation” means our amended and restated certificate of incorporation, dated September 29, 2020.
●	“DGCL” means the General Corporation Law of the State of Delaware.
●	“ESPP” means the Velodyne Lidar, Inc. 2020 Employee Stock Purchase Plan.
●	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
●	“Founder Shares” means, as of the date of this prospectus, the shares of common stock initially issued to the Initial Stockholders, including 1,947,000 shares of common stock that were initially purchased by the Sponsor in a private placement prior to the IPO.
●	“GAAP” means U.S. generally accepted accounting principles.
●	“Graf” means Graf Industrial Corp., a Delaware corporation.
●	“Incentive Plan” means the Velodyne Lidar, Inc. 2020 Equity Incentive Plan.
●	“Initial Stockholders” means the Sponsor together with Keith W. Abell, Sabrina Mckee and Julie Levenson, Graf’s independent directors.
●	“Investment Company Act” means the Investment Company Act of 1940, as amended.
●	“IPO” means Graf’s initial public offering, consummated on October 18, 2018, of 24,376,512 units (including 1,876,512 units that were subsequently issued to the underwriters in connection with the partial exercise of their over-allotment option) at $10.00 per unit.
●	“leader,” “leading,” “industry leadership,” “industry leading,” and other similar statements included in this prospectus regarding Velodyne and its services are based on Velodyne’s belief that none of its competitors holds a combined market position greater than Velodyne’s market position in its sector. Velodyne bases its beliefs regarding these matters, including its estimates of its market share in its sector, on its collective institutional knowledge and expertise regarding its industries, markets and technology, which are based on, among other things, publicly available information, reports of government agencies, RFPs and the results of contract bids and awards, and industry research firms, as well as Velodyne’s internal research, calculations and assumptions based on its analysis of such information and data. Velodyne believes these assertions to be reasonable and accurate as of the date of this prospectus.
●	“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
●	“Merger” means the merger of Merger Sub with and into Velodyne, with Velodyne continuing as the surviving company.
●	“Merger Sub” means VL Merger Sub Inc.
●	“NHTSA” means the National Highway Traffic Safety Administration.

●	“Public Warrants” or “Warrants” means the warrants included in the public units issued in the IPO, each of which is exercisable for three-quarters of one share of common stock, in accordance with its terms.
●	“RSUs” means restricted stock units granted under the Incentive Plan in accordance with the terms of the Merger Agreement.
●	“SEC” means the U.S. Securities and Exchange Commission.
●	“Securities Act” means the Securities Act of 1933, as amended.
●	“SOX” means the Sarbanes-Oxley Act of 2002.
●	“Sponsor” means Graf Acquisition LLC, a Delaware limited liability company.
●	“Transfer Agent” means Continental Stock Transfer & Trust Company.
●	“Velodyne” means Velodyne Lidar, Inc., a Delaware corporation.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this prospectus.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “we,” “our,” “us” and other similar terms refer to Velodyne.

Velodyne Lidar, Inc.

Velodyne, the first pure-play lidar company, is a global leader in lidar technology providing real-time 3D vision for autonomous systems. Our lidar solutions are advancing the development of safe automated systems throughout the world, thereby empowering the autonomous revolution by allowing machines to see their surroundings. In automotive applications, our products improve roadway safety by providing perception data for reliable object avoidance and safe path-planning. We believe safety on the roadways is for everyone. To improve roadway, bicycle, and pedestrian safety, we sell automotive solutions to the rapidly expanding ADAS market, which will incrementally address the requirements of the NHTSA 5-Star Safety Ratings System.

Our lidar-based smart vision solutions are also deployed in many non-automotive applications, including autonomous mobile robots, unmanned aerial vehicles (“UAVs”), drones, last-mile delivery, precision agriculture, advanced security systems and smart city initiatives. In the past, purchases of our solutions in these markets have been primarily focused on research and development projects. We are now seeing growth within this sector of the industry as many of our non-automotive customers move into commercial production with their offerings.

Through our direct sales team as well as through distributors, we sell to both automotive customers, including top automotive OEMs, system integrators, and last-mile delivery providers, as well as to non- automotive customers providing an array of industrial, drone, and security applications, among others.

We currently have, and are further actively negotiating, several multi-year contracts for both ADAS and autonomous vehicle programs. We work closely with nearly every major autonomous vehicle development program in the world today. In addition, companies across several non-automotive end markets are increasingly adopting our lidar-based smart vision solutions into their systems. Our customers deploy our smart vision technology in various applications across markets, including in autonomous vehicles, ADAS, UAVs, mapping, industrial automation, self-driving rovers, autonomous vessels, smart city initiatives and robotics. Additionally, we provide account management, product management, and technical support experts to form deep, collaborative relationships with strategic customer research and development organizations. These teams focus on assisting with rapid first installations, mass production supply agreements and post-sales support.

We believe that our lidar technologies can significantly reduce the number of lives lost in vehicle crashes and substantially reduce pedestrian and bicyclist fatalities. Beyond the automotive industry, our technology can also help reduce injuries in areas including factories, construction sites, mines, oil rigs and ports. Lidar technology can also enhance public welfare through security and smart city applications. In addition, our solutions are being used in applications such as touchless delivery, sanitation and physical distance tracking, all of which have advanced safety and health measures during the COVID-19 pandemic.

The mailing address of Velodyne’s principal executive office is 5521 Hellyer Avenue, San Jose, California 95138, and its telephone number is (669) 275-2251.

Principal Risk Factors

Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 9 before making a decision to invest in our common stock. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. Set forth below is a summary of some of the principal risks we face:

●	Velodyne’s business could be materially and adversely affected by the current global COVID-19 pandemic.
●	Since many of the markets in which Velodyne competes are new and rapidly evolving, it is difficult to forecast long-term end-customer adoption rates and demand for Velodyne’s products.
●	Despite the actions Velodyne is taking to defend and protect its intellectual property, Velodyne may not be able to adequately protect or enforce its intellectual property rights or prevent unauthorized parties from copying or reverse engineering its solutions. Velodyne’s efforts to protect and enforce its intellectual property rights and prevent third parties from violating its rights may be costly.
●	Velodyne continues to implement strategic initiatives designed to grow its business. These initiatives may prove more costly than anticipated and Velodyne may not succeed in increasing its revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability.
●	Because Velodyne’s sales have been primarily to customers making purchases for research and development projects and its orders are project-based, Velodyne expects its results of operations to fluctuate on a quarterly and annual basis, which could cause our stock price to fluctuate or decline.
●	Velodyne’s transition to an outsourced manufacturing business model may not be successful, which could harm its ability to deliver products and recognize revenue.
●	Adverse conditions in the automotive industry or the global economy more generally could have adverse effects on Velodyne’s results of operations.
●	Although Velodyne believes that lidar is the industry standard for autonomous vehicles and other emerging markets, market adoption of lidar is uncertain. If market adoption of lidar does not continue to develop, or develops more slowly than Velodyne expects, its business will be adversely affected.
●	Velodyne’s investments in educating its customers and potential customers about the advantages of lidar and its applications may not result in sales of Velodyne’s products.
●	Velodyne depends on its ability to attract and retain key management and technical personnel.
●	Velodyne has identified material weaknesses in its internal control over financial reporting, and the failure to achieve and maintain effective internal control over financial reporting could harm Velodyne’s business and negatively impact the market price of Velodyne’s common stock.

THE OFFERING
Issuance of Common Stock
Shares of Common Stock Offered by Us.	4,483,728 shares of common stock issuable upon exercise of the Warrants.
Shares of Common Stock Outstanding Prior to Exercise of All Warrants.	193,869,080
Shares of Common Stock Outstanding Assuming Exercise of All Warrants.	198,352,080
Exercise Price of Warrants.	$11.50 per share, subject to adjustment as described herein.
Use of Proceeds.

We will receive up to an aggregate of approximately $51.6 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See “Use of Proceeds.”

Resale of Common Stock
Common Stock Offered by the Selling Stockholders.

The selling stockholders named in this prospectus (the “Selling Stockholders”) are offering up to 130,447,513 shares of common stock, including (i) 200,000 PIPE Shares, (ii) 126,622,006 shares of common stock issued prior to the Business Combination, (iii) 2,575,000 Founder Shares, (iv) 958,877 shares of common stock that are issuable upon the exercise of the Warrants held by the Selling Warrantholders and (v) shares acquired by a director after the Business Combination and shares issued to a former director pursuant to the settlement of restricted stock units.

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of common stock by the Selling Stockholders.
Resale of Public Warrants
Public Warrants Offered by the Selling Warrantholders.	The selling warrantholders named in this prospectus (the “Selling Warrantholders”) are offering up to 778,502 Public Warrants and 500,000 Working Capital Warrants.
Use of Proceeds	We will not receive any of the proceeds from the sale of the Warrants by the Selling Warrantholders.
Market for Our Shares of Common Stock and Warrants	Our common stock and warrants are listed on the Nasdaq Global Select Market under the symbols “VLDR” and “VLDRW,” respectively.
Risk Factors

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

As of April 30, 2021, Velodyne had 193,869,080 shares of common stock outstanding, which includes 4,183,624 shares of our common stock issuable under restricted stock awards (“RSAs”). The number of shares of our common stock outstanding as of April 30, 2021 excludes:

●	597,354 shares of our common stock issuable upon the exercise of options outstanding as of April 30, 2021, with a weighted-average exercise price of approximately $5.86 per share;
●	7,520,447 shares of our common stock issuable under restricted stock units (“RSUs”) and performance-based RSUs as of April 30, 2021;
●	4,483,728 shares of our common stock issuable upon exercise of Public Warrants and Working Capital Warrants at an exercise price of $11.50 per share; and
●	31,049,605 shares of our common stock reserved for issuance under our equity compensation plans as of April 30, 2021, consisting of:

●	25,756,550 shares of our common stock reserved for issuance under our 2020 Equity Incentive Plan, and
●	5,293,055 shares of our Class A common stock reserved for issuance under our 2020 Employee Stock Purchase Plan.

Our 2020 Equity Incentive Plan and 2020 Employee Stock Purchase Plan also provide for automatic annual increases in the number of shares reserved thereunder (evergreen provisions), as more fully described in “Executive Compensation — 2020 Equity Incentive Plan” and “Executive Compensation — 2020 Employee Stock Purchase Plan.”

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table shows selected historical financial information of Velodyne for the periods and as of the dates indicated. The selected historical consolidated statements of operations data of Velodyne for the years ended December 31, 2020, 2019 and 2018 and the historical consolidated balance sheet data as of December 31, 2020 and 2019 are derived from Velodyne’s audited consolidated financial statements included elsewhere in this prospectus. The selected historical condensed consolidated statements of operations data of Velodyne for the three months ended March 31, 2021 and 2020 and the condensed consolidated balance sheet data as of March 31, 2021 are derived from Velodyne's unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. In Velodyne management's opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to state fairly Velodyne's financial position as of March 31, 2021 and the results of operations and cash flows for the three months ended March 31, 2021 and 2020.

The following selected historical financial information should be read together with the consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The selected historical financial information in this section is not intended to replace Velodyne’s consolidated financial statements and the related notes. Velodyne’s historical results are not necessarily indicative of the results that may be expected in the future and Velodyne’s results for the three months ended March 31, 2021 are not necessarily indicative of results that may be expected for the full year ended December 31, 2021 or any other period.

	Three Months Ended March 31,		Year Ended December 31,
(in thousands, except share and per share data)	2021	2020	2020	2019	2018

Revenue:
Product	$10,593	$16,422	$68,355	$81,424	$132,933
License and services	7,133	609	27,007	19,974	10,013
Total revenue	17,726	17,031	95,362	101,398	142,946
Cost of revenue:
Product	15,629	15,126	69,115	69,903	111,081
License and services	179	303	1,131	1,727	985
Total cost of revenue(1)	15,808	15,429	70,246	71,630	112,066
Gross profit	1,918	1,602	25,116	29,768	30,880
Operating expenses(1):
Research and development	18,378	14,527	88,080	56,850	51,993
Sales and marketing	7,075	5,299	31,753	21,873	22,137
General and administrative	17,036	10,733	65,732	20,058	12,902
Gain on sale of assets held-for-sale	—	—	(7,529)	—	—
Restructuring	—	1,046	984	—	—
Total operating expense	42,489	31,605	179,020	98,781	87,032
Operating loss	(40,571)	(30,003)	(153,904)	(69,013)	(56,152)
Interest income	103	112	152	1,146	630
Interest expenses	(36)	(6)	(106)	(77)	(14)
Other income (expense), net	(17)	(165)	(90)	35	(136)
Loss before income taxes	(40,521)	(30,062)	(153,948)	(67,909)	(55,672)
Provision for (benefit from) income taxes	296	(6,677)	(4,084)	(683)	6,628
Net loss	$(40,817)	$(23,385)	$(149,864)	$(67,226)	$(62,300)
Net loss per share(2):
Basic and diluted	$(0.22)	$(0.17)	$(1.01)	$(0.50)	$(0.48)
Weighted-average shares used in computing net loss per share(2):
Basic and diluted	189,222,807	137,911,975	148,088,589	133,942,714	129,948,023

	As of March 31,	As of December 31,
(in thousands)	2021	2020	2019

Consolidated Balance Sheet Data
Cash, cash equivalents and short-term investments	$383,613	$350,284	$62,203
Working capital(3)	386,629	339,321	45,627
Total assets	477,592	432,712	136,175
Total stockholders’ equity	391,677	340,823	76,246

(1)    Includes stock-based compensation expense as follows:

	Three Months Ended
	March 31,		Year Ended December 31,
(In thousands)	2021	2020	2020	2019	2018

Cost of revenue	$536	$—	$7,417	$—	$—
Research and Development	4,910	21	37,030	97	93
Sales and Marketing	1,986	—	14,773	—	—
General and administrative	4,098	—	32,280	38	114
Total stock-based compensation expense	$11,530	$21	$91,500	$135	$207

Prior to the Business Combination, our stock-based compensation expense primarily related to our stock options. Compensation expense related to RSAs and RSUs granted under the pre-combination Velodyne’s stock incentive plans remained unrecognized because the liquidity event vesting condition, which is (i) an initial public offering or (ii) a Company sale event, was not probable of being satisfied. The liquidity event vesting condition was not satisfied upon the completion of the Business Combination. However, in October 2020 and May 2021, the Board waived such condition applicable to the pre-combination Velodyne RSUs and RSAs, respectively, in order to provide the holders of such awards with the treatment that they would have received if the pre-combination Velodyne had completed an initial public offering. As a result of these determinations, our outstanding RSUs and RSAs vested to the extent the applicable service condition was satisfied as of such date. The vesting of these outstanding RSUs in October 2020 resulted in approximately $77.5 million of incremental stock-based compensation expense in the fourth quarter of 2020 and the vesting of these outstanding RSAs in May 2021 resulted in approximately $45.1 million of incremental stock-based compensation expense in the second quarter of 2021.

(2)

See Note 11 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the calculations of our basic and diluted net loss per share and the weighted-average shares used to compute net loss per share.

(3)	Working capital is defined as current assets less current liabilities.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not known to us or that we consider immaterial as of the date of this prospectus. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

Summary of Principal Risk Factors

●	Velodyne’s business could be materially and adversely affected by the current global COVID-19 pandemic.
●	Since many of the markets in which Velodyne competes are new and rapidly evolving, it is difficult to forecast long-term end-customer adoption rates and demand for Velodyne’s products.
●	Despite the actions Velodyne is taking to defend and protect its intellectual property, Velodyne may not be able to adequately protect or enforce its intellectual property rights or prevent unauthorized parties from copying or reverse engineering its solutions. Velodyne’s efforts to protect and enforce its intellectual property rights and prevent third parties from violating its rights may be costly.
●	Velodyne continues to implement strategic initiatives designed to grow its business. These initiatives may prove more costly than anticipated and Velodyne may not succeed in increasing its revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability.
●	Because Velodyne’s sales have been primarily to customers making purchases for research and development projects and its orders are project-based, Velodyne expects its results of operations to fluctuate on a quarterly and annual basis, which could cause our stock price to fluctuate or decline.
●	Velodyne’s transition to an outsourced manufacturing business model may not be successful, which could harm its ability to deliver products and recognize revenue.
●	Adverse conditions in the automotive industry or the global economy more generally could have adverse effects on Velodyne’s results of operations.
●	Although Velodyne believes that lidar is the industry standard for autonomous vehicles and other emerging markets, market adoption of lidar is uncertain. If market adoption of lidar does not continue to develop, or develops more slowly than Velodyne expects, its business will be adversely affected.
●	Velodyne’s investments in educating its customers and potential customers about the advantages of lidar and its applications may not result in sales of Velodyne’s products.
●	Velodyne depends on its ability to attract and retain key management and technical personnel.
●	Velodyne has identified material weaknesses in its internal control over financial reporting, and the failure to achieve and maintain effective internal control over financial reporting could harm Velodyne’s business and negatively impact the market price of Velodyne’s common stock.

Risks Related to Velodyne’s Business

Velodyne’s business could be materially and adversely affected by the current global COVID-19 pandemic.

The COVID-19 pandemic has disrupted and affected Velodyne’s business. For example, from March until June of 2020, due to the rapid spread of COVID-19, Velodyne’s manufacturing facility in San Jose, California was not able to operate at its full capacity. Additionally, Velodyne observed delayed customer purchases and longer sales cycles with customers that are addressing budget constraints, delayed projects or other hardships related to the COVID-19 pandemic. Velodyne has a global customer base operating in a wide range of industries that has been impacted in different ways by the pandemic. Velodyne also depends on suppliers and manufacturers worldwide. Depending upon the duration of the pandemic, the associated business interruptions and the recovery, Velodyne’s customers, suppliers, manufacturers and partners may suspend or delay their engagement with Velodyne. If the pandemic worsens, if the economic recovery is delayed or if there are further business interruptions or changes in customer purchasing behavior, Velodyne’s business, results of operations and ability to raise capital may be materially and adversely affected. Velodyne’s response to the COVID-19 pandemic may prove to be inadequate and it may be unable to continue its operations in the manner it had prior to the outbreak, and may endure further interruptions, reputational harm, delays in its product development and shipments, all of which could have an adverse effect on its business, operating results, and financial condition. In addition, when the pandemic subsides, Velodyne cannot assure you as to the timing of any economic recovery, which could continue to have a material adverse effect on its target markets and its business.

Any projections Velodyne may provide about Velodyne’s business or expected future results may differ significantly from actual results.

From time to time Velodyne has shared its views in press releases or SEC filings, on public conference calls and in other contexts about current business conditions and expectations as to future results of operations, including its previously announced projected revenues for years subsequent to 2020. Correctly identifying the key factors affecting business conditions and predicting future events is inherently an uncertain process. Given the complexity and volatility of Velodyne’s business, the impact of the recurring COVID-19 pandemic on Velodyne’s business and that of its customers and partners, uncertainty related to the transition of the United States government and overall global economic conditions, it is likely that Velodyne’s prior forecasts for periods subsequent to 2020 will prove to be incorrect. In particular, in January 2021, as a result of these uncertainties, Velodyne withdrew its previously announced financial guidance for 2021. Velodyne offers no assurance that such predictions or analysis will ultimately be accurate, and investors should treat any such predictions or analysis with appropriate caution. If any analysis or forecast that Velodyne makes ultimately proves to be inaccurate, Velodyne’s stock price may be adversely affected.

Any financial projections Velodyne has provided, including projections related to Velodyne’s future revenues, reflect numerous qualitative estimates and assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Velodyne’s control. The projections are not predictive of Velodyne’s actual future results and should not be construed as financial guidance for any future period. In addition, any projections should be read in conjunction with the accounting policies included in Note 1 to the accompanying consolidated financial statements included in this prospectus.

Since many of the markets in which Velodyne competes are new and rapidly evolving, it is difficult to forecast long-term end-customer adoption rates and demand for Velodyne’s products.

Velodyne is pursuing opportunities in markets that are undergoing rapid changes, including technological and regulatory changes, and it is difficult to predict the timing and size of the opportunities. For example, autonomous driving and lidar-based ADAS applications require complex technology. Because these automotive systems depend on technology from many companies, commercialization of autonomous driving or ADAS products could be delayed or impaired on account of certain technological components of Velodyne or others not being ready to be deployed in vehicles. Although some companies have released systems and vehicles using Velodyne’s products, others may not be able to commercialize this technology immediately, or at all. Regulatory, safety or reliability developments, many of which are outside of Velodyne’s control, could also cause delays or otherwise impair commercial adoption of these new technologies, which will adversely affect Velodyne’s growth. Velodyne’s future financial performance will depend on its ability to make timely investments in the correct market opportunities. If one or more of these markets experience a shift in customer or prospective customer demand, Velodyne’s products may not compete as effectively, if at all, and they may not be designed into commercialized products. Given the evolving nature of the markets in which Velodyne operates, it is difficult to predict customer demand or adoption rates for its products or the future growth of the markets in which it operates. As a result, the financial projections Velodyne has made or may in the future make necessarily reflect various estimates and assumptions that may not prove accurate. If demand does not develop or if Velodyne cannot accurately forecast customer demand, the size of its markets, inventory requirements or its future financial results, its business, results of operations and financial condition will be adversely affected.

Velodyne continues to implement strategic initiatives designed to grow its business. These initiatives may prove more costly than it currently anticipates and Velodyne may not succeed in increasing its revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability.

Velodyne continues to make investments and implement initiatives designed to grow its business, including:

●	investing in research and development;
●	expanding its sales and marketing efforts to attract new customers across industries;
●	investing in new applications and markets for its products;
●	further enhancing its manufacturing processes and partnerships;
●	pursuing litigation to protect its intellectual property; and
●	investing in legal, accounting, and other administrative functions necessary to support its operations as a public company.

These initiatives may prove more expensive than it currently anticipates, and Velodyne may not succeed in increasing its revenue, if at all, in an amount sufficient to offset these higher expenses and to achieve and maintain profitability. Although Velodyne generated net income of $15.8 million for 2017, it has incurred net losses in the past, including net losses of $40.8 million for the three months ended March 31, 2021, $149.9 million for 2020, $67.2 million for 2019 and $62.3 million for 2018. The market opportunities Velodyne is pursuing are at an early stage of development, and it may be many years before the end markets Velodyne expects to serve generate demand for its products at scale, if at all. Velodyne’s revenue may be adversely affected for a number of reasons, including the development and/or market acceptance of new technology that competes with its lidar products, if certain automotive original equipment manufacturers (“OEMs”) or other market participants change their autonomous vehicle technology, failure of Velodyne’s customers to commercialize autonomous systems that include its smart vision solutions, Velodyne’s inability to effectively manage its inventory or manufacture products at scale, Velodyne’s inability to enter new markets or help its customers adapt its products for new applications or Velodyne’s failure to attract new customers or expand orders from existing customers or increasing competition. Furthermore, it is difficult to predict the size and growth rate of Velodyne’s target markets, customer demand for its products, commercialization timelines, developments in autonomous sensing and related technology, the entry of competitive products, or the success of existing competitive products and services. For these reasons, Velodyne does not expect to achieve profitability over the near term. If Velodyne’s revenue does not grow over the long term, its ability to achieve and maintain profitability may be adversely affected, and the value of its business may significantly decrease.

Because Velodyne’s sales have been primarily to customers making purchases for research and development projects and its orders are project-based, Velodyne expects its results of operations to fluctuate on a quarterly and annual basis, which could cause Velodyne’s stock price to fluctuate or decline.

Velodyne’s quarterly results of operations have fluctuated in the past and may vary significantly in the future, and its revenue has declined in three consecutive years. As such, historical comparisons of its operating results may not be meaningful. In particular, because Velodyne’s sales to date have primarily been to customers making purchases for research and development, sales in any given quarter can fluctuate based on the timing and success of its customers’ development projects. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Velodyne’s quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of its control and may not fully reflect the underlying performance of Velodyne’s business. These fluctuations could adversely affect Velodyne’s ability to meet its expectations or those of securities analysts or investors. If Velodyne does not meet these expectations for any period, the value of its business and its stock price could fluctuate or decline significantly. Factors that may cause these quarterly fluctuations include, without limitation, those listed below:

●	The timing and magnitude of orders and shipments of Velodyne’s products in any quarter.
●	Pricing changes Velodyne may adopt to drive market adoption or in response to competitive pressure.

●	Velodyne’s ability to retain its existing customers and attract new customers.
●	Velodyne’s ability to develop, introduce, manufacture and ship in a timely manner products that meet customer requirements.
●	Disruptions in Velodyne’s sales channels or termination of its relationship with important channel partners.
●	Delays in customers’ purchasing cycles or deferments of customers’ purchases in anticipation of new products or updates from Velodyne or its competitors.
●	Fluctuations in demand pressures for Velodyne’s products.
●	The mix of products sold in any quarter.
●	The duration of the global COVID-19 pandemic and the time it takes for economic recovery.
●	The timing and rate of broader market adoption of autonomous systems utilizing Velodyne’s smart vision solutions across the automotive and other market sectors.
●	Market acceptance of lidar and further technological advancements by Velodyne’s competitors and other market participants.
●	The ability of Velodyne’s customers to commercialize systems that incorporate its products.
●	Any change in the competitive dynamics of Velodyne’s markets, including consolidation of competitors, regulatory developments and new market entrants.
●	Velodyne’s ability to effectively manage its inventory.
●	Changes in the source, cost, availability of and regulations pertaining to materials Velodyne uses.
●	Adverse litigation, judgments, settlements or other litigation-related costs, or claims that may give rise to such costs.
●	General economic, industry and market conditions, including trade disputes.

Velodyne’s transition to an outsourced manufacturing business model may not be successful, which could harm its ability to deliver products and recognize revenue.

Velodyne is transitioning from a manufacturing model in which it primarily manufactured and assembled its products at its California location, to one where it relies on third-party manufacturers in Europe and Asia. Velodyne currently has agreements with Fabrinet, Nikon and Veoneer to provide contract manufacturing of certain of its products. Velodyne believes the use of third-party manufacturers will have benefits, but in the near term, while it is beginning manufacturing with new partners, Velodyne may lose revenue, incur increased costs and harm its customer relationships.

Reliance on third-party manufacturers reduces Velodyne’s control over the manufacturing process, including reduced control over quality, product costs and product supply and timing. Velodyne may experience delays in shipments or issues concerning product quality from its third-party manufacturers. If any of Velodyne’s third-party manufacturers experience interruptions, delays or disruptions in supplying its products, including by natural disasters, the global COVID-19 pandemic or work stoppages or capacity constraints, Velodyne’s ability to ship products to distributors and customers would be delayed. The COVID-19 pandemic has caused interruptions in Velodyne’s manufacturing operations and production delays. For example, Velodyne personnel have not be able to travel to Thailand to meet with a key manufacturing partner. Additionally, if any of Velodyne’s third-party manufacturers experience quality control problems in their manufacturing operations and Velodyne’s products do not meet customer or regulatory requirements, it could be required to cover the cost of repair or replacement of any defective products. These delays or product quality issues could have an immediate and material adverse effect on Velodyne’s ability to fulfill orders and could have a negative effect on its operating results. In addition, such delays or issues with product quality could adversely affect Velodyne’s reputation and its relationship with its channel partners. If third-party manufacturers experience financial, operational, manufacturing capacity or other difficulties, or experience shortages in required components, or if they are otherwise unable or unwilling to continue to manufacture Velodyne’s products in required volumes or at all, Velodyne’s supply may be disrupted, it may be required to seek alternate manufacturers and it may be required to re-design its products. It would be time-consuming, and could be costly and impracticable, to begin to use new manufacturers and designs and such changes could cause significant interruptions in supply and could have an adverse effect on Velodyne’s ability to meet its scheduled product deliveries and may subsequently lead to the loss of sales. While Velodyne takes measures to protect its trade secrets, the use of third-party manufacturers may also risk disclosure of its innovative and proprietary manufacturing methodologies, which could adversely affect Velodyne’s business.

In addition, Velodyne currently relies on third-party manufacturers to produce its custom application specific integrated circuits (“ASICs”). Velodyne has made considerable investments to develop its proprietary ASICs and its smart vision solutions depend on them. If third-party manufacturers of Velodyne’s custom ASICs experience interruptions, delays or disruptions in supplying its ASICs or if there are work stoppages, production delays or facility closures due to the COVID-19 pandemic, Velodyne’s ability to ship its smart vision solutions will be delayed and it may be unable to meet customer demand. Velodyne’s ASICs may have defects or other issues if its third-party manufacturers have quality control or other problems in their operations. These defects may delay Velodyne’s ability to fulfill customer orders, which would have a negative effect on its brand and operating results. If it needs to change manufacturers of its ASICs for any reason, Velodyne cannot guarantee that it will be able to find a replacement manufacturer willing to produce its custom ASICs at a price it deems appropriate, or at all.

Adverse conditions in the automotive industry or the global economy more generally could have adverse effects on Velodyne’s results of operations.

While Velodyne makes its strategic planning decisions based on the assumption that the markets it is targeting will grow, Velodyne’s business is dependent, in large part on, and directly affected by, business cycles and other factors affecting the global automobile industry and global economy generally. Automotive production and sales are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences, changes in interest rates and credit availability, consumer confidence, fuel costs, fuel availability, environmental impact, governmental incentives and regulatory requirements, and political volatility, especially in energy-producing countries and growth markets. In addition, automotive production and sales can be affected by Velodyne’s automotive OEM customers’ ability to continue operating in response to challenging economic conditions and in response to labor relations issues, regulatory requirements, trade agreements and other factors. The volume of automotive production in North America, Europe and the rest of the world has fluctuated, sometimes significantly, from year to year, and Velodyne expects such fluctuations to give rise to fluctuations in the demand for its products. Any significant adverse change in any of these factors may result in a reduction in automotive sales and production by Velodyne’s automotive OEM customers and could have a material adverse effect on its business, results of operations and financial condition.

Although Velodyne believes that lidar is the industry standard for autonomous vehicles and other emerging markets, market adoption of lidar is uncertain. If market adoption of lidar does not continue to develop, or develops more slowly than Velodyne expects, its business will be adversely affected.

While Velodyne’s lidar-based smart vision solutions can be applied to different use cases across end markets, approximately 53% of revenue during the three months ended March 31, 2021 and 57% and 45% of revenue during 2020 and 2019, respectively, was generated from automotive applications. Despite the fact that the automotive industry has engaged in considerable effort to research and test lidar products for ADAS and autonomous driving applications, the automotive industry may not introduce lidar products in commercially available vehicles. Velodyne continually studies emerging and competing sensing technologies and methodologies and it may add new sensing technologies such as radar and cameras to its offering to, for example, address lidar’s relative deficiencies in detecting colors and low reflectivity objects and performing in extreme weather conditions. However, lidar products remain relatively new and it is possible that other sensing modalities, or a new disruptive modality based on new or existing technology, including a combination of technology, will achieve acceptance or leadership in the ADAS and autonomous driving industries. Even if lidar products are used in initial generations of autonomous driving technology and certain ADAS products, Velodyne cannot guarantee that lidar products will be designed into or included in subsequent generations of such commercialized technology. In addition, Velodyne expects that initial generations of autonomous vehicles will be focused on limited applications, such as robo-taxis, and that mass market adoption of autonomous technology may lag behind these initial applications significantly. The speed of market growth for ADAS or autonomous vehicles is difficult if not impossible to predict, and it is more difficult to predict this market’s future growth in light of the economic consequences of the COVID-19 pandemic. Although it currently believes it has the lead in lidar-based systems for the autonomous market, by the time mass market adoption of autonomous vehicle technology is achieved, Velodyne expects competition among providers of sensing technology based on lidar and other modalities to increase substantially. If commercialization of lidar products is not successful, or not as successful as Velodyne or the market expects, or if other sensing modalities gain acceptance by developers of autonomous driving systems or ADAS, automotive OEMs, regulators and safety organizations or other market participants by the time autonomous vehicle technology achieves mass market adoption, its business, results of operations and financial condition will be materially and adversely affected.

Velodyne is investing in and pursuing market opportunities outside of the automotive markets, including in UAVs, self-driving rovers, industrial and security robots, mapping applications for topography and surveying and smart city initiatives. Velodyne believes that its future revenue growth, if any, will depend in part on its ability to expand within new markets such as these and to enter new markets as they emerge. Each of these markets presents distinct risks and, in many cases, requires Velodyne to address the particular requirements of that market.

Addressing these requirements can be time-consuming and costly. The market for lidar technology outside of automotive applications is relatively new, rapidly developing and unproven in many markets or industries. Many of Velodyne’s customers outside of the automotive industry are still in the testing and development phases and it cannot be certain that they will commercialize products or systems with its lidar products or at all. Velodyne cannot be certain that lidar will be sold into these markets, or any market outside of automotive market, at scale. Adoption of lidar products, including Velodyne’s products, outside of the automotive industry will depend on numerous factors, including: whether the technological capabilities of lidar and lidar-based products meet users’ current or anticipated needs, whether the benefits of designing lidar into larger sensing systems outweigh the costs, complexity and time needed to deploy such technology or replace or modify existing systems that may have used other modalities such as cameras and radar, whether users in other applications can move beyond the testing and development phases and proceed to commercializing systems supported by lidar technology and whether lidar developers such as Velodyne can keep pace with rapid technological change in certain developing markets and the global response to the COVID-19 pandemic and the length of any associated work stoppages. If lidar technology does not achieve commercial success outside of the automotive industry, or if the market develops at a pace slower than Velodyne expects, its business, results of operation and financial condition will be materially and adversely affected.

Velodyne’s investments in educating its customers and potential customers about the advantages of lidar and its applications may not result in sales of Velodyne’s products.

Educating Velodyne’s prospective customers, and to a lesser extent, its existing customers, about lidar, its advantages over other sensing technologies and lidar’s ability to convey value in different industries and deployments is an integral part of developing new business and the lidar market generally. If prospective customers have a negative perception of, or experience with, lidar or a competitor’s lidar products they may be reluctant to adopt lidar in general or specifically Velodyne’s products. Adverse statements about lidar by influential market participants may also deter adoption. Some of Velodyne’s competitors have significant financial or marketing resources that may allow them to engage in public marketing campaigns about their alternative technology, lidar or Velodyne’s solutions. Velodyne’s efforts to educate potential customers and the market generally and to counter any adverse statements made by competitors or other market participants will require significant financial and personnel resources. These educational efforts may not be successful and Velodyne may not offset the costs of such efforts with revenue from the new customers. If Velodyne is unable to acquire new customers to offset these expenses or if the market accepts such adverse statements, its financial condition will be adversely affected.

The markets in which Velodyne competes are characterized by rapid technological change, which requires it to continue to develop new products and product innovations, and could adversely affect market adoption of its products.

While Velodyne intends to invest substantial resources to remain on the forefront of technological development, continuing technological changes in sensing technology, lidar and the markets for these products, including the ADAS and autonomous driving industries, could adversely affect adoption of lidar and/or Velodyne’s products, either generally or for particular applications. Velodyne’s future success will depend upon its ability to develop and introduce a variety of new capabilities and innovations to its existing product offerings, as well as introduce a variety of new product offerings, to address the changing needs of the markets in which Velodyne offers its products. For example, Velodyne is currently working on developing its Vella software, which is a data curation software platform, as well as several other new lidar products. Velodyne cannot guarantee that the Vella software or the new products will be released in a timely manner, or at all, or achieve market acceptance. For example, in 2019 Velodyne experienced delays in acceptance of certain of its new lidar products as it worked with its customers to identify, define and meet product requirements, and Velodyne may be unable to sell these or future products at scale until these issues are resolved. Delays in delivering new products that meet customer requirements could damage Velodyne’s relationships with customers and lead them to seek alternative sources of supply. In addition, Velodyne’s success to date has been based on the delivery of its smart vision solutions to research and development programs in which developers are investing substantial capital to develop new systems. Velodyne’s continued success relies on the success of the research and development phase of these customers as they expand into commercialized projects. While some customers already have achieved commercialization, most of Velodyne’s automotive customers are just beginning on the path to commercialization. As autonomous technology reaches the stage of large scale commercialization Velodyne will be required to develop and deliver smart vision solutions at price points that enable wider and ultimately mass-market adoption. Delays in introducing products and innovations, the failure to choose correctly among technical alternatives or the failure to offer innovative products or configurations at competitive prices may cause existing and potential customers to purchase Velodyne’s competitors’ products or turn to alternative sensing technology.

If Velodyne is unable to devote adequate resources to develop products or cannot otherwise successfully develop products or system configurations that meet customer requirements on a timely basis or that remain competitive with technological alternatives, its products could lose market share, its revenue will decline, it may experience operating losses and its business and prospects will be adversely affected.

Velodyne operates in a highly competitive market and some market participants have substantially greater resources. Velodyne competes against a large number of both established competitors and new market entrants.

The markets for sensing technology applicable to autonomous and other solutions across numerous industries are highly competitive. Velodyne’s future success will depend on its ability to maintain its lead by continuing to develop and protect from infringement advanced lidar technology in a timely manner and to stay ahead of existing and new competitors. Velodyne’s competitors are numerous and they compete with it directly by offering lidar products and indirectly by attempting to solve some of the same challenges with different technology. Velodyne faces competition from camera and radar companies, other developers of lidar products, Tier 1 suppliers and other technology and automotive supply companies, some of which have significantly greater resources than it does. Some examples of Velodyne’s competitors include DENSO Corporation, Hesai, Ibeo Automotive Systems, LeddarTech, Innoviz, Luminar, Quanergy, Magna International, Valeo SA, Bosch, Continental and ZF Friedrichshafen AG. In the automotive market, Velodyne’s competitors have commercialized non-lidar-based ADAS technology which has achieved market adoption, strong brand recognition and may continue to improve. Other competitors are working towards commercializing autonomous driving technology and either by themselves, or with a publicly announced partner, have substantial financial, marketing, research and development and other resources. Some of Velodyne’s customers in the autonomous vehicle and ADAS markets have announced development efforts or made acquisitions directed at creating their own lidar-based or other sensing technologies, which would compete with Velodyne’s smart vision solutions. Velodyne does not know how close these competitors are to commercializing autonomous driving systems or novel ADAS applications. In markets outside of the automotive industry, its competitors, like Velodyne, seek to develop new sensing applications across industries. Even in these emerging markets, Velodyne faces substantial competition from numerous competitors seeking to prove the value of their technology. Additionally, increased competition may result in pricing pressure and reduced margins and may impede Velodyne’s ability to increase the sales of its products or cause it to lose market share, any of which will adversely affect its business, results of operations and financial condition.

Velodyne expects to incur substantial research and development costs and devote significant resources to identifying and commercializing new products, which could significantly reduce its profitability and may never result in revenue to Velodyne.

Velodyne’s future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new products that achieve market acceptance. Velodyne plans to incur substantial and potentially increasing, research and development costs as part of its efforts to design, develop, manufacture and commercialize new products and enhance existing products. Velodyne’s research and development expenses were $18.4 million during the three months ended March 31, 2021 and $88.1 million and $56.9 million during 2020 and 2019, respectively, and are likely to grow in the future. Because Velodyne accounts for research and development as an operating expense, these expenditures will adversely affect its results to operations in the future. Further, Velodyne’s research and development program may not produce successful results, and its new products may not achieve market acceptance, create additional revenue or become profitable.

The completion of the Business Combination did not automatically result in the satisfaction of the liquidity event vesting condition applicable to Velodyne’s outstanding RSAs. The liquidity event vesting condition was waived by the Board with respect to the RSAs in May 2021 and Velodyne will record a significant stock-based compensation expense.

Prior to the Business Combination, Velodyne’s stock-based compensation expense primarily related to stock options. Compensation expense related to RSAs granted under the pre-combination Velodyne’s stock incentive plans remained unrecognized because the liquidity event vesting condition, which is (i) an initial public offering or (ii) a Company sale event, was not probable of being satisfied. The liquidity event vesting condition was not satisfied upon the completion of the Business Combination. However, in May 2021, the Board waived such condition applicable to the pre-combination Velodyne RSAs in order to provide the holders of such awards with the treatment that they would have received if the pre-combination Velodyne had completed an initial public offering. As a result of this determination, Velodyne’s outstanding RSAs vested to the extent the applicable service condition was satisfied as of such date. The vesting of these outstanding RSAs in May 2021 resulted in approximately $45.1 million of incremental stock-based compensation expense in the second quarter of 2021.

As part of growing its business, Velodyne may make acquisitions. If Velodyne fails to successfully select, execute or integrate its acquisitions, then its business, results of operations and financial condition could be materially adversely affected and Velodyne’s stock price could decline.

From time to time, Velodyne may undertake acquisitions to add new products and technologies, acquire talent, gain new sales channels or enter into new markets or sales territories. Acquisitions involve numerous risks and challenges, including relating to the successful integration of the acquired business and its key personnel, entering into new territories or markets with which Velodyne has limited or no prior experience, establishing or maintaining business relationships with new customers, channel partners, vendors and suppliers, unexpected liabilities and potential post-closing disputes.

To date, Velodyne has limited experience with acquisitions and the integration of acquired technology and personnel. Failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect its business, financial condition and results of operations and could cause Velodyne’s stock price to decline.

Velodyne may need to raise additional capital in the future in order to execute its business plan, which may not be available on terms acceptable to Velodyne, or at all.

In the future, Velodyne may require additional capital to respond to technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions or unforeseen circumstances and it may determine to engage in equity or debt financings or enter into credit facilities for other reasons. In order to further business relationships with current or potential customers or partners, Velodyne may issue equity or equity-linked securities to such current or potential customers or partners. Velodyne may not be able to timely secure additional debt or equity financing on favorable terms, or at all. If Velodyne raises additional funds through the issuance of equity or convertible debt or other equity- linked securities or if it issues equity or equity-linked securities to current or potential customers to further business relationships, its existing stockholders could experience significant dilution. Any debt financing obtained by Velodyne in the future could involve restrictive covenants relating to its capital raising activities and other financial and operational matters, which may make it more difficult for Velodyne to obtain additional capital and to pursue business opportunities, including potential acquisitions. If Velodyne is unable to obtain adequate financing or financing on terms satisfactory to Velodyne, when

Velodyne requires it, Velodyne’s ability to continue to grow or support its business and to respond to business challenges could be significantly limited.

Velodyne currently has and targets many customers that are large corporations with substantial negotiating power, exacting product standards and potentially competitive internal solutions. If Velodyne is unable to sell its products to these customers, its prospects and results of operations will be adversely affected.

Many of Velodyne’s customers and potential customers are large, multinational corporations with substantial negotiating power relative to it and, in some instances, may have internal solutions that are competitive to Velodyne’s products. These large, multinational corporations also have significant development resources, which may allow them to acquire or develop independently, or in partnership with others, competitive technologies. Meeting the technical requirements and securing design wins with any of these companies will require a substantial investment of Velodyne’s time and resources. Velodyne cannot assure you that its products will secure design wins from these or other companies or that it will generate meaningful revenue from the sales of its products to these key potential customers. If Velodyne’s products are not selected by these large corporations or if these corporations develop or acquire competitive technology, it will have an adverse effect on Velodyne’s business.

If Velodyne’s lidar products are not selected for inclusion in autonomous driving systems or ADAS by automotive OEMs or their suppliers, its business will be materially and adversely affected.

Automotive OEMs and their suppliers design and develop autonomous driving and ADAS technology over several years. These automotive OEMs and suppliers undertake extensive testing or qualification processes prior to placing orders for large quantities of products because Velodyne’s lidar products will function as part of a larger system or platform and must meet certain other specifications. Velodyne spends significant time and resources to have its products selected by automotive OEMs and their suppliers, which is known as a design win. In the case of autonomous driving and ADAS technology, a design win means Velodyne’s lidar product has been selected for use in a particular vehicle model. If Velodyne does not achieve a design win with respect to a particular vehicle model, it may not have an opportunity to supply its products to the automotive OEM for that vehicle model for a period of many years. In many cases, this period can be as long as five to seven or more years. If Velodyne’s products are not selected by an automotive OEM or its suppliers for one vehicle model or if Velodyne’s products are not successful in that vehicle model, it is unlikely that its product will be deployed in other vehicle models of that OEM. If Velodyne fails to win a significant number of vehicle models from one or more of automotive OEMs or their suppliers, its business, results of operations and financial condition will be materially and adversely affected.

The discontinuation, lack of commercial success, or loss of business with respect to a particular vehicle model or technology package for which Velodyne is a significant supplier could reduce Velodyne’s sales and adversely affect its profitability.

If Velodyne is able to secure design wins and its smart vision solutions are included in these autonomous driving and ADAS products, it expects to enter into supply agreements with the relevant customer. Market practice dictates that these supply agreements typically require Velodyne to supply a customer’s requirements for a particular vehicle model or autonomous driving or ADAS product, rather than supply a set number of products. These contracts can have short terms and/or can be subject to renegotiation, sometimes as frequently as annually, all of which may affect product pricing, and may be terminated by Velodyne’s customers at any time. Therefore, even if Velodyne is successful in obtaining design wins and the systems into which its products are built are commercialized, the discontinuation of, the loss of business with respect to, or a lack of commercial success of a particular vehicle model or technology package for which Velodyne is a significant supplier could mean that the expected sales of Velodyne’s products will not materialize, materially and adversely affecting its business.

Continued pricing pressures, automotive OEM cost reduction initiatives and the ability of automotive OEMs to re-source or cancel vehicle or technology programs may result in lower than anticipated margins, or losses, which may adversely affect Velodyne’s business.

Cost-cutting initiatives adopted by Velodyne’s customers often result in increased downward pressure on pricing. Velodyne expects that its agreements with automotive OEMs may require step-downs in pricing over the term of the agreement or, if commercialized, over the period of production. In addition, Velodyne’s automotive OEM customers often reserve the right to terminate their supply contracts for convenience, which enhances their ability to obtain price reductions. Automotive OEMs also possess significant leverage over their suppliers, including Velodyne, because the automotive component supply industry is highly competitive, serves a limited number of customers and has a high fixed cost base. Accordingly, Velodyne expects to be subject to substantial continuing pressure from automotive OEMs and Tier 1 suppliers to reduce the price of its products. It is possible that pricing pressures beyond Velodyne’s expectations could intensify as automotive OEMs pursue restructuring, consolidation and cost- cutting initiatives. If Velodyne is unable to generate sufficient production cost savings in the future to offset price reductions, its gross margin and profitability would be adversely affected.

Velodyne’s business could be materially and adversely affected if it lost any of its largest customers or if they were unable to pay their invoices.

Although Velodyne has and continues to pursue a broad customer base, it is dependent on a collection of large customers with strong purchasing power. In the three months ended March 31, 2021 and in fiscal years 2020, 2019 and 2018, Velodyne’s top 20 customers represented 89%, 81%, 83% and 82% of Velodyne’s revenue, respectively. In the three months ended March 31, 2021 and in fiscal years 2020, 2019 and 2018, there were two customers that each accounted for more than 10% of Velodyne’s revenue. The loss of business from any of Velodyne’s major customers (whether by lower overall demand for its products, cancellation of existing contracts or product orders or the failure to design in its products or award Velodyne new business) could have a material adverse effect on its business.

To the extent autonomous vehicle and ADAS systems become accepted by major automotive OEMs, Velodyne expects that it will rely increasingly for its revenue on Tier 1 suppliers through which automotive OEMs procure components. Velodyne expects that these Tier 1 suppliers will be responsible for certain hardpoint and software configuration activities specific to each OEM, and they may not exclusively carry its smart vision solutions.

There is also a risk that one or more of its major customers could be unable to pay Velodyne’s invoices as they become due or that a customer will simply refuse to make such payments if it experiences financial difficulties. If a major customer were to enter into bankruptcy proceedings or similar proceedings whereby contractual commitments are subject to stay of execution and the possibility of legal or other modification, Velodyne could be forced to record a substantial loss.

The period of time from a design win to implementation is long and Velodyne is subject to the risks of cancellation or postponement of the contract or unsuccessful implementation.

Prospective customers, including those in the automotive industry, generally must make significant commitments of resources to test and validate Velodyne’s products and confirm that they can integrate with other technologies before including them in any particular system, product or model. The development cycles of Velodyne’s products with new customers varies widely depending on the application, market, customer and the complexity of the product. In the automotive market, for example, this development cycle can be five to seven or more years. The development cycle in certain other markets can be months to one or two years. These development cycles result in Velodyne investing its resources prior to realizing any revenue from the commercialization. Further, Velodyne is subject to the risk that customers cancel or postpone implementation of its technology, as well as that it will not be able to integrate its technology successfully into a larger system with other sensing modalities. Further, Velodyne’s revenue could be less than forecasted if the system, product or vehicle model that includes its lidar products is unsuccessful, including for reasons unrelated to its technology. Long development cycles and product cancellations or postponements may adversely affect Velodyne’s business, results of operations and financial condition.

Velodyne depends on its ability to attract and retain key management and technical personnel.

For Velodyne’s business to be successful, Velodyne needs to attract and retain highly qualified key management and technical personnel. Competition for highly-skilled personnel is often intense, especially in the San Francisco Bay Area where Velodyne is located, and Velodyne may incur significant costs to attract them. Velodyne had in the past been dependent on David Hall, Velodyne’s former executive chairman. Mr. Hall resigned as executive chairman in January 2021 and as a member of Velodyne’s Board in March 2021. Velodyne has been expanding its management team as well as other key areas of its business, including product development. The resignation of Mr. Hall could adversely affect Velodyne’s business as it might make it more difficult to, among other things, compete with other market participants, manage Velodyne’s research and development activities and retain existing customers or cultivate new ones. Furthermore, subsequent to the removal of Mr. Hall as the chair of Velodyne’s Board and these resignations, Mr. Hall has made statements to the press in a Schedule 13D. This publicity could make it more difficult for Velodyne to attract and retain key personnel. Any actual or perceived uncertainties as to Velodyne’s relationship with Mr. Hall, who as of May 5, 2021 holds voting rights with respect to a majority of Velodyne’s voting stock, or persons aligned with Mr. Hall, may make it more difficult to attract and retain Velodyne’s qualified personnel and directors. Velodyne also may not be successful in attracting, integrating, or retaining qualified personnel to fulfill its current or future needs. Velodyne has, from time to time, experienced, and Velodyne expects to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of Velodyne’s equity is not higher than other companies with which Velodyne competes for employees, it may adversely affect Velodyne’s ability to retain highly skilled employees. If Velodyne fails to attract new personnel or fail to retain and motivate its current personnel, Velodyne’s business and future growth prospects could be adversely affected.

The complexity of Velodyne’s products could result in unforeseen delays or expenses from undetected defects, errors or bugs in hardware or software which could reduce the market adoption of its new products, damage its reputation with current or prospective customers, result in product returns or expose Velodyne to product liability and other claims and adversely affect its operating costs.

Velodyne’s products are highly technical and very complex and require high standards to manufacture. These products have in the past and will likely in the future experience defects, errors or bugs at various stages of development. Velodyne may be unable to timely release new products, manufacture existing products, correct problems that have arisen or correct such problems to its customers’ satisfaction. Additionally, undetected errors, defects or security vulnerabilities, especially as new products are introduced or as new versions are released, could result in serious injury to the end users of technology incorporating Velodyne’s products, or those in the surrounding area, its customers never being able to commercialize technology incorporating Velodyne’s products, litigation against Velodyne, negative publicity and other consequences. These risks are particularly prevalent in the highly competitive autonomous driving and ADAS markets. Some errors or defects in Velodyne’s products may only be discovered after they have been tested, commercialized and deployed by customers. If that is the case, Velodyne may incur significant additional development costs and product recall, repair or replacement costs. Furthermore, Velodyne could also experience higher levels of product returns in such cases, which could adversely affect its financial results in a particular quarter. These problems may also result in claims against Velodyne by its customers or others. Velodyne’s reputation or brand may be damaged as a result of these problems and customers may be reluctant to buy its products, which could adversely affect its ability to retain existing customers and attract new customers, and could adversely affect its financial results.

In addition, Velodyne could face material legal claims for breach of contract, product liability, tort or breach of warranty as a result of these problems. Defending a lawsuit, regardless of its merit, could be costly and may divert management’s attention and adversely affect the market’s perception of Velodyne and its products. In addition, Velodyne’s business liability insurance coverage could prove inadequate with respect to a claim and future coverage may be unavailable on acceptable terms or at all. These product-related issues could result in claims against Velodyne and its business could be adversely affected.

If Velodyne does not maintain sufficient inventory or if it does not adequately manage its inventory, it could lose sales or incur higher inventory-related expenses, which could negatively affect Velodyne’s operating results.

To ensure adequate inventory supply, Velodyne must forecast inventory needs and expenses, place orders sufficiently in advance with its suppliers and manufacturing partners and manufacture products based on its estimates of future demand for particular products. Fluctuations in the adoption of lidar products may affect Velodyne’s ability to forecast its future operating results, including revenue, gross margins, cash flows and profitability. Velodyne’s ability to accurately forecast demand for its products could be affected by many factors, including the rapidly changing nature of the markets in which it operates, including the autonomous driving, ADAS and mapping markets, the uncertainty surrounding the market acceptance and commercialization of lidar technology, the emergence of new markets, an increase or decrease in customer demand for Velodyne’s products or for products and services of its competitors, product introductions by competitors, the COVID-19 pandemic and any associated work stoppages or interruptions, unanticipated changes in general market conditions and the weakening of economic conditions or consumer confidence in future economic conditions. If its lidar products are commercialized in autonomous driving,

ADAS or other applications experiencing rapid growth in demand, Velodyne may face challenges acquiring adequate supplies to manufacture its products and/or Velodyne and its manufacturing partners may not be able to manufacture its products at a rate necessary to satisfy the levels of demand, which would negatively affect Velodyne’s revenue. This risk may be exacerbated by the fact that Velodyne may not carry or be able to obtain for its manufacturers a significant amount of inventory to satisfy short-term demand increases. If it fails to accurately forecast customer demand, Velodyne may experience excess inventory levels or a shortage of products available for sale.

Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would adversely affect Velodyne’s financial results, including its gross margin, and have a negative effect on its brand. Conversely, if Velodyne underestimates customer demand for its products, Velodyne, or its manufacturing partners, may not be able to deliver products to meet its requirements, and this could result in damage to Velodyne’s brand and customer relationships and adversely affect its revenue and operating results.

Velodyne relies on third-party suppliers and because some of the raw materials and key components in its products come from limited or sole sources of supply, Velodyne is susceptible to supply shortages, long lead times for components, and supply changes, any of which could disrupt its supply chain and could delay deliveries of its products to customers.

All of the components that go into the manufacture of Velodyne’s smart vision solutions are sourced from third-party suppliers. To date, Velodyne has produced its products in relatively limited quantities for use in research and development programs. Velodyne does not have any experience in managing its supply chain to manufacture and deliver its products at scale. Some of the key components used to manufacture Velodyne’s products come from limited or sole sources of supply. Velodyne is therefore subject to the risk of shortages and long lead times in the supply of these components and the risk that its suppliers discontinue or modify components used in its products. Velodyne has a global supply chain and the COVID-19 pandemic may adversely affect its ability to source components in a timely or cost effective manner from its third-party suppliers due to, among other things, work stoppages or interruptions. For example, Velodyne’s products depend on lasers and Velodyne currently consumes a substantial portion of the available market. Any shortage of these lasers could materially and adversely affect Velodyne’s ability to manufacture its smart vision solutions. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in quantities and delivery schedules. Velodyne has in the past experienced and may in the future experience component shortages and price fluctuations of certain key components and materials, and the predictability of the availability and pricing of these components may be limited. Component shortages or pricing fluctuations could be material in the future. In the event of a component shortage, supply interruption or material pricing change from suppliers of these components, Velodyne may not be able to develop alternate sources in a timely manner or at all in the case of sole or limited sources. Developing alternate sources of supply for these components may be time-consuming, difficult, and costly and Velodyne may not be able to source these components on terms that are acceptable to it, or at all, which may undermine Velodyne’s ability to meet its requirements or to fill customer orders in a timely manner. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would adversely affect Velodyne’s ability to meet its scheduled product deliveries to its customers. This could adversely affect Velodyne’s relationships with its customers and channel partners and could cause delays in shipment of its products and adversely affect its operating results. In addition, increased component costs could result in lower gross margins. Even where Velodyne is able to pass increased component costs along to its customers, there may be a lapse of time before it is able to do so such that Velodyne must absorb the increased cost. If Velodyne is unable to buy these components in quantities sufficient to meet its requirements on a timely basis, it will not be able to deliver products to its customers, which may result in such customers using competitive products instead of Velodyne’s.

The average selling prices of Velodyne’s products could decrease rapidly over the life of the product, which may negatively affect Velodyne’s revenue and gross margin.

In the past Velodyne has substantially reduced the price of certain of its products to accelerate market adoption and solidify its position as a market leader. Velodyne expects the average selling prices of its products generally to continue to decline as its customers seek to commercialize autonomous systems at prices low enough to achieve market acceptance. In order to sell products that have a falling average unit selling price and maintain margins at the same time, Velodyne will need to continually reduce product and manufacturing costs. To manage manufacturing costs, Velodyne must engineer the most cost-effective design for its products. In addition, Velodyne continuously drives initiatives to reduce labor cost, improve worker efficiency, reduce the cost of materials, use fewer materials and further lower overall product costs by carefully managing component prices, inventory and shipping cost.

Velodyne also needs to continually introduce new products with higher sales prices and gross margin in order to maintain its overall gross margin. If Velodyne is unable to manage the cost of older products or successfully introduce new products with higher gross margin, its revenue and overall gross margin would likely decline.

Changes in Velodyne’s product mix may impact its financial performance.

Velodyne’s financial performance can be affected by the mix of products it sells during a given period. If Velodyne’s sales include more of the lower gross margin products than higher gross margin products, its results of operations and financial condition may be adversely affected. There can be no guarantees that Velodyne will be able to successfully alter its product mix so that it is selling more of its high gross margin products. If actual results vary from this projected product mix of sales, its Velodyne’s results of operations and financial condition could be adversely affected.

Velodyne’s management team has limited experience managing a public company.

Most of the members of Velodyne’s management team have limited experience managing a publicly- traded company, interacting with public company investors, and complying with the increasingly-complex laws pertaining to public companies. Additionally, many members of Velodyne’s management team were recently hired or assumed new roles, including its chief executive officer, Dr. Anand Gopalan, who was promoted from chief technology officer in January 2020. Velodyne’s management team may not successfully or efficiently manage their new roles and responsibilities, Velodyne’s transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. In addition, Velodyne will need to implement and continue to operationalize many of the policies and controls needed to operate as a public company. These new obligations and constituents will require significant attention from Velodyne’s senior management and could divert their attention away from the day-to-day management of Velodyne’s business, which could adversely affect Velodyne’s business, financial condition, and operating results.

Velodyne may experience difficulties in managing its growth and expanding its operations.

Velodyne expects to experience significant growth in the scope and nature of its operations. Velodyne’s ability to manage its operations and future growth will require Velodyne to continue to improve its operational, financial and management controls, compliance programs and reporting systems. Velodyne is currently in the process of strengthening its compliance programs, including its compliance programs related to export controls, privacy and cybersecurity and anti-corruption, as well as controls related to human resources. Velodyne may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems and procedures, which could have an adverse effect on its business, reputation and financial results.

Velodyne’s sales and operations in international markets expose it to operational, financial and regulatory risks.

International sales comprise a significant amount of Velodyne’s overall revenue. Sales to international customers accounted for 74% of revenue during the three months ended March 31, 2021 and 54% and 41% of Velodyne’s revenue in 2020 and 2019, respectively. Velodyne is committed to growing its international sales, and while it has committed resources to expanding its international operations and sales channels, these efforts may not be successful. International operations are subject to a number of other risks, including:

●	Exchange rate fluctuations.
●	Political and economic instability, international terrorism and anti-American sentiment, particularly in emerging markets.

●	Global or regional health crises, such as the COVID-19 pandemic.
●	Potential for violations of anti-corruption laws and regulations, such as those related to bribery and fraud.
●	Preference for locally branded products, and laws and business practices favoring local competition.
●	Potential consequences of, and uncertainty related to, the “Brexit” process in the United Kingdom, which could lead to additional expense and complexity in doing business there.
●	Increased difficulty in managing inventory.
●	Delayed revenue recognition.
●	Less effective protection of intellectual property.
●	Stringent regulation of the autonomous or other systems or products using Velodyne’s products and stringent consumer protection and product compliance regulations, including but not limited to General Data Protection Regulation in the European Union, European competition law, the Restriction of Hazardous Substances directive, the Waste Electrical and Electronic Equipment directive and the European Ecodesign directive that are costly to comply with and may vary from country to country.
●	Difficulties and costs of staffing and managing foreign operations.
●	Import and export laws and the impact of tariffs.
●	Changes in local tax and customs duty laws or changes in the enforcement, application or interpretation of such laws.

The occurrence of any of these risks could negatively affect Velodyne’s international business and consequently its business, operating results and financial condition.

Velodyne’s business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, global pandemics, and interruptions by man-made problems, such as network security breaches, computer viruses or terrorism. Material disruptions of Velodyne’s business or information systems resulting from these events could adversely affect its operating results.

A significant natural disaster, such as an earthquake, fire, flood or significant power outage or other similar events, such as infectious disease outbreaks or pandemic events, including the COVID-19 pandemic, could have an adverse effect on Velodyne’s business and operating results. The COVID-19 pandemic has produced meaningful operational challenges and Velodyne expects to continue to experience disruptions in its business during 2021. COVID-19 has heightened many of the other risks described herein, such as the demand for Velodyne’s products, its ability to achieve or maintain profitability and its ability to raise additional capital in the future. Despite the implementation of network security measures, Velodyne’s networks and lidar products also may be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with its solutions. Both Velodyne’s corporate headquarters and manufacturing facility are located in the San Francisco Bay Area, a region known for seismic activity. In addition, natural disasters, acts of terrorism or war could cause disruptions in Velodyne’s remaining manufacturing operations, Velodyne’s or its customers’ or channel partners’ businesses, Velodyne’s suppliers’ or the economy as a whole. Velodyne also relies on information technology systems to communicate among its workforce and with third parties. Any disruption to Velodyne’s communications, whether caused by a natural disaster or by manmade problems, such as power disruptions, could adversely affect its business. Velodyne does not have a formal disaster recovery plan or policy in place and does not currently require that its suppliers’ partners have such plans or policies in place. To the extent that any such disruptions result in delays or cancellations of orders or impede its suppliers’ ability to timely deliver product components, or the deployment of its products, Velodyne’s business, operating results and financial condition would be adversely affected.

Risks Related to Legal and Regulatory Matters

Changes to trade policy, tariffs and import/export regulations may have a material adverse effect on Velodyne’s business, financial condition and results of operations.

Changes in global political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment in the territories or countries where Velodyne currently purchases its components, sells its products or conducts its business could adversely affect Velodyne’s business. The U.S. has recently instituted or proposed changes in trade policies that include the negotiation or termination of trade agreements, the imposition of higher tariffs on imports into the U.S., economic sanctions on individuals, corporations or countries, and other government regulations affecting trade between the United States and other countries where Velodyne conducts its business. A number of other nations have proposed or instituted similar measures directed at trade with the U.S. in response. As a result of these developments, there may be greater restrictions and economic disincentives on international trade that could adversely affect Velodyne’s business. For example, such changes could adversely affect the automotive market, Velodyne’s ability to access key components or raw materials needed to manufacture its products (including, but not limited to, rare-earth metals), Velodyne’s ability to sell its products to customers outside of the U.S. and the demand for its products. It may be time-consuming and expensive for Velodyne to alter its business operations to adapt to or comply with any such changes, and any failure to do so could have a material adverse effect on its business, financial condition and results of operations.

Velodyne has in the past and may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have an adverse effect on its profitability and consolidated financial position.

Velodyne may be, from time to time, involved in litigation, regulatory proceedings and commercial or contractual disputes that may be significant. These matters may include, without limitation, disputes with Velodyne’s suppliers and customers, intellectual property claims, stockholder litigation, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and VAT disputes and employment and tax issues. In addition, Velodyne has in the past and could face in the future a variety of labor and employment claims against it, which could include but is not limited to general discrimination, wage and hour, privacy, ERISA or disability claims. In such matters, government agencies or private parties may seek to recover from Velodyne very large, indeterminate amounts in penalties or monetary damages (including, in some cases, treble or punitive damages) or seek to limit Velodyne’s operations in some way. These types of lawsuits could require significant management time and attention or could involve substantial legal liability, adverse regulatory outcomes, and/or substantial expenses to defend. Often these cases raise complex factual and legal issues and create risks and uncertainties. No assurances can be given that any proceedings and claims will not have a material adverse impact on Velodyne’s operating results and consolidated financial position or that its established reserves or its available insurance will mitigate this impact.

Velodyne is subject to, and must remain in compliance with, numerous laws and governmental regulations concerning the manufacturing, use, distribution and sale of its products. Some of Velodyne’s customers also require that it comply with their own unique requirements relating to these matters.

Velodyne manufactures and sells products that contain electronic components, and such components may contain materials that are subject to government regulation in both the locations where Velodyne manufactures and assembles its products, as well as the locations where Velodyne sells its products. For example, certain regulations limit the use of lead in electronic components. Since Velodyne operates on a global basis, this is a complex process which requires continual monitoring of regulations and an ongoing compliance process to ensure that Velodyne and its suppliers are in compliance with all existing regulations. If there is an unanticipated new regulation that significantly impacts Velodyne’s use of various components or requires more expensive components, that regulation could materially adversely affect its business, results of operations and financial condition.

Velodyne’s products are also used for autonomous driving and ADAS applications, which are subject to complicated regulatory schemes that vary from jurisdiction to jurisdiction. These are rapidly evolving areas where new regulations could impose limitations on the use of lidar generally or Velodyne’s products specifically. If Velodyne fails to adhere to these new regulations or fails to continually monitor the updates, it may be subject to litigation, loss of customers or negative publicity and its business, results of operations and financial condition will be adversely affected.

Concerns over environmental pollution and climate change have produced significant legislative and regulatory efforts on a global basis, and Velodyne believes this will continue both in scope and in the number of countries participating. These changes could directly increase the cost of energy, which may have an effect on the way Velodyne manufactures products or utilizes energy to produce its products. In addition, any new regulations or laws in the environmental area might increase the cost of raw materials or key components Velodyne uses in its products. Environmental regulations require Velodyne to reduce product energy usage, monitor and exclude an expanding list of restricted substances and to participate in required recovery and recycling of its products. Velodyne is unable to predict how any future changes will impact it and if such impacts will be material to its business.

Velodyne’s business may be adversely affected by changes in automotive safety regulations or concerns that drive further regulation of the automobile safety market.

Government vehicle safety regulations are an important factor for Velodyne’s business. Historically, these regulations have imposed ever-more stringent safety regulations for vehicles. These safety regulations often require, or customers demand that, vehicles have more safety features per vehicle and more advanced safety products.

While Velodyne believes increasing automotive safety standards will present a market opportunity for its products, government safety regulations are subject to change based on a number of factors that are not within its control, including new scientific or technological data, adverse publicity regarding the industry recalls and safety risks of autonomous driving and ADAS, accidents involving its products, domestic and foreign political developments or considerations, and litigation relating to its products and its competitors’ products. Changes in government regulations, especially in the autonomous driving and ADAS industries could adversely affect Velodyne’s business. If government priorities shift and Velodyne is unable to adapt to changing regulations, its business may be materially and adversely affected.

Federal and local regulators impose more stringent compliance and reporting requirements in response to product recalls and safety issues in the automotive industry. As the cars that carry Velodyne’s sensors go into production, it is subject to existing stringent requirements under the National Traffic and Motor Vehicle Safety Act of 1966, or the Vehicle Safety Act, including a duty to report, subject to strict timing requirements, safety defects with its products. The Vehicle Safety Act imposes potentially significant civil penalties for violations including the failure to comply with such reporting actions. Velodyne is also subject to the existing U.S. Transportation Recall Enhancement, Accountability and Documentation Act, or TREAD, which requires equipment manufacturers, such as Velodyne, to comply with “Early Warning” requirements by reporting certain information to the NHTSA, such as information related to defects or reports of injury related to its products. TREAD imposes criminal liability for violating such requirements if a defect subsequently causes death or bodily injury. In addition, the National Traffic and Motor Vehicle Safety Act authorizes NHTSA to require a manufacturer to recall and repair vehicles that contain safety defects or fail to comply with U.S. federal motor vehicle safety standards. Sales into foreign countries may be subject to similar regulations. If Velodyne cannot rapidly address any safety concerns or defects with its products, its business, results of operations and financial condition may be adversely affected.

The U.S. Department of Transportation issued regulations in 2016 that require manufacturers of certain autonomous vehicles to provide documentation covering specific topics to regulators, such as how automated systems detect objects on the road, how information is displayed to drivers, what cybersecurity measures are in place and the methods used to test the design and validation of autonomous driving systems. As cars that carry Velodyne’s sensors go into production, the obligations of complying with safety regulations could increase and it could require increased resources and adversely affect Velodyne’s business.

Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variety of jurisdictions in which Velodyne operates may adversely impact its business, and such legal requirements are evolving, uncertain and may require improvements in, or changes to, Velodyne’s policies and operations.

Velodyne’s current and potential future operations and sales subject it to laws and regulations addressing privacy and the collection, use, storage, disclosure, transfer and protection of a variety of types of data. For example, the European Commission has adopted the General Data Protection Regulation and California recently enacted the California Consumer Privacy Act of 2018, both of which provide for potentially material penalties for non-

compliance. These regimes may, among other things, impose data security requirements, disclosure requirements, and restrictions on data collection, uses, and sharing that may impact Velodyne’s operations and the development of its business. While, generally, Velodyne does not have access to, collect, store, process, or share information collected by its solutions unless its customers choose to proactively provide such information to us, Velodyne’s products may evolve both to address potential customer requirements or to add new features and functionality. Therefore, the full impact of these privacy regimes on Velodyne’s business is rapidly evolving across jurisdictions and remains uncertain at this time.

Velodyne may also be affected by cyber attacks and other means of gaining unauthorized access to its products, systems, and data. For instance, cyber criminals or insiders may target Velodyne or third-parties with which it has business relationships in an effort to obtain data, or in a manner that disrupts Velodyne’s operations or compromises its products or the systems into which its products are integrated.

Velodyne is assessing the continually evolving privacy and data security regimes and measures it believes are appropriate in response. Since these data security regimes are evolving, uncertain and complex, especially for a global business like Velodyne’s, it may need to update or enhance its compliance measures as its products, markets and customer demands further develop and these updates or enhancements may require implementation costs. The compliance measures Velodyne does adopt may prove ineffective. Any failure, or perceived failure, by Velodyne to comply with current and future regulatory or customer-driven privacy, data protection, and information security requirements, or to prevent or mitigate security breaches, cyber attacks, or improper access to, use of, or disclosure of data, or any security issues or cyber attacks affecting Velodyne, could result in significant liability, costs (including the costs of mitigation and recovery), and a material loss of revenue resulting from the adverse impact on its reputation and brand, loss of proprietary information and data, disruption to its business and relationships, and diminished ability to retain or attract customers and business partners. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and could cause customers and business partners to lose trust in Velodyne, which could have an adverse effect on its reputation and business.

Regulations related to conflict minerals may cause Velodyne to incur additional expenses and could limit the supply and increase the costs of certain metals used in the manufacturing of its products.

Velodyne is subject to the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, that will require it to determine, disclose and report whether its products contain conflict minerals. The implementation of these requirements could adversely affect the sourcing, availability and pricing of the materials used in the manufacture of components used in Velodyne’s products. In addition, Velodyne will incur additional costs to comply with the disclosure requirements, including costs related to conducting diligence procedures to determine the sources of conflict minerals that may be used in or necessary to the production of its products and, if applicable, potential changes to products, processes or sources of supply as a consequence of such verification activities. It is also possible that its reputation may be adversely affected if Velodyne determines that certain of its products contain minerals not determined to be conflict-free or if Velodyne is unable to alter its products, processes or sources of supply to avoid use of such materials.

Velodyne may be subject to product liability or warranty claims that could result in significant direct or indirect costs, which could adversely affect its business and operating results.

Velodyne’s customers use its smart vision solutions in autonomous driving, ADAS and other applications that present the risk of significant injury, including fatalities. Velodyne may be subject to claims if a product using its lidar technology is involved in an accident and persons are injured or purport to be injured. Any insurance that Velodyne carries may not be sufficient or it may not apply to all situations. Similarly, Velodyne’s customers could be subjected to claims as a result of such accidents and bring legal claims against Velodyne to attempt to hold it liable. In addition, if lawmakers or governmental agencies were to determine that the use of Velodyne’s products or autonomous driving or certain ADAS increased the risk of injury to all or a subset of its customers, they may pass laws or adopt regulations that limit the use of Velodyne’s products or increase its liability associated with the use of its products or that regulate the use of or delay the deployment of autonomous driving and ADAS technology. Any of these events could adversely affect Velodyne’s brand, relationships with customers, operating results or financial condition.

Velodyne typically provides a limited-time warranty on its products. The occurrence of any material defects in its products could make Velodyne liable for damages and warranty claims. In addition, Velodyne could incur significant costs to correct any defects, warranty claims or other problems, including costs related to product recalls. Any negative publicity related to the perceived quality of Velodyne’s products could affect its brand image, partner and customer demand, and adversely affect its operating results and financial condition. Also, warranty, recall and product liability claims may result in litigation, the occurrence of which could be costly, lengthy and distracting and adversely affect Velodyne’s business and operating results.

Risks Related to Intellectual Property

Despite the actions Velodyne is taking to defend and protect its intellectual property, Velodyne may not be able to adequately protect or enforce its intellectual property rights or prevent unauthorized parties from copying or reverse engineering its solutions. Velodyne’s efforts to protect and enforce its intellectual property rights and prevent third parties from violating its rights may be costly.

The success of Velodyne’s products and its business depends in part on Velodyne’s ability to obtain patents and other intellectual property rights and maintain adequate legal protection for its products in the United States and other international jurisdictions. Velodyne relies on a combination of patent, copyright, service mark, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect its proprietary rights, all of which provide only limited protection. Velodyne cannot assure you that any patents will be issued with respect to its currently pending patent applications or that any trademarks will be registered with respect to its currently pending applications in a manner that gives Velodyne adequate defensive protection or competitive advantages, if at all, or that any patents issued to Velodyne or any trademarks registered by it will not be challenged, invalidated or circumvented. Velodyne has filed for patents and trademarks in the United States and in certain international jurisdictions, but such protections may not be available in all countries in which it operates or in which Velodyne seeks to enforce its intellectual property rights, or may be difficult to enforce in practice. Velodyne’s currently issued patents and trademarks and any patents and trademarks that may be issued or registered, as applicable, in the future with respect to pending or future applications may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. Velodyne cannot be certain that the steps it has taken will prevent unauthorized use of its technology or the reverse engineering of its technology. Moreover, others may independently develop technologies that are competitive to Velodyne or infringe Velodyne’s intellectual property.

Protecting against the unauthorized use of Velodyne’s intellectual property, products and other proprietary rights is expensive and difficult, particularly internationally. Velodyne believes that its patents are foundational in the area of lidar products and intends to enforce the intellectual property portfolio it has built over the years. Unauthorized parties may attempt to copy or reverse engineer Velodyne’s smart vision solutions or certain aspects of Velodyne’s solutions that it considers proprietary. Litigation may be necessary in the future to enforce or defend Velodyne’s intellectual property rights, to prevent unauthorized parties from copying or reverse engineering its solutions, to determine the validity and scope of the proprietary rights of others or to block the importation of infringing products into the U.S. For example, Velodyne recently achieved a favorable result in two proceedings before the U.S. Patent Trial and Appeal Board (“PTAB”) where the PTAB upheld the validity of Velodyne’s patent claims that were being challenged as unpatentable by one of its competitors. Velodyne’s competitor filed a request for rehearing that was denied by the PTAB. The matter may proceed to an appeal in the future. In addition, that same competitor initiated a lawsuit in the U.S. District Court for the Northern District of California, and while that case is stayed pending PTAB proceedings, Velodyne cannot guarantee a favorable outcome in the litigation.

Additionally, to protect its intellectual property, Velodyne filed patent infringement cases in August 2019 with the U.S. International Trade Commission (“ITC”) and the U.S. District Court for the Northern District of California against Hesai Photonics Technology Co., Ltd. (“Hesai”) and Suteng Innovation Technology Co., Ltd. (“RoboSense”). Velodyne resolved its disputes with Hesai in June 2020 and resolved its disputes with RoboSense in September 2020.

Any such litigation, whether initiated by Velodyne or a third party, could result in substantial costs and diversion of management resources, either of which could adversely affect Velodyne’s business, operating results and financial condition. Even if it obtains favorable outcomes in litigation, Velodyne may not be able to obtain adequate remedies, especially in the context of unauthorized parties copying or reverse engineering its smart vision solutions. Further, many of Velodyne’s current and potential competitors have the ability to dedicate substantially greater resources to defending intellectual property infringement claims and to enforcing their intellectual property rights than Velodyne has. Attempts to enforce its rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against Velodyne, or result in a holding that invalidates or narrows the scope of Velodyne’s rights, in whole or in part. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which Velodyne’s products are available and competitors based in other countries may sell infringing products in one or more markets. An inability to adequately protect and enforce Velodyne’s intellectual property and other proprietary rights or an inability to prevent authorized parties from copying or reverse engineering its smart vision solutions or certain aspects of its solutions that Velodyne considers proprietary could seriously adversely affect its business, operating results, financial condition and prospects.

In addition to patented technology, Velodyne relies on its unpatented proprietary technology, trade secrets, processes and know-how.

Velodyne relies on proprietary information (such as trade secrets, know-how and confidential information) to protect intellectual property that may not be patentable or subject to copyright, trademark, trade dress or service mark protection, or that Velodyne believes is best protected by means that do not require public disclosure. Velodyne generally seeks to protect this proprietary information by entering into confidentiality agreements, or consulting, services or employment agreements that contain non-disclosure and non-use provisions with its employees, consultants, contractors and third parties. However, Velodyne may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of its proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. Velodyne has limited control over the protection of trade secrets used by its current or future manufacturing partners and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, Velodyne’s proprietary information may otherwise become known or be independently developed by its competitors or other third parties. To the extent that its employees, consultants, contractors, advisors and other third parties use intellectual property owned by others in their work for Velodyne, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of Velodyne’s proprietary rights, and failure to obtain or maintain protection for its proprietary information could adversely affect its competitive business position. Furthermore, laws regarding trade secret rights in certain markets where Velodyne operates may afford little or no protection to its trade secrets.

Velodyne also relies on physical and electronic security measures to protect its proprietary information, but it cannot provide assurance that these security measures will not be breached or provide adequate protection for its property. There is a risk that third parties may obtain and improperly utilize Velodyne’s proprietary information to its competitive disadvantage. Velodyne may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce its intellectual property rights.

Third-party claims that Velodyne is infringing intellectual property, whether successful or not, could subject it to costly and time-consuming litigation or expensive licenses, and its business could be adversely affected.

Although Velodyne holds key patents related to its products, a number of companies, both within and outside of the lidar industry, hold other patents covering aspects of lidar products. In addition to these patents, participants in this industry typically also protect their technology, especially embedded software, through copyrights and trade secrets. As a result, there is frequent litigation based on allegations of infringement, misappropriation or other violations of intellectual property rights. Velodyne has received, and in the future may receive, inquiries from other intellectual property holders and may become subject to claims that it infringes their intellectual property rights, particularly as Velodyne expands its presence in the market, expands to new use cases and faces increasing competition. In addition, parties may claim that the names and branding of Velodyne’s products infringe their trademark rights in certain countries or territories. If such a claim were to prevail, Velodyne may have to change the names and branding of its products in the affected territories and it could incur other costs.

Velodyne currently has a number of agreements in effect pursuant to which it has agreed to defend, indemnify and hold harmless its customers, suppliers, and channel partners and other partners from damages and costs which may arise from the infringement by Velodyne’s products of third-party patents or other intellectual property rights.

The scope of these indemnity obligations varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. Velodyne’s insurance may not cover all intellectual property infringement claims. A claim that its products infringe a third party’s intellectual property rights, even if untrue, could adversely affect Velodyne’s relationships with its customers, may deter future customers from purchasing its products and could expose Velodyne to costly litigation and settlement expenses. Even if Velodyne is not a party to any litigation between a customer and a third party relating to infringement by its products, an adverse outcome in any such litigation could make it more difficult for Velodyne to defend its products against intellectual property infringement claims in any subsequent litigation in which it is a named party. Any of these results could adversely affect Velodyne’s brand and operating results.

Velodyne’s defense of intellectual property rights claims brought against it or its customers, suppliers and channel partners, with or without merit, could be time-consuming, expensive to litigate or settle, divert management resources and attention and force Velodyne to acquire intellectual property rights and licenses, which may involve substantial royalty or other payments and may not be available on acceptable terms or at all. Further, a party making such a claim, if successful, could secure a judgment that requires Velodyne to pay substantial damages or obtain an injunction. An adverse determination also could invalidate Velodyne’s intellectual property rights and adversely affect its ability to offer its products to its customers and may require that Velodyne procure or develop substitute products that do not infringe, which could require significant effort and expense. Any of these events could adversely affect Velodyne’s business, operating results, financial condition and prospects.

Risks Related to Tax and Accounting Matters

Changes in tax laws or exposure to additional income tax liabilities could affect Velodyne’s future profitability.

Factors that could materially affect Velodyne’s future effective tax rates include but are not limited to:

●	Changes in tax laws or the regulatory environment.
●	Changes in accounting and tax standards or practices.
●	Changes in the composition of operating income by tax jurisdiction.
●	Velodyne’s operating results before taxes.

Because Velodyne does not have a long history of operating at its present scale and it has significant expansion plans, Velodyne’s effective tax rate may fluctuate in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under U.S. GAAP, changes in the composition of earnings in countries with differing tax rates, changes in deferred tax assets and liabilities, or changes in tax laws.

Velodyne’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2020, Velodyne had $173.5 million of U.S. federal and $105.5 million of state net operating loss carryforwards available to reduce future taxable income, which will be carried forward indefinitely for U.S. federal tax purposes and will expire beginning in 2028 through 2040 for state tax purposes. It is possible that Velodyne will not generate taxable income in time to use these net operating loss carryforwards before their expiration or at all. In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended (the “Code”), respectively, and similar provisions of state law. Under those sections of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post- change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in Velodyne’s ownership by “5% shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. Velodyne has not yet undertaken an analysis of whether or not the Business Combination constitutes an “ownership change” for purposes of Section 382 and Section 383 of the Code.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of Velodyne’s income or other tax returns could adversely affect Velodyne’s financial condition and results of operations.

Velodyne is subject to income taxes in the United States and other jurisdictions, and Velodyne’s tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Velodyne’s future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

●	changes in the valuation of Velodyne’s deferred tax assets and liabilities;
●	expected timing and amount of the release of any tax valuation allowances;
●	tax effects of stock-based compensation;
●	costs related to intercompany restructurings;
●	changes in tax laws, regulations or interpretations thereof; or
●	lower than anticipated future earnings in jurisdictions where Velodyne has lower statutory tax rates and higher than anticipated future earnings in jurisdictions where Velodyne has higher statutory tax rates.

In addition, Velodyne may be subject to audits of its income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on Velodyne’s financial condition and results of operations.

Velodyne has identified material weaknesses in its internal control over financial reporting, and the failure to achieve and maintain effective internal control over financial reporting could harm Velodyne’s business and negatively impact the market price of Velodyne’s common stock.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by SPACs entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies. As a result of the SEC Statement, Velodyne re-evaluated the accounting treatment of its warrants and concluded that certain warrants should have been classified as a liability measured at fair value, for the 30-day period from September 29, 2020 to October 29, 2020. As part of the re-evaluation process, Velodyne identified a material weakness in its internal control over financial reporting related to the accounting for certain of its warrants. Accounting for these warrants as a liability instead of equity would have reduced non-operating expense and net loss by $1.6 million for the year ended December 31, 2020. Additionally, a corresponding $1.6 million adjustment would have been made to reduce accumulated deficit with an offsetting adjustment to additional paid in capital in its equity accounts at December 31, 2020. Accounting for these warrants as a liability instead of equity would not have any effect on Velodyne’s previously reported revenues, assets, liabilities, total equity, or cash flows for the year ended December 31, 2020. Velodyne has concluded the effects of accounting for the warrants as a liability instead of equity were immaterial to the previously issued financial statements. Velodyne has made an immaterial adjustment to its equity accounts for the effects of the accounting for the warrants in Velodyne’s condensed consolidated statement of stockholders’ equity and balance sheet at March 31, 2021 by decreasing accumulated deficit by $1.6 million with an offsetting decrease to additional paid in capital.

As of December 31, 2020, Velodyne’s management determined that Velodyne did not maintain effective internal control over financial reporting as a result of identifying a material weakness related to its process and controls over tracking and reporting whistleblower complaints and litigation matters, which was remediated in the fourth quarter of 2020. In addition, management identified a material weakness in connection with Velodyne’s failure to adequately review revenue schedules associated with non-standard revenue arrangements, which resulted in misstatements of revenue and deferred revenue for the three months ended December 31, 2020. These misstatements have been corrected as of the end of 2020.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Velodyne is working to remediate the remaining material weaknesses and have taken and continue to take steps that it believes will address the underlying causes, including the following:

●	Velodyne has implemented additional supervision and technical accounting review by qualified personnel;
●	Velodyne has enhanced the review process surrounding the quarterly and annual assessment of the ongoing status of standard and non-standard agreements and schedules;
●	Velodyne has designed new controls and procedures associated with non-standard agreements and schedules, which requires incremental levels of accounting review; and
●	Velodyne intends to hire additional resources with the relevant experience to strengthen its contract review processes.

While Velodyne has made progress to enhance its internal control over financial reporting, additional time is required to complete implementation and to assess and ensure the sustainability of these procedures. Velodyne will continue to devote time and attention to these remedial efforts. However, the remaining material weaknesses cannot be considered remediated until the applicable controls operate for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively.

Velodyne cannot assure you that the measures Velodyne has taken to date will be sufficient to remediate the remaining material weaknesses it identified or prevent additional material weaknesses in the future. Although Velodyne plans to complete this remediation, if the steps it takes do not remediate the remaining material weaknesses in a timely or sufficient manner, there could continue to be a reasonable possibility that these control deficiencies or others could result in a material misstatement of Velodyne’s annual or interim financial statements that would not be prevented or detected on a timely basis. This could cause investors to lose confidence in the accuracy and completeness of Velodyne’s financial reports and the market price of Velodyne’s common stock could be negatively affected, and Velodyne could become subject to investigations by the SEC or other regulatory authorities.

Velodyne may face litigation and other risks as a result of the material weakness in its internal control over financial reporting.

Following the issuance of the SEC Statement, after consultation with Velodyne’s independent registered public accounting firm, Velodyne concluded that it was appropriate to re-classify certain of Velodyne’s warrants as liability measured at fair value, for the 30-day period from September 29, 2020 to October 29, 2020. As part of the re-evaluation process, Velodyne identified a material weakness in its internal control over financial reporting related to the accounting for certain of its warrants. As of December 31, 2020, Velodyne’s management determined that Velodyne did not maintain effective internal control over financial reporting as a result of identifying a material weakness related to Velodyne’s process and controls over tracking and reporting whistleblower complaints and litigation matters, which was remediated in the fourth quarter of 2020. In addition, management identified a material weakness in connection with Velodyne’s failure to adequately review revenue schedules associated with non-standard revenue arrangements, which resulted in misstatements of revenue and deferred revenue for the three months ended December 31, 2020. These misstatements have been corrected as of the end of 2020.

As a result of such material weaknesses, the change in accounting for Velodyne’s warrants, the failure to adequately review revenue schedules associated with non-standard revenue arrangements and track and report whistleblower complaints and litigation matters and other matters raised or that may in the future be raised by the SEC, Velodyne faces the potential for litigation or other disputes which may include, among others, claims invoking federal and state securities laws, contractual claims or other claims arising from the re-evaluation of Velodyne’s warrants, the material weaknesses in Velodyne’s internal control over financial reporting and the preparation of Velodyne’s financial statements. Velodyne can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on Velodyne’s business, results of operations and financial condition.

If Velodyne fails to maintain an effective system of internal controls, its ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected.

Velodyne is subject to the reporting requirements of the Exchange Act, as amended, or Exchange Act, the Sarbanes-Oxley Act (“SOX”) and the rules and regulations of Nasdaq. Velodyne expects that the requirements of these rules and regulations will continue to increase its legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on its personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that Velodyne maintain effective disclosure controls and procedures and internal control over financial reporting. Velodyne is continuing to develop and refine its disclosure controls, internal control over financial reporting and other procedures that are designed to ensure that information required to be disclosed by it in the reports that it files with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to Velodyne’s principal executive and financial officers.

Velodyne’s current controls and any new controls that it develops may become inadequate because of changes in conditions in its business. Further, Velodyne has identified material weaknesses in its internal control over financial reporting, and an additional such weakness may be discovered in the future. See “—Velodyne has identified material weaknesses in its internal control over financial reporting, and the failure to achieve and maintain effective internal control over financial reporting could harm Velodyne’s business and negatively impact the market price of Velodyne’s common stock.” Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect Velodyne’s operating results or cause it to fail to meet its reporting obligations and may result in a restatement of Velodyne’s financial statements for prior periods. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of Velodyne’s internal control over financial reporting that it is required to include in its periodic reports Velodyne will file with the SEC under Section 404 of the Sarbanes- Oxley Act. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in Velodyne’s reported financial and other information.

In order to maintain and improve the effectiveness of its disclosure controls and procedures and internal control over financial reporting, Velodyne has expended and anticipates that it will continue to expend significant resources, including accounting-related costs, and provide significant management oversight. Any failure to maintain the adequacy of its internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase Velodyne’s operating costs and could materially and adversely affect its ability to operate its business. In the event that Velodyne’s internal controls are perceived as inadequate or that it is unable to produce timely or accurate financial statements, investors may lose confidence in Velodyne’s operating results and Velodyne’s stock price could decline. In addition, if Velodyne is unable to continue to meet these requirements, it may not be able to maintain listing on Nasdaq.

Velodyne’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after Velodyne is no longer an emerging growth company. At such time, Velodyne’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which Velodyne’s controls are documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on Velodyne’s business and operating results.

Risks Related to Ownership of our Common Stock

Resales of the shares of common stock could depress the market price of Velodyne’s common stock.

Velodyne had approximately 193.9 million shares of common stock outstanding as of April 30, 2021, and there may be a large number of shares of common stock sold in the market. The shares held by Velodyne’s public stockholders are freely tradable, and the shares of common stock held by the PIPE Investors are also freely tradable. See “Description of Securities — Registration Rights — Public Warrants.” In addition, the shares of common stock issued as merger consideration, will become available for resale following the expiration of any applicable lock-up period, including any early release of such lock-up period. These resales could have the effect of decreasing the price of Velodyne’s common stock, particularly if stockholders or groups of stockholders were to seek to sell large blocks of shares in short periods of time. Velodyne also expects that Rule 144 will become available for the resale of shares of Velodyne’s common stock that are not registered for resale on October 5, 2021, the one year anniversary from the date that Velodyne filed the Current Report on Form 8-K following the closing of the Business Combination that included the required Form 10 information that reflected Velodyne was no longer a shell company. Such sales of shares of common stock or the perception of such sales may depress the market price of Velodyne’s common stock. If the market price of Velodyne’s common stock declines for any reason, including due to resales of shares of Velodyne’s common stock in the open market, it is possible that Velodyne may become subject to securities class action litigation. Securities litigation against Velodyne could result in substantial costs and divert Velodyne’s management’s attention from other business concerns, which could seriously harm Velodyne’s business.

Velodyne’s only significant asset is its ownership interest in the Velodyne Lidar USA, Inc. subsidiary and such ownership may not be sufficient to pay dividends or make distributions or loans to enable Velodyne to pay any dividends on Velodyne’s common stock.

Velodyne is a holding company with no direct operations and no significant assets other than its ownership of Velodyne Lidar USA, Inc. Velodyne will depend on Velodyne Lidar USA, Inc. for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company and pay any dividends with respect to its common stock. The financial condition and operating requirements of Velodyne LidarUSA, Inc.may limit Velodyne’s ability to obtain cash from Velodyne Lidar USA, Inc. The earnings from, or other available assets of, Velodyne Lidar USA, Inc. may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on Velodyne’s common stock or satisfy Velodyne’s other financial obligations.

The ability of Velodyne Lidar USA, Inc. to make distributions, loans and other payments to Velodyne for the purposes described above and for any other purpose may be limited by credit agreements to which Velodyne Lidar USA, Inc. is party from time to time, including the existing loan and security agreement described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and will be subject to the negative covenants set forth therein. Any loans or other extensions of credit to Velodyne from Velodyne Lidar USA, Inc. will be permitted only to the extent there is an applicable exception to the investment covenants under these credit agreements. Similarly, any dividends, distributions or similar payments to Velodyne from Velodyne Lidar USA, Inc. will be permitted only to the extent there is an applicable exception to the dividends and distributions covenants under these credit agreements.

A market for Velodyne’s securities may not continue, which would adversely affect the liquidity and price of Velodyne’s securities.

The price of Velodyne’s securities may fluctuate significantly due to the market’s reaction to the developments in Velodyne’s business and general market and economic conditions. An active trading market for Velodyne’s securities may not be sustained. In addition, the price of Velodyne’s securities can vary due to general economic conditions and forecasts, Velodyne’s general business condition and the release of Velodyne’s financial reports. You may be unable to sell your securities when desired or at an acceptable price unless an active trading market can be sustained.

If Velodyne does not meet the expectations of investors, stockholders or financial analysts, the market price of Velodyne’s securities may decline.

If Velodyne does not meet the expectations of investors or securities analysts, the market price of Velodyne’s securities may decline. In addition, fluctuations in the price of Velodyne’s securities could contribute to the loss of all or part of your investment. If an active market for Velodyne’s securities develops and continues, the trading price of Velodyne’s securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond Velodyne’s control. Any of the factors listed below could have a material adverse effect on your investment in Velodyne’s securities and Velodyne’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of Velodyne’s securities may not recover and may experience a further decline.

Factors affecting the trading price of Velodyne’s securities may include:

●	actual or anticipated fluctuations in Velodyne’s quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
●	changes in the market’s expectations about Velodyne’s operating results;
●	the public’s reaction to Velodyne’s press releases, Velodyne’s other public announcements and Velodyne’s filings with the SEC;
●	speculation in the press or investment community;
●	announcements of technological innovation, new products, acquisitions, strategic alliances, significant agreements by Velodyne or competitors;
●	success of competitors;
●	Velodyne’s operating results failing to meet the expectation of securities analysts or investors in a particular period;
●	changes in financial estimates and recommendations by securities analysts concerning Velodyne’s or the market in general;
●	operating and stock price performance of other companies that investors deem comparable to Velodyne;
●	Velodyne’s ability to market new and enhanced products on a timely basis;
●	changes in laws and regulations affecting Velodyne’s business;
●	commencement of, or involvement in, litigation;
●	changes in Velodyne’s capital structure, such as future issuances of securities or the incurrence of additional debt;
●	the volume of shares of Velodyne’s common stock available for public sale;
●	any major change in Velodyne’s Board or management;
●	sales of substantial amounts of common stock by Velodyne’s directors, officers or significant stockholders or the perception that such sales could occur;
●	the expiration of existing market stand-off or contractual lock-up agreements;

●	the realization of any of the risk factors presented in this prospectus;
●	additions or departures of key personnel;
●	failure to comply with the requirements of Nasdaq;
●	failure to comply with SOX or other laws or regulations;
●	actual, potential or perceived control, accounting or reporting problems;
●	changes in accounting principles, policies and guidelines; and
●	general economic and political conditions such as recessions, COVID-19, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of Velodyne’s securities irrespective of Velodyne’s operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Velodyne’s securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to Velodyne could depress Velodyne’s stock price regardless of Velodyne’s business, prospects, financial conditions or results of operations. A decline in the market price of Velodyne’s securities also could adversely affect Velodyne’s ability to issue additional securities and Velodyne’s ability to obtain additional financing in the future.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert Velodyne’s management’s attention and resources, and could also require Velodyne to make substantial payments to satisfy judgments or to settle litigation.

If securities or industry analysts do not publish or cease publishing research or reports about Velodyne, Velodyne’s business, or Velodyne’s market, or if they change their recommendations regarding Velodyne’s common stock adversely, then the price and trading volume of Velodyne’s common stock could decline.

The trading market for Velodyne’s common stock will be influenced by the research and reports that industry or securities analysts may publish about us, Velodyne’s business, our market, or Velodyne’s competitors. Securities and industry analysts do not currently, and may never, publish research on Velodyne. If no securities or industry analysts commence coverage of Velodyne, Velodyne’s stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover Velodyne change their recommendation regarding Velodyne’s stock adversely, or provide more favorable relative recommendations about Velodyne’s competitors, the price of Velodyne’s common stock would likely decline. If any analyst who may cover Velodyne were to cease coverage or fail to regularly publish reports on it, Velodyne could lose visibility in the financial markets, which could cause Velodyne’s stock price or trading volume to decline.

Velodyne may redeem unexpired Warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making Velodyne’s public warrants worthless.

Velodyne has the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per public warrant; provided that the last reported sales price of Velodyne’s common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which Velodyne gives notice of such redemption to the warrant holders. Redemption of the outstanding Warrants could force the Warrant holders: (i) to exercise their Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so; (ii) to sell their Warrants at the then-current market price when they might otherwise wish to hold their Warrants; or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of their Warrants.

Warrants and other shares underlying equity awards could increase the number of shares eligible for future resale in the public market and result in dilution to Velodyne’s stockholders.

As of April 30, 2021, Velodyne had outstanding Warrants exercisable for 4,483,728 shares of common stock at $11.50 per share. The shares of Velodyne’s common stock issued upon exercise of Velodyne’s Warrants will result in dilution to the then existing holders of common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of Velodyne’s common stock.

Anti-takeover provisions contained in Velodyne’s Amended and Restated Certificate of Incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Velodyne’s Amended and Restated Certificate of Incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. Velodyne is also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for Velodyne’s securities. These provisions include:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
●	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Board;
●	the requirement that directors may only be removed from the Board for cause;
●	the right of Velodyne’s Board to elect a director to fill a vacancy created by the expansion of Velodyne’s Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on Velodyne’s Board;
●	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of Velodyne’s stockholders;
●	a prohibition on stockholders calling a special meeting and the requirement that a meeting of stockholders may only be called by a majority of the Board, the chairman of the Board or the chief executive office and may not be called by any other person, which may delay the ability of Velodyne’s stockholders to force consideration of a proposal or to take action, including the removal of directors;
●	the requirement that changes or amendments to certain provisions of Velodyne’s Amended and Restated Certificate of Incorporation must be approved by holders of at least two-thirds of Velodyne’s common stock;
●	advance notice procedures that stockholders must comply with in order to nominate candidates to Velodyne’s Board or to propose matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Velodyne; and
●	an opt out from Section 203 of the DGCL and, instead, inclusion of a provision in the Amended and Restated Certificate of Incorporation that is substantially similar to Section 203 of the DGCL.

The JOBS Act permits “emerging growth companies” like Velodyne to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

Velodyne currently qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, Velodyne takes advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as Velodyne continues to be an emerging growth company, including: (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of SOX; (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements; and (iii) reduced disclosure obligations regarding executive compensation in Velodyne’s periodic reports and proxy statements. As a result, Velodyne’s stockholders may not have access to certain information they deem important. Velodyne will remain an emerging growth company until the earliest of (i) the last day of the fiscal year: (a) following October 18, 2023, the fifth anniversary of Velodyne’s IPO; (b) in which Velodyne has total annual gross revenue of at least $1.07 billion; or (c) in which Velodyneis deemed to be a large accelerated filer, which means the market value of Velodyne’s common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii)the date on which Velodyne has issued more than $1.0 billion in non-convertible debt during the prior three- year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as Velodyne is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. Velodyne has elected to avail itself of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Velodyne, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Velodyne’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Velodyne cannot predict if investors will find Velodyne’s common stock less attractive because Velodyne relies on these exemptions. If some investors find Velodyne’s common stock less attractive as a result, there may be a less active trading market for Velodyne’s common stock and Velodyne’s stock price may be more volatile.

David Hall will have control over key decision making because he holds voting rights with respect to a majority of Velodyne’s voting stock.

David Hall, Velodyne’s former chairman and CEO, holds voting rights with respect to an aggregate of approximately 98.4 million and 98.5 million, respectively, shares of common stock, which represented approximately 54.6% and 51.2%, respectively, of the voting power of Velodyne’s outstanding capital stock as of December 31, 2020 and April 30, 2021. In addition to the approximately 59.8 million shares of common stock currently held by Mr. Hall, which represented approximately 33.2% and 30.9%, respectively, of the voting power of Velodyne’s capital stock as of December 31, 2020 and April 30, 2021, stockholders holding approximately 39.4 million shares of common stock, including Joseph B. Culkin, Chairman of Velodyne’s Board, Marta Hall, a member of Velodyne’s Board, and certain other family members of Mr. Hall, have entered into agreements granting Mr. Hall an irrevocable proxy to vote such stockholders’ shares at Mr. Hall’s discretion on all matters to be voted upon by stockholders.

As a result, Mr. Hall will have the ability to control the outcome of matters submitted to Velodyne’s stockholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of Velodyne’s assets. In addition, Mr. Hall could have the ability to control Velodyne’s affairs as a result of his ability to control the election of Velodyne’s directors. This concentrated control will limit your ability to influence corporate matters for the foreseeable future, and, as a result, the market price of Velodyne’s common stock could be adversely affected.

As a stockholder, even as a controlling stockholder, Mr. Hall is entitled to vote his shares in his own interests, which may not always be in the interests of Velodyne’s stockholders generally and could adversely affect the market price of Velodyne’s common stock.

Compliance obligations under the Sarbanes-Oxley Act may require substantial financial and management resources.

As a public company, Velodyne is required to comply with the SEC’s rules implementing Sections 302 and 404 of SOX, which require management to certify financial and other information in Velodyne’s quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, Velodyne has undertaken and expect to continue to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. Additionally, Velodyne has identified material weaknesses in Velodyne’s internal control over financial reporting. Velodyne has remediated one material weakness in the fourth quarter of 2020 and has put in place a remediation plan with respect to the remaining material weaknesses. See “— Velodyne has identified material weaknesses in Velodyne’s internal control over financial reporting, and the failure to achieve and maintain effective internal control over financial reporting could harm Velodyne’s business and negatively impact the market price of Velodyne’s common stock.” Velodyne’s management has devoted significant time, attention and resources to these remedial efforts and intends to hire additional personnel as part of Velodyne’s remediation plan.

The standards required for a public company under Section 404 of SOX are significantly more stringent than those required of Velodyne as a privately-held company. Further, as an emerging growth company, Velodyne's independent registered public accounting firm is not required to formally attest to the effectiveness of Velodyne's internal controls over financial reporting pursuant to Section 404 until the date Velodyne is no longer an emerging growth company. At such time, Velodyne's independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which Velodyne's controls are documented, designed or operating, or if the remaining material weakness has not been remediated or additiaional material weaknesses have been identified.

Testing and maintaining these controls can divert Velodyne’s management’s attention from other matters that are important to the operation of Velodyne’s business. If Velodyne’s independent registered public accounting firm is unable to express an opinion as to the effectiveness of Velodyne’s internal controls over financial reporting when Velodyne no longer qualifies as an emerging growth company, investors may lose confidence in the accuracy and completeness of Velodyne’s financial reports and the market price of Velodyne’s common stock could be negatively affected, and Velodyne could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

Velodyne’s Amended and Restated Certificate of Incorporation designates the Court of Chancery of the State of Delaware and federal court within the State of Delaware as the exclusive forum for certain types of actions and proceedings that stockholders may initiate, which could limit a stockholder’s ability to obtain a favorable judicial forum for disputes with Velodyne or Velodyne’s directors, officers or employees.

Velodyne’s Amended and Restated Certificate of Incorporation provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware and federal court within the State of Delaware will be exclusive forums for any:

●	derivative action or proceeding brought on Velodyne’s behalf;
●	action asserting a claim of breach of a fiduciary duty owed by any of Velodyne’s directors, officers or other employees to Velodyne or its stockholders;
●	action asserting a claim against Velodyne arising pursuant to any provision of the DGCL, Velodyne’s Amended and Restated Certificate of Incorporation or bylaws; or
●	other action asserting a claim against Velodyne that is governed by the internal affairs doctrine.

This choice of forum provision does not apply to actions brought to enforce a duty or liability created under the Exchange Act. Velodyne’s Amended and Restated Certificate of Incorporation also provides that the federal district courts of the United States are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Velodyne intends for this provision to apply to any complaints asserting a cause of action under the Securities Act despite the fact that Section 22 of the Securities Act creates concurrent jurisdiction for the federal and state courts over all actions brought to enforce any duty or liability created by the Securities Act or the rules and regulations promulgated thereunder. There is uncertainty as to whether a court would enforce such a provision with respect to claims under the Securities Act, and stockholders will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock shall be deemed to have notice of and to have consented to the provisions of the Amended and Restated Certificate of Incorporation described above.

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Velodyne or Velodyne’s directors, officers or other employees, which may discourage such lawsuits against Velodyne and Velodyne’s directors, officers and employees. Alternatively, if a court were to find these provisions of Velodyne’s Amended and Restated Certificate of Incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Velodyne may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect Velodyne’s business and financial condition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on the expectations and beliefs of management of Velodyne in light of historical results and trends, current conditions and potential future developments, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from forward-looking statements. These forward-looking statements include statements about the future performance and opportunities of Velodyne; statements of the plans, strategies and objectives of management for future operations of Velodyne; statements regarding future market opportunities, economic conditions or performance; and other statements regarding the Business Combination (as defined herein). Forward-looking statements may contain words such as “will be,” “will,” “expect,” “anticipate,” “continue,” “project,” “believe,” “plan,” “could,” “estimate,” “forecast,” “guidance,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “pursue,” “should,” “target,” “likely” or similar expressions, and include the assumptions that underlie such statements.

The following factors, among others, could cause actual results to differ materially from forward-looking statements:

●	Velodyne’s future performance, including Velodyne’s revenue, costs of revenue, gross profit or gross margin, and operating expenses;
●	the sufficiency of Velodyne’s cash and cash equivalents to meet its operating requirements;
●	Velodyne’s ability to sell its products to new customers;
●	the success of Velodyne’s customers in developing and commercializing products using Velodyne’s solutions, and the market acceptance of those products;
●	the amount and timing of future sales;
●	Velodyne’s future market share;
●	competition from existing or future businesses and technologies;
●	the impact of the COVID-19 pandemic on Velodyne’s business and the business of its customers;
●	the market for and adoption of lidar and related technology;
●	Velodyne’s ability to effectively manage its growth and future expenses;
●	Velodyne’s ability to compete in a market that is rapidly evolving and subject to technological developments;
●	Velodyne’s estimated total addressable market and the market for autonomous solutions;
●	Velodyne’s ability to maintain, protect, and enhance its intellectual property;
●	Velodyne’s ability to comply with modified or new laws and regulations applying to its business;
●	the attraction and retention of qualified employees and key personnel;
●	Velodyne’s ability to introduce new products that meet its customers’ requirements and to continue successfully transitioning the manufacturing of its products to third-party manufacturers;
●	Velodyne’s anticipated investments in and results from sales and marketing and research and development;

●	the increased expenses associated with Velodyne being a public company; and
●	use of the net proceeds to Velodyne from the cash on hand after the closing of the Merger (as defined herein).

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other risk factors included herein. Forward-looking statements reflect current views about Velodyne’s plans, strategies and prospects, which are based on information available as of the date of this prospectus. Except to the extent required by applicable law, Velodyne undertakes no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not place undue reliance on those statements.

MARKET AND INDUSTRY DATA

We obtained the market and industry data used throughout this prospectus from our own internal estimates and research, as well as from industry and general publications, in addition to research, surveys, and studies conducted by third parties. Internal estimates are derived from publicly-available information released by industry analysts and third-party sources, our internal research, and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In addition, while we believe the industry, market, and competitive position data included in this prospectus is reliable and is based on reasonable assumptions, such data involves risks and uncertainties and are subject to change based on various factors, including those discussed in "Risk Factors." These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Information based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. In some cases, we do not expressly refer to the sources from which data is derived.

Certain information in this prospectus is contained in independent industry publications. The source of these independent industry publications is provided below:

●	National Highway Traffic Safety Administration, "2017 Pedestrians Traffic Safety Fact Sheet," dated March 2019.
●	National Highway Traffic Safety Administration, "Critical Reasons for Crashes Investigated in the National Motor Vehicle Crash Causation Survey," dated March 2018.
●	National Highway Traffic Safety Administration, "NHTSA-IIHS Announcement on AEB," dated December 2017.
●	Society of Automotive Engineers, "SAE International Releases Updated Visual Chart for Its ‘Levels of Driving Automation’ Standard for Self-Driving Vehicles," dated December 2018.

USE OF PROCEEDS

We will receive up to an aggregate of approximately $51.6 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

All of the shares of common stock and Warrants offered by the Selling Stockholders and Selling Warrantholders, respectively, pursuant to this prospectus will be sold by the Selling Stockholders and Selling Warrantholders for their accounts. We will not receive any of the proceeds from these sales.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of our common stock may be sold by the Selling Stockholders under this prospectus.

MARKET INFORMATION FOR OUR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our common stock and warrants are listed on the Nasdaq Global Select Market under the symbols “VLDR” and “VLDRW,” respectively. Prior to the consummation of the Business Combination, our common stock was listed on the NYSE under the symbol “GRAF.” As of April 30, 2021, there were 91 holders of record of our common stock.

Dividend Policy

We have not paid any cash dividends on the common stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of the common stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

As of April 30, 2021, we had 42,031,733 shares of common stock authorized for issuance under our equity compensation plans.

On March 8, 2021, we filed an initial registration statement on Form S-8 under the Securities Act to register the shares of common stock issued or issuable under the 2020 Equity Incentive Plan and the 2020 Employee Stock Purchase Plan, which became effective automatically upon filing. These shares can be sold in the public market upon issuance, subject to applicable lock-up and other restrictions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our results of operations and financial condition should be read in conjunction with the information set forth in our financial statements and the notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements based upon our current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Velodyne, the first pure-play lidar company, is a global leader in lidar technology providing real-time 3D vision for autonomous systems. Our lidar solutions are advancing the development of safe automated systems throughout the world, thereby empowering the autonomous revolution by allowing machines to see their surroundings. Our lidar-based smart vision solutions are also deployed in many non-automotive applications, including autonomous mobile robots, unmanned aerial vehicles (UAVs), drones, last-mile delivery, precision agriculture, advanced security systems, and smart city initiatives.

We also license our technology and provide development services to customers and business partners. Of the more than 300 customers that purchased smart vision solutions from us and our distributors in the last two fiscal years, approximately 200 are using our smart vision solutions for non-automotive applications. In 2020, we generated approximately 40% of our revenue from sales to customers deploying our smart vision solutions in non-automotive applications. In addition, we are transitioning from field programmable gate arrays to ASICs in order to further improve performance of our products, lower costs and reduce reliance on any key suppliers.

Impact of COVID-19

The extensive impact of the pandemic caused by COVID-19 has resulted and will likely continue to result in significant disruptions to the global economy, as well as businesses and capital markets around the world. In an effort to halt the outbreak of COVID-19, a number of countries, states, counties and other jurisdictions have imposed, and may impose in the future, various measures, including but not limited to, voluntary and mandatory quarantines, stay-at-home orders, travel restrictions, limitations on gatherings of people, reduced operations and extended closures of businesses.

The timing of customer orders and our ability to fulfill orders we received was impacted by various COVID-19 related government mandates across our worldwide operations. We believe that this reduction in units sold was exacerbated by COVID-19.We have also witnessed certain current and prospective customers delaying purchases based on budget constraints or project delays related to COVID-19. While the broader and long-term implications of the COVID-19 pandemic on our workforce, operations and supply chain, customer demand, results of operations and overall financial performance remain uncertain, we continued to experience disruptions to our business due to the COVID-19 pandemic during the first quarter of 2021.

The impact of COVID-19 and measures to prevent its spread have been impactful and continue to affect our business in several ways.

●	Our workforce. Employee health and safety is our priority. In response to COVID-19, we established new protocols to help protect the health and safety of our workforce. The actions include a no-touch temperature scan upon entering our premises and a policy requiring full vaccination or a negative Covid-19 test within 72 hours of visiting, and the use of face masks in our facilities. On the production floor of our San Jose, California manufacturing facility, we retain acrylic station barriers to separate and protect our workforce. We continue global travel restrictions and work-from-home policies for employees who can accomplish their work remotely, such as those in the Finance, Marketing, and Communications teams. We remain current with and adhere to county and CDC guidelines for a healthy work environment.
●	Operations and supply chain. As a result of COVID-19, we experienced some production delays in the second quarter and early in the third quarter of 2020 due to travel restrictions to Thailand, the location of one of our key manufacturing partners. The San Jose factory continued to produce the major lidar products to support customer demand, augmented by our contract manufacturing partners. The San Jose factory confirmed several cases of COVID-19 from external exposure. As part of our COVID-19 mitigation efforts, we perform audits of our supply chain and work with key suppliers to proactively mitigate potential supply constraints. Supply chain disruption due to COVID-19 has been minimal. However, the global supply of certain components, especially in the semiconductor space, requires ongoing vigilance as both lead times and prices reflect demand exceeding industry supply.
●	Demand for our products. While we continue to engage with current and potential customers, we believe some customers may delay purchases from us because their development programs may also be delayed as a result of COVID-19.
●	Positive customer trend in the pandemic. The global pandemic accelerated a few key robotic programs, which partially offset the impact of some of our customers’ delayed purchasing decisions. The accelerated programs include robots that disinfect the air and surfaces, providing more sanitized environments, and touchless delivery robots for food and medical supplies.
●	Liquidity, working capital, and the CARES Act. On March 27, 2020, the U.S. government enacted the CARES Act. On April 8, 2020, we received loan proceeds of $10.0 million under the CARES Act’s Paycheck Protection Program to help us offset delays in production and customer purchases. The principal and accrued interest are forgivable after 24 weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels and that approval is received from the relevant government entity. The unforgiven portion of the PPP loan is payable over two years at an interest rate of 1% per annum, with a deferral of interest payments for ten months after the expiration of the 24-week covered period.

See “Risk Factors” for further discussion of the possible impact of COVID-19 on our business.

Factors Affecting Our Performance

Design wins. We are developing our smart vision solutions as a key enabling technology for OEMs in automotive and other applications. Because our solutions must be integrated into a broader platform by the OEM, it is critical that we achieve design wins with these customers. The time necessary to achieve design wins varies based on the market and application. The design cycle in the automotive market tends to be substantially longer and more onerous than in other markets. Even within the automotive market, achieving a design win with an automotive OEM takes considerably longer than a design cycle for an aftermarket application. We consider design wins to be critical to our future success, although the revenue generated by each design win and the time necessary to achieve such a win can vary significantly making it difficult to predict our financial performance.

Pricing, product cost and margins. Our pricing and margins will depend on the volumes and the features of the solutions we provide to our customers. To date, most of our revenue has been generated by selling our smart vision solutions into pre-commercial development phase projects. In general, solutions incorporated into development-phase products require more complex configurations, have higher prices and higher gross margins. As our markets reach maturity and commercialization, we expect prices and margins will generally decrease. Our commercial-stage customers will require that our smart vision solutions be manufactured and sold at per-unit prices that enable mass market adoption. To meet the technological and pricing needs of customers reaching commercial scale, we are making significant investments in new solutions for both cost improvements and new features. Our ability to compete in key markets will depend on the success of these investments and our efforts to efficiently and reliably produce cost-effective smart vision solutions for our commercial-stage customers. We have customers with technologies in various stages of development. We anticipate that our prices will vary by market and application due to market-specific supply and demand dynamics and product lifecycles.

Commercialization of lidar-based applications. Our revenue has been subject to significant fluctuations. Our customers in pre-commercial development phase may have purchased their requirements of our products in earlier periods and are not expected to begin purchasing again in volume unless and until they reach commercial deployments. As a number of our target markets reach commercialization, we expect there to be a shift towards higher unit volume at lower per-unit prices, with more predictable customer demand. We expect that our results of operations, including revenue and gross margins, will continue to fluctuate on a quarterly basis for the foreseeable future as our customers continue research and development projects and begin to commercialize autonomous solutions that rely on lidar technology. As more customers reach the commercialization phase and as the market for lidar solutions matures, these fluctuations in our operating results may become less pronounced. However, in the near term, our revenue may not grow as we expect until more customers commercialize their products.

End market concentration. Historically, our revenue has been from a small number of end markets. For example, in the three months ended March 31, 2021, and the years ended December 31, 2020 and 2019, approximately 53%, 57% and 45%, respectively, of our revenue came from the automotive market, although we had more than half of our customers from non-automotive markets. We believe our entry into new markets will continue to facilitate revenue growth and customer diversification. While we will continue to expand the end markets we serve, we anticipate that sales to a limited number of end markets will continue to account for a significant portion of our total revenue for the foreseeable future. Our end market concentration may cause our financial performance to fluctuate significantly from period to period based on the success or failure of the markets in which we compete. Success in an end market, or commercialization, is uncertain and may develop differently in each case, with unique pricing, volume and cost dynamics. Additionally, as production scales in order to meet the demands of commercialization, pricing pressure increases and the amount of that pressure is expected to vary by market.

Sales volume. A typical design win can generate a wide range of sales volumes for our solutions, depending on the end market demand for our customers’ products. This can depend on several factors, including the reputation of the end customer, market penetration, product capabilities, size of the end market that the product addresses and our end customers’ ability to sell their products. In addition to end market demand, sales volumes also depend on whether our customer is in the development, commercialization or production phase. In certain cases, we may provide volume discounts on sales of our solutions, which may or may not be offset by lower manufacturing costs related to higher volumes.

Continued investment and innovation. We believe that we are the industry-leading lidar provider with proven designs, extensive product offerings and advanced manufacturing capabilities. Our financial performance is significantly dependent on our ability to maintain this leading position. This is further dependent on the investments we make in research and development. It is essential that we continually identify and respond to rapidly evolving customer requirements, develop and introduce innovative new products, enhance and service existing products and generate active market demand for our products. If we fail to do this, our leading market position and revenue may be adversely affected, and our investments in that area will not be recovered.

Components of Results of Operations

Revenue

The majority of our revenue comes from the sale of our lidar sensors directly to end users and through our network of U.S. and international distributors. Product revenue is recognized when control of the products is transferred to the customer, which is generally upon shipment. For custom products that require engineering and development based on customer requirements, revenue is recognized over time using an output method based on units of product shipped to date relative to total production units under the contract. We also generate a portion of our revenue from intellectual property licensing, royalties and the sale of services related to product development, validation, extended warranty and product repair services. License revenue is recognized upon delivery of the intellectual property if there are no substantive future obligations to perform under the arrangement. Royalties are recognized at the later of the period the sales occur or the satisfaction of the performance obligation to which some or all of the royalties have been allocated. As our manufacturing partners to whom we have licensed our technology start selling to customers we expect royalty revenue to increase as a percentage of total revenue. Service revenue is recognized as the services are performed.

Cost of Revenue

Cost of revenue includes the manufacturing cost of our lidar sensors, which primarily consists of personnel-related costs directly associated with our manufacturing organization, and amounts paid to our third-party contract manufacturers and vendors. Our cost of revenue also includes depreciation and amortization, cost of component inventory, product testing costs, costs of providing services, an allocated portion of overhead, facility and IT costs, warranty costs, excess and obsolete inventory and shipping costs. We expect cost of revenue to increase in absolute dollars in future periods.

Gross Profit and Gross Margin

Our gross profit in future periods will depend on a variety of factors, including: market conditions that may impact our pricing; product mix changes between established products and new products and licenses; excess and obsolete inventories; our cost structure for manufacturing operations, including third-party manufacturers, relative to volume; and product support obligations. Additionally, we believe our transition to an outsourced manufacturing model will favorably impact our gross profit over time. Our gross margin varies by product. In addition, our license revenue has lower cost, and therefore it contributes to higher gross margin. We expect our gross margins to fluctuate over time, depending on the factors described above.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of personnel-related costs directly associated with our research and development organization, with the remainder being prototype expenses, third-party engineering and contractor costs, an allocated portion of facility and IT costs and depreciation. Our research and development efforts are focused on enhancing and developing additional functionality for our existing products and on new product development, including new releases and upgrades to our lidar sensors. We expense research and development costs as incurred. We expect our research and development expenses to increase in absolute dollars as we increase our investment in software development to broaden the capabilities of our solutions and introduce new products and features.

Sales and Marketing Expenses

Our sales and marketing expenses consist primarily of personnel-related costs directly associated with our sales and marketing activities. These include the cost of sales commissions, marketing programs, trade shows, consulting services, promotional materials, demonstration equipment, an allocated portion of facility and IT costs and depreciation. We expect that our sales and marketing expenses will increase in absolute dollars over time as we hire additional sales and marketing personnel, increase our marketing activities, grow our domestic and international operations, and build brand awareness.

General and Administrative Expenses

General and administrative expenses primarily consist of personnel-related expenses associated with our general and administrative organization, professional fees for legal, accounting, and other consulting services, an allocated portion of facility and IT costs and depreciation. We expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and stock exchange listing standards, additional insurance expenses (including directors’ and officers’ insurance), investor relations activities and other administrative and professional services. We also expect to increase the size of our general and administrative function to support the growth of our business.

Restructuring Expenses

Restructuring expenses primarily consist of costs of employee termination benefits incurred in connection with our restructuring plan to downsize the manufacturing function and related engineering and administrative functions in our California locations in March 2020. The purposes of this plan are to align resource requirements with our initiatives to lower our cost structure and to increase our production capacity by outsourcing a majority of manufacturing activities. The plan included a reduction of workforce and has been completed as of December 31, 2020.

Stock-Based Compensation

Prior to the Business Combination, our stock-based compensation expense primarily related to our stock options. Compensation expense related to RSAs and RSUs granted under the pre-combination Velodyne’s stock incentive plans remained unrecognized because the liquidity event vesting condition, which is (i) an initial public offering or (ii) a Company sale event, was not probable of being satisfied. The liquidity event vesting condition was not satisfied upon the completion of the Business Combination. However, in October 2020 and May 2021, the Board waived such condition applicable to the pre-combination Velodyne RSUs and RSAs, respectively, in order to provide the holders of such awards with the treatment that they would have received if the pre-combination Velodyne had completed an initial public offering. As a result of these determinations, our outstanding RSUs and RSAs vested to the extent the applicable service condition was satisfied as of such date. The vesting of these outstanding RSUs in October 2020 resulted in approximately $77.5 million of incremental stock-based compensation expense in the fourth quarter of 2020 and the vesting of these outstanding RSAs in May 2021 resulted in approximately $45.1 million of incremental stock-based compensation expense in the second quarter of 2021.

Interest Income and Expense

Interest income consists primarily of income earned on our cash equivalents and investments in marketable securities. These amounts will vary based on our cash, cash equivalents and short-term investment balances, and also with market rates. Interest expense consists primarily of interest on our equipment capital leases and credit facility.

Other Income (Expense), Net

Other income (expense), net consists primarily of foreign currency transaction gains and losses related to the impact of transactions denominated in a foreign currency other than the U.S. Dollar. As we have expanded our international operations, our exposure to fluctuations in foreign currencies has increased, and we expect this to continue.

Provision for Income Taxes

Our provision for income taxes consists of federal, state and foreign current and deferred income taxes. As we expand the scale and scope of our international business activities, any changes in the United States and foreign taxation of such activities may increase our overall provision for income taxes in the future.

We have a full valuation allowance for our net deferred tax assets, including federal and state net operating loss carryforwards and research and development credit carryforwards. We expect to maintain this valuation allowance until it becomes more likely than not that the benefit of our federal and state deferred tax assets will be realized by way of expected future taxable income.

We believe that we have adequately reserved for our uncertain tax positions, although we can provide no assurance that the final outcome of these matters will not be materially different. To the extent that the final outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on our financial condition and results of operations.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with U.S. generally accepted accounting principles. The preparation of these consolidated financial statements requires us to make estimates, assumptions and judgments that can significantly impact the amounts we report as assets, liabilities, revenue, costs and expenses and the related disclosures. We base our estimates on historical experience and other assumptions that we believe are reasonable under the circumstances. Our actual results could differ significantly from these estimates under different assumptions and conditions. We believe that the accounting policies discussed herein are critical to understanding our historical and future performance as these policies involve a greater degree of judgment and complexity. Our critical accounting policies consist of revenue recognition, inventory valuation and stock-based compensation. See Note 1 to our consolidated financial statements included elsewhere in this prospectus for an explanation of our critical accounting policies.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, which has subsequently been amended by ASU No. 2018-19, ASU No. 2019-04, ASU No. 2019-05, and ASU No. 2019-11. The objective of the guidance in ASU 2016-13 is to allow entities to recognize estimated credit losses in the period that the change in valuation occurs. ASU 2016-13 requires an entity to present financial assets measured on an amortized cost basis on the balance sheet net of an allowance for credit losses. Available for sale and held to maturity debt securities are also required to be held net of an allowance for credit losses. For emerging growth companies, the standard is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted. We expect to adopt the new standard in the first quarter of 2023 and are currently evaluating the impact this standard will have on our consolidated financial statements and related disclosures.

In October 2020, the FASB issued ASU 2020-10, Codification Improvements, which updates various codification topics by clarifying or improving disclosure requirements to align with the SEC’s regulations. ASU 2020-10 is effective for public companies, other than smaller reporting companies, for fiscal years beginning after December 15, 2020. For all other entities, ASU 2020-10 is effective for fiscal years beginning after December 15, 2021, and interim periods beginning after December 15, 2022. We are currently evaluating the impact of adoption of ASU 2020-10 on our consolidated financial statements and related footnote disclosures.

Results of Operations

The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this prospectus. The following table sets forth our consolidated results of operations for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
(in thousands, except share and per share data)	2021	2020	2020	2019	2018
Revenue:
Product	$10,593	$16,422	$68,355	$81,424	$132,933
License and services	7,133	609	27,007	19,974	10,013
Total revenue	17,726	17,031	95,362	101,398	142,946
Cost of revenue:
Product	15,629	15,126	69,115	69,903	111,081
License and services	179	303	1,131	1,727	985
Total cost of revenue(1)	15,808	15,429	70,246	71,630	112,066
Gross profit	1,918	1,602	25,116	29,768	30,880
Operating expenses(1):
Research and development	18,378	14,527	88,080	56,850	51,993
Sales and marketing	7,075	5,299	31,753	21,873	22,137
General and administrative	17,036	10,733	65,732	20,058	12,902
Gain on sale of assets held-for-sale	—	—	(7,529)	—	—

	Three Months Ended March 31,		Year Ended December 31,
(in thousands, except share and per share data)	2021	2020	2020	2019	2018
Restructuring	—	1,046	984	—	—
Total operating expense	42,489	31,605	179,020	98,781	87,032
Operating loss	(40,571)	(30,003)	(153,904)	(69,013)	(56,152)
Interest income	103	112	152	1,146	630
Interest expenses	(36)	(6)	(106)	(77)	(14)
Other income (expense), net	(17)	(165)	(90)	35	(136)
Loss before income taxes	(40,521)	(30,062)	(153,948)	(67,909)	(55,672)
Provision for (benefit from) income taxes	296	(6,677)	(4,084)	(683)	6,628
Net loss	$(40,817)	$(23,385)	$(149,864)	$(67,226)	$(62,300)
Net loss per share(2):
Basic and diluted	$(0.22)	$(0.17)	$(1.01)	$(0.50)	$(0.48)
Weighted-average shares used in computing net loss per share(2):
Basic and diluted	189,222,807	137,911,975	148,088,589	133,942,714	129,948,023

The following table sets forth the components of our consolidated balance sheet data for the periods presented:

	As of	As of December 31,
(in thousands)	March 31, 2021	2020	2019
Consolidated Balance Sheet Data
Cash, cash equivalents and short-term investments	$383,613	$350,284	$62,203
Working capital(3)	386,629	339,321	45,627
Total assets	477,592	432,712	136,175
Total stockholders’ equity	391,677	340,823	76,246
(1)	Includes stock-based compensation expense as follows:

	Three Months Ended March 31,		Year Ended December 31,
(In thousands)	2021	2020	2020	2019	2018
Cost of revenue	$536	$—	$7,417	$—	$—
Research and Development	4,910	21	37,030	97	93
Sales and Marketing	1,986	—	14,773	—	—
General and administrative	4,098	—	32,280	38	114
Total stock-based compensation expense	$11,530	$21	$91,500	$135	$207

Prior to the Business Combination, our stock-based compensation expense primarily related to our stock options. Compensation expense related to RSAs and RSUs granted under the pre-combination Velodyne’s stock incentive plans remained unrecognized because the liquidity event vesting condition, which is (i) an initial public offering or (ii) a Company sale event, was not probable of being satisfied. The liquidity event vesting condition was not satisfied upon the completion of the Business Combination. However, in October 2020 and May 2021, the Board waived such condition applicable to the pre-combination Velodyne RSUs and RSAs, respectively, in order to provide the holders of such awards with the treatment that they would have received if the pre-combination Velodyne had completed an initial public offering. As a result of these determinations, our outstanding RSUs and RSAs vested to the extent the applicable service condition was satisfied as of such date. The vesting of these outstanding RSUs in October 2020 resulted in approximately $77.5 million of incremental stock-based compensation expense in the fourth quarter of 2020 and the vesting of these outstanding RSAs in May 2021 resulted in approximately $45.1 million of incremental stock-based compensation expense in the second quarter of 2021.

(2)	See Note 11 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the calculations of our basic and diluted net loss per share and the weighted-average shares used to compute net loss per share.
(3)	Working capital is defined as current assets less current liabilities.

Comparison of the Three Months Ended March 31, 2021 and 2020

Revenue

	Three Months Ended March 31,		Change	Change
	2021	2020	$	%
	(Dollars in thousands)
Revenue:
Products	$10,593	$16,422	$(5,829)	(35)%
License and services	7,133	609	6,524	1,071
Total	$17,726	$17,031	$695	4

Revenue by geographic location:
North America	$5,044	$9,253	$(4,209)	(45)%
Asia and Pacific	9,506	5,624	3,882	69
Europe, Middle East and Africa	3,176	2,154	1,022	47
Total	$17,726	$17,031	$695	4

Total revenue increased by $0.7 million, or 4%, to $17.7 million for the three months ended March 31, 2021 from $17.0 million for the three months ended March 31, 2020. The $5.8 million decrease in product revenue reflected a decrease of $6.9 million related to reduction in average selling price for lidar sensors and an increase of approximately $1.3 million related to the mix of sensors sold. The timing of customer orders and our ability to fulfill orders we received was impacted by various COVID-19 related government mandates across our worldwide operations. The reduction in average selling price reflected our continued objective to drive additional adoption of our smart vision solutions in multiple end markets. Our revenue has been subject to significant fluctuations. Our customers in pre-commercial development phase may have purchased their requirements of our products in earlier periods and are not expected to begin purchasing again in volume unless and until they reach commercial deployments. As a number of our target markets reach commercialization, we expect there to be a shift towards higher unit volume at lower per-unit prices, with more predictable customer demand. The $6.5 million increase in license and service revenue was primarily driven by license revenue from the patent cross-license agreements entered into during the second and third quarter of 2020.

The $4.2 million decrease in North America revenue for the three months ended March 31, 2021 was due to a decrease of $1.5 million related to reduction of average selling price of units sold, a decrease of $3.1 million as a result of the mix of units sold, partially offset by an increase of $0.5 million in volume. The $3.9 million increase in Asia-Pacific revenue was primarily due to a $6.4 million increase in license revenue from our recent patent cross license agreements, an increase of approximately $2.3 million related to mix of units sold, partially offset by a decrease of approximately $2.5 million due to reduction of average selling price of units sold and a $2.3 million decrease related to volume. The $1.0 million decrease in Europe, Middle East and Africa revenue was due to a decrease of $3.0 million due to reduction of average selling price, partially offset by an increase of $2.4 million related to volume and a $1.5 million increase related to the mix of sensors sold.

Cost of Revenue and Gross Margin

	Three Months Ended March 31,		Change	Change
	2021	2020	$	%
	(Dollars in thousands)
Cost of revenue:
Product	$15,629	$15,126	$503	3%
License and services	179	303	(124)	(41)%
Total cost of revenue	$15,808	$15,429	$379	2%
Gross margin	11%	9%

Cost of revenue increased by $0.4 million, or 2%, to $15.8 million for the three months ended March 31, 2021 from $15.4 million for the three months ended March 31, 2020. The $0.5 million product cost increase was primarily driven by increases of $0.5 million in stock-based compensation, material costs and purchase price variance, partially offset by lower scrap and warranty expense. License and services cost of revenue decreased due to a decrease in repair services cost.

Gross margin increased from 9% for the three months ended March 31, 2020 to 11% for the three months ended March 31, 2021. We expect to decrease manufacturing labor and overhead costs as we outsource production to our contract manufacturing partners, with the objective of reducing the per unit cost of revenue.

Operating Expenses

	Three Months Ended March 31,		Change	Change
	2021	2020	$	%
	(Dollars in thousands)
Research and development	$18,378	$14,527	$3,851	27%
Sales and marketing	7,075	5,299	1,776	34
General and administrative	17,036	10,733	6,303	59
Restructuring	—	1,046	(1,046)	N/A
Total operating expenses	$42,489	$31,605	$10,884	34

Research and Development

Research and development expenses increased by $3.9 million, or 27%, to $18.4 million for the three months ended March 31, 2021 from $14.5 million for the three months ended March 31, 2020. The increase was primarily due to increases of $4.9 million in stock-based compensation expense, $0.2 million in depreciation expense, partially offset by decreases of $0.5 million in allocated facility and IT expenses, $0.4 million in prototype product development costs, $0.2 million in travel expenses, and $0.1 million in personnel related costs.

Sales and Marketing

Sales and marketing expenses increased by $1.8 million, or 34%, to $7.1 million for the three months ended March 31, 2021 from $5.3 million for the three months ended March 31, 2020. The increase was primarily attributable to $2.0 million stock-based compensation expense and $0.7 million increase in personnel related expense, partially offset by a decrease of $0.9 million in travel and trade show expenses and a decrease of $0.1 million in commission expenses.

General and Administrative

General and administrative expenses increased by $6.3 million, or 59%, to $17.0 million for the three months ended March 31, 2021 from $10.7 million for the three months ended March 31, 2020. The increase was primarily attributable to increases of $4.1 million in stock-based compensation expense, $1.6 million in personnel-related costs and $1.4 million in bad debt, partially offset by $2.2 million decrease in legal and professional services.

Restructuring

In March 2020, we initiated a restructuring plan to downsize the manufacturing function and related engineering and administrative functions in our California locations. The plan included a reduction in our workforce and has been completed in 2020. As a result of the restructuring program, we incurred restructuring charges totaling $1.0 million for the three months ended March 31, 2020, primarily related to employee severance related costs.

Interest Income, Interest Expense and Other Expense, Net

	Three Months Ended March 31,		Change	Change
	2021	2020	$	%
	(Dollars in thousands)
Interest income	$103	$112	$(9)	(8)%
Interest expense	(36)	(6)	(30)	500
Other expense, net	(17)	(165)	148	(90)

Interest income was primarily related to our short-term investments and was insignificant for the three months ended March 2021 and 2020.

Interest expense was primarily related to our capital leases and was insignificant for the three months ended March 2021 and 2020.

Other expense, net was insignificant for all periods presented. The changes were primarily related to foreign exchange gain or loss resulting from foreign currency exchange rate fluctuations during the three months ended March 31, 2021 and 2020.

Income Taxes

	Three Months Ended March 31,		Change	Change
	2021	2020	$	%

	(Dollars in thousands)
Loss before income taxes	$(40,521)	$(30,062)	$(10,459)	35%
Provision for (benefit from) income taxes	296	(6,677)	6,973	(104)%
Effective tax rate	(0.7)%	22.2%

We are subject to income taxes in the United States, China and Germany. Our effective tax rate changed from 22.2% in the three months ended March 31, 2020 to (0.7)% in the three months ended March 31, 2021. This change was primarily due to the $6.7 million tax benefit related to the release of a valuation allowance associated with carrying back a portion of our 2019 net operating losses to 2017 that is allowed by the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

Enacted on March 27, 2020, the CARES Act provides emergency assistance and health care response for businesses affected by the coronavirus pandemic. The CARES Act, among other things, permits net operating loss carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021. Additionally, the CARES Act allows net operating losses incurred in 2018, 2019 and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. In May 2020, we received a $7.1 million tax refund related to the carryback of a portion of our 2019 net operating losses to 2017. As of December 31, 2020, we had $173.5 million of U.S. federal and $105.5 million of state net operating loss carryforwards available to reduce future taxable income, which will be carried forward indefinitely for U.S. federal tax purposes and will expire beginning in 2028 through 2040 for state tax purposes.

Liquidity and Capital Resources

Sources of Liquidity

As of March 31, 2021, we had cash, cash equivalents and short-term investments totaling $383.6 million, which were held for working capital purposes. Our cash equivalents and short-term investments are comprised of money market funds, U.S. government and agency securities, corporate debt securities and commercial paper. To date, our principal sources of liquidity have been payments received from sales to customers and the net proceeds we received through the Business Combination, PIPE offering and private placements of the pre-combination Velodyne convertible preferred stock. As of March 31, 2021, we received $227.0 million in net proceeds from the Business Combination and PIPE offering on September 29, 2020 and $162.9 million in net proceeds from the exercises of our public warrants.

In January 2020, we entered into a loan and security agreement with a financial institution which provides a $25.0 million revolving line of credit (the “2020 Revolving Line”), as amended in September 2020, December 2020 and March 2021, with an option to increase the credit limit up to an additional $15.0 million with the bank’s approval (Incremental Revolving Line). As part of the 2020 Revolving Line, there is a letter of credit sublimit of $5.0 million. The advances under the 2020 Revolving Line bear interest at a rate per annum equal to the prime rate plus an applicable margin of 1.5% for prime rate advances, or LIBOR rate plus an applicable margin of 2.5% for LIBOR advances. The unused revolving line facility fee is 0.15% per annum of the average unused portion of the Revolving Line. In addition, there is a $50,000 non-refundable commitment fee if we exercise the Incremental Revolving Line option. The revolving line of credit is secured by certain of our assets. The 2020 Revolving Line matured on February 27, 2021 and was extended to February 26, 2022. There were no outstanding borrowings under the 2020 Revolving Line as of March 31, 2021.

On April 8, 2020, we received loan proceeds of $10.0 million under the CARES Act’s Paycheck Protection Program (“PPP”). The principal and accrued interest are forgivable after 24 weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels and that approval is received from the relevant government entity. The unforgiven portion of the PPP loan is payable over two years at an interest rate of 1% per annum, with a deferral of interest payments for ten months after the expiration of the 24-week covered period.

We have incurred negative cash flows from operating activities and significant losses from operations in the past as reflected in our accumulated deficit of $354.9 million as of March 31, 2021. We expect to continue to incur operating losses at least for the next 12 months due to the investments that we intend to make in our business and, as a result, we may require additional capital resources to grow our business. We believe that current cash, cash equivalents, short-term investments and available borrowing capacity under the revolving credit facility will be sufficient to fund our operations for at least the next 12 months. Our future capital requirements, however, will depend on many factors, including our lidar sales volume, the timing and extent of spending to support our research and development efforts in smart vision technology, the expansion of sales and marketing activities, and market adoption of new and enhanced products and features. We may in the future enter into arrangements to acquire or invest in complementary businesses, services, and technologies, including intellectual property rights. From time to time, we may seek to raise additional funds through equity and debt. If we are unable to raise additional capital when desired and on reasonable terms, our business, results of operations, and financial condition be adversely affected.

Cash Flow Summary

The following table summarizes our cash flows for the periods presented:

	Three Months Ended March 31,
	2021	2020
	(In thousands)
Net cash provided by (used in):
Operating activities	$(35,107)	$(33,288)
Investing activities	(83,533)	1,371
Financing activities	69,179	(659)

Operating Activities

During the three months ended March 31, 2021, operating activities used $35.1 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $40.8 million, impacted by our non-cash net expense of $16.2 million primarily consisting of stock-based compensation of $11.5 million, depreciation and amortization of $2.1 million, reduction in carrying amount of the ROU assets of $0.8 million and provision for doubtful accounts of $1.7 million. The cash used in changes in our operating assets and liabilities of $14.1 million which primarily consists of an increase of $1.2 million in accounts receivable, an increase of $2.8 million in inventories due to increased sales volume of certain products, an increase of $2.4 million in unbilled receivables from a licensing arrangement with a customer, a decrease of $3.9 million in accounts payable and a decrease of $3.9 million in accrued expenses and other liabilities primarily due to timing of payments. These amounts were partially offset by cash provided from changes in our operating assets and liabilities of $3.6 million was primarily due to an increase of $1.9 million in contract liabilities primarily due to billings in excess of revenue recognition related to product sales and licensing arrangement, and a decrease of $1.7 million in prepaid and other current assets.

During the three months ended March 31, 2020, operating activities used $33.3 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $23.4 million, impacted by our non-cash charges of $2.5 million primarily consisting of depreciation and amortization of $2.2 million and provision for doubtful accounts of $0.3 million. The cash used in changes in our operating assets and liabilities of $17.3 million was primarily due to a decrease of $4.7 million in prepaid expenses and other current assets, an increase of $6.2 million in accrued expenses and other liabilities due to timing of payments, and an increase of $6.2 million in contract liabilities due to the timing of billings and cash received in advance of revenue. These amounts were partially offset by cash provided from changes in our operating assets and liabilities of $4.9 million which primarily consists of a decrease of $4.6 million in accounts payable due to timing of payments and an increase of $0.2 million in accounts receivable.

Investing Activities

During the three months ended March 31, 2021, cash used in investing activities was $83.5 million, which was primarily used to purchase short-term investments of $91.9 million and purchase property, plant and equipment of $0.6 million, partially offset by proceeds from sales and maturities of short-term investments of $9.0 million.

During the three months ended March 31, 2020, cash provided by investing activities was $1.4 million, which was primarily from sales and maturities of short-term investments of $2.2 million, partially offset by cash used to purchase property, plant and equipment of $0.8 million.

Our machinery and equipment is depreciated over a useful life of approximately five years.

Financing Activities

During the three months ended March 31, 2021, cash provided by financing activities was $69.2 million, consisting primarily of net proceeds of $89.2 million from exercises of public warrants, partially offset by $20.0 million cash paid for transaction costs related to the Business Combination.

During the three months ended March 31, 2020, cash used in financing activities was $0.7 million consisting primarily of cash paid for IPO costs.

Off-Balance Sheet Arrangements

As of March 31, 2021, we have not entered into any off-balance sheet arrangements and do not have any holdings in variable interest entities.

Comparison of the Years Ended December 31, 2020 and 2019

Revenue

	Year Ended December 31,		Change	Change
	2020	2019	$	%

	(Dollars in thousands)
Revenue:
Products	$68,355	$81,424	$(13,069)	(16)%
License and services	27,007	19,974	7,033	35
Total	$95,362	$101,398	$(6,036)	(6)
Revenue by geographic location:
North America	$41,228	$49,634	$(8,406)	(17)%
Asia and Pacific	39,310	28,791	10,519	37
Europe, Middle East and Africa	14,824	22,973	(8,149)	(35)
Total	$95,362	$101,398	$(6,036)	(6)

Total revenue decreased by $6.0 million, or 6%, to $95.4 million for 2020 from $101.4 million for 2019. The $13.1 million decrease in product revenue reflected a decrease of $36.0 million related to reduction in average selling price for lidar sensors and a decrease of approximately $3.9 million related to reduction in total units sold as a result of the timing of customer demand related to their programs, partially offset by $8.9 million increase due to the mix of sensors sold, an increase of $11.1 million related to a one-time stocking fee, a $4.1 million one-time refund to a related party customer in September 2019, and an increase of $2.3 million attributable to higher sales of refurbished units and parts. The timing of customer orders and our ability to fulfill orders we received was impacted by various COVID-19 related government mandates across our worldwide operations. The reduction in average selling price reflected our continued objective to drive additional adoption of our smart vision solutions in multiple end markets. Our revenue has been subject to significant fluctuations. Our customers in pre-commercial development phase may have purchased their requirements of our products in earlier periods and are not expected to begin purchasing again in volume unless and until they reach commercial deployments. As a number of our target markets reach commercialization, we expect there to be a shift towards higher unit volume at lower per-unit prices, with more predictable customer demand. The $7.0 million increase in license and service revenue primarily reflected a $12.0 million increase in license revenue driven by the recent cross-license agreements. The increase in license revenue was partially offset by a $5.0 million decrease in product development and repair services revenue.

The $8.4 million decrease in North America revenue for 2020 was due to a $9.0 million reduction in license revenues, plus a decrease of $6.7 million related to volume decreases due to the timing of customer programs, a decrease of $12.6 million due to reduction of average selling price of units sold and a decrease of $1.6 million for repair services, partially offset by an increase of $5.1 million as a result of the mix of units sold, a $2.3 million increase in refurbished units sold, an increase of $3.7 million for engineering services and an increase of $11.1 million related to a one-time stocking fee. The $10.5 million increase in Asia-Pacific revenue was primarily due to a $21.4 million increase in license revenue from our recent patent cross license agreements, a $4.1 million one-time refund to a related party customer in September 2019, and an increase of approximately $2.0 million related to volume, partially offset by a decrease of approximately $10.1 million due to reduction of average selling price of units sold and a $5.0 million one-time non-recurring engineering fee in June 2019. The $8.1 million decrease in Europe, Middle East and Africa revenue was due to a decrease of $13.3 million due to reduction of average selling price, partially offset by an increase of $0.8 million related to volume and a $4.5 million increase related to the mix of sensors sold.

Cost of Revenue and Gross Margin

	Year Ended December 31,		Change	Change
	2020	2019	$	%

	(Dollars in thousands)
Cost of revenue:
Product	$69,115	$69,903	$(788)	(1)%
License and services	1,131	1,727	(596)	(35)%
Total cost of revenue	$70,246	$71,630	$(1,384)	(2)%
Gross margin	26%	29%

Cost of revenue decreased by $1.4 million, or 2%, to $70.2 million for 2020 from $71.6 million for 2019. The $0.8 million product cost reduction was primarily driven by decreases of $11.9 million in factory overhead and direct cost of manufacturing, $4.0 million reduction in warranty expense and $1.2 million from lower sales volume, partially offset by increases of $7.4 million in stock-based compensation, $3.9 million in excess and obsolete inventory and scrap expenses and $4.6 million related to product mix. License and services cost of revenue decreased due to a decrease in repair services cost.

Gross margin decreased from 29% for 2019 to 26% for 2020. The decrease in gross margin was primarily due to $7.4 million stock-based compensation expense. We expect to decrease manufacturing labor and overhead costs as we outsource production to our contract manufacturing partners, with the objective of reducing the per unit cost of revenue.

Operating Expenses

	Year Ended December 31,		Change	Change
	2020	2019	$	%

	(Dollars in thousands)
Research and development	$88,080	$56,850	$31,230	55%
Sales and marketing	31,753	21,873	9,880	45
General and administrative	65,732	20,058	45,674	228
Gain on sale of assets held-for-sale	(7,529)	—	(7,529)	N/A
Restructuring	984	—	984	N/A
Total operating expenses	$179,020	$98,781	$80,239	81

Research and Development

R&D expenses increased by $31.2 million, or 55%, to $88.1 million for 2020 from $56.9 million for 2019. The increase was primarily due to increases of $36.9 million in stock-based compensation expense, $2.3 million in allocated facility and IT expenses, and $0.6 million in depreciation expense, partially offset by decreases of $6.8 million in prototype product development costs, $0.4 million in travel expenses, and $0.8 million in personnel related costs, mainly driven by manufacturing related restructuring activities.

Sales and Marketing

Sales and marketing expenses increased by $9.9 million, or 45%, to $31.8 million for 2020 from $21.9 million for 2019. The increase was primarily attributable to $14.8 million stock-based compensation expense, and $0.2 million increase in commission expense, partially offset by a decrease of $2.3 million in travel and trade show expenses, a decrease of $1.1 million in allocated facility and IT expenses, a decrease of $0.7 million in depreciation expense and a decrease of $0.7 million in demonstration product expense.

General and Administrative

General and administrative expenses increased by $45.7 million, or 228%, to $65.7 million for 2020 from $20.1 million for 2019. The increase was primarily attributable to increases of $32.2 million in stock-based compensation expense, $7.2 million in legal and professional services, $1.4 million in personnel-related costs, and a $3.5 million write-off of our deferred initial public offering costs.

Gain on Sale of Assets Held-for-Sale

In March 2020, we reclassified the then carrying value of $4.7 million related to our Morgan Hill properties previously reported as property, plant and equipment to assets held for sale and included as other current assets in our consolidated balance sheets. On July 2, 2020, we sold the properties to a third-party buyer for $12.3 million and recorded a gain of $7.5 million in 2020.

Restructuring

In March 2020, we initiated a restructuring plan to downsize the manufacturing function and related engineering and administrative functions in our California locations. The plan included a reduction in our workforce and has been completed as of December 31, 2020. As a result of the restructuring program, we incurred restructuring charges totaling $1.0 million for 2020, primarily related to employee severance related costs.

Interest Income, Interest Expense and Other Income (Expense), Net

	Year Ended December 31,		Change	Change
	2020	2019	$	%

	(Dollars in thousands)
Interest income	$152	$1,146	$(994)	(87)%
Interest expense	(106)	(77)	(29)	38
Other expense, net	(90)	35	(125)	(357)

Interest income was $0.2 million in 2020 compared to $1.1 million in 2019. The decrease was primarily related to a decrease in our average cash, cash equivalent and short-term investment balances in 2020.

Interest expense was primarily related to our capital leases and was insignificant for all periods presented.

Other income (expense), net was insignificant for all periods presented. The changes were primarily related to foreign exchange gain or loss resulting from foreign currency exchange rate fluctuations during 2020 and 2019.

Income Taxes

	Year Ended December 31,		Change	Change
	2020	2019	$	%

	(Dollars in thousands)
Loss before income taxes	$(153,948)	$(67,909)	$(86,039)	127%
Benefit from income taxes	(4,084)	(683)	(3,401)	498%
Effective tax rate	2.7%	1.0%

We are subject to income taxes in the United States, China and Germany. Our effective tax rate changed from 1.0% in 2019 to 2.7% in 2020. This change was primarily due to the $6.7 million tax benefit related to the release of a valuation allowance associated with carrying back a portion of our 2019 net operating losses to 2017 that is allowed by the Coronavirus Aid, Relief, and Economic Security (CARES) Act, partially offset by a $2.5 million tax expense related to a Chinese foreign income withholding tax.

Enacted on March 27, 2020, the CARES Act provides emergency assistance and health care response for businesses affected by the 2020 coronavirus pandemic. The CARES Act, among other things, permits net operating loss carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021. Additionally, the CARES Act allows net operating losses incurred in 2018, 2019 and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. In April 2020, we filed a claim to carryback a portion of our 2019 net operating losses to 2017 and received a $7.1 million tax refund in May 2020. As of December 31, 2020, we had $173.5 million of U.S. federal and $105.5 million of state net operating loss carryforwards available to reduce future taxable income, which will be carried forward indefinitely for U.S. federal tax purposes and will expire beginning in 2028 through 2040 for state tax purposes.

Comparison of the Years Ended December 31, 2019 and 2018

Revenue

	Year Ended December 31,		Change	Change
	2019	2018	$	%
	(Dollars in thousands)
Revenue:
Products	$81,424	$132,933	$(51,509)	(39)%
License and services	19,974	10,013	9,961	99
Total	$101,398	$142,946	$(41,548)	(29)
Revenue by geographic location:
North America	$49,634	$84,541	$(34,907)	(41)%
Asia and Pacific	28,791	39,770	(10,979)	(28)
Europe, Middle East and Africa	22,973	18,635	4,338	23
Total	$101,398	$142,946	$(41,548)	(29)

Total revenue decreased by $41.5 million, or 29%, to $101.4 million for 2019, from $142.9 million for 2018. The product revenue decreased by $51.5 million and license and service revenue increased by $10.0 million. The decrease in product revenue was primarily due to a decrease of approximately $36.3 million, driven by the mix of products sold towards our lower-priced sensors, and a decrease of approximately $7.8 million related to a reduction in average selling price and a decrease of approximately $2.5 million driven by lower unit volume. In addition, we issued a $4.1 million one-time refund to a related party customer in order to compensate them for unforeseen challenges associated with the use of certain new products purchased from us in 2018. Starting in 2018, we strategically reduced the price of our higher volume products to continue to drive additional adoption of our smart vision solutions in multiple end markets. Our overall unit volume remained consistent in 2019 across an increased customer base. The increase in license and services revenue was primarily due to higher services revenue related to product validation and repair services, and to a lesser extent, increases in product licensing related revenue.

The $34.9 million decrease in North America revenue was due to a decrease of approximately $18.3 million due to reduction in volume of units sold to existing customers driven by customer program timing, coupled with a decrease of approximately $14.7 million driven by the mix of products sold towards our lower-priced sensors, and a decrease of approximately $4.3 million due to decrease in average selling price of units sold, partially offset by an increase of $2.5 million in license and service revenue. The $11.0 million decrease in Asia-Pacific revenue was primarily due to a decrease of approximately $17.5 million due to change in mix of products sold, and a $4.1 million one-time refund to a related party customer, partially offset by an increase of $1.6 million related to increased sales volume and an increase of $6.6 million in services revenues. The $4.3 million increase in Europe, Middle East and Africa revenue was driven by an increase of approximately $10.8 million due to an increase in purchasing volume from customers, partially offset by the impact of a decrease of approximately $4.3 million driven by reduction in average selling price, and a decrease of approximately $2.1 million driven by a change in mix of products sold.

Cost of Revenue and Gross Margin

	Year Ended December 31,		Change	Change
	2019	2018	$	%

	(Dollars in thousands)
Cost of revenue:
Product	$69,903	$111,081	$(41,178)	(37)%
License and services	1,727	985	742	75%
Total cost of revenue	$71,630	$112,066	$(40,436)	(36)%
Gross margin	29%	22%

Cost of revenue decreased by $40.4 million, or 36%, to $71.6 million for 2019, from $112.1 million for 2018. The decrease in cost of revenue was driven by decrease in $41.2 million of product revenue and offset by increase in $0.7 million license and service cost. The decrease of product cost primarily due to an approximately $8.3 million decrease in product costs resulting from the decrease in product volume and change in product mix during 2019, an approximately $13.6 million decrease in personnel costs related to manufacturing labor and overhead from manufacturing process improvements, and an approximately $16.0 million in material cost and utilization savings.

Gross margin increased from 22% for 2018 to 29% for 2019. The increase was primarily due to a change in revenue mix with an increase in license and service revenue, savings on material cost and utilization and increased resource utilization in 2019 resulting from the improvements we made in our manufacturing processes in 2018.

Operating Expenses

	Year Ended December 31,		Change	Change
	2019	2018	$	%
	(Dollars in thousands)
Research and development	$56,850	$51,993	$4,857	9%
Sales and marketing	21,873	22,137	(264)	(1)
General and administrative	20,058	12,902	7,156	55
Total operating expenses	$98,781	$87,032	$11,749	13

Research and Development

Research and development expenses increased by $4.9 million, or 9%, to $56.9 million for 2019, from $52.0 million for 2018. The increase was primarily attributable to an increase of $4.7 million in personnel related costs, mainly driven by an increase in employee headcount contributed primarily to the acquisition of Mapper in July 2019, an increase of $1.9 million in allocated facility and IT expenses, and an increase of $0.8 million in depreciation expense, partially offset by a decrease of $3.0 million in prototype product development costs and a decrease of $0.3 million in professional services.

Sales and Marketing

Sales and marketing expenses decreased by $0.3 million, or 1%, to $21.9 million for 2019 from $22.1 million for 2018. The decrease was primarily attributable to a reduction of $1.0 million in personnel-related costs, mainly driven by a decrease in employee headcount, a decrease of $0.2 million in professional services, partially offset by increases of $0.7 million in demonstration product expenses and $0.2 million in travel and trade show expenses.

General and Administrative

General and administrative expenses increased by $7.2 million, or 55%, to $20.1 million for 2019 from $12.9 million for 2018. The increase was primarily attributable to an increase of $7.8 million in legal, accounting and other professional services, partially offset by a decrease of $0.5 million in personnel-related costs, mainly driven by a decrease in employee headcount, a decrease of $0.2 million in depreciation and other allocated expenses.

Interest Income, Interest Expense and Other Income (Expense), Net

	Year Ended December 31,		Change	Change
	2019	2018	$	%
	(Dollars in thousands)
Interest income	$1,146	$630	$516	82%
Interest expense	(77)	(14)	(63)	450
Other income (expense), net	35	(136)	171	(126)

Interest income was $1.1 million in 2019 compared to $0.6 million in 2018. The increase was primarily related to an increase in our invested funds due to the proceeds from the Series B and B-1 preferred stock financing completed in September 2018 and October 2019, respectively.

Other income (expense), net was $35,000 in 2019 compared to $(136,000) in 2018. The change was primarily related to foreign exchange gain or loss resulting from foreign currency exchange rate fluctuations in 2019 and 2018.

Income Taxes

	Year Ended December 31,		Change	Change
	2019	2018	$	%

	(Dollars in thousands)
Loss before income taxes	$(67,909)	$(55,672)	$(12,237)	22%
Provision for (benefit from) income taxes	(683)	6,628	(7,311)	(110)%
Effective tax rate	1.0%	(11.9)%

We are subject to income taxes in the United States, China and Germany. Our effective tax rate increased from (11.9)% in 2018 to 1.0% in 2019. This change was primarily due to taxes incurred by foreign subsidiaries and state taxes and partially offset by release of income tax reserves. Due to the change in our valuation allowance on our federal and state deferred tax assets, our provision for income taxes in 2018 includes the effect of establishing a full valuation allowance for the existing net deferred tax assets. We also continue to provide a full valuation allowance on our net deferred tax assets in 2019.

Liquidity and Capital Resources

Sources of Liquidity

As of December 31, 2020, we had cash, cash equivalents and short-term investments totaling $350.3 million, which were held for working capital purposes. Our cash equivalents and short-term investments are comprised of money market funds, U.S. government and agency securities, corporate debt securities and commercial paper. To date, our principal sources of liquidity have been payments received from sales to customers and the net proceeds we received through the Business Combination, PIPE offering and private placements of the pre-combination Velodyne convertible preferred stock. In 2020, we received $247.0 million in net proceeds from the Business Combination and PIPE offering on September 29, 2020 and $73.7 million in net proceeds from the exercises of our warrants. In April 2020 and October 2019, we received $19.9 million and $49.8 million, respectively, in net proceeds from the sale of our Series B-1 convertible preferred stock. In 2021, we received an additional $89.3 million from the exercises of our warrants as of March 10, 2021.

In January 2020, we entered into a loan and security agreement with a financial institution which provides a $25.0 million revolving line of credit (the “2020 Revolving Line”), as amended in September 2020 and December 2020, with an option to increase the credit limit up to an additional $15.0 million with the bank’s approval (Incremental Revolving Line). As part of the 2020 Revolving Line, there is a letter of credit sublimit of $5.0 million. The advances under the 2020 Revolving Line bear interest at a rate per annum equal to the prime rate plus an applicable margin of 1.5% for prime rate advances, or LIBOR rate plus an applicable margin of 2.5% for LIBOR advances. The unused revolving line facility fee is 0.15% per annum of the average unused portion of the Revolving Line. In addition, there is a $50,000 non-refundable commitment fee if we exercise the Incremental Revolving Line option. The revolving line of credit is secured by certain of our assets. The 2020 Revolving Line matured on February 27, 2021 and we intend to extend for one additional year. There were no outstanding borrowings under the 2020 Revolving Line as of December 31, 2020.

On April 8, 2020, we received loan proceeds of $10.0 million under the CARES Act’s Paycheck Protection Program (“PPP”). The principal and accrued interest are forgivable after 24 weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels and that approval is received from the relevant government entity. The unforgiven portion of the PPP loan is payable over two years at an interest rate of 1% per annum, with a deferral of interest payments for ten months after the expiration of the 24-week covered period.

On July 2, 2020, we sold our Morgan Hill building to a third-party and received net proceeds of $12.3 million.

We have incurred negative cash flows from operating activities and significant losses from operations in the past as reflected in our accumulated deficit of $315.7 million as of December 31, 2020. We expect to continue to incur operating losses at least for the next 12 months due to the investments that we intend to make in our business and, as a result, we may require additional capital resources to grow our business. We believe that current cash, cash equivalents, short-term investments and available borrowing capacity under the revolving credit facility will be sufficient to fund our operations for at least the next 12 months. Our future capital requirements, however, will depend on many factors, including our lidar sales volume, the timing and extent of spending to support our R&D efforts in smart vision technology, the expansion of sales and marketing activities, and market adoption of new and enhanced products and features. We may in the future enter into arrangements to acquire or invest in complementary businesses, services, and technologies, including intellectual property rights. From time to time, we may seek to raise additional funds through equity and debt. If we are unable to raise additional capital when desired and on reasonable terms, our business, results of operations, and financial condition be adversely affected.

Cash Flow Summary

The following table summarizes our cash flows for the periods presented:

	Year Ended December 31,
	2020	2019	2018

	(In thousands)
Net cash provided by (used in):
Operating activities	$(68,437)	$(43,230)	$(30,503)
Investing activities	(134,527)	29,544	(19,383)
Financing activities	347,726	49,790	44,158

Operating Activities

During 2020, operating activities used $68.4 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $149.9 million, impacted by our non-cash net expense of $96.6 million primarily consisting of stock-based compensation of $91.5 million, depreciation and amortization of $8.4 million, write-off of deferred IPO costs of $3.5 million and provision for doubtful accounts of $0.5 million, partially offset by a gain of $7.5 million from sale of assets held-for-sale. The cash used in changes in our operating assets and liabilities of $20.6 million which primarily consists of an increase of $2.6 million in accounts receivable, a decrease of $6.7 million in accrued expenses and other liabilities due to timing of payments, and an increase of $11.3 million in unbilled receivables from a licensing arrangement with a customer. These amounts were partially offset by cash provided from changes in our operating assets and liabilities of $5.4 million was primarily due to an increase of $9.0 million in contract liabilities primarily due to deferred revenues from a licensing arrangement, partially offset by a decrease of $6.1 million in customer deposit. The cash provided from changes in our operating assets and liabilities also included a decrease of $1.6 million in inventories due to decreased sales volume of certain products, a decrease of $0.2 million in prepaid and other current assets and an increase of $0.7 million in accounts payable due to timing of payments.

During 2019, operating activities used $43.2 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $67.2 million, impacted by our non-cash charges of $5.9 million primarily consisting of depreciation and amortization of $8.0 million, partially offset by deferred income tax of $2.0 million. The cash provided from changes in our operating assets and liabilities of $24.3 million was primarily due to an increase of $13.6 million in accrued expenses and other liabilities due to timing of payments, a decrease of $9.6 million in accounts receivable and a decrease of $1.1 million in other noncurrent assets. These amounts were partially offset by cash used in changes in our operating assets and liabilities of $6.2 million which primarily consists of an increase of $3.6 million in prepaid expenses and other current assets, a decrease of $1.7 million in contract liabilities due to the timing of billings and cash received in advance of revenue and an increase of $0.9 million in inventories due to decreased sales volume of certain products.

During 2018, operating activities used $30.5 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $62.3 million, impacted by our non-cash charges of $12.9 million primarily consisting of depreciation and amortization of $6.8 million and deferred income tax of $5.8 million. The cash provided from changes in our operating assets and liabilities of $28.0 million was primarily due to a decrease in inventories of $21.3 million as we consumed previously purchased inventory, an increase in contract liabilities of $4.3 million due to the timing of billings and cash received in advance of revenue and a decrease in accounts receivable of $2.4 million. These amounts were partially offset by cash used in changes in our operating assets and liabilities of $9.0 million which primarily consists of decreases of $4.4 million in accounts payable and $2.4 million in accrued expenses and other liabilities due to timing of payments, and an increase of $1.3 million in prepaid expenses and other current assets.

Investing Activities

During 2020, cash used in investing activities was $134.5 million, which was primarily used to purchase short-term investments of $145.7 million and purchase property, plant and equipment of $3.3 million, partially offset by proceeds from the sale of our Morgan Hill building of $12.3 million and sales and maturities of short-term investments of $2.2 million.

During 2019, cash provided by investing activities was $29.5 million, which was primarily from sales and maturities of short-term investments of $62.6 million and proceeds from repayment of notes receivable from stockholders of $3.5 million, partially offset by cash used to purchase short-term investments of $28.8 million, purchase property, plant and equipment of $5.2 million and to acquire Mapper of $2.5 million.

During 2018, cash used in investing activities was $19.4 million, which was primarily used to purchase short-term investments of $35.3 million and purchase property, plant and equipment of $6.9 million, partially offset by sales and maturities of short-term investments of $20.8 million and proceeds from the cancellation of corporate-owned life insurance policies of $2.1 million.

Our machinery and equipment is depreciated over a useful life of approximately five years.

Financing Activities

During 2020, cash provided by financing activities was $347.7 million, consisting primarily of net proceeds of $247.0 million from the Business Combination and PIPE offering, $73.7 million from exercises of public warrants, $19.9 million from issuance of preferred stock and proceeds of $10.0 million from the PPP loan, partially offset by $1.1 million cash paid for IPO costs and $1.8 million cash paid for repurchases of common stock.

During 2019, cash provided by financing activities was $49.8 million consisting of net proceeds from the issuance of Series B-1 preferred stock in October 2019.

During 2018, cash provided by financing activities was $44.2 million consisting of net proceeds of $46.7 million from the issuance of Series B preferred stock in September 2018, partially offset by $2.5 million use of cash to repurchase our common stock.

Off-Balance Sheet Arrangements

As of December 31, 2020, we have not entered into any off-balance sheet arrangements and do not have any holdings in variable interest entities.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates.

We do not believe that inflation has had a material effect on our business, results of operations or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.

Interest Rate Risk

As of December 31, 2020, we had cash, cash equivalents and short-term investments of approximately $350.3 million, which are comprised of money market funds, U.S. government and agency securities, corporate debt securities and commercial paper, which carries a degree of interest rate risk. A hypothetical 10% change in interest rates would not have a material impact on our financial condition or results of operations due to the short-term nature of our investment portfolio.

Foreign Currency Exchange Risk

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Substantially all of our revenue is generated in U.S. dollars. Our expenses are generally denominated in the currencies of the jurisdictions in which we conduct our operations, which are primarily in the U.S. and to a lesser extent in Asia and Europe. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international operations grow, we will continue to reassess our approach to manage our risk relating to fluctuations in currency rates.

BUSINESS

Overview

Velodyne, the first pure-play lidar company, is a global leader in lidar technology providing real-time 3D vision for autonomous systems. Our lidar solutions are advancing the development of safe automated systems throughout the world, thereby empowering the autonomous revolution by allowing machines to see their surroundings. In automotive applications, our products improve roadway safety by providing perception data for reliable object avoidance and safe path-planning. To improve roadway, bicycle, and pedestrian safety, we sell automotive solutions to the rapidly expanding ADAS market, which will incrementally address the requirements of the NHTSA 5-Star Safety Ratings System.

Our lidar-based smart vision solutions are also deployed in many non-automotive applications, including autonomous mobile robots, UAVs, drones, last-mile delivery, precision agriculture, advanced security systems and smart city initiatives. In the past, purchases of our solutions in these markets have been primarily focused on research and development projects. We are now seeing growth within this sector of the industry as many of our non-automotive customers move into commercial production with their offerings.

Through our direct sales team as well as through distributors, we sell to both automotive customers, including top automotive OEMs, system integrators, and last-mile delivery providers, as well as to non- automotive customers providing an array of industrial, drone, and security applications, among others.

We believe that our lidar technologies can significantly reduce the number of lives lost in vehicle crashes and substantially reduce pedestrian and bicyclist fatalities. Beyond the automotive industry, our technology can also help reduce injuries in areas including factories, construction sites, mines, oil rigs and ports. Lidar technology can also enhance public welfare through security and smart city applications. In addition, our solutions are being used in applications such as touchless delivery, sanitation and physical distance tracking, all of which have advanced safety and health measures during the COVID-19 pandemic.

Business Combination

Graf Industrial Corp., our predecessor, was originally incorporated in Delaware as a special purpose acquisition company. On July 2, 2020, Graf and VL Merger Sub Inc., a wholly owned subsidiary of Graf entered into a merger agreement with Velodyne (the “Merger Agreement”). We refer to the transactions contemplated by the Merger Agreement as the “Business Combination.” Graf consummated the Business Combination on September 29, 2020. Immediately upon the consummation of the Business Combination, the pre-combination Velodyne became a wholly owned subsidiary of Graf. Graf changed its name to Velodyne Lidar, Inc. and the pre-combination Velodyne Lidar changed its name to Velodyne Lidar USA, Inc. On September 30, 2020, Velodyne’s common stock and warrants began trading on the Nasdaq Global Select Market under the symbols “VLDR” and “VLDRW,” respectively.

The aggregate consideration for the Business Combination and related transactions was approximately $1.8 billion, consisting of (i) $222.1 million in cash at the closing of the Business Combination, net of transaction expenses, and (ii) 150,277,532 shares of common stock valued at $10.25 per share, totaling $1,540.3 million.

Our Technology Platform

Our hardware and software solutions center around our proprietary lidar sensor technology, which enables real-time, three-dimensional vision of the surrounding environment for a breadth of autonomous and intelligent systems.

To perceive the environment in 3D, our sensor emits a series of laser pulses, typically millions of pulses each second, which bounce off objects in the environment and return to the sensor. The device measures the time each pulse traveled and uses highly sophisticated, real-time algorithms to create digital, machine-readable maps of the surrounding environment. These maps have up to centimeter-level precision and capture rich detail all around the sensor. Since the maps are continually refreshed every few milliseconds, they can be used to perceive both static and dynamic objects. Unlike cameras that are two-dimensional and radar that is not capable of high-definition imaging, our lidar captures a precise, high definition, three-dimensional view of the environment. These characteristics make our lidar technology the ideal sensor platform for cars, robots and other autonomous machines to perceive the world as they move through it.

Our Product Portfolio

Using an array of eye-safe lasers, our lidar solutions measure distances in the environment at the speed of light. Unlike camera-based solutions, lidar solutions allow machines to see in 3D by providing precise distance measurements of surrounding objects. Lidar also performs better than cameras in low light conditions and produces fewer errors. Compared to radar, lidar provides better resolution, perceiving objects’ shapes for superior object detection and classification. Lidar also performs better than cameras in darkened conditions and produces fewer errors. Lidar systems currently being tested can detect pedestrians equally well during daytime and nighttime conditions because the systems provide self-illumination by means of laser beams. Together with lower computing power requirements, these features enable autonomous platforms to make fast and accurate decisions to mitigate collisions. Velodyne’s proprietary lidar-based hardware and software solutions combine class-leading range, up to centimeter-level accuracy and lower power consumption with high-grade reliability.

Surround View Lidar

We offer a broad lineup of surround-view lidar to support numerous end applications, including autonomous vehicles, drones, security, and mapping.

VLS-128 (Alpha Prime) is our flagship surround-view lidar and the first sensor in the world capable of 300-meter range, specifically made for autonomous driving and advanced vehicle safety at highway speeds. The lidar sensor incorporates 128 lasers and provides real-time 3D data up to 0.1-degree vertical and horizontal resolution. The Alpha Prime provides the best combination of range, resolution and precision to enable Level 4 and Level 5 autonomous vehicles to function both at highway speeds as well as in low-speed urban environments. We were recognized with the Pace Automotive Award for this product.

VLP-32 (Ultra Puck) is the third generation of the Puck family. The high-density, long-range image generated by the Ultra Puck makes it an optimal solution for robotics, mapping, security, driver assistance and autonomous navigation. VLP-32 uses 32 lasers to double the range and resolution of its predecessor at a range of up to 200 meters. Ultra Puck also introduces firing exclusion and advanced features for minimizing false positives. The compact design is small and light enough to be placed below a car’s side-view mirror and greatly reduces the cost of the system required for a fully-autonomous vehicle.

VLP-16 (Puck) is one of the most popular sensors on the market and offers 16 lasers and a 100 meter range. Developed with mass production and affordability in mind, the Puck retains the multi-laser design of our other sensors while offering lower power consumption, lighter weight and a more compact footprint at an attractive price point, making it ideal for low speed autonomy and driver assistance applications.

VLP-16 Hi-Res (Puck Hi-Res) is a further iteration of the original groundbreaking Puck and is designed for applications requiring high image resolution. While retaining surround view and 100 meter range, this sensor compresses the vertical field-of-view from 30 degrees to 20 degrees for a tighter laser distribution spaced at 1.33 degrees instead of 2.00 degrees. This design delivers more details in the 3D image at longer ranges and enables the host system to not only detect but also better identify objects at these greater distances. It is optimized for autonomous vehicle applications but will provide denser data and better object recognition in all its applications.

VLP-16 LITE (Puck LITE) is the world’s lightest 16-laser lidar sensor at 590 grams and was designed expressly to address the exacting requirements of the UAV and aerial 3D mapping markets. Puck LITE achieves identical performance to the original Puck but reduces the sensor weight by almost 30 percent, critically enabling longer flight times. This lightweight, high-performance sensor retains 360-degree surround view to capture real-time 3D lidar data.

HDL-32E was released in response to demand for a more compact and lighter sensor and this second-generation 3D lidar solution extends the core 360-degree technology developed for the HDL-64E. The HDL-32E features 32 lasers aligned over a 40-degree vertical field-of-view, generates up to 1.39 million points per second and was the first

3D lidar technology to provide distance and intensity measurements across 100 meters with less than 2-centimeter accuracy. More compact and lighter weight than its predecessor, the HDL-32E measures 5.7 inches high by 3.4 inches wide, weighs less than 2 kilograms and is developed to meet stringent military and automotive environmental specifications.

HDL-64E was the world’s first commercially available real-time 3D lidar, supporting 64 lasers, a 360-degree field-of-view and a 120 meter range. The HDL-64E is based on the first prototype invented by David Hall, our former director and CEO, and to date has been driven millions of miles on public roads across the United States. Designed for robust obstacle detection this sensor continues to enable safe navigation of ground vehicles, such as heavy trucks and autonomous fleets, in ports, and on marine vessels.

Solid State Lidar

Our solid state lidar technology combine the high reliability and long lifetime of traditional micro electro-mechanical systems (“MEMS”) solutions while also providing longer sensing range.

Velarray M1600

Designed for autonomous applications in sidewalk, commercial and industrial settings, the Velarray M1600 provides outstanding near-field perception at a range of 0.1 to 30 meters for safe navigation in diverse environmental conditions. The Velarray M1600’s optimal combination of data-rich resolution and broad field-of-view enables precise mapping and obstacle avoidance. With a durable design, this sensor is aesthetically well-suited for external mounting and easily embeddable in a robot’s sensor compartment. The Velarray M1600 features our breakthrough micro-lidar array (“MLA”) architecture, a robust and reliable design for mass production.

Velarray H800

With the Velarray H800, we deliver the optimal solid state lidar sensor for ADAS and autonomous applications. The H800’s range — from .01 to 200 meters — combined with wide horizontal field of view (“FOV”) detects objects early enough to enable safe stopping distances in urban driving scenarios and collision avoidance on curves and turns. Its excellent vertical FOV provides superior detection of near-range small and overhead objects, while covering corner use-cases including sloping roads. The H800’s range enables advanced highway ADAS features such as Adaptive Cruise Control, Lane Keep Assist, and Automatic Emergency Braking. With a configurable frame rate, the H800 offers outstanding point cloud density for high resolution mapping and object classification tasks. Designed for automotive-grade performance and durability, this versatile sensor is ideal for a variety of internal and external mounting locations. The Velarray H800 also features our breakthrough MLA architecture.

Products under Development

The following products are under development and are not yet available for commercial shipment to customers. There are risks associated with developing and producing these new products. See “Risk Factors — Risks Related to Velodyne’s Business — The markets in which Velodyne competes are characterized by rapid technological change, which requires it to continue to develop new products and product innovations, and could adversely affect market adoption of its products.”

Solid State Lidar

Velabit will bring Velodyne’s performance and design to an embedded solution that can be hidden around or inside the vehicle. Aimed at satisfying a growing set of price-sensitive applications, Velabit will retain 100 meter range and high precision while being packaged in our smallest form factor. The Velabit will be our lowest-priced sensor.

Dome Lidar

Our dome hybrid solid state architecture has an innovative optical design that provides a 180-degree, hemispherical view of the surrounding environment in an embeddable form factor to enable detection of objects in close proximity, such as pedestrians and bicyclists.

VelaDome will be a category-creating sensor specifically designed for high-resolution, short- range sensing. The VelaDome will offer 180-degree by 180-degree field-of-view and the ability to detect objects as close as 0.1 meter. The VelaDome’s small form factor will fit for a variety of low profile mounting and styling options along the sides of an autonomous vehicle. This sensor’s near-field detection and high-density image will make it an ideal solution for a range of close-proximity automotive applications, including blind-spot monitoring.

Software Solutions

Vella

As part of our mission to drive commercial adoption, we are also developing a full software ADAS solution built around lidar, which we refer to as Vella.The Vella software solution is designed to deliver a rich set of safety and autonomy applications to any vehicle that utilizes a Velarray lidar. For automotive applications, Vella interprets lidar point cloud data to perform obstacle detection and tracking for avoiding and mitigating crashes with dynamic and static objects, including vulnerable road users and vehicles. Through predictive collision monitoring, Vella compares an object’s trajectory with that of the ego vehicle, in order to identify and avoid imminent crash scenarios.

We believe this will provide an opportunity for us to monetize our data assets, providing us with a potential new source of revenue through a data and software services model.

Customers, Sales and Distribution

We currently have, and are actively developing, several multi-year contracts for ADAS and autonomous vehicle programs. We work closely with major autonomous vehicle development programs around the world. In addition, companies across a wide range of non-automotive end markets are increasingly adopting our lidar-based technologies into their systems. Our customers deploy our smart vision technology in various applications across markets, including in autonomous vehicles, ADAS, UAVs, mapping, industrial automation, self-driving rovers, autonomous vessels, smart city initiatives and robotics. Additionally, we provide account management, product management, and technical support experts to form deep, collaborative relationships with strategic customer research and development organizations. These teams focus on assisting with rapid first installations, mass production supply agreements and post-sales support.

In 2020 and 2019, more than 300 customers, including distributors who sell our products to additional end customers, purchased lidar solutions from us. Approximately 200 of those customers were in non-automotive markets. In 2020 and 2019, two customers each accounted for more than 10% of our revenue. We define the number of customers as the number of customers for which we have received an order for one or more of our products. A single organization or customer may represent multiple customers due to separate divisions, segments or subsidiaries.

We have various multi-year agreements with customers, including non-automotive customers and automotive customers such as OEMs and system integrators. These agreements generally provide for one-year demand forecasts, with quarterly volumes and prices for the year. After the first year, we and the customer have the ability to evaluate need and price for subsequent forecasts. These agreements provide unit discounts for both volume commitments and marketing commitments. These multi-year agreements also provide terms and conditions of sale that are negotiated based on price and volume commitment. We are actively developing several such agreements with potential non-automotive and automotive customers.

We have built an extensive ecosystem in the markets we serve. We have distribution partners in Asia and Europe to address growing market opportunities in these regions and beyond. In North America, we sell directly to most of our customers as well as through three national distributors who are also our customers and integrators. We also sell our solutions through our customer service hubs around the world, such as Germany and China, where we maintain offices and staff.

Manufacturing

We have dedicated teams focused on manufacturing processes, such as those that include proprietary alignment and calibration techniques. Our teams leverage automation steps to lower manufacturing times, improve yield and position us and our manufacturing partners to produce at increasing scale as our customers’ requirements increase. We expect to reduce our focus on in-house manufacturing and increasingly leverage the experience of our current and future manufacturing partners. Currently, our two key manufacturing partners are Nikon and Fabrinet. We plan to expand these manufacturing partnerships in 2021 to include VLS-128 and Velarray by transferring these products currently manufactured in-house to Nikon and Fabrinet, respectively.

Industry and Competition

There is an increasing demand for lidar to help advance automated systems with the goal of increasing safety, improving efficiency and enhance productivity. Lidar’s status as a critical sensor in many applications gives us the opportunity to add higher value to customers by providing comprehensive solutions. There is increasing adoption of lidar across a wide variety of industries, some of which are accelerating in a post-COVID world.

For the automotive industry, SAE International has published a taxonomy with detailed definitions for six levels of driving automation, ranging from no automation to full automation. To increase road safety and respond to regulatory requirements, we believe automotive manufacturers are proactively adopting ADAS technology. As industry participants develop active safety features, standards defining the increasing levels of sophistication in these features are required. We are working with SAE International and other major professional and standardization organizations to guide the relevant regulations that address public safety.

Additionally, we believe businesses are actively exploring the use of autonomous trucks, drones and robots to help create more efficient and less expensive delivery infrastructure to meet consumer demand for fast and cost-efficient delivery solutions. As a result, we believe there is a continual need for precise 3D mapping information to understand the surrounding environment and movement patterns to improve transportation logistics and enhance traffic efficiency.

The market for perception solutions for autonomous applications is an emerging market, with many potential applications in the development stage. As a result, we face competition from a range of companies seeking to have their products incorporated into these applications that are being developed and it may take a long period of time for our primary competitors to emerge. Our competitors are also working to advance technology, reliability, and innovation in their development of new and improved solutions. Although we believe that we have market leading technology, we continue to face competition from existing competitors and new companies emerging in the lidar, camera and radar industries. It is our belief that it will take most of these new smaller companies a substantial period of time to gain the recognition and trust of top-tier automotive OEMs, as well as customers and partners in other non-automotive industries. For example, we believe that we shipped more units in the fourth quarter of 2020 than all of our other competitors combined for the year. Many of our competitors offer products targeted for niche applications. Some competitors are currently selling products that offer lower levels of performance in ADAS and new markets. In the ADAS market, a number of competitors have already achieved substantial market share using camera and radar-based perception sensing solutions, although we believe we offer a higher performance product that empowers higher performance ADAS systems, which we believe have the potential to displace current offerings and increase our market share.

Market Opportunity

Our technology enables autonomy and can create new markets. Traditionally, many autonomous and 3D vision-based sensing applications were developed by utilizing non-lidar sensors; however, as the benefits of lidar-based solutions are becoming more widely recognized, we believe there are significant market opportunities available for our technology. As autonomous and 3D vision-based applications continue to grow more complex, we believe our technologies will become increasingly adopted due to our innovation, leadership, scale, and commercial readiness.

We expect demand in the automotive market to be driven by regulatory and customer demand for lidar solutions. Based on third party data, we estimate that the total market size for vehicles deploying autonomous technology will be approximately 29.0 million vehicles by 2022 and approximately 52.8 million vehicles by 2026. Generally, the number of lidar sensors to be deployed on each vehicle in the market depends on the level of autonomy and the type of lidar sensors utilized, which we expect to range from one to 12 sensors in 2022 and one to 13 sensors in 2026. We believe that in most cases that more lidar sensors, or at least lidar sensors with greater functionality, will be required as the level of autonomy increases towards full autonomy. In addition to the automotive market, we believe there are significant market opportunities available for our technology in the industrial, drones, autonomous mobile robots and 3D mapping end-markets that we are actively engaging with customers on. In addition, we believe that our market opportunity could be larger than what is currently estimated as there are early development and largely unexplored new and emerging applications, which we refer to as greenfield applications, such as traffic monitoring, pedestrian monitoring, security and natural disaster damage assessment.

Sales and Marketing

We continue expanding our sales and marketing efforts to attract new customers and grow orders from existing customers. We have developed a global network of active distributors to sell, install and support our solutions. Our channel partner ecosystem helps develop emerging applications for our lidar technology.

We have launched Automated with Velodyne program, our integrator ecosystem aimed to commercialize next generation autonomous solutions using our lidar technology. Through the program, we help companies by supporting innovation, promoting applications and creating lasting customer and business relationships. The program reflects our focus on accelerating market adoption of 3D lidar innovations and driving revenue growth for our partners around the world. In addition to a broad portfolio of groundbreaking, versatile lidar sensors, we provide technical, sales and distribution channel service and support. The program includes joint marketing activities to promote partner brands and customer success at trade shows, social and owned media channels, and more. There are over 75 companies in the Automated with Velodyne program. They have used our lidar technologies to build solutions in application areas that include ADAS, autonomous vehicles, mapping, industrial, smart city, drone/UAV, robotics and security

Through our marketing efforts and strategic relationships we also continue to expand our global network of customers and channel partners. We are well known to global automotive OEMs, Tier 1 suppliers and customers using 3D lidar for non-automotive use cases, including mapping applications, UAVs, robotics, smart cities and industrial applications. These relationships allow us to continue to reach additional customers and partners globally. We also leverage opportunities to present and speak at conferences, executive events, trade shows and industry events to further develop our brand and reputation. These opportunities also allow us to showcase our technology and attract additional customer and channel partner interest. Through industry events and strategic relationships, we continue to identify the evolving needs of our customers and, as a result, develop new and improved solutions.

Research and Development

We have invested a significant amount of time and expense into research and development of lidar-based technologies. Our ability to maintain our leadership position depends in part on our ongoing research and development activities. Our research and development team is responsible for the design, development, manufacturing and testing of our products. We focus our efforts on development in the areas of novel lidar architecture, advanced product design, innovative manufacturing technologies and advanced algorithms. In addition, we are transitioning from field programmable gate arrays to application-specific integrated circuits (ASICs) in order to further improve performance of our products, lower costs and reduce reliance on any key suppliers.

Our research and development is largely conducted at our headquarters in San Jose, California. As of December 31, 2020, we had approximately 123 full time employees engaged in our research and development activities.

Intellectual Property

Our ability to be at the forefront of innovation in the lidar market depends in part on our ability to obtain and maintain patents and other proprietary rights relating to our key technology, and our ability to successfully enforce these rights against third parties. We currently have proprietary intellectual property, including in our embedded software, real-time 3D vision for autonomous systems, manufacturing processes and calibration methodology, which we believe is strongly protected by our registered patents. We have also filed patents and trademark applications in order to further secure these rights and strengthen our ability to defend against third parties who may infringe on our rights. We also protect our proprietary rights through agreements with our customers and channel partners.

As of December 31, 2020, we had 21 issued and 8 allowed U.S. patents and 41 pending U.S. patent applications. These issued patents begin expiring in 2027. We also have in the aggregate 158 issued non-U.S. patents, pending Patent Cooperation Treaty (PCT) applications and non-U.S. national stage applications corresponding to various U.S. patent applications described above.

The applications and issued patents cover a broad range of system level and component level aspects of lidar technology. We do not know whether any of our pending patent applications will result in the issuance of patents or whether the examination process will require us to narrow our claims. Even if granted, there is no assurance that these pending patent applications will provide us with protection.

Government Regulation

We are subject to the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 that will require us to diligence, disclose and report whether our products contain conflict minerals. The implementation of these requirements could adversely affect the sourcing, availability and pricing of the materials used in the manufacture of components used in our products.

In addition, our operations are subject to various international, federal, state and local laws and regulations governing the occupational health and safety of our employees and wage regulations. We are subject to the requirements of the federal Occupational Safety and Health Act, as amended, (“OSHA”), and comparable international, state and local laws that protect and regulate employee health and safety.

At both the federal and state level, the U.S. has provided a positive legal environment to permit safe testing and development of autonomous functionality. We do not anticipate any near-term federal standards that would impede the foreseeable deployments of our lidar technology. Some states, however, particularly California and New York, still enforce certain operational or registration requirements for certain autonomous functions. We believe such hurdles will be removed as state regulators gain better experience with the technology. U.S. federal regulations, however, remain largely permissive of deployments of higher levels of safe and responsible autonomous functionality.

At the federal level in the U.S., the safety of the automotive industry is regulated by the U.S. Department of Transportation through two federal Agencies — the National Highway Traffic Safety Administration (the “NHTSA”) and the Federal Motor Carrier Safety Administration. NHTSA establishes the Federal Motor Vehicle Safety Standards (the “FMVSS”) for motor vehicles and motor vehicle equipment and oversees the actions that manufacturers of motor vehicles and motor vehicle equipment are required to take regarding the reporting of information related to defects or injuries related to their products and the recall and repair of vehicles and equipment that contain safety defects or fail to comply with the FMVSS.

As the cars that carry our sensors go into production, we are subject to existing stringent requirements under the National Traffic and Motor Vehicle Safety Act of 1966 (the “Vehicle Safety Act”), including a duty to report, subject to strict timing requirements overseen by NHTSA, safety defects with our products. The Vehicle Safety Act imposes potentially significant civil penalties for violations including the failure to comply with such reporting requirements. We are also subject to the existing U.S. Transportation Recall Enhancement, Accountability and Documentation Act (“TREAD”), which requires equipment manufacturers, such as us, to comply with “Early Warning” requirements by reporting certain information to the NHTSA, such as information related to defects or reports of injury related to our products. TREAD imposes criminal liability for violating such requirements if a defect subsequently causes death or bodily injury. In addition, the National Traffic and Motor Vehicle Safety Act authorizes NHTSA to require a manufacturer to recall and repair vehicles that contain safety defects or fail to comply with U.S. federal motor vehicle safety standards. Sales into foreign countries may be subject to similar regulations. As the development of federal and state regulation of autonomous machines and vehicles continues to evolve, we may be subject to additional regulatory schemes.

In addition, we are subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act. These requirements are enforced by the U.S. Food and Drug Administration (“FDA”). Electronic product radiation includes laser technology. Regulations governing these products are intended to protect the public from hazardous or unnecessary exposure. Manufacturers are required to certify in product labeling and reports to the FDA that their products comply with applicable performance standards as well as maintain manufacturing, testing, and distribution records for their products.

In order for us to operate in international markets outside the U.S., we may also be required to comply with relevant federal and foreign legal regulations regarding autonomous vehicles as well as technology export control, data security, cybersecurity, the International Traffic in Arms Regulation promulgated under the Arms Export Control Act (“ITAR”), the Foreign Corrupt Practices Act (“FCPA”), the anti-boycott provisions of the U.S. Export Administration Act and other related regulations that apply to global technology companies. We have developed compliance processes and procedures related to these regulatory requirements and believe that we are in compliance with such requirements. We do not believe there are any regulatory restrictions that would materially restrict our ability to operate in our key markets.

Legal Proceedings

From time to time we are involved in actions, claims, suits and other proceedings in the ordinary course of business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. We are defending all current litigation matters. Although there can be no assurances and the outcome of these matters is currently not determinable (except as specifically described below), we currently believe that none of these claims or proceedings are likely to have a material adverse effect on our financial position.

Quanergy Litigation

In September 2016, Quanergy Systems, Inc. (“Quanergy”) filed a complaint against us and one of our customers in the Northern District of California (the “District Court litigation”), seeking a declaratory judgment of non-infringement of one of the Company’s patents, U.S. Patent No. 7,969,558 (the “‘558 patent”) and asserting state and federal trade secret misappropriation claims against us and our customer and breach of contract and constructive fraud claims against our customer. In November 2016, Quanergy filed an amended complaint, removing its trade secret misappropriation claims against the Company, dropping our customer from the suit and dropping the related claims of breach and constructive fraud. The amended complaint maintained only the declaratory judgment of non-infringement action against us. In December 2016, we filed an answer generally denying the allegations and relief requested in Quanergy’s amended complaint. Our answer also included counterclaims against Quanergy asserting direct, indirect, and willful infringement of the ‘558 patent. In January 2017, Quanergy filed an answer generally denying the allegations in our patent infringement counterclaims and requesting relief. The court held a claim construction hearing on September 13, 2017 and issued a claim construction order on October 4, 2017, which adopted the majority of our proposed constructions. In June 2018, the district court entered an order granting a joint stipulation to stay the litigation.

Quanergy filed two petitions for inter partes review with the U.S. Patent Office’s Patent Trials and Appeal Board (PTAB) in November 2017, challenging all claims of the ‘558 patent that we asserted. We filed our Patent Owner Preliminary Response to Quanergy’s petitions on March 7, 2018. The PTAB issued an institution decision on May 25, 2018, instituting review of all challenged claims. We subsequently filed our Patent Owner Response and a Contingent Motion to Amend the claims. The PTAB held oral argument on February 27, 2019. On May 23, 2019, the PTAB issued a Final Written Decision upholding the validity of all the challenged claims, finding that Quanergy did not prove by a preponderance of the evidence that any of the challenged claims of the ‘558 patent were unpatentable, and denying our contingent motion as moot. In June 2019, Quanergy filed a request for rehearing. On July 21, 2020, Quanergy filed a Notice of Appeal, appealing the PTAB decision to the U.S. Court of Appeals for the Federal Circuit. Quanergy’s opening appeal brief was filed on January 22, 2021. Our responsive appeal brief was filed on April 2, 2021. Quanergy filed its reply brief on April 23, 2021. We believe the allegations in the actions are without merit, and intend to defend the actions vigorously.

Employment Matters

On June 8, 2020, a former employee filed a class action lawsuit in the Santa Clara County Superior Court of the State of California. The complaint alleges that, among other things, the Company failed to pay minimum and overtime wages, final wages at termination, and other claims based on meal periods and rest breaks.

The plaintiff is bringing this lawsuit on behalf of herself and other similarly situated plaintiffs who have not been identified and is seeking to certify the action as a class action. The plaintiff has now filed a First Amended Complaint that adds a claim pursuant to California’s Private Attorneys General Act. The First Amended Complaint does not specify the amount the plaintiff seeks to recover. Velodyne’s response to the First Amended Complaint was filed on November 16, 2020 and the parties are in the process of beginning discovery concerning class certification issues. The court has scheduled a Case Management Conference for May 26, 2021. We believe the allegations in the action are without merit, and intend to defend the actions vigorously.

Securities Litigation Matters

On March 3, 2021, a purported shareholder of Velodyne filed a complaint for a putative class action against Velodyne, Anand Gopalan and Andrew Hamer in the United States District Court, Northern District of California, entitled Moradpour v. Velodyne Lidar, Inc., et al., No. 3:21-cv-01486-SI. The complaint alleges purported violations of the federal securities laws and that, among other things, the defendants made materially false and/or misleading statements and failed to disclose material facts about our business, operations and prospects. The complaint alleges that purported class members have suffered losses. The complaint seeks, among other things, an award of compensatory damages on behalf of a putative class of persons who purchased or otherwise acquired our securities between November 9, 2020 and February 19, 2021.

On March 12, 2021, a putative class action entitled Reese v. Velodyne Lidar, Inc., et al., No. 3:21-cv-01736-VC, was filed against us, Mr. Gopalan and Mr. Hamer in the United States District Court for the Northern District of California, based on allegations similar to those in the earlier class action and seeking recovery on behalf of the same putative class. On March 19, 2021, another putative class action entitled Nick v. Velodyne Lidar, Inc., et al., No. 4:21-cv-01950-JST, was filed in the United States District Court for the Northern District of California, against us, Mr. Gopalan, Mr. Hamer, two current or former directors, and three other entities. The complaint alleges purported violations of the federal securities laws and that, among other things, the defendants made materially false and/or misleading statements and failed to disclose material facts about our business, operations, controls and prospects and seeks, among other things, an award of compensatory damages on behalf of a putative class of persons who purchased or otherwise acquired our securities between July 2, 2020 and March 17, 2021. We believe that the putative class actions are likely to be consolidated and proceed as a single litigation. We believe the allegations in the actions are without merit, and intend to defend the actions vigorously.

On March 12, 2021, a putative shareholder derivative lawsuit entitled D’Arcy v. Gopalan, et al., No. 1:21-cv-00369-MN, was filed in the United States District Court for the District of Delaware against current and former directors and/or officers Anand Gopalan, Andrew Hamer, David S. Hall, Marta Thoma Hall, Joseph B. Culkin, Michael E. Dee, James A. Graf, Barbara Samardzich, and Christopher A. Thomas, and names Velodyne Lidar, Inc. as a nominal defendant. The complaint asserts claims for breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement, and waste of corporate assets against all of the individual defendants, and asserts a contribution claim under the federal securities laws against Mr. Gopalan and Mr. Hamer. On March 16, 2021, a second shareholder derivative lawsuit entitled Kondner, et al. v. Culkin, et al., No. 1:21-cv-00391- MN, was filed in the United States District Court for the District of Delaware against most of the same defendants named in the earlier derivative complaint, and asserts claims against the individual defendants for alleged breaches of fiduciary duty and waste of corporate assets. Both derivative actions are based on allegations similar to those in the class actions discussed above, and have now been consolidated. We believe the allegations in the action are without merit, and intend to defend the actions vigorously.

Employees

As of December 31, 2020, we employed approximately 309 people. We also engage numerous consultants and contractors to supplement our permanent workforce. None of our employees are represented by a labor union or covered by collective bargaining agreements. We believe we have strong and positive relations with our employees. We are focused on aligning our valued human capital resources to our strategic priorities with a strong focus on leadership development, employee engagement and company culture. As part of our commitment to employee development, we make ongoing investments in our team, including hiring a Chief People Officer in October 2020 to lead our global human resources organization.

Our company culture is focused on honesty, integrity, dignity and respect, and our Code of Conduct is designed to help us achieve the right results, the right way. The code establishes high standards of honesty and integrity for all employees, officers and directors, and expects the same high standards of contractors, consultants, suppliers and agents. The specific policies set forth in the code help ensure that we conduct our business fairly and ethically in an environmentally responsible and sustainable manner.

Facilities

Our corporate headquarters is located in San Jose, California, consisting of approximately 205,000 square feet of office and manufacturing space. We also lease offices in Alameda, California, Riisselsheim, Germany and Beijing, China. We believe that our office space is adequate for our current needs and, should we need additional space, we believe will be able to obtain additional space on commercially reasonable terms.

MANAGEMENT

Executive Officers and Directors

The table below lists our directors and executive officers along with each person’s age as of the date of this prospectus and any other position that such person holds.

Name	Age	Position
Executive Officers
Dr. Anand Gopalan	41	Chief Executive Officer and Director
Andrew Hamer	57	Chief Financial Officer and Treasurer
Sally Frykman	36	Chief Marketing Officer
Joseph Michael Jellen	50	Chief Strategy Officer
Sinclair Vass	52	Chief Commercial Officer
Jim Barnhart	58	Chief Operating Officer
Mathew Rekow	51	Chief Technology Officer
Kathryn McBeath	58	Chief People Officer
Michael Vella	57	General Counsel
Laura Tarman	50	Vice President of Sales
Other Key Employees
Dr. Mircea Gradu	57	Senior Vice President of Quality and Validation
Non-Employee Directors
Joseph B. Culkin(3)	66	Chairman and Director
Michael E. Dee(1)(3)	64	Director
Marta Thoma Hall	69	Director
Deborah Hersman(3)	50	Director
Barbara Samardzich(1)(2)	62	Director
Christopher Thomas(1)(2)	46	Director
Hamid Zarringhalam(2)(3)	56	Director
(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Governance Committee.

Executive Officers

Dr. Anand Gopalan.   Dr. Gopalan serves as our Chief Executive Officer, President and a member of the Board. Dr. Gopalan has served as Velodyne’s Chief Executive Officer since January 2020 and as a member of Velodyne’s Board since July 2019. Prior to becoming Velodyne’s Chief Executive Officer in January 2020, Dr. Gopalan served as Velodyne’s Chief Technology Officer from May 2017 until January 2020 and Vice President of Research and Development from June 2016 until May 2017. In his role as Chief Technology Officer, Dr. Gopalan was responsible for all the new technology and advanced product development at Velodyne. He further worked alongside Mr. Hall on technology and business strategy and was the technical face of Velodyne with all its major customers. Dr. Gopalan brings close to fifteen years of experience in electrical engineering, opto-electronics and semiconductors to us. Previously, Dr. Gopalan served in various technology executive roles, most recently as Vice President of Engineering at Rambus Incorporated, a microchip interface and architecture company, from March 2013 until May 2016. From June 2005 to March 2013, Dr. Gopalan served in various roles, including as Director of Research and Development and Mixed-Signal IP Development at Kawasaki Microelectronics, Inc., a microchip company. Dr. Gopalan holds a B.E. in electronics from the University of Mumbai, an M.S. in Electrical Engineering and a Ph.D. in Microsystems from Rochester Institute of Technology.

Andrew Hamer.   Mr. Hamer serves as our Chief Financial Officer and Treasurer. Mr. Hamer has served as Velodyne’s Chief Financial Officer and Treasurer since July 2019. Mr. Hamer served as interim Chief Financial Officer and Treasurer from April 2019 to July 2019. Previously, from October 2017 to September 2018, Mr. Hamer served as Chief Financial Officer of Anomali, Inc., a cybersecurity company. From October 2016 to April 2017, he served as Chief Financial Officer of Sungevity, Inc., a solar electricity company. From June 2010 to February 2016,

Mr. Hamer served as Chief financial officer of ON24 Inc., a provider of cloud-based webcasting and virtual communication solutions. Prior to that, Mr. Hamer was Chief Financial Officer of Keynote Systems, Inc. and he held Chief Financial Officer and Vice President of Finance and Administration positions at KnowNow, Inc., IQ Labs and Intraspect Software, Inc. Prior to 2000, Mr. Hamer served in various financial positions at Excite@Home and Sybase, Inc. Mr. Hamer holds a Master of Accountancy from Florida International University and a B.S. in Accounting from the State University of New York at Binghamton.

Sally Frykman.   Ms. Frykman serves as our Chief Marketing Officer. Ms. Frykman has served as Velodyne’s Chief Marketing Officer since February 2021. Ms. Frykman served as Velodyne’s Chief Communications Officer from November 2020 to February 2021. Previously, from April 2019 to November 2020, Ms. Frykman served as Velodyne’s Vice President of Communications. From July 2018 to March 2019, Ms. Frykman served as Velodyne’s Director of Communications, Education and Business Development. Ms. Frykman served as Velodyne’s Communications and Education Manager from November 2017 to June 2018. From November 2016 to October 2017, Ms. Frykman served as Principal in San Leandro School District. From April 2016 to November 2016, Ms. Frykman served as Assistant Principal in San Leandro School District. Prior to that, Ms. Frykman served as a special education teacher in San Leandro School District from August 2012 to August 2016. Prior to 2016, Ms. Frykman served in various social worker positions at East Bay Innovations. Ms. Frykman holds a Bachelor’s Degree from University of California, Santa Barbara, a Master’s Degree from San Francisco State University and an Administrative Credential from California State University, East Bay.

Joseph Michael Jellen.   Mr. Jellen serves as our Chief Strategy Officer. Mr. Jellen has served as Velodyne’s Chief Strategy Officer since March 2021. Mr. Jellen previously served as Velodyne’s Chief Commercial Officer from January 2016 to March 2021, as President from January 2016 to December 2019 and as a member of Velodyne’s Board from August 2016 to December 2019. From November 2014 to May 2015, Mr. Jellen served as Vice President of Omron Adept Technology, Inc., a robotics and vision technology company. From May 2004 to August 2014, Mr. Jellen served in various capacities with subsidiaries of Danaher Corporation including Danaher Motion LLC, and Kollmorgen Corporation, most recently as Vice President and General Manager of Vehicles, Hybrid and Industrial. Prior to Danaher Corporation, Mr. Jellen worked for Motion Engineering Inc., from September 2001 to May 2004 as Director of Sales, from October 1998 to September 2001 as Field Sales Engineer and Sales Manager, and from October 1996 to October 1998 as Controls Applications Engineer. Mr. Jellen served from September 1993 to October 1996 as Manufacturing Engineer at Seagate Technology PLC. Mr. Jellen holds a B.S.E.E. in Electrical Engineering from Marquette University and an MBA from Boston University.

Sinclair Vass.   Mr. Vass serves as our Chief Commercial Officer. Mr. Vass has served as Velodyne’s Chief Commercial Officer since March 2021. Mr. Vass is responsible for driving revenue growth across all the Velodyne markets and geographies. Prior to joining Velodyne, Mr. Vass was President of the Laser Optics Business Unit at Focuslight Technologies Inc., a China based manufacturer of high-performance laser and optical beam steering solutions from October 2019 to March 2021. Before his time at Focuslight, Mr. Vass served in various capacities at Viavi Solutions, a network test, measurement and assurance technology company, most recently as Vice President of Sales, Product Management & Customer Service from October 2012 to October 2019. Mr. Vass has also held senior leadership positions at JDS Uniphase, New Focus Inc., Lucent Microelectronics, Hewlett Packard and Plessey Research Inc. Mr. Vass graduated with a BSc (Hons) in Physics from the University of Edinburgh and holds an MBA from the Open University.

James Barnhart.  Mr. Barnhart serves as our Chief Operating Officer. Mr. Barnhart has served as Velodyne’s Chief Operating Officer since March 2021. Prior to joining Velodyne, Mr. Barnhart served as Senior Vice President of Operations at Nanometrics Incorporated, a provider of process control metrology and inspection systems used primarily in the fabrication of semiconductors and other solid-state devices, from March 2018 until March 2021. From 2010 to March 2018, Mr. Barnhart served as Senior Vice President, Global Operations at Cymer LLC, a subsidiary of ASML Holding NV, a supplier of equipment for semiconductor companies. Mr. Barnhart also held various operational leadership roles with Areva Solar, Johnson & Johnson Pharmaceutical Research & Development, L.L.C. and Applied Materials, Inc. Mr. Barnhart holds an MBA from the Walter A. Haas School of Business at the University of California, Berkeley and a B.S. in Electrical Engineering from Washington State University’s College of Engineering.

Mathew Rekow.   Mr. Rekow serves as our Chief Technology Officer. Mr. Rekow has served as Velodyne’s Chief Technology Officer since January 2020. Prior to that, Mr. Rekow was previously Velodyne’s Director of Optical Engineering from January 2018 to January 2020 and Senior Principal Electro-Optical engineer from July 2015 to January 2018. From April 2009 to June 2015, Mr. Rekow served as Applications Lab Manager for ESI. Mr. Rekow holds a M.S. in Materials Engineering from Colorado State University, and a B.S. in Physics from the University of Idaho.

Kathryn McBeath.   Ms. McBeath serves as our Chief People Officer. Ms. McBeath joined Velodyne in October 2020 and is responsible for leading Velodyne’s global HR organization. Prior to joining Velodyne, Ms. McBeath was the Senior Director, HRBP Commercial Team for Nevro Corp., a medical device company, from August 2019 to October 2020. She served as the Head of HR for Corsair Components, Inc. (now Corsair Gaming, Inc.), a computer peripherals and hardware company, from April 2012 to August 2019. From August 2010 to September 2011 Ms. McBeath was the Director of Compensation and Benefits for Intuitive Surgical, a surgical robotics company. Prior to this she held various positions at Hewlett Packard in human resources and finance. Ms. McBeath holds a Bachelor’s degree in Business Administration with a concentration in Accounting from San Jose State University. In addition, she completed an Executive Leadership program through Stanford University.

Michael Vella.   Mr. Vella serves as our General Counsel and Acting Corporate Secretary. Mr. Vella joined Velodyne in May 2020 and has served as our General Counsel since May 2020 and Acting Corporate Secretary since April 2021. From January 1, 2019 to May 2020, Mr. Vella worked as a Partner of nTheta Limited, a cross-border consulting company, and as Vice President of Business Development at Managed Discovery, an electronic discovery company. From June 2010 until December 2018, Mr. Vella worked as Partner at the international law firm Jones Day. Previously, Mr. Vella worked as a Partner at Morrison & Foerster LLP, and as an Associate Attorney in other US law firms, and as a Judicial Clerk for the United States Claims Court. Mr. Vella is a California-licensed lawyer with over 25 years of international legal experience in both the US and Asia. During his legal career, Mr. Vella has advised both technology startups and multinational corporations on a broad range of legal matters involving international business operations, IP challenges, litigation and compliance matters.

Laura Tarman.   Ms. Tarman serves as our Vice President of Sales. Ms. Tarman is responsible for overseeing Velodyne’s North America sales and customer support efforts. She brings 15 years of experience in tech-related leadership and management with expert knowledge in lidar sensor solutions for autonomous mobility and people flow analysis. From 2019 to 2021, Ms. Tarman acted as Manager of Business Development and Director of Sales at Velodyne. From 2011 to 2019, Ms. Tarman managed sales organizations selling into key accounts — both domestically and internationally — and contributed year-over-year growth up to $50 million in revenue for Zayo Group, a network solutions provider. She held various leadership positions at Zayo Group in support of their communication network infrastructure and wireless technologies. Ms. Tarman holds a B.A. in Statistics and Music from California Polytechnic State University, San Luis Obispo.

Other Key Employees

Dr. Mircea Gradu.   Dr. Gradu serves as our Senior Vice President of Product and Quality. Dr. Gradu has served as Velodyne’s Senior Vice president of Product and Quality since September 2019 and has started with Velodyne in 2017 as Senior Vice President of Quality and Validation. With over 25 years of experience in the automotive and commercial vehicle industry, Dr. Gradu started his career at Daimler AG in Stuttgart, Germany, served as Vice President of Transmission Powertrain and Driveline Engineering and Head of Virtual Analysis at FCA Fiat Chrysler Automobiles from September 2007 to March 2014 and, prior to Velodyne, was Executive Director Engineering and Quality at Hyundai Motor America where he worked from April 2014 to August 2017. An SAE Fellow, Dr. Gradu has been awarded over 45 patents and has published numerous technical papers. Dr. Gradu holds a Master’s Degree in Mechanical Engineering from the Polytechnic Institute of Bucharest and a Ph.D. in Mechanical Engineering from the Technical University of Stuttgart, Germany.

Non-Employee Directors

Joseph B. Culkin.   Mr. Culkin serves as our Chairman. Mr. Culkin served as Chairman of Velodyne’s Board since February 2021 and served as a member of Velodyne’s Board since September 2016. In 1987, Mr. Culkin founded New Logic Research, Inc., a provider of high-performance membrane filtration systems, and has served in a variety of capacities including presently as Chief Technology Officer. Mr. Culkin holds a B.S. in Chemical Engineering from the University of Pennsylvania, an M.A. in Theoretical Fluid Mechanics from Johns Hopkins University, and a Ph.D. in chemical engineering from Northwestern University. We believe Mr. Culkin is qualified to serve as Chairman of the Board based on his operations and strategy experience in the scientific manufacturing industry.

Michael E. Dee.   Mr. Dee has served as a member of Velodyne’s Board since September 2020. Since November 2020, Mr. Dee has served as the Chief Financial Officer of PureCycle Technologies, Inc., a provider of recycling services. During his tenure, Mr. Dee helped raise over $730 million and complete a merger via a special purpose acquisition company. From September 2018 until the consummation of the business combination with Velodyne in September 2020, Mr. Dee was the President and Chief Financial Officer of Graf Industrial Corp (“Graf”). He also served as a member of Graf’s Board of Directors from October 2018 to September 2020. Mr. Dee was a Senior Advisor to the President for Finance of the Asian Infrastructure Investment Bank in Beijing from January 2016 to July 2016 and also served as a member of its Management and Investment Committee. From 2010 to 2015, Mr. Dee managed various philanthropic activities and private investments. Mr. Dee was Senior Managing Director — International of Temasek Holdings Private Limited, Singapore’s sovereign investment company, from 2008 to 2010 and also served as a senior member of its Management Committee and Investment Committee. Prior to joining Temasek, Mr. Dee worked as a Managing Director at Morgan Stanley where he was employed from 1981 to 2007 in a variety of senior positions in its capital markets, mergers and acquisitions and firm management divisions located in New York, London, Hong Kong, Singapore and Houston. Mr. Dee holds a B.S. in Economics from the Wharton School of the University of Pennsylvania. We believe Mr. Dee is qualified to serve as a member of the Board based on his extensive experience in capital markets, corporate finance, private equity and mergers and acquisitions.

Marta Thoma Hall.   Ms. Hall has served as a member of Velodyne’s Board since January 2020. Ms. Hall served as President of Velodyne Acoustics, Inc. from 2012 to 2015 and then as President of Velodyne Lidar, Inc. from 2015 until January 2020. Ms. Hall helped grow Velodyne through a focus on marketing, business development and leadership. During this time, alongside David Hall, Velodyne’s founder, Ms. Hall led Velodyne through the transition from selling acoustics equipment to developing and selling lidar to hundreds of customers. From January 2020 through February 2021, Ms. Hall served as Velodyne’s Chief Marketing Officer. Before joining Velodyne, Ms. Hall operated her own business, engaging with civic entities nationwide. Ms. Hall received the Most Influential Woman in Business Award in 2019 from the San Francisco Business Times. Ms. Hall holds a Master’s Degree from San Francisco State University and a Bachelor’s Degree from the University of California, Berkeley.

Deborah Hersman.  Ms. Hersman has served as a member of Velodyne’s Board since March 2021. Ms. Hersman was most recently Chief Safety Officer of Waymo, LLC (formerly Google’s self-driving car program), an autonomous driving technology development company, from January 2019 to December 2020. From May 2014 to January 2019, Ms. Hersman served as President and Chief Executive Officer of the National Safety Council, a nonprofit safety advocate focused on eliminating the leading causes of preventable death in workplaces, on the road and in communities. Ms. Hersman currently serves on the Board of Directors of NiSource Inc. and previously served as Chairman from 2009 to 2014 and board member from 2004 to 2014 of the National Transportation Safety Board. Ms. Hersman was a Senior Advisor to the U.S. Senate Committee on Commerce, Science and Transportation from 1999 to 2004. She served as Staff Director and Senior Legislative Aide to West Virginia Congressman Bob Wise from 1992 to 1999. Ms. Hersman holds Bachelor of Arts degrees in International Studies and Political Science from Virginia Polytechnic Institute and State University and an M.S. in Conflict Analysis and Resolution from George Mason University. We believe that Ms. Hersman is qualified to serve as a member of the Board based on her leadership in transportation safety and extensive experience with safety policy legislation and advocacy.

Barbara Samardzich.   Ms. Samardzich has served as a member of Velodyne’s Board since October 2016. Ms. Samardzich retired from Ford Motor Company in October 2016 after 26 years in various roles. From November 2005 to January 2016, Ms. Samardzich held various senior leadership positions with Ford Motor Company, including most recently as Chief Operating Officer of Ford Europe, and prior to that, from November 2005 to October 2010, Ms. Samardzich served as the Vice President of Powertrain Operation. Prior to joining Ford, Ms. Samardzich held various engineering positions at Westinghouse Electric Corporation. Ms. Samardzich currently serves on the Board of Directors of Adient plc, where she is also a member of the Audit Committee and is Chair of the Compensation Committee, BRP Inc., where she is also Chair of the Investment and Risk Committee, and Aktiebolaget SKF. Previously, Ms. Samardzich served on the Board of Directors of MTS Systems Corporation.

Ms. Samardzich holds a B.S. in Mechanical Engineering from University of Florida, an M.S. in Mechanical Engineering from Carnegie Mellon University, and an M.S. in Engineering Management from Wayne State University. We believe that Ms. Samardzich is qualified to serve as a member of the Board based on her experience serving as a director of numerous public and private companies and her significant international automotive industry experience. Ms. Samardzich has informed the Board that she will not be standing for re-election as a director when her term expires at the Company’s 2021 Annual Meeting of Stockholders.

Christopher (Chris) Thomas.   Mr. Thomas has served as a member of Velodyne’s Board since May 2020. Mr. Thomas is the Founder and Chairman of Integrated Insights, a global advisory firm. He was previously a Partner with McKinsey & Company from January 2011 to June 2020. Mr. Thomas served as co-Managing Partner for the Firm’s Global Digital Strategy service line as well as its Global IoT service line, and as the leader of its Asia Semiconductor Practice. Mr. Thomas’ client and research work focused on the artificial intelligence, automotive, cloud computing, smart home, server and storage end markets; the automotive, wireless, networking, power, analog, flash memory, and CPU product segments; and the semiconductor equipment, foundry and fabless verticals. Mr. Thomas also founded the CEO Circle, a regular gathering of more than 200 Chinese CxOs and China heads of multinational companies. Prior to McKinsey, Mr. Thomas spent ten years at Intel. Mr. Thomas was the General Manager of Intel China and also held multiple executive roles at Intel’s global headquarters. These included Chief of Staff to Intel’s Chief Sales, Marketing and Strategy Officer. Mr. Thomas began his career as a private equity investor at The Blackstone Group in New York City. Mr. Thomas is a Visiting Professor at Tsinghua University, a member of the Council on Foreign Relations and an invited member of the US-China Track II Dialogues on the Digital Economy. Mr. Thomas received an MBA from Stanford Business School, where he was an Arjay Miller Scholar, in 2000; a Master of Arts in Political Science, from Stanford University in 2000; and a Bachelor of Science in Economics, summa cum laude, from the Wharton School in 1996. We believe that Mr. Thomas is qualified to serve as a member of the Board based on his extensive international consulting and technology experience and financial expertise.

Hamid Zarringhalam. Mr. Zarringhalam has served as a member of Velodyne’s Board since February 2021. Mr. Zarringhalam is Corporate Vice President of Nikon Corporation. In this capacity, he is simultaneously Chief Executive Officer of Nikon Ventures Corporation, Co-General Manager of the Digital Solutions Business Unit in Nikon Corporation and Executive Vice President of Nikon Precision Inc. Nikon Ventures Corporation is responsible for the external investments, strategic alliances and private equity strategy of Nikon Corporation. The Digital Solutions Business Unit is responsible for leveraging Nikon core competencies to enable and scale growth in new markets. As EVP of Nikon Precision, he is responsible for Nikon strategic partnership activities in Semiconductor Lithography in the United States. Mr. Zarringhalam joined Nikon in 1987, and in his tenure with Nikon, he has served in various senior management capacities in technology, operations, business development, and other corporate groups, including serving as President of Nikon Precision Europe. He currently serves on the Board of Morf3D, an aerospace additive manufacturing company, and wrnch, a Canadian Computer Vision technology company. He has also served in a Board capacity for several companies in the Nikon investment portfolio. Mr. Zarringhalam has a Bachelor of Science in Finance and a Master in Business Administration, both from the University of San Francisco. We believe that Mr. Zarringhalam is qualified to serve as a member of the Board based on his nearly 35 years of experience in technology, operations and business development.

Family Relationships

Joseph B. Culkin, a member of the Board, is the brother-in-law of David Hall, the husband of Marta Thoma Hall. The brother of Laura Tarman, our vice president of sales, is married to the daughter of Marta Thoma Hall, a member of the Board. James Schwandt, a son-in-law of Joseph B. Culkin, Chairman of Velodyne’s Board of Directors, has been employed by Velodyne since May 2017. Outside of the foregoing relationships, there are no other family relationships among any of our directors or executive officers.

Director Independence

The Board has determined that each of the directors on the Board other than Anand Gopalan, Joseph B. Culkin and Marta Thoma Hall qualify as independent directors, as defined under the listing rules of Nasdaq.

Controlled Company

Because Mr. Hall controls a majority of our outstanding voting power, we are a “controlled company” under the corporate governance rules of Nasdaq. Therefore, we are not required to have a majority of our Board be independent, nor are we required to have an independent Compensation Committee or an independent Nominating and Governance Committee. However, in the event of additional exercises of our Public Warrants and if certain stockholders sell their shares of Common Stock, Mr. Hall could hold less than 50% of the voting power of our Common Stock. When Mr. Hall beneficially owns less than 50% of the total voting power of our Common Stock, we will no longer be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. At this time, the majority of our directors are independent, as are all of the members of the Audit and Compensation Committees. Three of the four members of the Nominating and Governance Committee are independent.

Board Oversight of Risk

One of the key functions of the Board is be informed oversight of our risk management process. We do not anticipate having a standing risk management committee, but rather this oversight function will be performed through the Board as a whole, as well as through the various standing committees that address risks inherent in their respective areas of oversight. For example, the Audit Committee is responsible for overseeing the management of risks associated with financial reporting, accounting, and auditing matters; the Compensation Committee oversees the management of risks associated with our compensation policies and programs and the Nominating and Governance Committee will address environmental, social and corporate governance (“ESG”) matters.

Board Committees

Audit Committee

The members of the Audit Committee are Christopher Thomas, Barbara Samardzich and Michael Dee, each of whom can read and understand fundamental financial statements. Each of Mr. Thomas, Ms. Samardzich and Mr. Dee is independent under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to audit committee members. Mr. Thomas serves as the chair of the Audit Committee. Each of Ms. Samardzich and Mr. Dee qualifies as an audit committee financial expert within the meaning of SEC regulations and meet the financial sophistication requirements of Nasdaq.

The Audit Committee assists the Board with its oversight of the following: the integrity of our financial statements; our compliance with legal and regulatory requirements; the qualifications, independence, and performance of the independent registered public accounting firm; the design and implementation of our internal audit function and risk assessment and risk management. Among other things, the Audit Committee is responsible for reviewing and discussing with our management the adequacy and effectiveness of our disclosure controls and procedures. The Audit Committee also discusses with management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of our financial statements, and the results of the audit, quarterly reviews of our financial statements and, as appropriate, will initiate inquiries into certain aspects of our financial and legal affairs. The Audit Committee is responsible for establishing and overseeing procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by employees of concerns regarding questionable accounting, code of conduct, legal or auditing matters. In addition, the Audit Committee has direct responsibility for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. The Audit Committee has sole authority to approve the hiring and discharging of our independent registered public accounting firm, all audit engagement terms and fees, and all permissible non-audit engagements with our independent registered public accounting firm. The Audit Committee reviews and oversees all related person transactions in accordance with our policies and procedures.

Compensation Committee

The members of our Compensation Committee are Barbara Samardzich, Christopher Thomas and Hamid Zarringhalam. Ms. Samardzich is the chair of the Compensation Committee. Each member of the Compensation

Committee is independent under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to compensation committee members.

The Compensation Committee assists the Board in discharging certain of our responsibilities with respect to compensating our executive officers, and the administration and review of our incentive plans for employees and other service providers, including the equity incentive plans, and other matters related to our compensation programs. The Compensation Committee also assists the board with certain corporate governance matters, such as the succession planning for the Chief Executive Officer and other executive officers. The Compensation Committee plans to meet at least twice each year and may otherwise meet at such times and places as the Committee determines. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer and any other executive officer that serves on the Board may not be present during voting or deliberations of the Compensation Committee regarding his or her compensation. The charter of the Compensation Committee grants the Committee full access to all books, records, facilities and personnel of the Company. In addition, the Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of compensation consultants, legal counsel, or other advisors of its choosing, and the Company must provide for appropriate funding, as determined by the Compensation Committee, for payment of reasonable fees to any such advisor retained by the Committee. The Compensation Committee has direct responsibility for the appointment, compensation and oversight of the work of any such advisors engaged for the purpose of advising the Committee. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other advisor to the Compensation Committee, other than in-house legal counsel and certain other types of advisors, only after taking into consideration six factors, prescribed by Nasdaq, that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent. In 2020, the Compensation Committee retained Radford as its independent compensation consultant to assist the Compensation Committee in making executive compensation recommendations. See “Executive Compensation” below for additional information regarding our Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation, including the role of compensation consultants.

Nominating and Governance Commitee

The members of the Nominating and Governance Committee are Michael Dee, Joseph B. Culkin, Deborah Hersman and Hamid Zarringhalam. Mr. Dee is the chair of the Nominating and Governance Committee. Each member of the Nominating and Governance Committee is independent (other than Mr. Culkin) under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to Nominating and Governance Committee members. The Nominating and Governance Committee assists the Board in identifying individuals qualified to become members of our Board, evaluating qualifications of directors and recommending to our Board the persons to be nominated for election as directors and to each of the committees of our Board. The Nominating and Governance Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members.

Our Nominating and Governance Committee believes that the minimum qualifications and skills that candidates for director should possess include (a) the highest professional standards and personal ethics and values, (b) broad experience at the policy-making level in business, government, education, technology or public interest, (c) a commitment to enhancing stockholder value and (d) sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. The Committee also considers the following factors, in no particular order of importance: (a) various and relevant career experience, (b) relevant skills, such as an understanding of the Company’s business, (c) financial expertise, (d) diversity and (e) local and community ties. However, our Nominating and Governance Committee retains the right to modify these qualifications from time to time.

Under our corporate governance guidelines diversity is one of several critical factors that the Nominating and Governance Committee considers when evaluating the composition of our Board of Directors, amongst other critical selection criteria. We consider various diversity factors when considering director candidates, including race, ethnicity, gender, national origin, and geography. Our Board of Directors currently includes directors with a range of diversity. We believe each director contributes to our Board of Director’s overall diversity by providing a variety of perspectives based on distinct personal and professional experiences and backgrounds. We are committed to maintaining and enhancing the diversity of our Board of Directors and in furtherance of this, the Nominating and Governance Committee will conduct annual self-evaluations to assess its performance and effectiveness, which we expect will include its consideration of diversity and other selection criteria.

Our Nominating and Governance Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by our Board of Directors or our Nominating and Governance Committee for consideration. If a stockholder of the Company wishes to recommend a director candidate for consideration by our Nominating and Governance Committee, the stockholder recommendation should be delivered to the Corporate Secretary of the Company at the principal executive offices of the Company, and must include information regarding the candidate and the stockholder making the recommendation.

Code of Conduct

The Board has adopted a Code of Conduct, or the Code. The Code applies to all of our employees, officers, and directors, as well as all of our contractors, consultants, suppliers, and agents in connection with their work for us. The full text of the code of conduct is posted on our website at www.velodynelidar.com under the Investor Relations section. We intend to disclose future amendments to, or waivers of, the Code, as and to the extent required by SEC regulations, at the same location on the website identified above or in public filings. Information contained on the website is not incorporated by reference into this prospectus, and you should not consider information contained on the our to be part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has ever been a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board or Compensation Committee.

Non-Employee Director Compensation

Velodyne has a non-employee director compensation program. Pursuant to the program, non-employee directors will receive cash and equity compensation set forth below for their service in 2021.

Cash Compensation

Each member of our Board who is not an employee is paid an annual retainer of $45,000 for service, payable on a quarterly basis. In addition, members of our Board are paid additional annual retainer amounts as follows:

●	$35,000 for service as the chairperson of our Board of Directors;
●	$20,000 for service as the chair of our Audit Committee;
●	$15,000 for service as the chair of our Compensation Committee;
●	$10,000 for service as the chair of our Nominating and Governance Committee;
●	$10,000 for service (other than as the chair) on our Audit Committee;
●	$7,500 for service (other than as the chair) on our Compensation Committee; and
●	$5,000 for service (other than as the chair) on our Nominating and Governance Committee.

To the extent a new Board committee is formed, the chair will receive an annual retainer of $12,500 and the members of the new committee will receive an annual retainer of $5,000.

Non-employee directors serving on Board committees will receive an additional per meeting fee of $750 ($1,000 in the case of a Board committee chair) if the number of meetings of the Board Committee exceeds 5 meetings up until 40 meetings. The number of meetings is calculated on a calendar year basis. However, the initial computation period shall be from September 29, 2020 through February 25, 2021 and the second computation period shall be from February 26, 2021 through December 31, 2021.

Non-employee Board members are also eligible for reimbursement of reasonable out-of-pocket travel expenses incurred in attending Board and Committee meetings.

Equity Based Compensation

New directors receive an initial grant of $150,000 of RSUs (measured based on the average closing price of our Common Stock for the 30 days immediately prior to the annual meeting of stockholders for new directors elected at the annual meeting of stockholders or 30 day average prior to the appointment date for directors appointed outside the annual meeting of stockholders) that vests over a three-year period.

Directors serving on the Board immediately after the annual meeting of stockholders also receive an automatic annual grant of $150,000 of RSUs (measured based on the average closing price of our common stock for the 30 days immediately prior to the annual meeting of stockholders), which RSUs will vest in full subject to the director’s continued service through the following annual meeting of stockholders. The awards will vest in full in the event of a “change in control” as defined in our 2020 Equity Incentive Plan.

In addition, immediately prior to the 2021 annual meeting of stockholders, Barbara Samardzich and Christopher Thomas will be granted vested stock awards having an annualized value of $150,000, prorated for service between September 29, 2020 and May 28, 2021, the 2021 Annual Meeting date.

2020 Director Compensation

After the completion of the business combination, from September 29, 2020 through December 31, 2020, Velodyne’s non-employee directors received cash compensation and stock awards for their service on Velodyne’s Board of Directors and for service on any Committees thereof.

David Hall, Velodyne’s Executive Chairman, and Marta Hall, Velodyne’s Chief Marketing Officer during fiscal year 2020 through February 2021, did not receive any additional compensation for their service as a member of Velodyne’s Board.

The following table sets forth information regarding the compensation of Velodyne’s non-employee directors during the year ended December 31, 2020:

Name	Stock Awards ($)(1)	Fees Earned or Paid in Cash ($)(2)	Total ($)
Joseph B. Culkin	—	$11,596.16	$11,596.16
James Graf(3)	—	$13,528.85	$13,528.85
Michael Dee	—	$14,173.08	$14,173.08
Barbara Samardzich(4)	$663,285.79	$18,038.47	$681,324.26
Christopher Thomas(5)	$925,779.10	$18,682.70	$944,461.80
(1)	Represents the aggregate grant date fair value of RSU awards granted during 2020 to non-employee directors, computed in accordance with FASB ASC Topic 718 and SEC rules. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. See Note 8 to Velodyne’s consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for a discussion of the assumptions made by us in determining the grant date fair value of Velodyne’s equity awards. The values reflect the sum of the grant date fair value for both RSU awards originally granted to the director in 2020 and for the additional incremental values resulting from our modification during 2020 of RSUs held by the director (whether granted in 2020 or granted during a prior year). The RSUs were modified on October 30, 2020 when our Board of Directors waived the liquidity event vesting condition that had applied to the awards requiring completion of an initial public offering or a change in control of Velodyne in light of completion of the business combination with Graf Industrial Corp.
(2)	Represents cash retainers for service on Velodyne’s Board of Directors and any Committees thereof as described above.
(3)	James Graf resigned from Velodyne’s Board of Directors in February 2021.
(4)	The amount comprises $38,560.50 for 1,558 RSUs newly granted in 2020 and $624,725.29 for 102,823 RSUs RSU awards modified in 2020. As of December 31, 2020, Ms. Samardzich held 1,558 RSUs granted in 2020 subject to a service-based vesting requirement which will be satisfied with respect to 100% of the RSUs if she remains in continuous service through March 29, 2021. She also held 102,823 RSUs which were vested but unsettled as of December 30, 2020.
(5)	As of December 31, 2020, Mr. Thomas held 73,445 RSUs subject to a service-based requirement, which was initially structured to be satisfied with respect to 25% of the RSUs if he remains in continuous service through May 29, 2021 and with respect to 6.25% of the RSUs if he completes each three-month period of continuous service thereafter. On January 28, 2021, the Board of Directors amended the RSUs so that the service-based requirement was satisfied with respect to 25% of the RSUs on such date and will be satisfied with respect to the remaining RSUs over each three-month period of continuous service thereafter. The Board of Directors also agreed to accelerate the satisfaction of the service-based requirement of any remaining RSUs held by Mr. Thomas if he is removed from the Board of Directors under certain circumstances or if he resigns for good reason.

Graf’s Director Compensation Program Prior to Completion of the Business Combination

Prior to the business combination, none of the directors of Graf received any cash compensation for services rendered. The directors of Graf and any of their affiliates were reimbursed for any out-of-pocket expenses incurred in connection with activities on Graf’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There was no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by directors in connection with activities on Graf’s behalf. Graf’s audit committee reviewed, on a quarterly basis, all payments that were made to Graf’s directors or their affiliates. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, were paid to Graf’s directors or any of their affiliates prior to the completion of the business combination.

EXECUTIVE COMPENSATION

2020 Summary Compensation Table

The following table shows information regarding the compensation of Velodyne’s named executive officers for services performed during the years ended December 31, 2020 and 2019.

						Non-Equity
						Incentive
				Option	Stock	Plan	All Other
		Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation(3)	Compensation		Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)		($)
Anand Gopalan	2020	499,138	306	924,183	24,281,575	425,000	4,500	(4)	26,134,702
Chief Executive Officer and Director	2019	465,600	306		2,146,500	281,106	4,500	(4)	2,897,706
Marta Thoma Hall(5)	2020	385,865	306		3,450,915	0	47,791	(6)	3,884,877
Chief Marketing Officer and Director	2019	374,668	306		994,350	187,460			1,556,784
Thomas R. Tewell(7)	2020	395,271	306		3,163,665	237,312	85,861	(8)	3,882,415
Chief Operating Officer	2019	385,991	306		1,136,400	247,200	88,710	(9)	1,858,607
(1)	Reflects annual holiday cash bonus paid to all Company employees in December 2020.
(2)	Represents the aggregate grant date fair value of stock options and RSU awards granted during 2020 to the officer, computed in accordance with FASB ASC Topic 718 and SEC rules. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. See Note 8 to Velodyne’s consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for a discussion of the assumptions made by us in determining the grant date fair value of Velodyne’s equity awards. The values reflected in the “Stock Awards” column reflect the sum of the grant date fair value for both RSU awards originally granted to the named executive officer in 2020 and for the additional incremental values resulting from the Company’s modification during 2020 of RSUs held by the named executive officer (whether granted in 2020 or granted during a prior year). The RSUs were modified on October 30, 2020 when our Board of Directors waived the liquidity event vesting condition that had applied to the awards requiring completion of an initial public offering or a change in control of Velodyne in light of completion of the business combination. Specifically, the amount included in the “Stock Awards” column comprises for each officer the following amounts: for Dr. Gopalan, $7,944,707 for RSUs newly granted in 2020 and $16,336,868 for RSU awards modified in 2020; for Ms. Hall, $866,477 for RSUs newly granted in 2020 and $2,584,438 for RSU awards modified in 2020; and for Mr. Tewell, $866,477 for RSU awards newly granted in 2020 and $2,297,189 for RSU awards modified in 2020.
(3)	Represents bonuses earned under Velodyne’s annual cash incentive bonus plans with respect to 2020 and 2019 performance.
(4)	Reflects amount contributed by the Company to the named executive officer’s 401(k) plan account during the fiscal year.
(5)	Velodyne terminated Ms. Hall’s employment on February 19, 2021. She continues to serve as a member of the Board of Directors.
(6)	Reflects the following income amounts recognized by Ms. Hall: $33,000 in connection with transfer of ownership of a company vehicle and $14,971 in related tax gross-up payments.
(7)	Mr. Tewell resigned his position with the Company in March 2021.
(8)	Reflects the following income amounts recognized by Mr. Tewell: $4,500 contributed by Velodyne to his 401(k) plan account, and an aggregate of $81,361 comprised of $7,200 for a vehicle allowance, $48,000 in connection with temporary living arrangements, $945 for personal travel expenses, $25,166 in tax gross-ups related to the vehicle, temporary living and personal travel arrangements, and $51 for a health premium refund.
(9)	Reflects the following income amounts recognized by Mr. Tewell: $4,500 contributed by Velodyne to his 401(k) plan account, and an aggregate of $84,210 comprised of $7,200 for a vehicle allowance, $48,000 in connection with temporary living arrangements, $2,024 for personal travel expenses, and $26,987 in tax gross-ups related to the vehicle, temporary living and personal travel arrangements.

Narrative Explanation of Compensation Arrangements with Velodyne’s Named Executive Officers

The Board of Directors has responsibility to approve compensation for our named executive officers, with the Board’s compensation committee having responsibility for making recommendations to the Board. The annual base salaries of named executive officers will be reviewed from time to time and adjusted when the Board of Directors or compensation committee determines an adjustment is appropriate. Effective January 1, 2020, the annual base salary of Dr. Gopalan was increased to $500,000. Each of Velodyne’s named executive officers is eligible to earn an incentive bonus for each of Velodyne’s fiscal years they are employed by us. Velodyne typically sets target bonus opportunities as a percentage of Velodyne’s named executive officers’ annual base salaries. Dr. Gopalan’s target bonus opportunity was increased from 60% to 100% of his base salary effective January 1, 2020, under the terms of his new employment agreement. Ms. Hall’s target bonus opportunity is currently 60% of her base salary and Mr. Tewell’s is 80% of his base salary. During 2020 and 2019, Velodyne’s named executive officers earned annual incentive bonuses based on the achievement of certain objective or subjective company performance targets and individual performance goals. For 2020, each of the named executive officers earned at-target bonus amounts.

Velodyne initially entered into an employment agreement with Dr. Gopalan when he commenced employment. Upon his promotion to our Chief Executive Officer, we entered into a new employment agreement with him, effective January 1, 2020 (the “Promotion CEO Agreement”). That employment agreement was amended effective January 1, 2021 (the “Amended CEO Agreement”). We refer to the Promotion CEO Agreement and the Amended CEO Agreement collectively as the “CEO Agreement.”

The Promotion CEO Agreement contains Dr. Gopalan’s annual base salary, bonus opportunity and severance rights and describes certain equity awards that Velodyne Lidar granted to Dr. Gopalan in 2020, as follows: an option to purchase 440,673 shares of Velodyne’s common stock (the “Promotion Option”), a restricted stock unit award covering 881,346 shares of common stock (the “Promotion RSUs”), and a second restricted stock unit award covering up to 1,101,683 shares of common stock, with a target award of 440,673 RSUs (the “Performance RSUs”).

Each of these three awards are subject to different vesting schedules, as follows:

●	Twenty-five percent of the shares of common stock subject to the Promotion Option vested after 12 months of continuous service following January 1, 2020, and the balance vest in equal monthly installments over the next 36 months of Dr. Gopalan’s continuous service.
●	The Promotion RSUs are subject to the satisfaction of a time-based vesting requirement that was tied to completion of certain corporate transactions on or prior to January 1, 2021. Our Board of Directors approved on October 30, 2020 the waiver of that transactional vesting condition in light of completion of the business combination, and so the award is currently subject only to time-vesting as a result of which 58.33% of the Promotion RSUs vested upon Dr. Gopalan’s remaining in continuous service through January 1, 2021 and 6.25% of the Promotion RSUs will vest upon his remaining in continuous service through each of the next six successive three-month periods, and the final tranche of 4.17% after the seventh three-month period, thereafter.
●	The number of Performance RSUs, up to 1,101,683, that will vest is determined by the amount of appreciation Velodyne’s common stock experiences between January 1, 2020 and December 31, 2022. If the value of Velodyne’s common stock on December 31, 2022 is between $7.41 and $9.88 per share, the reference price on which the price-based performance objectives are based, then 330,505 Performance RSUs will vest. The amount of Performance RSUs that vest will scale up to 1,101,683 RSUs, all of which will vest if Velodyne’s common stock on December 31, 2022 has a value equal to greater than $24.71, which is 250% of $9.88.

The Amended CEO Agreement provides Dr. Gopalan with a salary increase to $570,000, effective January 1, 2021, and provides that Dr. Gopalan will receive two additional RSU awards covering shares of common stock. The first such award (the “2021 Time-Vesting RSU”) will be for 182,815 RSUs and subject to time-based vesting conditions, with 25% of this award vesting on December 31, 2021 and one-twelfth of the award vesting at the end of each quarter after that date, subject to Dr. Gopalan’s remaining in continuous service through the applicable vesting date. The second award (the “2021 Performance Unit Award”), which will be for 45,705 RSUs at target-level achievement and up 52,561 RSUs at maximum-level achievement, will be subject to time-based vesting through December 31, 2023 as well as, in part, performance-based vesting tied to performance objectives to be determined by the Board.

The CEO Agreement provides Dr. Gopalan with specified severance and equity award vesting acceleration benefits. Generally, if Dr. Gopalan’s employment is terminated without cause by us or he resigns for good reason, and subject to requirements that he provide a release of claims, he will become entitled to cash payments equal to the sum of his annual base salary and his target bonus opportunity, as well as reimbursement for his medical insurance premiums for twelve months following termination. In addition, if his employment is terminated without cause by us or he resigns for good reason during the period commencing one month prior to and ending 12 months after a sale event, his equity awards then subject to time-based vesting will become fully vested and his performance-based equity awards will be deemed vested assuming either target level performance objective achievement or substituting the per-share transaction price for price-based vesting targets, as applicable. If his employment is terminated without cause or he resigns for good reason outside the context of a sale event, he will generally become entitled to the same vesting as described in the preceding sentence, except that the new equity awards provided for under the Amended CEO Agreement would be entitled only to pro-rata vesting. The Amended CEO Agreement provides him with certain rights to receive the above cash and medical insurance reimbursement severance benefits as well as the vesting acceleration benefits described in the preceding sentence upon certain additional potential employment termination scenarios during the period between June 1, 2021 and December 31, 2021.

If Velodyne is subject to a sale event while Dr. Gopalan remains in continuous service and awards are not assumed by the acquirer or its parent, continued by the surviving company or substituted for an equivalent award or cash payment, then his outstanding equity awards will be deemed vested in full immediately prior to the sale event (with performance-based equity awards generally deemed vested assuming either target level performance objective achievement or substituting the per-share transaction price for price-based vesting targets, as applicable).

Velodyne terminated Ms. Hall’s employment on February 19, 2021. She continues to serve as a member of the Board of Directors. In March 2021, Velodyne transitioned Mr. Tewell from his role as Chief Operating Officer and he resigned his employment with Velodyne.

Employee Benefits and Perquisites

Velodyne’s named executive officers are eligible to participate in Velodyne’s health and welfare plans to the same extent as are other full-time employees generally. Velodyne does reimburses Velodyne’s named executive officers for their necessary and reasonable business and travel expenses incurred in connection with their services to us.

Velodyne’s named executive officers are also eligible to participant in the 401(k) plan Velodyne maintains for Velodyne’s employees generally. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Service Code, so that contributions to the 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to the employees until withdrawn, and so that contributions made by us, if any, will be deductible by us when made. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limits and to have the amount of such reduction contributed to their 401(k) plans. The 401(k) plan permits us to make contributions up to the limits allowed by law on behalf of all eligible employees. In the year ended December 31, 2020, Velodyne made a 401(k) contribution of $4,500 for each of Dr. Gopalan and Mr. Tewell (Ms. Hall did not participate in the 401(k) plan).

Velodyne provided certain vehicle-related expenses to Ms. Hall and Mr. Tewell, and a temporary living arrangement allowance to Mr. Tewell, as well as related gross-ups with respect to the income recognized by him in connection with these amounts. We have also paid certain personal travel expenses for Mr. Tewell in the amounts reflected in the footnotes to the 2020 Summary Compensation Table above.

Equity Compensation

Velodyne offers stock options and RSUs to Velodyne’s named executive officers as the long-term incentive component of Velodyne’s compensation program. Velodyne typically grants equity-based awards to new hires upon their commencing employment with us. Stock options allow employees to purchase shares of Velodyne’s common stock at a price per share at least equal to the fair market value of Velodyne’s common stock on the date of grant and may or may not be intended to qualify as “incentive stock options” for U.S. federal income tax purposes. Generally, Velodyne’s equity-based awards vest over four years, subject to the employee’s continued employment with us on each vesting date, and in the case of RSUs, a liquidity-event vesting requirement.

Actions the Board of Directors took in October 2020 regarding waiving certain vesting conditions applicable to outstanding RSUs are described in Footnote 2 to the Summary Compensation Table above. The details of equity awards held by our named executive offices at December 31, 2020 are set forth in "Outstanding Equity Awards at 2020 Year-End," and certain additional provisions applicable to equity awards granted to Dr. Gopalan are described above.

Outstanding Equity Awards at 2020 Year-End

The following table provides information regarding outstanding equity awards held by Velodyne’s named executive officers as of December 31, 2020. The number of shares subject to each award and, where applicable, the exercise price per share, reflect all changes as a result of Velodyne’s capitalization adjustments.

The vesting schedule applicable to each outstanding award is described in the footnotes to the table below.

		Option Awards					Stock Awards
Name	Footnote	Number of Securities Underlying Unexercised Options (#) Vested	Number of Securities Underlying Unexercised Options (#) Unvested	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(*)(1) ($)	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Anand Gopalan	(2)	146,890	0	$6.15422	03/22/2027
	(3)	0	0			32,133	$733,275.06
	(4)	0	0			110,168	$2,514,033.76
	(5)	0	0			82,627	$1,885,548.14
	(6)	0	0			50,494	$1,152,273.08
	(7)	0	0			312,173	$7,123,787.86
	(8)	0	0			0	0	330,505	7,542,124.00
	(9)	0	440,673	$5.73214	05/28/2030
	(10)	0	0			55,671	$1,270,412.22
Marta Thoma Hall	(11)	0	0			57,839	$1,319,885.98
	(12)	0	0			117,512	$2,681,623.84
	(13)	0	0			7,793	$177,836.26
Thomas R. Tewell	(14)	0	0			33,050	$754,201.00
	(15)	0	0			32,133	$733,275.06
	(16)	0	0			66,101	$1,508,424.82
	(17)	0	0			117,512	$2,681,623.84
	(18)	0	0			7,793	$177,836.26

(*)     The closing market price of Velodyne’s common stock on December 31, 2020 was $22.82 per share.

(1)	Each RSU represents the right to receive one share of common stock. RSUs held by a named executive officer as of December 31, 2020 as to which the liquidity event vesting condition originally applicable to the award was waived on October 30, 2020 by the Board of Directors in order to provide the holders of such awards with the treatment that they would have received if the pre-combination Velodyne had completed an initial public offering, and as to which the time-based vesting condition had also been satisfied as of December 31, 2020, remained unsettled as of that date and are not reflected in this column because they were vested.
(2)	The stock option is fully vested.

(3)	The applicable service-based requirement applied to 73,445 RSUs and will be or was satisfied with respect to 25% of the RSUs when the named executive officer remained in continuous service through the one-year anniversary of September 29, 2018 and has continued vesting with respect to 6.25% of the RSUs when the named executive officer completes or completed each three (3) months of continuous service thereafter. Only those RSUs that remained unvested as of December 31, 2020 are reflected in the table.
(4)	The applicable service-based requirement applied to 220,336 RSUs and will be or was satisfied with respect to 25% of the RSUs when the named executive officer remained in continuous service through the one-year anniversary of November 26, 2018 and with respect to 6.25% of the RSUs when the named executive officer completes or completed each three (3) months of continuous service thereafter. Only those RSUs that remained unvested as of December 31, 2020 are reflected in the table.
(5)	The applicable service-based requirement applied to 146,891 RSUs and will be or was satisfied with respect to 25% of the RSUs when the named executive officer remains in continuous service through the one-year anniversary of February 22, 2019 and with respect to 6.25% of the RSUs when the named executive officer completed or completes each three (3) months of continuous service thereafter. Only those RSUs that remained unvested as of December 31, 2020 are reflected in the table.
(6)	The applicable service-based requirement applied to 73,445 RSUs and will be or was satisfied with respect to 25% of the RSUs will vest on the one-year anniversary of July 8, 2019 and with respect to 6.25% of the RSUs when the named executive officer completed or completes each three (3) months of continuous service thereafter. Only those RSUs that remained unvested as of December 31, 2020 are reflected in the table.
(7)	The applicable service-based requirement applies to 881,346 RSUs and, as a result of the Board of Directors waiving the transactional vesting condition on October 30, 2020, was or will be satisfied with respect to 58.33% of RSUs if the named executive officer remains in continuous service through January 1, 2021 (such date, the “Initial Vesting Date”), and in installments with respect to the remaining Promotion RSUs when the named executive officer completes each of the next seven (7) successive three-month periods of continuous service.
(8)	Additional details regarding the Promotion RSUs, including with respect to potential accelerated vesting are described above in Narrative Explanation of Compensation Arrangements with Velodyne’s Named Executive Officers. The applicable service-based requirement will be satisfied if the named executive officer remains in continuous service through January 1, 2023 (the “Performance RSU Vesting Date”). The portion of the Performance RSUs that will become vested on the Performance RSU Vesting Date will be determined based on the closing price of our common stock on the trading day prior to the Performance RSU Vesting Date, with the threshold level performance achievement resulting in the officer’s vesting in 75% of the target number of RSUs (the number of Performance RSUs reflected in the table above), the target level performance achievement resulting in his vesting in 440,683 Performance RSUs, and the maximum level performance achievement resulting in his vesting in up to 1,101,683 Performance RSUs.
(9)	The stock option vested with respect to 25% of the shares on January 1, 2020 and will vest in equal monthly installments over the following 36 months of continuous service thereafter, provided, that the named executive officer remains in continuous service on such vesting date.
(10)	The applicable service-based requirement will be satisfied with respect to 100% of the RSUs if the named executive officer remains in continuous service through March 29, 2021.
(11)	The applicable service-based requirement applied to 102,823 RSUs and was satisfied with respect to 25% of the RSUs on February 22, 2020 and with respect to 6.25% of the RSUs when the named executive officer completes or, as applicable, completed each three (3) months of continuous service thereafter. Only those RSUs that remained unvested as of December 31, 2020 are reflected in the table.
(12)	The service-based requirement was satisfied with respect to 25% of the RSUs when the named executive officer remained in continuous service through March 11, 2021 and with respect to 6.25% of the RSUs when the named executive officer completes or, as applicable, completed each three (3) months of continuous service thereafter. Continuous service includes service as a member of Velodyne’s Board of Directors.

(13)	The applicable service-based requirement will be satisfied with respect to 100% of the RSUs if the named executive officer remains in continuous service through March 29, 2021.
(14)	The applicable service-based requirement applied to 205,647 RSUs and was satisfied with respect to (i) 29,379 of the RSUs immediately upon grant, (ii) 25% of the RSUs when the named executive officer remained in continuous service through September 25, 2018 and (iii) with respect to 6.25% of the RSUs when the named executive officer completes or, as applicable, completed each three (3) months of continuous service thereafter. Only those RSUs that remained unvested as of December 31, 2020 are reflected in the table.
(15)	The applicable service-based requirement applied to 73,445 RSUs and was satisfied with respect to 25% of the RSUs when the named executive officer remains or, as applicable, remained in continuous service through September 29, 2019 and with respect to 6.25% of the RSUs when the named executive officer completes or, as applicable, completed each three (3) months of continuous service thereafter. Only those RSUs that remained unvested as of December 31, 2020 are reflected in the table.
(16)	The applicable service-based requirement applied to 117,512 RSUs and was satisfied with respect to 25% of the RSUs when the named executive officer remains, or as applicable, remained in continuous service through February 22, 2020 and with respect to 6.25% of the RSUs when the named executive officer completed each three (3) months of continuous service thereafter. Only those RSUs that remained unvested as of December 31, 2020 are reflected in the table.
(17)	The applicable service-based requirement will be satisfied with respect to 25% of the RSUs when the named executive officer remains or, as applicable, remained in continuous service through the one year anniversary of March 11, 2020 and with respect to 6.25% of the RSUs when the named executive officer completes or, as applicable, completed each three (3) months of continuous service thereafter.
(18)	The applicable service-based requirement will be satisfied with respect to 100% of the RSUs if the named executive officer remains in continuous service through March 29, 2021.

Pension Benefits

Velodyne’s named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the year ended December 31, 2020.

Nonqualified Deferred Compensation

Velodyne’s named executive officers did not participate in, or earn any benefits under, a non-qualified deferred compensation plan sponsored by us during year ended December 31, 2020.

Equity Plans

2020 Equity Incentive Plan

Eligibility

Current and prospective employees, non-employee directors, consultants, and advisors and our subsidiaries are eligible to be selected to participate in the 2020 Equity Incentive Plan (the “Incentive Plan”) provided that incentive stock options may only be granted to employees.

Administration

The Board of Directors or a committee to which the Board has delegated authority administers the Incentive Plan. The administrator has complete discretion to make all decisions relating to the Incentive Plan and outstanding awards, including, among others, to select service providers who will receive awards under the Incentive Plan and the type and number of awards and the terms of the awards, to make, amend and rescind rules relating to the Incentive

Plan and the awards granted under the Incentive Plan, and to make all other decisions relating to the operation of the Incentive Plan and awards granted under the Incentive Plan.

Share Reserve

The aggregate number of shares that may be issued under the Incentive Plan shall not exceed the sum of (i) 10,309,402 shares of our common stock plus (ii) 17,424,486 shares, which is the number of shares as of the effective time of the Business Combination that were subject to outstanding awards or were issued under Velodyne’s prior stock plans and that were cancelled and reissued under the Incentive Plan in connection with the Business Combination. The number of shares reserved for issuance under the Incentive Plan will be increased automatically on the first business day of each of our fiscal years commencing though January 1, 2030 by a number equal to the least of (i) 5% of the shares of our common stock issued and outstanding on the last business day of the prior fiscal year, (ii) 10,000,000 shares of our common stock and (iii) a number of shares of our common stock determined by the Board. Shares of our common stock subject to or issued pursuant to awards that are forfeited, cancelled or expire before being exercised or settled shall again become available for issuance under the Incentive Plan as well as shares issued pursuant to an award but later reacquired by Velodyne and any shares applied to pay the exercise price of any options or satisfy tax withholding obligations.

As of April 30, 2021, Velodyne had reserved an aggregate of 25,756,550 shares of Velodyne’s common stock for issuance under Velodyne’s 2020 Equity Incentive Plan, all of which may be issued as incentive stock options. As of April 30, 2021, there were outstanding options to purchase 597,354 shares of common stock, at exercise prices ranging from $5.73214 to $7.03923 per share, or a weighted-average exercise price of $5.85735 per share were outstanding under Velodyne’s 2020 Equity Incentive Plan, 7,520,447 shares of common stock issuable upon the vesting and settlement of RSUs, 4,183,624 shares subject to outstanding unvested restricted share awards, and 25,756,550 shares of common stock remained available for future issuance.

Awards

The Incentive Plan provides for the grant of stock options, including incentive stock options, nonqualified stock options, stock appreciation rights (“SARs”), restricted stock and restricted stock units.

●	Stock Options and SARs. Stock options provide for the option to purchase shares of common stock in the future at an exercise price set on the grant date, which may not be less than 100% of the fair market value of the common stock on the grant date. The exercise price of options granted under the Incentive Plan may be paid in cash or, at the discretion of the plan administrator, (i) with shares of our common stock already owned by the optionee, (ii) by an immediate sale of option shares through a broker approved by us, (iii) through a net-exercise procedure or (iv) any other method permitted by applicable law. SARs provide for the opportunity to receive a payment based upon the increase in value of our common stock from the date of grant through the date of settlement. The payment may be made in cash, shares of our common stock or a combination of the two and is equal to the fair market value of our common stock on the settlement date over the base price, which is determined at the grant date.
●	Restricted Stock and Restricted Stock Units. Restricted shares and stock units may be awarded under the Incentive Plan in return for any lawful consideration, and participants who receive restricted shares or restricted stock units generally are not required to pay cash for their awards. In general, these awards will be subject to vesting. Vesting may be based on length of service or upon satisfaction of other conditions determined by the plan administrator. Settlement of vested restricted stock units may be made in the form of cash, shares of common stock or a combination of the two.

Corporate Transactions

In the event we are party to a merger, consolidation, or certain change in control transactions, the treatment of outstanding awards granted under the Incentive Plan, and all shares acquired under the Incentive Plan, will be subject to the terms of the definitive transaction agreement (or, if there is no such agreement, as determined by the plan administrator). Unless an award agreement provides otherwise, such treatment may include any of the following with respect to each outstanding award:

●the continuation, assumption, or substitution of an award by a surviving entity or its parent;
●in the case of an option or stock appreciation right, the cancellation of an award without payment of any consideration;
●the cancellation of the vested portion of an award (and any portion that becomes vested as of the effective time of the transaction) in exchange for a payment equal to the excess, if any, of the value that the holder of each share of our common stock receives in the transaction over (if applicable) the exercise price otherwise payable in connection with the award;
●the assignment of any reacquisition or repurchase rights held by us in respect of an award of restricted shares to the surviving entity or its parent (with proportionate adjustments made to the price per share to be paid upon exercise of such rights); or

Each award held by a participant who remains a service provider with us as of the effective time of a merger or change in control will become fully vested and, if applicable, exercisable immediately prior to the effective time of the transaction, unless the applicable award agreement provides otherwise or the award is continued, assumed, or substituted (as provided above). The plan administrator is not required to treat all awards, or portions thereof, in the same manner.

The vesting of an outstanding award may be accelerated by the plan administrator upon the occurrence of a change in control, whether or not the award is to be assumed or replaced in the transaction, or in connection with a termination of service following a change in control transaction.

A change in control includes:

●any person acquiring beneficial ownership of more than 50% of our total voting power;
●the sale or other disposition of all or substantially all of our assets;
●the merger or consolidation of us which our voting securities represent 50% or less of the total voting power of the surviving or acquiring entity; or
●the members of our board cease to constitute a majority of the members of the board over a period of 12 months, excluding any new members appointed or elected by the then incumbent board.

Changes in Capitalization

In the event of certain changes in our capital structure without receipt of consideration, such as a stock split, reverse stock split, or dividend paid in common stock, proportionate adjustments will automatically be made to (i) the maximum number and kind of shares available for issuance under the Incentive Plan, including the maximum number and kind of shares that may be issued upon the exercise of incentive stock options and (ii) the maximum number and kind of shares covered by, and exercise price, base price, or purchase price, if any, applicable to each outstanding stock award.

Plan Amendment and Termination

The Board may amend or terminate the Incentive Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the Incentive Plan, may materially and adversely affect an award outstanding under the Incentive Plan without the consent of the affected participant and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The Incentive Plan will remain in effect until the tenth (10th) anniversary of the earlier of (i) the date the Board adopted the

Incentive Plan and (ii) the date the stockholders approve the Incentive Plan, unless earlier terminated by the Board. No awards may be granted under the Incentive Plan after its termination.

International Participation

The plan administrator may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures to address differences in laws, rules, regulations or customs of such foreign jurisdictions.

Application of Section 409A of the Code

Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. Generally speaking, Section 409A does not apply to incentive stock options, non-discounted non-qualified stock options and appreciation rights if no deferral is provided beyond exercise, or restricted stock. The awards made pursuant to the Incentive Plan are expected to be designed in a manner intended to comply with the requirements of Section 409A of the Code to the extent the awards granted under the Incentive Plan are not exempt from coverage. However, if the Incentive Plan fails to comply with Section 409A in operation, a participant could be subject to additional taxes and interest.

2016 Stock Plan and 2007 Incentive Stock Plan

Velodyne operated two stock plans prior to adoption of the 2020 Incentive Plan. Velodyne’s Board of Directors adopted Velodyne’s 2016 Plan in July 2016, and it was approved by Velodyne’s stockholders in July 2016. Velodyne’s Board of Directors adopted Velodyne’s 2007 Plan in January 2008, and it was approved by Velodyne’s stockholders in January 2008. The Company ceased granting awards under each of these plans after the consummation of the Business Combination and awards outstanding under each of these plans at that time were substituted for awards granted under the Company’s 2020 Stock Plan in connection with the transaction, as described above.

2020 Employee Stock Purchase Plan

General

The 2020 Employee Stock Purchase Plan (the “ESPP”) is intended to qualify as an “employee stock purchase plan” under Code Section 423, except as explained below under the heading “—International Participation.” During regularly scheduled “offerings” under the ESPP, participants will be able to request payroll deductions and then apply the accumulated deductions to purchase a number of shares of our common stock at a discount to the market value of the shares as of the purchase date and in an amount determined in accordance with the ESPP’s terms.

Shares Available for Issuance

The ESPP initially has 3,492,097 of authorized but unissued or reacquired shares of our common stock reserved for issuance under the ESPP, plus an additional number of shares to be reserved annually on the first day of each fiscal year for a period of not more than 20 years, beginning on January 1, 2021, in an amount equal to the least of (i) one percent (1%) of the outstanding shares of our common stock on such date, (ii) 2,500,000 shares of our common stock or (iii) a lesser amount determined by the Compensation Committee or the Board.

Administration

Except as noted below, the ESPP will be administered by the compensation committee of the Board. The compensation committee has the authority to construe, interpret and apply the terms of the ESPP, to determine eligibility, to establish such limitations and procedures as it determines are consistent with the ESPP and to adjudicate any disputed claims under the ESPP.

Eligibility

Each full-time and part-time employee, including our officers and employee directors and employees of participating subsidiaries, who is employed by us on the day preceding the start of any offering period will be eligible to participate in the ESPP. The ESPP requires that an employee customarily work more than 20 hours per week and more than 5 months per calendar year in order to be eligible to participate in the ESPP. The ESPP will permit an eligible employee to purchase common stock through payroll deductions, which may not be more than 15% of the employee’s compensation, or such lower limit as may be determined by the compensation committee from time to time. However, no employee is eligible to participate in the ESPP if, immediately after electing to participate, the employee would own stock of our company (including stock such employee may purchase under this plan or other outstanding options) representing 5% or more of the total combined voting power or value of all classes of our stock. No employee will be able to purchase more than three thousand (3,000) shares, or such number of shares as may be determined by the compensation committee with respect to a single offering period, or purchase period, if applicable. In addition, no employee is permitted to accrue, under the ESPP and all similar purchase plans of ours or our subsidiaries, a right to purchase stock having a value in excess of $25,000 of the fair market value of such stock (determined at the time the right is granted) for each calendar year. Participants may withdraw from an offering period by filing a prescribed form with us at least 15 days prior to a purchase date and accrued payroll contributions will be refunded to the participant in accordance with the terms of the ESPP. Participation in the ESPP will end automatically on termination of employment.

Offering Periods and Purchase Price

The ESPP will be implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, the compensation committee may specify offerings with a duration of not more than 27 months and may specify shorter purchase periods within each offering. During each purchase period, payroll deductions will accumulate, without interest. On the last day of the purchase period, accumulated payroll deductions will be used to purchase common stock for employees participating in the offering. The Company has not yet implemented participation in the ESPP.

The purchase price will be specified pursuant to the offering, but cannot, under the terms of the ESPP, be less than 85% of the fair market value per share of our common stock on either the offering date or on the purchase date, whichever is less. The fair market value of our common stock for this purpose will generally be the closing price on Nasdaq (or such other exchange as our common stock may be traded at the relevant time) for the date in question, or if such date is not a trading day, for the last trading day before the date in question.

Changes to Capital Structure

In the event that there is a specified type of change in our capital structure, such as a stock split, appropriate adjustments will be made to (1) the number of shares reserved under the ESPP, (2) the individual and aggregate participant share limitations described in the plan and (3) the price of shares that any participant has elected to purchase.

International Participation

To provide us with greater flexibility in structuring our equity compensation programs for our non-U.S. employees, the ESPP may permit participation in the ESPP by employees of our non-U.S. subsidiary entities, and such participation may be subject to other offering rules or sub-plans adopted by the compensation committee in order to achieve tax, securities law or other compliance objectives. While the ESPP is intended to be a qualified “employee stock purchase plan” within the meaning of Code Section 423, any such international sub-plans or offerings are not required to satisfy those U.S. tax code requirements and therefore may have terms that differ from the ESPP terms applicable in the U.S. However, any international sub-plans or offerings are subject to the ESPP terms limiting the overall shares available for issuance, the maximum payroll deduction rate, maximum purchase price discount and maximum offering period length.

Corporate Reorganization

Immediately before a corporate reorganization, any outstanding rights to purchase common stock under any offering period then in progress may be continued, assumed or substituted by the surviving entity or its parent, and if such acquirer refuses to continue, assume or substitute for any such rights, then unless our Board or the compensation committee determines otherwise, a new purchase date will be set prior to the effective time of the corporate reorganization and the accumulated payroll deductions will be used to purchase our common stock. Following such purchase, the offering period then in effect will be cancelled.

Amendment and Termination

The Board and the compensation committee will each have the right to amend, suspend or terminate the ESPP at any time. Any increase in the aggregate number of shares of stock to be issued under the ESPP is subject to stockholder approval. Any other amendment is subject to stockholder approval only to the extent required under applicable law or regulation.

Certain Federal Income Tax Consequences of Participating in the ESPP

The following brief summary of the effect of U.S. federal income taxation upon the participant and the Company with respect to the shares purchased under the ESPP does not purport to be complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or non-U.S. jurisdiction in which the participant may reside. The ESPP, and the right of U.S. participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant generally will be subject to tax in an amount that depends upon whether the sale occurs before or after expiration of the holding periods described in the following sentence. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (2) the excess of the fair market value of a share on the offering date that the right was granted over the purchase price for the right as determined on the offering date. Any additional gain will be treated as long term capital gain. If the shares are sold or otherwise disposed of before the expiration of either of the aforementioned holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. We generally are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

ESPP Benefits

Purchase rights are subject to an eligible employee’s discretion, including an employee’s decision not to participate in the ESPP, and awards under the ESPP are not determinable. Directors who are not employees are not eligible to participate in, and will not receive any benefit under, the ESPP.

Limitation on Liability and Indemnification of Directors and Officers

Our Amended and Restated Certificate of Incorporation contains provisions that limit the liability of its current and former executive officers and directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability:

●	for any breach of a director’s duty of loyalty to the corporation or its stockholders;
●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	under Section 174 of the Delaware General Corporation Law (unlawful payment of dividends or redemption of shares); or
●	for any transaction from which the director derives an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

The Amended and Restated Certificate of Incorporation and the bylaws provide that we are required to indemnify our executive officers and directors to the fullest extent permitted by Delaware law. Our bylaws also provide that, upon satisfaction of certain conditions, we shall advance expenses incurred by an executive officer and director in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. The Amended and Restated Certificate of Incorporation and bylaws will also provide the Board of Directors with discretion to indemnify our other officers, employees, and other agents when determined appropriate by the board. We expect to enter into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses, including, among other things, attorneys’ fees, judgments, fines, and settlement amounts incurred by any of these individuals in any action or proceeding. It is believed that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in the Amended and Restated Certificate of Incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit the company and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. Except as disclosed elsewhere in this prospectus, at present, there is no pending litigation or proceeding involving any Velodyne directors, officers, or employees for which indemnification is sought, and Velodyne is not aware of any threatened litigation involving Velodyne that may result in claims for indemnification under Velodyne agreements or governing documents.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our common stock and warrants is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Amended and Restated Certificate of Incorporation in its entirety for a complete description of the rights and preferences of our common stock and the Warrant Agreement and Form of Warrant for a description of the terms of the Warrants.

Authorized and Outstanding Stock

The Amended and Restated Certificate of Incorporation authorizes the issuance of 2,250,000,000 shares of common stock, $0.0001 par value per share and 25,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of our common stock are, and the shares of common stock issuable in connection with the Business Combination pursuant to the Merger Agreement and the PIPE Investment will be, duly authorized, validly issued, fully paid and non-assessable. As of April 30, 2021, there were 193,869,080 shares of common stock outstanding, held of record by approximately 91 holders of common stock and no shares of preferred stock outstanding. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

The Amended and Restated Certificate of Incorporation provides that the common stock will have identical rights, powers, preferences and privileges to current common stock.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the current certificate of incorporation and the Amended and Restated Certificate of Incorporation, the holders of common stock possess or will possess, as applicable, all voting power for the election of our directors and all other matters requiring stockholder action and are entitled or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders. The holders of common stock shall at all times vote together as one class on all matters submitted to a vote of the holders of common stock under both the current certificate of incorporation and the Amended and Restated Certificate of Incorporation.

Dividends

Subject to the rights, if any of the holders of any outstanding shares of preferred stock, under both the current certificate of incorporation and the Amended and Restated Certificate of Incorporation, holders of common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution or winding-up of our company under both the current certificate of incorporation and the Amended and Restated Certificate of Incorporation, the holders of common stock will be entitled to receive all the remaining assets available for distribution to stockholders, ratably in proportion to the number of shares of common stock held by them, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Under the current certificate of incorporation, our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

Our Board is currently divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the Class I directors will expire at our first annual meeting of stockholders. The term of office of the Class II directors will expire at the second annual meeting of stockholders. The term of office of the Class III directors will expire at the third annual meeting of stockholders.

Under the terms of the Amended and Restated Certificate of Incorporation, the term of the Class I Directors expires at the 2021 annual meeting of stockholders; the term of the Class II Directors in place at such time will expire at the 2022 annual meeting of stockholders; and the term of the Class III Directors in place at such time will expire at the 2023 annual meeting of stockholders.

Preferred Stock

Our Amended and Restated Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of our Board at such time. In addition, our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Transfer Agent

The Transfer Agent for our common stock is Continental Stock Transfer & Trust Company.

Certain Anti-Takeover Provisions of Delaware Law, Certificate of Incorporation and Bylaws

Provisions of the DGCL and our current certificate of incorporation and bylaws as well as provisions of the Amended and Restated Certificate of Incorporation could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with the board of directors. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of our Board to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of the common stock.

We are currently subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203,” regulating corporate takeovers. Assuming the approval of the proposals at the Special Meeting, we will no longer be subject to Section 203 upon the effectiveness of the proposals. Instead, we would “opt out” of Section 203 and, instead, our Amended and Restated Certificate of Incorporation would include a provision that is substantially similar to Section 203, but excludes David S. Hall and his respective successors, affiliates and associates from the definition of “interested stockholder” because such stockholders currently hold voting power of Velodyne in excess of, and immediately following the Business Combination these parties will hold voting power in excess of, the 15% threshold under Section 203. Upon consummation of the Business Combination, David S. Hall and his respective successors, affiliates and associates will become “interested stockholders” within the meaning of Section 203, but will not be subject to the restrictions on business combinations set forth in Section 203, as our Board approved the Business Combination in which such stockholders became interested stockholders prior to such time they became interested stockholders. Assuming adoption of the proposals at the Special Meeting, the provisions set forth in the proposals with regards to Section 203 would take effect 12 months after the filing of the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State. Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a business combination with (i) a stockholder who owns fifteen percent (15%) or more of our outstanding voting stock (otherwise known as an “interested stockholder”); (ii) an affiliate of an interested stockholder; or (iii) an associate of an interested stockholder, in each case, for three years following the date that such stockholder became an interested stockholder.

A business combination includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;
●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or
●	on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.
●	Assuming the approval of the Amended and Restated Certificate of Incorporation at the Special Meeting, it will require the approval by affirmative vote of the holders of at least two-thirds of the common stock to make any amendment to key provisions of the Amended and Restated Certificate of Incorporation or of the bylaws.

In addition, both our current certificate of incorporation and our Amended and Restated Certificate of Incorporation provide for certain other provisions that may have an anti-takeover effect:

●	There is no cumulative voting with respect to the election of directors.
●	Our Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances.
●	Directors may only be removed from the Board for cause.
●	A prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders.
●	A prohibition on stockholders calling a special meeting and the requirement that a meeting of stockholders may only be called by members of our Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.
●	Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. Our Board is entitled, without further stockholder approval, to designate one or more series of preferred stock and the associated voting rights, preferences and privileges of such series of preferred stock. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Forum Selection Clause

Our Amended and Restated Certificate of Incorporation includes a forum selection clause. The Amended and Restated Certificate of Incorporation provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware and federal court within the State of Delaware will be exclusive forums for any (i) derivative action or proceeding brought on our behalf; (ii) action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) action asserting a claim against us arising pursuant to any provision of the DGCL, our Amended and Restated Certificate of Incorporation or bylaws; or (iv) other action asserting a claim against us that is governed by the internal affairs doctrine. This choice of forum provision does not apply to actions brought to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction. Furthermore, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. We intend for this provision to apply to any complaints asserting a cause of action under the Securities Act despite the fact that Section 22 of the Securities Act creates concurrent jurisdiction for the federal and state courts over all actions brought to enforce any duty or liability created by the Securities Act or the rules and regulations promulgated thereunder. Please see “Risk Factors — Our Amended and Restated Certificate of Incorporation designates the Court of Chancery of the State of Delaware and federal court within the State of Delaware as the exclusive forum for certain types of actions and proceedings that stockholders may initiate, which could limit a stockholder’s ability to obtain a favorable judicial forum for disputes with us our directors, officers or employees.” for additional information.

Warrants

Each warrant entitles the registered holder thereof to purchase three-quarters of one share of our common stock at a price of $11.50 per whole share, subject to adjustment in either case as discussed below, at any time. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares of common stock. This means that no fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrantholder. The warrants will expire on September 29, 2025, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of common stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We have filed with the SEC a registration statement covering the shares of common stock issuable upon exercise of the warrants, and to use our best efforts to maintain a current prospectus relating to those shares of common stock until the warrants expire or are redeemed, as specified in the warrant agreement. During any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may call the warrants for redemption:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in the Public Offering.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” of our common stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, our sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) and (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, or (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, , then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrantholder for the loss of the option value portion of the warrant due to the requirement that the warrantholder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement is filed as an exhibit to the registration statement and includes a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrantholder.

Rule 144 and Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

In general, Rule 144 of the Securities Act, which we refer to as “Rule 144,” permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, including us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We are no longer a shell company, and as long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of our restricted securities.

If the above conditions have been met and Rule 144 is available, a person who has beneficially owned restricted shares of our common stock or warrants for at least one year would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are our affiliates at the time of, or at any time during the three months preceding, a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of common stock or warrants, as applicable, then outstanding; or

●	the average weekly reported trading volume of the common stock or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144, when available, will also limited by manner of sale provisions and notice requirements.

Registration Rights

Founder Registration Rights

The holders of the Founder Shares, private placement warrants (and any shares of common stock issuable upon the exercise of the private placement warrants), and securities that may be issued upon conversion of working capital loans are entitled to registration rights pursuant to a registration rights agreement signed October 15, 2018, requiring us to register such securities for resale. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. We will bear the expenses incurred in connection with the filing of any such registration statements.

PIPE Shares

We registered the resale of the PIPE Shares. The Subscription Agreements require us to cause the PIPE Resale Registration Statement to remain effective until the earlier of (i) two years from the issuance of the PIPE Shares, (ii) the date on which all of the PIPE Shares have been sold, or (iii) with respect to each PIPE Investor, the first date on which such PIPE Investor can sell all of its PIPE Shares (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold.

Assumed Velodyne Registration Rights

Under the terms of the Merger Agreement, we assumed Velodyne’s obligations under that certain Amended and Restated Investors’ Rights Agreement, dated October 25, 2019, between Velodyne and the stockholders named therein (the “IRA”) to register shares of common stock received by holders of Velodyne capital stock in the Business Combination. After the Business Combination, the holders of approximately 37.8 million shares of common stock were entitled to contractual rights to require us to register those shares under the Securities Act. In addition, David Hall, Velodyne’s former chairman, has contractual rights that require us to register his approximately 59.8 million shares of common stock and any shares of common stock subsequently issued to him under the Securities Act if we propose to register any of our securities under the Securities Act. If we propose to register any of its securities under the Securities Act for its own account, holders of shares having registration rights are entitled to include their shares in our registration statement, provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in the registration.

We will pay all expenses relating to any demand, piggyback, or Form S-3 registration described below, other than underwriting discounts and commissions. The registration rights terminate upon the earliest to occur of: (i) the fifth anniversary of the completion of the initial offering or (ii) with respect to the registration rights of an individual holder, such earlier time after the initial offering at which the holder holds one percent or less of our outstanding common stock and all shares held by the holder can be sold in any three-month period without registration in compliance with Rule 144 and without the requirement for us to be in compliance with the current public information required under Rule 144(c)(1).

Demand Registration Rights

Former Velodyne equity holders holding approximately 37.8 million shares of common stock are entitled to certain demand registration rights. At any time beginning March 28, 2021, the holders of 50% or more of the registrable securities (as defined in the IRA) then outstanding, may make a written request that we register all or a portion of such registrable securities (as defined in the IRA), subject to certain specified conditions and exceptions.

Such request for registration must cover securities with an aggregate offering price of at least $50,000,000. We are not obligated to effect more than two of these registrations.

Piggyback Registration Rights

If we propose to register any of our securities under the Securities Act either for our own account or for the account of other stockholders, the holders of approximately 84.6 million shares of common stock will, pursuant to the IRA and subject to certain exceptions, be entitled to include their shares in the registration statement. These registration rights are subject to specified conditions and limitations, including, but not limited to, the right of the underwriters to limit the number of shares included in any such offering under certain circumstances, but not below 30% of the total amount of securities included in such offering.

Form S-3 Registration Rights

At any time after we are qualified to file a registration statement on Form S-3, and subject to limitations and conditions specified in the IRA, the holders of at least 30% of the approximately 37.8 million shares of common stock with Form S-3 registration rights may make a written request that we prepare and file a registration statement on Form S-3 under the Securities Act covering their shares, so long as the aggregate price to the public, net of any underwriters’ discounts and commissions, is at least $10,000,000. We are not obligated to effect more than two of these Form S-3 registrations in any 12-month period.

Public Warrants

Under the terms of the warrant agreement pursuant to which the Public Warrants were issued, we must file with the SEC a registration statement for the registration under the Securities Act of the shares of common stock issuable upon exercise of the warrants and thereafter must use our best efforts to maintain a current prospectus relating to the common stock issuable upon exercise of the public warrants, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement.

Lock-Up Agreements

In connection with the Business Combination, Velodyne stockholders were issued restricted securities. The Velodyne Stockholders agreed not to sell any shares of our common stock issued to them in the Business Combination for a period of six months following the closing of the Business Combination. The Sponsor agreed that it will not Transfer any of its Founder Shares until the earlier of (i) one (1) year after closing of the Business Combination and (ii) subsequent to the closing of the Business Combination, if the price of our common stock exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least 150 days after the closing of the Business Combination. “Transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

Listing of Securities

Our common stock and warrants are listed on the Nasdaq Global Select Market under the symbols “VLDR” and “VLDRW,” respectively.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to Velodyne regarding beneficial ownership of common stock as of April 19, 2021 for:

●	each person known by Velodyne to be the beneficial owner of more than 5% of outstanding common stock;
●	each of Velodyne’s directors and director nominee;
●	each of Velodyne’s named executive officers; and
●	all executive directors and executive officers of Velodyne as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by the footnotes below, Velodyne believes, based on the information furnished to it, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws.

We have based our calculation of the percentage of beneficial ownership on 193,872,211 shares of common stock outstanding as of April 19, 2021. Velodyne has deemed shares of common stock subject to stock options or RSUs that are currently exercisable or exercisable or that will settle within 60 days of April 19, 2021 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. Velodyne did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is 5521 Hellyer Avenue, San Jose, CA 95138.

Directors and Named Executive Officers(1)	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
Joseph B. Culkin(2)	13,559,196	7.0
Anand Gopalan(3)	1,219,062	*
Marta Thoma Hall(4)	6,182,977	3.2
Barbara Samardzich(5)	104,381	*
Christopher Thomas(6)	24,064	*
Michael Dee(7)	556,945	*
Hamid Zarringhalam	—	—
Deborah Hersman	—	—
Thomas Tewell(8)	185,138	*
All Executive Officers and Directors as a Group (17 individuals)(9)	25,846,282	13.3

Greater than 5% Stockholders
David S. Hall(9)	59,839,944	30.9
Shares subject to voting proxy(10)	39,370,761	20.3
Total	99,210,705	51.2
Entities affiliated with Baidu Holdings Limited(11)	15,504,468	8.0

*     Less than 1%.

(1)	This information is based on 193,872,211 shares of common stock outstanding at April 19, 2021. Except as described in the footnotes below and subject to applicable community property laws and similar laws, Velodyne believes that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is 5521 Hellyer Avenue, San Jose, California 95138.

(2)	Consists of (i) 11,921,453 shares of common stock held by Mr. Culkin and (ii) 1,637,743 shares of common stock held by a trust for which Mr. Culkin serves as a trustee. Mr. Hall holds a proxy over all such shares of common stock.
(3)	Consists of (i) 745,669 shares of common stock held by Dr. Gopalan, (ii) 170,430 shares of common stock issuable pursuant to RSUs held by Dr. Gopalan that will be time-based vested within 60 days of April 19, 2021 and (iii) 302,963 shares of common stock subject to stock options exercisable within 60 days of April 19, 2021.
(4)	Consists of (i) 6,125,609 shares of common stock held by Ms. Hall and (ii) 57,368 shares of common stock issuable pursuant to RSUs held by Ms. Hall that will be time-based vested within 60 days of April 19, 2021. Mr. Hall holds a proxy over all such shares of common stock.
(5)	Consists of (i) 102,823 shares of common stock held by Ms. Samardzich and (ii) 1,558 shares of common stock issuable pursuant to RSUs held by Ms. Samardzich that will be time-based vested within 60 days of March 10, 2021.
(6)	Consists of 24,064 shares of common stock issuable pursuant to RSUs held by Mr. Thomas that will be time-based vested within 60 days of April 19, 2021.
(7)	Consists of (i) 50,018 shares of common stock held by Mr. Dee, (ii) 300 shares of common stock held by a trust of which one of Mr. Dee’s children is the beneficiary and for which Mr. Dee serves as a trustee, (iii) 120,000 PIPE Shares held by Spar City Capital LLC and (iv) 386,627 shares of common stock underlying Public Warrants owned directly by Mr. Dee. Mr. Dee has voting and investment power over the shares of common stock held by Spar City Capital LLC, as Mr. Dee serves as such entity’s president and chief financial officer. Mr. Dee disclaims beneficial ownership of the shares identified in clauses (ii) and (iii), except to the extent of his pecuniary interest therein. Mr. Dee is also a member of Graf Acquisition LLC. Mr. Dee does not have voting or investment power over any shares held by Graf Acquisition LLC, except to the extent of any direct or indirect pecuniary interest he may have therein.
(8)	In March 2021, we transitioned Mr. Tewell from his role as Chief Operating Officer and he resigned his employment with us.
(9)	Consists of (i) 20,920,172 shares of common stock, (ii) 3,741,876 shares of common stock issued pursuant to a RSA, which is subject to a liquidity event vesting condition that is expected to be waived by the Board in 2021, (iii) 494,644 shares of common stock issuable pursuant to RSUs that will be time-based vested within 60 days of April 19, 2021, (iv) 302,963 shares of common stock subject to stock options exercisable within 60 days of April 19, 2021 and (v) 386,627 shares of common stock underlying Public Warrants. Mr. Hall is expected to hold a voting proxy over 19,742,173 of the 20,920,172 shares of common stock included in subpart (i) of this footnote, and 57,368of the 494,644 shares of common stock included in subpart (iii) of this footnote. Excludes the shares of common stock held by Mr. Tewell who resigned his employment with us in March 2021.
(10)	Consists of shares of common stock, and shares of common stock issuable pursuant to RSUs that will be time-based vested within 60 days of April 19, 2021, in each case held by certain pre-business combination Velodyne stockholders over which, except under limited circumstances, Mr. Hall holds an irrevocable proxy, pursuant to agreements between Mr. Hall and such stockholders, including certain of the Company’s directors, as indicated in the footnotes above. Velodyne does not believe that the parties to these voting agreements constitute a “group” under Section 13 of the Securities Exchange Act of 1934, as amended, as Mr. Hall exercises voting control over these shares.
(11)	Consists of (i) 13,065,444 shares of common stock held by Baidu (Hong Kong) Limited, and (ii) 2,439,024 shares of common stock held by Baidu Holdings Limited. Baidu (Hong Kong) Limited, a Hong Kong company, is a wholly-owned subsidiary of Baidu Holdings Limited, a British Virgin Islands company, which is wholly owned by Baidu, Inc., a Cayman Islands company listed on the Nasdaq Global Select Market. Baidu, Inc. may be deemed to beneficially own all of the shares held by Baidu (Hong Kong) Limited and Baidu Holdings Limited. The address for Baidu (Hong Kong) Limited is Suite 2409, Everbright Centre, 108 Gloucester Road, Wanchai, Hong Kong and for Baidu Holdings Limited is Offshore Incorporation Limited of P.O. Box 957, Offshore Incorporations Centre Road Town, Tortola, British Virgin Islands.

SELLING STOCKHOLDERS

This prospectus relates to, among other things, (i) the resale by the Selling Warrantholders of up to 778,502 Public Warrants and 500,000 Working Capital Warrants, (ii) the resale by PIPE Investors of up to 200,000 PIPE Shares and (iii) the resale by certain Selling Stockholders of up to 130,247,513 shares of common stock, comprising (i) 126,622,006 shares of common stock issued prior to the Business Combination, (ii) 2,575,000 Founder Shares, (iii) 958,877 shares of common stock that are issuable upon the exercise of the Warrants held by the Selling Warrantholders and (v) shares acquired by a director after the Business Combination and shares issued to a former director pursuant to the settlement of restricted stock units. The Selling Stockholders and Selling Warrantholders may from time to time offer and sell any or all of the shares of common stock and Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. The Selling Stockholders and Selling Warrantholders identified below may have sold, transferred or otherwise disposed of some or all of their shares of common stock or Warrants since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. We cannot give an estimate as to the number of shares of common stock or Warrants that will actually be held by the Selling Stockholders or Selling Warrantholders following the resales contemplated by this prospectus because the Selling Stockholders may offer some or all of their shares of common stock or Warrants under the offering contemplated by this prospectus or acquire additional shares of common stock or Warrants. We cannot advise you as to whether the Selling Stockholders or Selling Warrantholders will, in fact, sell any or all of such shares of common stock or Warrants.

The following table sets forth, as of the date of this prospectus, the names of the Selling Stockholders and Selling Warrantholders, the aggregate number of shares of common stock and Warrants held by the Selling Stockholders and Selling Warrantholders immediately prior to this offering, the number of shares of common stock and Warrants that may be sold by the Selling Stockholders and Selling Warrantholders under this prospectus and that the Selling Stockholders and Selling Warrantholders will beneficially own after this offering. For purposes of the table below, we have assumed that (i) after termination of this offering none of the shares of common stock or Warrants covered by this prospectus will be beneficially owned by the Selling Stockholders and Selling Warrantholders and (ii) the Selling Stockholders and Selling Warrantholders will not acquire beneficial ownership of any additional securities during the offering. In addition, we assume that the Selling Stockholders and Selling Warrantholders have not sold, transferred or otherwise disposed of, our securities in transactions exempt from the registration requirements of the Securities Act.

	Before the Offering					After the Offering
Name of Beneficial Owner	Number of Shares of Common Stock Held		Number of Warrants Held	Number of Shares of Common Stock to be Sold	Number of Warrants to be Sold	Number of Shares of Common Stock Held		Number of Warrants Held
	Number	%(1)				Number	%(1)
Entities affiliated with Baidu Holdings Limited(2)	15,504,468	8.0	—	15,504,468	—	—	—	—
Bruce Hall	4,164,766	2.1	—	4,164,766	—	—	—	—
Caster Holding Limited	1,951,219	1.0	—	1,951,219	—	—	—	—
David S. Hall(3)	60,048,791	30.9	—	59,979,371	—	69,420	*	—
EarlyBirdCapital Inc.	50,000	*	—	50,000	—	—	—	—
Graf Acquisition LLC(4)	2,322,000	1.2	500,000	2,322,000	500,000	—	—	—
Hyundai Mobis Co., Ltd.	4,878,048	2.5	—	4,878,048	—	—	—	—
James A. Graf(5)	207,250	*	263,000	207,250	263,000	—	—	—
James McNamara(6)	10,000	*	—	10,000	—	—	—	—
Joseph B. Culkin(7)	13,559,196	7.0	—	13,559,196	—	—	—	—
Julie Levenson(8)	18,000	*	—	18,000	—	—	—	—
KBHALL LLC	1,861,630	1.0	—	1,861,630	—	—	—	—
Keith Abell(9)	35,000	*	—	35,000	—	—	—	—
Entities affiliated with Magnetar Financial LLC(10)	400,000	*	—	400,000	—	—	—	—
Marta Hall(11)	6,182,977	3.2	—	5,935,865	—	247,112	*	—
Michael Dee(12)	436,945	*	515,502	436,945	515,502	—	—	—
Nikon Corporation	2,439,024	1.3	—	2,439,024	—	—	—	—
Outstanding Capital Ltd.(6)	50,000	*	—	50,000	—	—	—	—
Sabrina Mckee(8)	25,000	*	—	25,000	—	—	—	—
Spar City Capital LLC(13)	120,000	*	—	120,000	—	—	—	—
Other Selling Stockholders(14)	16,499,731	*	—	16,499,731	—	—	—	—

* Less than 1%.

(1)	The percentage of beneficial ownership before this offering is calculated based on 193,869,080 shares of our common stock outstanding as of April 30, 2021. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.
(2)	Consists of (i) 13,065,444 shares of common stock held by Baidu (Hong Kong) Limited, and (ii) 2,439,024 shares of common stock held by Baidu Holdings Limited. Baidu (Hong Kong) Limited, a Hong Kong company, is a wholly-owned subsidiary of Baidu Holdings Limited, a British Virgin Islands company, which is wholly owned by Baidu, Inc., a Cayman Islands company listed on the Nasdaq Global Select Market.
(3)	Excludes the shares subject to voting proxy, which shares of common stock are held by certain pre-Business Combination Velodyne stockholders over which, except under limited circumstances, Mr. Hall holds an irrevocable proxy, pursuant to agreements between Mr. Hall and such stockholders, including certain of the Company’s directors and certain Selling Stockholders. Mr. Hall previously served as our chief executive officer (until January 2020) and chairman and director of our Board (until March 2021).
(4)	In respect of the shares of common stock, comprises (i) 1,947,000 Founder Shares and (ii) 375,000 shares of common stock underlying 500,000 Working Capital Warrants held by Graf Acquisition LLC, the Sponsor, which are also registered for resale. Mr. Graf is the managing member of the Sponsor and shares voting and investment discretion with OC Opportunities Fund II, L.P. with respect to the common stock held by the Sponsor. Mr. Graf and OC Opportunities Fund II, L.P. disclaim beneficial ownership over any securities owned by Graf Acquisition LLC other than to the extent of any pecuniary interest he or it may have therein, directly or indirectly. Mr. Graf previously served as a director of our Board (until February 2021).
(5)	In respect of the shares of common stock, consists of (i) 10,000 PIPE Shares and (ii) 197,250 shares of common stock underlying 263,000 Public Warrants held by Mr. Graf, which are also registered for resale. Excludes the shares of common stock and Warrants separately registered for resale by Graf Acquisition LLC. Mr. Graf previously served as a director of our Board (until February 2021).
(6)	Consists of PIPE Shares.
(7)	Consists of (i) 11,921,453 shares of common stock held by Mr. Culkin and (ii) 1,637,743 shares of common stock held by trusts for which Mr. Culkin serves as a trustee. Mr. Culkin serves as the chairman and director of our Board.
(8)	Consists of Founder Shares.
(9)	Includes 10,000 PIPE Shares and 25,000 Founder Shares.
(10)	Consists of (i) 266,000 Founder Shares held by Magnetar Constellation Master Fund, Ltd, (ii) 75,200 Founder Shares held by Magnetar Xing He Master Fund Ltd and (iii) 58,800 Founder Shares held by Magnetar Capital Master Fund, Ltd. Magnetar Financial LLC (“MFL”) serves as investment manager to Magnetar Constellation Master Fund, Ltd, Magnetar Xing He Master Fund Ltd and Magnetar Capital Master Fund, Ltd (collectively the “Magnetar Funds”). In such capacity, MFL exercises voting and investment power over the securities listed above held for the accounts of the Magnetar Funds. MFL is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Magnetar Capital Partners LP (“MCP”) is the sole member and parent holding company of MFL. Supernova Management LLC (“Supernova”) is the sole general partner of MCP. The manager of Supernova is Alec N. Litowitz, a citizen of the United States of America. Each of the Magnetar Funds, MFL, MCP, Supernova and Alec N. Litowitz disclaim beneficial ownership of these securities except to the extent of their pecuniary interest in the securities.
(11)	Consists of (i) 6,125,609 shares of common stock held by Ms. Hall and (ii) 57,368 shares of common stock issuable pursuant to RSUs held by Ms. Hall that will be time-based vested within 60 days of April 30, 2021. Ms. Hall serves as a director on our Board and previously served as our chief marketing officer (until February 2021).
(12)	In respect of the shares of common stock, consists of (i) 50,018 shares of common stock held by Mr. Dee, (ii) 300 shares of common stock held by a trust of which one of Mr. Dee’s children is the beneficiary and for which Mr. Dee serves as a trustee and (iii) 386,627 shares of common stock underlying 515,502 Public Warrants owned directly by Mr. Dee, which are also registered for resale. Excludes the shares of common stock separately registered for resale by Spar City Capital LLC. Mr. Dee disclaims beneficial ownership of the shares identified in clause (ii), except to the extent of his pecuniary interest therein. Mr. Dee is also a member of Graf Acquisition LLC. Mr. Dee does not have voting or investment power over any shares held by Graf Acquisition LLC, except to the extent of any direct or indirect pecuniary interest he may have therein. Mr. Dee serves as a director on our Board.
(13)	Consists of PIPE Shares. Mr. Dee has voting and investment power over the shares of common stock held by Spar City Capital LLC, as Mr. Dee serves as such entity’s president and chief financial officer. Mr. Dee disclaims beneficial ownership of the PIPE Shares, except to the extent of his pecuniary interest therein. Mr. Dee serves as a director on our Board.
(14)	Consists of shares of common stock (including Founder Shares) held by the following persons, each of whom beneficially owns less than 1% of shares of common stock: Alexander Neff; Alissa Hall; Amanda Hall; Amy Kaufmann; Andrew Hall; Austin Hall; Carol Hall; Catherine Hall; Christine Christenson; Christopher Lee (held by Christopher D. Lee Trust); Cody Heeren; Coleen McGlynn; David Heeren; David Meyrowitz; David Nussbaum; Donna Neff; Doug Neff; Doug Rogers; Ed Kovary; Eileen Moore; Elodie Neff; Eric Neff; Frank Lee; Gleeson Cox; Gregory Stoupnitzky; Jackie Chang; Jacqueline Schwandt; James Schwandt; Jeffery Christenson; Jennifer Li; Jeri Neff; Jillian Carter; Jiyeon Neff; Jocelyn Neff; Joe Mongiello; Johnny Heeren; John Neff; Kimberly Hall; Laura Culkin; Lindsay Culkin; Logan Luchia II; Marc Van Tricht; Mark Cangemi; Matthew Culkin; Maxine Christenson; Michelle Hodges; Mauro Conijeski; Mike Powell; Nicole Heeren; Owen Christenson; Patrick Marshall; Rachel Lee (held by Rachel V. Lee Trust-2016); Robert Gladstone; Savannah Hall; Steven Levine; Tracy Fezza; and Yuna Neff.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions with Respect to Graf

Founder Shares

On June 26, 2018, we issued an aggregate of 8,625,000 Founder Shares to our Sponsor for an aggregate purchase price of $25,000, or approximately $0.003 per share. On September 13, 2018, our Sponsor returned to us, at no cost, 2,156,250 shares of common stock, which we cancelled, resulting in our Sponsor holding 6,468,750 Founder Shares. On October 9, 2018, our Sponsor transferred 25,000 Founder Shares at the same per-share price paid by our Sponsor to each of Keith Abell and Sabrina McKee, two of our directors (then-director nominees), resulting in our Sponsor holding 6,418,750 Founder Shares. In addition, on October 17, 2019, our Sponsor transferred 18,000 Founder Shares to Julie J. Levenson, one of our directors, resulting in our Sponsor holding 6,026,128 Founder Shares. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares. 374,622 Founder Shares were forfeited by our Sponsor when the underwriters’ over-allotment option was not exercised in full. The Founder Shares may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

Private Placement Warrants

Concurrently with the closing of the initial public offering, our Sponsor purchased an aggregate of 13,400,000 private placement warrants at a price of $0.50 per warrant for an aggregate purchase price of $6,700,000 in a private placement. On October 25, 2018, simultaneously with the sale of the over-allotment units, we consummated a private sale of an additional 750,605 placement warrants to the Sponsor at a price of $0.50 per warrant, generating gross proceeds of approximately $375,302. The private placement warrants (including the shares of common stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

Effective upon the closing of the Business Combination, all of the private placement warrants held by the Sponsor immediately prior to the closing of the Business Combination were cancelled, for no consideration, and are no longer outstanding.

Working Capital Warrants

In September 2020, 500,000 working capital warrants were issued to Graf Acquisition LLC in satisfaction of working capital loans made to Graf Industrial Corp by Graf Acquisition LLC. The working capital warrants are exercisable for an aggregate of 375,000 shares of our common stock at an exercise price of $11.50 per share and the terms of the working capital warrants are substantially similar to the Public Warrants. The amount of the working capital loan that was discharged was $375,000.

Registration Rights

The holders of the Founder Shares and securities that may be issued upon conversion of working capital loans are entitled to registration rights pursuant to a registration rights agreement signed October 15, 2018, requiring Graf to register such securities for resale. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. We will bear the expenses incurred in connection with the filing of any such registration statements.

Subscription Agreement

On July 2, 2020, our Sponsor entered into a Subscription Agreement with Graf, pursuant to which it agreed to purchase an aggregate of 950,000 shares of common stock at $10.00 per share, for an aggregate purchase price of $9,500,000, from Graf in a private placement that closed immediately prior to the closing of the Business

Combination. The Sponsor assigned its obligations to purchase the shares to one or more of its beneficial members and/or their affiliates prior to the closing of the Business Combination.

Related Party Policy

Prior to the consummation of Graf’s IPO, it adopted a code of ethics requiring it to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by its board of directors (or the appropriate committee of our board) or as disclosed in public filings with the SEC. Under the code of ethics, conflict of interest situations included any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving Graf.

In addition, Graf’s audit committee, pursuant to a written charter that it adopted prior to the consummation of its IPO, was responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present was required in order to approve a related party transaction.

Related Party Transactions with Respect to Velodyne

The following is a description of transactions since January 1, 2018 and currently proposed transactions in which:

●	Velodyne has been or is to be a participant;
●	the amount involved exceeded or exceeds $120,000; and
●	any of Velodyne’s directors, executive officers or holders of more than 5% of its capital stock prior to the Business Combination, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Equity Financings

Sale of Series B Preferred Stock

In September 2018, Velodyne sold an aggregate of 1,375,440 shares of its Series B preferred stock at a purchase price of $36.3520 per share to accredited investors for an aggregate purchase price of approximately $50.0 million. Each share of Velodyne’s Series B preferred stock was exchanged for shares of our common stock in connection with the completion of the Business Combination, as provided in the Merger Agreement.

The following table summarizes purchases of shares of Velodyne’s Series B preferred stock by its executive officers, directors, and holders of more than 5% of its capital stock.

	Shares of Series B Preferred Stock
		Aggregate
	Number of	Gross
	Shares	Consideration ($)
Entities affiliated with Baidu (Hong Kong) Limited(1)	687,720	$24,999,997
(1)	Jennifer Li, a former member of Velodyne’s board of directors, is the former chief financial officer of Baidu, Inc., an affiliate of Baidu (Hong Kong) Limited. Entities affiliated with Baidu (Hong Kong) Limited held more than 5% of Velodyne’s capital stock prior to the Business Combination. The 687,720 shares are held by Baidu Holdings Limited.

Employment Arrangements with Immediate Family Members of Velodyne’s Executive Officers and Directors

Marta Thoma Hall, spouse of David Hall, Velodyne’s former Chairman and CEO, was employed by Velodyne as Chief Marketing Officer from August 2011 until February 2021 and is a current member of Velodyne’s Board of

Directors. As Velodyne’s Chief Marketing Officer, Ms. Hall was responsible for marketing and business development efforts. See “Executive Compensation — 2020 Summary Compensation Table” for a description of Ms. Hall’s compensation.

James Schwandt, a son-in-law of Joseph B. Culkin, Chairman of Velodyne’s Board of Directors, has been employed by Velodyne since May 2017. During the year ended December 31, 2020, Mr. Schwandt had total cash compensation, including base salary, bonus and other compensation, of $263,106.

David Heeren, a son-in-law of Marta Thoma Hall, a member of Velodyne’s Board of Directors, has been employed by Velodyne since March 2017. Mr. Heeren serves as senior technical product marketing manager. During the year ended December 31, 2020, Mr. Heeren had total cash compensation, including base salary, bonus and other compensation, of $190,549.

The brother of Laura Tarman, Velodyne’s Vice President of Sales, is married to the daughter of Marta Thoma Hall, a member of the Board of Directors.

James Schwandt, David Heeren and Laura Tarman continue to be employed by Velodyne.

Amended and Restated Investors’ Rights Agreement

On October 25, 2019, Velodyne entered into an amended and restated investors’ rights agreement (the “Investors’ Rights Agreement”) with certain holders of Velodyne’s capital stock. These stockholders will be entitled to rights with respect to the registration of their shares of common stock following the Business Combination. Under the terms of the Merger Agreement, we assumed Velodyne’s obligations to register shares of common stock held by the former Velodyne equity holders party to the Investors’ Rights Agreement. For a description of these registration rights, see “Description of Securities — Registration Rights.”

Indemnification Agreements

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. The Amended and Restated Certificate of Incorporation and bylaws also provide the Board of Directors with discretion to indemnify officers and employees when determined appropriate by our Board of Directors.

We entered into new indemnification agreements with each of our directors and executive officers and certain other key employees. The indemnification agreements provide that we will indemnify each of our directors, executive officers, and such other key employees against any and all expenses incurred by that director, executive officer, or other key employee because of his or her status as one of our directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, the Amended and Restated Certificate of Incorporation and bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by its directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee.

Leases

In January 2017, Velodyne entered into a five-year lease agreement with Hellyer-DMHall Properties, LLC, an affiliate of David Hall, Velodyne’s then chief executive officer and director, and Marta Thoma Hall, Velodyne’s then chief marketing officer and current director. In October 2019, Velodyne extended the lease for an additional five years and agreed to annual increases of 3% beginning in January 2020. Under the extended lease agreement, Velodyne leases approximately 205,000 square feet of office and manufacturing space in San Jose, California as its corporate headquarters. As of December 31, 2020, future minimum lease payments total $24.3 million related to this facility. Rent expense was $3.4 million, $3.1 million, and $3.0 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Loans

In January 2017 and December 2016, Velodyne loaned David Hall, Velodyne’s then chief executive officer and director, approximately $3.5 million pursuant to two unsecured promissory notes for purposes of financing the acquisition of Velodyne’s headquarters facility in San Jose, California. The loan accrued interest at a rate of 3.15% per annum. As of December 31, 2019, immediately prior to repayment, the aggregate outstanding balance of the loan was approximately $3.6 million, including aggregate principal of $3.5 million and aggregate accrued and unpaid interest of $0.1 million.

Mr. Hall made monthly interest-only payments to Velodyne on the loan beginning in December 2017 and repaid all outstanding principal and interest due under the two promissory notes on December 31, 2019.In addition, in March 2017, Velodyne, Mr. Hall, and Ms. Hall each entered into an unconditional payment guaranty with regard to a $15.0 million term loan issued by First Bank, as lender, to Hellyer-DMHall Properties, LLC, as borrower, an affiliate of Mr. Hall and Ms. Hall. This term loan was obtained for and secured by a Deed of Trust for Velodyne’s headquarters facility in San Jose, California. The guaranty by each of Velodyne, Mr. Hall, and Ms. Hall unconditionally guaranteed the borrower’s obligations under the loan. As of December 31, 2018 and 2017, the outstanding principal balance of the term loan was $14.4 million and $14.8 million, respectively. In December 2019, Velodyne was released from the unconditional payment guaranty and has no further obligations with respect to the First Bank term loan.

Customer Agreements

In July 2017, Velodyne entered into a supply agreement with Baidu (Hong Kong) Limited, which, together with its affiliates (Baidu), was a holder of more than 5% of Velodyne’s capital stock prior to the completion of the business combination. Entities affiliated with Baidu have made payments to Velodyne of approximately $0.3 million for the year ended December 31, 2020. Entities affiliated with Baidu continue to be important customers and stockholders.

Ford Letter Agreement

In July 2020, Graf and Velodyne entered into a letter agreement with Ford Motor Company, a former greater than 5% stockholder, granting Ford Motor Company the right to have any shares of common stock issued to it in the Business Combination included in the registration statement filed for purposes of registering the shares issuable upon exercise of the public warrants. In the letter agreement, Graf and Velodyne agreed that any shares of common stock issued to Ford Motor Company in the Business Combination will not be subject to a lock-up or market stand-off agreement. Ford Motor Company has repoted that it is no longer a greater than 5% stockholder.

Policies and Procedures for Related Party Transactions

Our related party transaction policy provides that officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with us without the prior consent of the Audit Committee, or other independent members of the board of directors in the event it is inappropriate for the Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to the Audit Committee for review, consideration, and approval. In approving or rejecting the proposed transactions, the Audit Committee will take into account all of the relevant facts and circumstances available.

All of the transactions described in this section were entered into prior to the adoption of this policy.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our common stock. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our common stock who are initial purchasers of such common stock pursuant to this offering and hold the common stock as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that any distributions made by us on our common stock and any consideration received by a holder in consideration for the sale or other disposition of our common stock will be in U.S. dollars. This summary is based upon U.S. federal income tax laws as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

●	financial institutions or financial services entities;
●	broker-dealers;
●	governments or agencies or instrumentalities thereof;
●	regulated investment companies;
●	real estate investment trusts;
●	expatriates or former long-term residents of the United States;
●	persons that actually or constructively own five percent or more (by vote or value) of our shares;
●	persons that acquired our common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;
●	insurance companies;
●	dealers or traders subject to a mark-to-market method of accounting with respect to our common stock;
●	persons holding our common stock as part of a “straddle,” constructive sale, hedge, conversion or other integrated or similar transaction;
●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
●	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for
●	U.S. federal income tax purposes) and any beneficial owners of such partnerships;
●	tax-exempt entities;
●	controlled foreign corporations; and
●	passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our common stock, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our common stock.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes). We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our common stock who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United
●	States, any state thereof or the District of Columbia;
●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock. Upon a sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock so disposed of. A U.S. holder’s adjusted tax basis in its common stock generally will equal the U.S. holder’s acquisition cost less any prior distributions treated as a return of capital.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock who or that is for U.S. federal income tax purposes:

●	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);
●	a foreign corporation; or
●	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of our common stock. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our common stock.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of

Common Stock” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below), we generally will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or
●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of shares of common stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our common stock.

PLAN OF DISTRIBUTION

We are registering the offer and sale, from time to time, (i) by the Selling Warrantholders, of up to 778,502 Public Warrants and 500,000 Working Capital Warrants, (ii) by certain PIPE Investors, of up to 200,000 PIPE Shares and (iii) by certain Selling Stockholders, of up to 130,247,513 shares of common stock, comprising (i) 126,622,006 shares of common stock issued prior to the Business Combination, (ii) 2,575,000 Founder Shares, (iii) 958,877 shares of common stock that are issuable upon the exercise of the Warrants held by the Selling Warrantholders and (v) shares acquired by a director after the Business Combination and shares issued to a former director pursuant to the settlement of restricted stock units. We are also registering the issuance of up to 4,108,728 shares of common stock that are issuable upon the exercise of the Public Warrants by the holders thereof and up to 375,000 shares of common stock that are issuable upon the exercise of the Working Capital Warrants by the holders thereof.

We will not receive any of the proceeds from the sale of the securities by the Selling Stockholders or the Selling Warrantholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash.

Upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by the Selling Stockholders and the Selling Warrantholders covered by this prospectus may be offered and sold from time to time by the Selling Stockholders and the Selling Warrantholders. Notwithstanding the foregoing, Selling Stockholders and Selling Warrantholders subject to our insider trading policy, including Mr. David Hall, Ms. Marta Hall, Mr. Joseph Culkin, Mr. Michael Dee and any members of their immediate family, will be subject to our regularly scheduled trading black-out periods, which begin on the calendar day that is three weeks prior to the end of each fiscal quarter and end at the end of the second full trading day following the date of public disclosure of the financial results for that fiscal quarter. The terms “Selling Stockholders” and “Selling Warrantholders” include donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from the Selling Stockholders and the Selling Warrantholders as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders and the Selling Warrantholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Stockholders and the Selling Warrantholders reserve the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Stockholders and the Selling Warrantholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Stockholders and the Selling Warrantholders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	an over-the-counter distribution in accordance with the rules of the applicable exchange;
●	settlement of short sales entered into after the date of this prospectus;
●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;
●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other thanon an exchange or other similar offerings through sales agents;
●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	through a combination of any of the above methods of sale; or
●	any other method permitted pursuant to applicable law.

In addition, a Selling Stockholder or a Selling Warrantholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.The Selling Stockholders and the Selling Warrantholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Stockholder or a Selling Warrantholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Stockholder or Selling Warrantholder.

To the extent required, the shares of our common stock or Warrants to be sold, the names of the Selling Stockholders and the Selling Warrantholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In connection with the sale of shares of our common stock or Warrants, the Selling Stockholders and the Selling Warrantholders may enter into hedging transactions if permitted under our insider trading policy with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of our common stock in the course of hedging the positions they assume. The Selling Stockholders and the Selling Warrantholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these shares. The Selling Stockholders and the Selling Warrantholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In offering the securities covered by this prospectus, the Selling Stockholders, the Selling Warrantholders and any underwriters, broker-dealers or agents who execute sales for the Selling Stockholders and the Selling Warrantholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders and the Selling Warrantholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders, the Selling Warrantholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders and the Selling Warrantholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders and the Selling Warrantholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Redwood City, California has passed upon the validity of the common stock of Velodyne offered by this prospectus.

EXPERTS

The consolidated financial statements of Velodyne Lidar, Inc. as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Graf Industrial Corp. as of December 31, 2019 and 2018, and for the year ended December 31, 2019 and the period from June 26, 2018 (inception) through December 31, 2018, appearing in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon dated March 10, 2020, appearing elsewhere herein, and are included in reliance on such report given the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1/A, including exhibits, under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.velodynelidar.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

VELODYNE LIDAR, INC. AND SUBSIDIARIES

GRAF INDUSTRIAL CORP.

VELODYNE LIDAR, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2021 and December 31, 2020, and for the Three Months Ended March 31, 2021 and 2020

VELODYNE LIDAR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	March 31,	December 31,
	2021	2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$155,205	$204,648
Short-term investments	228,408	145,636
Accounts receivable, net	13,469	13,979
Inventories, net	20,894	18,132
Prepaid and other current assets	12,043	22,319
Total current assets	430,019	404,714
Property, plant and equipment, net	15,541	16,805
Goodwill	1,189	1,189
Intangible assets, net	531	627
Contract assets	10,378	8,440
Other assets	19,934	937
Total assets	$477,592	$432,712
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,815	$7,721
Accrued expense and other current liabilities	30,187	50,349
Contract liabilities	9,388	7,323
Total current liabilities	43,390	65,393
Long-term tax liabilities	566	569
Other long-term liabilities	41,959	25,927
Total liabilities	85,915	91,889
Commitments and contingencies (Note 15)
Stockholders’ equity:
Preferred stock	—	—
Common stock	19	18
Additional paid-in capital	746,824	656,717
Accumulated other comprehensive loss	(252)	(230)
Accumulated deficit	(354,914)	(315,682)
Total stockholders’ equity	391,677	340,823
Total liabilities and stockholders’ equity	$477,592	$432,712

See accompanying notes to condensed consolidated financial statements.

VELODYNE LIDAR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue:
Product	$10,593	$16,422
License and services	7,133	609
Total revenue	17,726	17,031
Cost of revenue:
Product	15,629	15,126
License and services	179	303
Total cost of revenue	15,808	15,429
Gross profit	1,918	1,602
Operating expenses:
Research and development	18,378	14,527
Sales and marketing	7,075	5,299
General and administrative	17,036	10,733
Restructuring	—	1,046
Total operating expenses	42,489	31,605
Operating loss	(40,571)	(30,003)
Interest income	103	112
Interest expense	(36)	(6)
Other expense, net	(17)	(165)
Loss before income taxes	(40,521)	(30,062)
Provision for (benefit from) income taxes	296	(6,677)
Net loss	$(40,817)	$(23,385)
Net loss per share:
Basic and diluted	$(0.22)	$(0.17)
Weighted-average shares used in computing net loss per share:
Basic and diluted	189,222,807	137,911,975

See accompanying notes to condensed consolidated financial statements.

VELODYNE LIDAR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Net loss	$(40,817)	$(23,385)
Other comprehensive income (loss), net of tax:
Changes in unrealized gain on available for sale securities	(11)	—
Foreign currency translation adjustments	(11)	(2)
Total other comprehensive loss, net of tax	(22)	(2)
Comprehensive loss	$(40,839)	$(23,387)

See accompanying notes to condensed consolidated financial statements.

VELODYNE LIDAR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share and per share data)

(Unaudited)

	Series A Convertible Preferred Stock (Pre-Combination)		Series B Convertible Preferred Stock (Pre-Combination)		Series B-1 Convertible Preferred Stock (Pre-Combination)		Common Stock (Pre-Combination)		Common Stock (Post-Combination)		Additional Paid in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Equity
Balance at December 31, 2020	—	$—	—	$—	—	$—	—	$—	175,912,194	$18	$656,717	$(230)	$(315,682)	$340,823
Issuance of common stock under warrant exercises	—	—	—	—	—	—	—	—	6,973,882	1	80,199	—	—	80,200
Issuance of common stock under employee stock award plans, net of taxes	—	—	—	—	—	—	—	—	6,798,504	—	(37)	—	—	(37)
Share-based compensation	—	—	—	—	—	—	—	—	—	—	11,530	—	—	11,530
Other comprehensive loss, net of tax	—	—	—	—	—	—	—	—	—	—	—	(22)	—	(22)
Adjustment for previously issued warrants (Note 9)	—	—	—	—	—	—	—	—	—	—	(1,585)	—	1,585	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(40,817)	(40,817)
Balance at March 31, 2021	—	$—	—	$—	—	$—	—	$—	189,684,580	$19	$746,824	$(252)	$(354,914)	$391,677

Balance at December 31, 2019, as previously reported	8,772,852	$1	1,375,440	$—	1,375,440	$—	34,252,578	$3	—	$—	$240,474	$(216)	$(164,016)	$76,246
Retroactive application of the recapitalization	(8,772,852)	(1)	(1,375,440)	—	(1,375,440)	—	(34,252,578)	(3)	137,911,975	14	(10)	—	—	—
Balance at December 31, 2019, as adjusted	—	—	—	—	—	—	—	—	137,911,975	14	240,464	(216)	(164,016)	76,246
Share-based compensation	—	—	—	—	—	—	—	—	—	—	21	—	—	21
Other comprehensive loss, net of tax	—	—	—	—	—	—	—	—	—	—	—	(2)	—	(2)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(23,385)	(23,385)
Balance at March 31, 2020	—	$—	—	$—	—	$—	—	$—	137,911,975	$14	$240,485	$(218)	$(187,401)	$52,880

See accompanying notes to condensed consolidated financial statements.

VELODYNE LIDAR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(40,817)	$(23,385)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	2,053	2,171
Reduction in carrying amount of ROU assets	787	—
Stock-based compensation	11,530	21
Provision for doubtful accounts	1,682	314
Other	161	—
Changes in operating assets and liabilities:
Accounts receivable, net	(1,172)	191
Inventories, net	(2,762)	(154)
Prepaid and other current assets	1,702	(4,676)
Contract assets	(2,438)	—
Other assets	(2)	98
Accounts payable	(3,856)	4,591
Accrued expenses and other liabilities	(3,867)	(6,227)
Contract liabilities	1,892	(6,232)
Net cash used in operating activities	(35,107)	(33,288)
Cash flows from investing activities:
Purchase of property, plant and equipment	(601)	(829)
Proceeds from sales of short-term investments	2,000	—
Proceeds from maturities of short-term investments	7,000	2,200
Purchase of short-term investments	(91,932)	—
Net cash provided by (used in) investing activities	(83,533)	1,371
Cash flows from financing activities:
Payment of transaction costs related to Business Combination	(20,006)	(25)
Proceeds from warrant exercises	89,222	—
Tax withholding payment for vested equity awards	(37)	—
Cash paid for IPO costs	—	(634)
Net cash provided by (used in) financing activities	69,179	(659)
Effect of exchange rate fluctuations on cash and cash equivalents	18	(23)
Net decrease in cash and cash equivalents	(49,443)	(32,599)
Beginning cash and cash equivalents	204,648	60,004
Ending cash and cash equivalents	$155,205	$27,405

Supplemental disclosures of cash flow information:
Cash paid for interest	$36	$6
Cash paid for income taxes, net	333	13
Cash paid for operating leases	1,119	—
Supplemental disclosure of noncash investing and financing activities:
Changes in accrued purchases of property, plant and equipment	$105	$103
Assets held for sale reclassification	—	4,746
ROU assets obtained in exchange for new operating lease liabilities	340	—
Transaction costs included in accrued liabilities	5,000	592

See accompanying notes to condensed consolidated financial statements.

VELODYNE LIDAR, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Note 1.   Description of Business and Summary of Significant Accounting Policies

Description of Business, Background and Nature of Operations

Velodyne Lidar, Inc. (the Company, Velodyne or Velodyne Lidar) provides smart vision solutions that are advancing the development of safe automated systems throughout the world. The Company’s technology, which is used in various automotive and non- automotive applications, is empowering the autonomous revolution by allowing machines to see their surroundings in real-time and in 3D.

Graf Industrial Corp. (Graf), the Company’s predecessor, was originally incorporated in Delaware as a special purpose acquisition company (SPAC). On September 29, 2020 (the Closing Date), Graf consummated a business combination (the Business Combination) with Velodyne Lidar, Inc. (the pre-combination Velodyne). Immediately upon the consummation of the Business Combination, Graf merged into the pre-combination Velodyne, with the pre-combination Velodyne surviving as a wholly-owned subsidiary of the Company. Graf changed its name to Velodyne Lidar, Inc. and the pre-combination Velodyne changed its name to Velodyne Lidar USA, Inc.

On September 30, 2020, Velodyne Lidar’s common stock and warrants began trading on the Nasdaq Global Select Market under the symbol “VLDR” and “VLDRW,” respectively. Unless the context otherwise requires, “we,” “us,” “our,” “Velodyne,” “Velodyne Lidar” and the “Company” refers to Velodyne Lidar Inc., the combined company and its subsidiaries following the Business Combination. Refer to Note 2 for further discussion of the Business Combination.

The Company has evaluated how it is organized and managed and has identified only one operating segment.

Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of the Company’s wholly-owned subsidiaries, and have been prepared in accordance with generally accepted accounting principles in the United States ( GAAP) for interim financial information. All intercompany transactions and balances have been eliminated in consolidation. The financial information included herein is unaudited, and reflects all adjustments which are, in the opinion of management, of a normal recurring nature and necessary for the fair presentation of the company’s financial position, results of operations, comprehensive loss, cash flows and stockholders’ equity for the interim periods presented, but are not necessarily indicative of the results of operations to be anticipated for any future annual or interim period. These unaudited interim consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and related notes contained in its amended Annual Report on Form 10-K for 2020.

The Business Combination is accounted for as a reverse recapitalization as the pre-combination Velodyne was determined to be the accounting acquirer under Financial Accounting Standards Board (FASB)’s Accounting Standards Codification Topic 805, Business Combinations (ASC 805). In connection with the Business Combination, outstanding capital stock of the pre-combination Velodyne was converted into common stock of the Company, par value $0.0001 per share, representing a recapitalization, and the net assets of the Company were acquired at historical cost, with no goodwill or intangible assets recorded. The pre-combination Velodyne was deemed to be the predecessor of the Company, and the consolidated assets and liabilities and results of operations prior to the Closing Date are those of the pre-combination Velodyne. The shares and corresponding capital amounts and net loss per share available to common stockholders, prior to the Business Combination, have been retroactively restated as shares reflecting the exchange ratio established in the Merger Agreement. The number of shares of preferred stock was also retroactively restated in shares reflecting the exchange ratio, and the carrying amounts of preferred stock are based on the fair value of its redemption amount on each reporting date. All preferred stock was converted into shares of the Company’s common stock on the Closing Date. Refer to Note 9, Stockholders’ Equity, and Note 11, Net Loss Per Share, for further discussion of the recapitalization and share adjustments.

Liquidity

The Company has funded its operations primarily through the Business Combination, PIPE offering, private placements of the pre-combination Velodyne convertible preferred stock and sales to customers. As of March 31,

2021, the Company’s existing sources of liquidity included cash and cash equivalents of $383.6 million and available borrowing capacity of $25.0 million under a revolving credit facility. The Company has incurred losses and negative cash flows from operations. If the Company incurs additional losses in the future, it may need to raise additional capital through issuances of equity and debt. However, management believes that the Company’s existing sources of liquidity are adequate to fund its operations for at least one year from the date the audited consolidated financial statements were available for issuance.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (Securities Act), as modified by the Jumpstart Our Business Startups Act of 2012 (the JOBS Act), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has opted to take advantage of such extended transition period available to emerging growth companies which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Risk

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments, and accounts receivable. The Company maintains its cash and cash equivalents, and short-term investments with high-quality financial institutes with investment-grade ratings. A majority of the cash balances are with U.S. banks and are insured to the extent defined by the Federal Deposit Insurance Corporation.

The Company’s accounts receivable are derived from customers located both inside and outside the U.S. The Company mitigates its credit risks by performing ongoing credit evaluations of its customers’ financial conditions and requires customer advance payments in certain circumstances. The Company does not require collateral.

The Company’s concentration of risk related to accounts receivable and accounts payable was as follows:

	March 31,	December 31,
	2021	2020
Number of customers accounted for 10% or more of accounts receivable	2	3
Number of vendors accounted for 10% or more of accounts payable	2	3

Two customers accounted for 45% and 47%, respectively, of the Company’s accounts receivable as of March 31, 2021 and December 31, 2020. One vendor accounted for 32% and 34%, respectively, of accounts payable as of March 31, 2021 and December 31, 2020.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include standalone selling price (SSP) for each distinct performance obligation in its customer contracts, total estimated future patents and their corresponding estimated development costs, total estimated costs and related progress towards complete satisfaction of performance obligation in certain services arrangements, allowances for doubtful accounts, inventory reserves, warranty reserves, valuation allowance for deferred tax assets, stock-based compensation, useful lives of property, plant, and equipment and intangible assets, income tax uncertainties, and other loss contingencies. The Company bases its estimates on historical experience and also on assumptions that it believes are reasonable. Actual results could differ from those estimates, and such differences could be material to the Company’s consolidated financial condition and results of operations.

Significant Accounting Policies

Except for the change in certain policies upon adoption of the accounting standards described below, there have been no material changes to the Company's significant accounting policies, compared to the accounting policies described in Note 1, Description of Business and Summary of Significant Accounting Policies, in Notes to Consolidated Financial Statements in Item 8 of Part II of the Annual Report on Form 10-K for fiscal year 2020.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842), which supersedes FASB Accounting Standards Codification Topic 840, Leases (Topic 840), and provides principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. Among its provisions, this standard requires lessees to recognize right-of-use (ROU) assets and lease liabilities on the balance sheets for operating leases, and also requires additional qualitative and quantitative disclosures about lease arrangements. The Company adopted the new standard in the first quarter of 2021 using the modified retrospective method, under which the Company applies Topic 842 to existing and new leases as of January 1, 2021, but prior periods are not restated and continue to be reported under Topic 840 guidance in effect during those periods. Upon adoption, the Company recorded net ROU assets of $19.4 million and lease liabilities of $20.4 million and there were no cumulative effect adjustments as of January 1, 2021. The standard did not have a material effect on the Company’s condensed consolidated statements of operations and the condensed consolidated statement of cash flows. See Note 6. “Leases” for further information.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This standard simplifies the accounting for income taxes by, among other things, eliminating certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 is effective for public business entities for fiscal years beginning after December 15, 2020, with early adoption permitted. Upon adoption, the Company must apply certain aspects of this standard retrospectively for all periods presented while other aspects are applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. The Company adopted the new standard on January 1, 2021. The adoption of this new standard did not have a significant effect on our consolidated financial statements.

Leases

The Company determines if an arrangement is a lease at inception. The Company evaluates classification of leases at commencement and, as necessary, at modification. As of March 31, 2021, all leases are classified as operating leases except for certain immaterial equipment finance leases. Operating leases, consisting primarily office leases, are included in operating lease ROU assets, other current liabilities, and operating lease liabilities on the Company's Condensed Consolidated Balance Sheets. ROU assets represent the Company's right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease.

Operating lease ROU assets and liabilities are recognized on the commencement date based on the present value of lease payments over the lease term. The operating lease ROU asset also includes any lease payments made prior to lease commencement and excludes lease incentives. Variable lease payments not dependent on an index or a rate, are expensed as incurred and are not included within the ROU asset and lease liability calculation. Variable lease payments primarily include reimbursements of costs incurred by lessors for common area maintenance and utilities. The Company's lease terms are the noncancelable period, including any rent-free periods provided by the lessor, and include options to extend or terminate the lease when it is reasonably certain that it will exercise that option. At lease inception, and in subsequent periods as necessary, the Company estimates the lease term based on its assessment of extension and termination options that are reasonably certain to be exercised. As the Company's leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on information available at the commencement date in determining the present value of lease payments over the lease term. The incremental borrowing rate is a hypothetical rate based on the Company's understanding of what its credit rating would be for a secured borrowing where the lease was executed. Lease costs are recognized on a straight-line basis over the lease term.

The Company does not recognize ROU assets and lease liabilities for short-term leases, which have a lease term of twelve months or less and do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise.

Note 2. Business Combination and Related Transactions

On September 29, 2020, the Company consummated a business combination with the pre-combination Velodyne. Pursuant to ASC 805, for financial accounting and reporting purposes, the pre-combination Velodyne was deemed the accounting acquirer and the Company was treated as the accounting acquiree, and the Business Combination was accounted for as a reverse recapitalization. Accordingly, the Business Combination was treated as the equivalent of the pre-combination Velodyne issuing stock for the net assets of Graf, accompanied by a recapitalization. Under this method of accounting, the consolidated financial statements of the Company are the historical financial statements of the pre-combination Velodyne. The net assets of Graf were stated at historical costs, with no goodwill or other intangible assets recorded, and are consolidated with the pre-combination Velodyne's financial statements on the Closing date. The shares and net income (loss) per share available to holders of the Company’s common stock, prior to the Business Combination, have been retroactively restated as shares reflecting the exchange ratio established in the Merger Agreement.

In connection with the Business Combination, Graf entered into subscription agreements with certain investors (the PIPE Investors), whereby it issued 15,000,000 shares of common stock at $10.00 per share (the Private Placement Shares) for an aggregate purchase price of $150.0 million (the Private Placement), which closed simultaneously with the consummation of the Business Combination. Upon the closing of the Business Combination, the Private Placement Shares were automatically converted into shares of the Company's common stock on a one-for-one basis.

The aggregate consideration for the Business Combination and proceeds from the Private Placement was approximately $1.8 billion, consisting of (i) $222.1 million in cash at the closing of the Business Combination, net of transaction expenses, and (ii) 150,277,532 shares of common stock valued at $10.25 per share, totaling $1,540.3 million. The common stock consideration consists of up to (1) 143,575,763 shares of Company common stock, including shares issuable in respect of vested equity awards of the pre-combination Velodyne, plus (2) 2,000,000 shares of Company common stock earned due to the satisfaction of the Earnout Condition on July 30, 2020, including 187,861 Earnout RSUs, which are subject to a six-month service condition and are not legally issued and outstanding shares of Company common stock at Closing, plus (3) 4,702,304 shares of Company common stock that were issued to Velodyne equity holders that did not opt to have their respective shares repurchased by the pre-combination Velodyne for cash in a pre-closing tender offer conducted by the pre-combination Velodyne (the Pre-Closing Tender Offer). The Company used $1.8 million of the proceeds to repurchase and retire 175,744 shares of Company common stock from certain stockholders in the Pre-Closing Tender Offer.

In connection with the Business Combination, the Company incurred direct and incremental costs of approximately $29.1 million related to the equity issuance, consisting primarily of investment banking, legal, accounting and other professional fees, which were recorded to additional paid-in capital as a reduction of proceeds. As of March 31, 2021, the Company has $5.0 million of accrued transaction costs, consisting primarily of investment banking fees, in accrued expenses on the consolidated balance sheet.

Note 3. Revenue

Disaggregation of Revenues

The Company disaggregates its revenue from contracts with customers by geographic region based on the shipping location of the customer, type of good or service and timing of transfer of goods or services to customers (point-in-time or over time), as it believes it best depicts how the nature, amount, timing and uncertainty of its revenue and cash flows are affected by economic factors.

Total revenue based on the disaggregation criteria described above is as follows (dollar in thousands):

	Three Months Ended March 31,
	2021		2020
		% of		% of
	Revenue	Revenue	Revenue	Revenue
Revenue by geography:
North America	$5,044	28%	$9,253	54%
Asia Pacific	9,506	54%	5,624	33%
Europe, Middle East and Africa	3,176	18%	2,154	13%
Total	$17,726	100%	$17,031	100%
Revenue by products and services:
Products	$10,593	60%	$16,422	96%
License and services	7,133	40%	609	4%
Total	$17,726	100%	$17,031	100%
Revenue by timing of recognition:
Goods transferred at a point in time	$16,670	94%	$16,724	98%
Goods and services transferred over time	1,056	6%	307	2%
Total	$17,726	100%	$17,031	100%

In June 2020, the Company entered into a patent cross-license agreement related to its litigation settlement with a customer in Asia Pacific. Under the terms of the arrangement, the customer agreed to make a one-time license payment upon settlement, will make annual fixed royalty payments through 2023, and thereafter, will make product sales royalty payments through February 2030. In September 2020, Velodyne entered into another patent cross-license agreement related to its litigation with a different customer in Asia Pacific. The Company recorded license revenue of $6.4 million related to these patent cross-license agreements for the three months ended March 31, 2021. As of March 31, 2021 and December 31, 2020, the Company recorded $3.6 million and $3.4 million, respectively, in current deferred revenue, and $13.9 million and $13.7 million, respectively, in long-term deferred revenue associated with the rights granted as part of these patent cross-license agreements to receive future patents as they represent stand ready obligations. As of March 31, 2021 and December 31, 2020, the Company also recorded $13.7 million and $11.3 million, respectively, of contract assets related to these patent cross-license agreements.

Contract Assets and Contract Liabilities

Contract assets primarily relates to unbilled accounts receivable. Unbilled amounts arise when the timing of billing differs from the timing of revenue recognized, such as when revenue recognized on the guaranteed minimums at the inception of the contract when there is not yet a right to invoice in accordance with contract terms. Unbilled amounts are recorded as a contract asset when the revenue associated with the contract is recognized prior to billing and reclassified to accounts receivable when billed in accordance with the terms of the contract.

Contract liabilities consist of deferred revenue, customer advanced payments and customer deposits. Deferred revenue includes billings in excess of revenue recognized related to product sales, licenses, extended warranty and other services revenue, and is recognized as revenue when the Company performs under the contract. The long-term portion of deferred revenue, mostly related to obligations under license arrangements and extended warranty, is classified as non-current contract liabilities and is included in other long-term liabilities in the Company’s consolidated balance sheets. Customer advanced payments represent required customer payments in advance of product shipments according to customer’s payment term. Customer advance payments are recognized as revenue when control of the performance obligation is transferred to the customer. Customer deposits represent consideration received from a customer which can be applied to future product or service purchases, or refunded.

Contract assets and contract liabilities consisted of the following as of March 31, 2021 and December 31, 2020 (in thousands):

	March 31,	December 31,
	2021	2020
Contract assets, current
Unbilled accounts receivable	$3,313	$2,813
Contract assets, long-term
Unbilled accounts receivable	10,378	8,440
Total contract assets	$13,691	$11,253
Contract liabilities, current
Deferred revenue, current	$8,904	$7,143
Customer advance payment	484	180
Customer deposit	—	—
Total	9,388	7,323
Contract liabilities, long-term
Deferred revenue, long-term	14,560	14,732
Total contract liabilities	$23,948	$22,055

The following table shows the significant changes in contract assets and contract liabilities balances (in thousands):

	Three Months Ended March 31,
	2021	2020
Contract assets:
Beginning balance	$11,253	$—
Transferred to receivables from contract assets recognized at the beginning of the period	(2,813)	—
Increase due to unbilled and recognized as revenue in excess of billings during the period, net of amounts transferred to receivables	5,251	—
Ending balance	$13,691	$—
Contract liabilities:
Beginning balance	$22,055	$19,164
Revenue recognized that was included in the contract liabilities beginning balance	(1,434)	(561)
Increase due to cash received and not recognized as revenue and billings in excess of revenue recognized during the period	3,327	412
Customer deposits reclassified to refund liabilities	—	(6,083)
Ending balance	$23,948	$12,932

During the three months ended March 31, 2020, the Company reclassified customer deposit of $6.1 million to refund liabilities and refunded the entire amount to a customer.

Note 4. Fair Value Measurement

The Company categorizes assets and liabilities recorded at fair value on the consolidated balance sheet based on the level of judgment associated with inputs used to measure their fair value. For assets and liabilities measured at fair value, fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value, the Company considers the principal or most advantageous market in which the Company would transact, and the Company considers assumptions that market participants would use when pricing the asset or liability.

The three levels of inputs that may be used to measure fair value are:

●	Level 1 — Quoted prices in active markets for identical assets or liabilities.

●	Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets and liabilities in active markets or quoted prices in less active market. All significant inputs used in the valuations are observable or can be directly or indirectly through market corroboration, for substantially the full term of the assets or liabilities.
●	Level 3 — Unobservable inputs are based on assumptions used to measure assets and liabilities at fair value. The inputs require significant management judgment or estimation. The Company monitors and review the inputs to ensure the fair value measurements are reasonable and consistent with market experience in similar asset classes.

The following table summarize the Company’s assets measured at fair value on a recurring basis, by level, within the fair value hierarchy (in thousands):

	March 31, 2021
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market fund	$56,101	$—	$—	$56,101
Commercial paper	—	1,400	—	1,400
Total cash equivalents	56,101	1,400	—	57,501
Short-term investments:
Commercial paper	—	174,039	—	174,039
Corporate debt securities	—	54,369	—	54,369
Total short-term investments	—	228,408	—	228,408
Total assets measured at fair value	$56,101	$229,808	$—	$285,909

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market fund	$74,107	$—	$—	$74,107
Treasury bill and U.S. government and agency securities	19,999	—	—	19,999
Corporate debt securities	—	2,003	—	2,003
Commercial paper	—	33,295	—	33,295
Total cash equivalents	94,106	35,298	—	129,404
Short-term investments:
Commercial paper	—	122,265	—	122,265
Corporate debt securities	—	23,371	—	23,371
Total short-term investments	—	145,636	—	145,636
Total assets measured at fair value	$94,106	$180,934	$—	$275,040

Cash equivalents consist primarily of money market funds with original maturities of three months or less at the time of purchase, and the carrying amount is a reasonable estimate of fair value. Short-term investments represent highly liquid commercial paper and corporate debt securities with maturities greater than 90 days at the date of purchase. Marketable securities with maturities greater than one year are classified as current assets because management considers all marketable securities to be available for current operations.

Note 5. Balance Sheet Components

Accounts Receivables, Net

Accounts receivables, net consist of the following (in thousands):

	March 31,	December 31,
	2021	2020
Accounts receivable	$16,027	$14,855
Allowance for doubtful accounts	(2,558)	(876)
Accounts receivable, net	$13,469	$13,979

Inventories, Net

Inventories, net of reserve, consist of the following (in thousands):

	March 31,	December 31,
	2021	2020
Raw materials	$6,927	$6,876
Work-in-process	2,735	4,347
Finished goods	11,232	6,909
Total inventories	$20,894	$18,132

Prepaid and Other Current Assets

Prepaid and other current assets consist of the following (in thousands):

	March 31,	December 31,
	2021	2020
Prepaid expenses and deposits	$4,912	$5,698
Due from contract manufacturers and vendors	2,468	2,944
Prepaid taxes	957	1,612
Contract assets	3,313	2,813
Receivable from warrant exercises	—	9,074
Other	393	178
Total prepaid and other current assets	$12,043	$22,319

Property, Plant and Equipment, Net

Property, plant and equipment, at cost, consist of the following (in thousands):

	March 31,	December 31,
	2021	2020
Machinery and equipment	$33,023	$32,688
Leasehold improvements	5,806	5,905
Furniture and fixtures	1,481	1,479
Vehicles	360	360
Software	1,357	1,357
Assets under construction	919	641
	42,946	42,430
Less: accumulated depreciation and amortization	(27,405)	(25,625)
Property, plant and equipment, net	$15,541	$16,805
Finance lease equipment	$888	$888
Less: accumulated depreciation	(425)	(381)
Finance lease equipment, net	$463	$507

The aggregate depreciation and amortization related to property, plant and equipment was as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
Depreciation and amortization on property, plant and equipment	$1,957	$2,075
Depreciation on finance lease equipment	44	44

Intangible Assets, Net

Intangible assets, net, consist of the following (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Book Value
As of March 31, 2021:
Developed technology	$1,200	$669	$531
As of December 31, 2020:
Developed technology	$1,200	$573	$627

Amortization of intangible assets is as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
Amortization of intangible assets	$96	$96

Other Assets

Other assets, non-current, consist of the following (in thousands):

	March 31,	December 31,
	2021	2020
Operating lease ROU assets	$18,993	$—
Other	941	937
Total other assets	$19,934	$937

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	March 31,	December 31,
	2021	2020
Accrued payroll expenses	$7,162	$11,877
Accrued manufacturing costs	8,219	8,003
Accrued transaction costs	5,000	25,057
Accrued professional and consulting fees	3,228	965
Accrued warranty costs	1,592	2,204
Accrued taxes	1,002	1,074
Lease liabilities	2,956	—
Other	1,028	1,169
Total accrued expense and other current liabilities	$30,187	$50,349

Long-Term Liabilities

Long-term liabilities consisted of the following (in thousands):

	March 31,	December 31,
	2021	2020
PPP Loan	$10,000	$10,000
Contract liabilities, long-term	14,560	14,732
Lease liabilities, long-term	16,984	—
Other	415	1,195
Total long-term liabilities	$41,959	$25,927

Note 6. Leases

The Company leases real estate, equipment and automobiles in the U.S. and internationally. The Company leases office facilities under non-cancelable operating leases that expire on various dates through December 2027, including office and manufacturing space in San Jose, California used as its corporate headquarters. The lessor entity is owned by one of the Company’s former officers. Please see Note 17, Related Party Transactions. The leases do not contain any material residual value guarantees or restrictive covenants.

Lease cost, which consisted primarily of operating lease cost, was $1.1 million for the three months ended March 31, 2021. Under ASC 840, the previous lease standard, total rent expense under operating leases during the three months ended March 31, 2020 was $1.1 million.

Other information related to leases were as follows (in thousands, except years and percentages):

Three Months Ended
March 31, 2021
Supplemental cash flow information:
Cash paid for operating leases included in operating cash flows	$1,119
ROU assets obtained in exchange for new operating lease liabilities	$340

March 31, 2021
Supplemental balance sheet information:
Other assets	$18,993
Total operating ROU assets	$18,993

Other current liabilities	$2,956
Other long-term liabilities	16,984
Total lease liabilities	$19,940

Weighted average remaining lease term (years)	6.48
Weighted average discount rate	6.35%

As of March 31, 2021, maturities of lease liabilities were as follows:

Years Ending December 31,	Finance Leases	Operating Leases
2021 (remaining nine months)	$145	$3,153
2022	14	3,463
2023	—	3,358
2024	—	3,459
2025	—	3,563
Thereafter	—	7,450
Total lease payments	159	$24,446
Less amount representing interest	(4)	(4,506)
Present value of lease liabilities	$155	$19,940

Note 7. Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss was comprised of the following as of March 31, 2021 and December 31, 2020 (in thousands):

	March 31,	December 31,
	2021	2020
Foreign currency translation loss	$(181)	$(170)
Unrealized loss on investments	(71)	(60)
Total accumulated other comprehensive loss	$(252)	$(230)

During the three months ended March 31, 2021 and March 31, 2020, there were no significant amounts related to foreign currency translation loss or realized gains or loss on investments reclassified to net loss from accumulated other comprehensive loss.

Note 8. Credit Facilities and Notes Payable

In January 2020, the Company entered into a loan and security agreement with a financial institution (the 2020 Revolving Line), as amended in September 2020, December 2020 and March 2021, which provides a revolving line of credit of $25.0 million, with an option to increase the credit limit up to additional $15.0 million with the bank’s approval. As part of the Revolving Line, there is a letters of credit sub-limit of $5.0 million. The advances under the Revolving Line bear interest at a rate per annum equal to prime rate plus an applicable margin of 1.5% for prime rate advances, or LIBOR rate plus an applicable margin of 2.5% for LIBOR advances. Unused revolving line facility fee is 0.15% per annum of average unused portion of the Revolving Line. In addition, there is a $50,000 non-refundable commitment fee if the Company exercises the Incremental Revolving Line option. The Revolving Line is secured by certain assets of the Company. The 2020 Revolving Line expired on February 27, 2021 and was extended to February 26, 2022. The Company had no outstanding borrowings and was in compliance with the financial covenants associated with the facility as of March 31, 2021.

On April 8, 2020, the Company received loan proceeds of $10.0 million under the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) Paycheck Protection Program (PPP). The principal and accrued interest are forgivable after 24 weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels and that approval is received from the relevant government entity. The unforgiven portion of the PPP loan is payable in two years at an interest rate of 1% per annum, with a deferral of interest payments for ten months after the expiration of the 24-week covered period. The PPP loan balance of $10.0 million was included in other long-term liabilities in the Company’s consolidated balance sheet as of March 31, 2021.

Note 9. Stockholders’ Equity

Common Stock

As of March 31, 2021, the Company had 189,684,580 shares of common stock outstanding, which excludes 4,183,624 restricted stock award (RSA) shares issued and outstanding that are subject to certain lock-up and forfeiture arrangements. The following summarizes the Company’s common stock outstanding as of March 31, 2021:

	Shares	%
Converted pre-combination Velodyne common stock outstanding, net of shares repurchased as part of the tender offer	101,849,247	53.7%
Converted pre-combination Velodyne preferred stock outstanding	24,772,759	13.1%
Public stockholders	53,489,070	28.1%
Graf Founder shares	2,575,000	1.4%
PIPE shares	200,000	0.1%
Common shares issued under employee stock award plans	6,798,504	3.6%
Total common stock issued and outstanding as of March 31, 2021	189,684,580	100.0%

Preferred Stock

The Company is authorized to issue up to 25,000,000 shares of preferred stock, each with a par value of $0.0001 per share. As of March 31, 2021, no shares of preferred stock were issued and outstanding.

Warrants

Upon the closing of the Business Combination, there were 24,876,512 outstanding warrants to purchase shares of the Company’s common stock that were issued by Graf prior to the Business Combination. Each whole warrant entitles the holder to purchase three-quarters of one share of the Company’s common stock at a price of $11.50 per share, subject to adjustments. The warrants are exercisable at any time commencing 30 days after the completion of the Business Combination and expire five years after the completion of the Business Combination. The Company may redeem the outstanding warrants in whole and not in part at a price of $0.01 per warrant at any time after they become exercisable, provided that the last sale price of the Company’s common stock equals or exceeds $18.00 per share, subject to adjustments, for any 20-trading days within a 30-trading day period ending three business days prior to the date on which the Company sends the notice of redemption to the warrant holders.

In connection with the Business Combination, on October 19, 2020, the Company registered the issuance of an aggregate of up to 18,657,384 shares of its common stock that are issuable upon the exercise of its warrants including up to 375,000 shares of its common stock issuable upon exercise of its working capital warrants issued to Graf LLC.

The exercise price of the warrants is $11.50 per share. The following summarizes the Company’s common stock issuance related to the warrant exercises:

	March 31, 2021	December 31, 2020
Warrants outstanding upon Closing	24,876,512	24,876,512
Warrants exercised to date	18,897,070	9,598,538
Warrants outstanding	5,979,442	15,277,974

Aggregated common shares issuable upon exercise of warrants	18,657,384	18,657,384
Common shares issued upon exercise of warrants	14,172,780	7,198,898
Remaining common shares issuable upon exercise of warrants	4,484,604	11,458,486

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission (the SEC) issued a statement regarding accounting and reporting considerations for warrants issued by SPACs. In light of the issues raised by the SEC, the Company re-evaluated its accounting position for the warrants and concluded that certain warrants should have been classified as a liability measured at fair value for the 30-day period from September 29, 2020 to October 29, 2020.

Accounting for these warrants as a liability instead of equity would have reduced non-operating expense and net loss by $1.6 million for the year ended December 31, 2020. Additionally, a corresponding $1.6 million adjustment would have been made to reduce its accumulated deficit with an offsetting adjustment to additional paid in capital in its equity accounts at December 31, 2020. Accounting for these warrants as a liability instead of equity would not have any effect on Velodyne’s previously reported revenues, assets, liabilities, total equity, or cash flows for the year ended December 31, 2020. Velodyne has concluded the effects of accounting for the warrants as a liability instead of equity were immaterial to the previously issued financial statements. The Company has made an immaterial adjustment to its equity accounts for the effects of the accounting for the warrants in its condensed consolidated statement of stockholders’ equity and balance sheet at March 31, 2021 by decreasing its accumulated deficit by $1.6 million with an offsetting decrease to its additional paid in capital.

Dividends

The Company has not paid any cash dividends on the common stock to date. The Company may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, the Company’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, the Company’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness the Company or its subsidiaries incur.

Note 10. Stock-Based Compensation

2020 Equity Incentive Plans

In connection with the Business Combination, on September 29, 2020, the Company's stockholders approved the 2020 Equity Plan and the 2020 Employee Stock Purchase Plan (the 2020 ESPP).

The 2020 Equity Plan provides for the grant of stock options, stock appreciation rights, restricted stock units (RSUs) and other stock or cash-based awards. The Company initially reserved 27,733,888, approximately 16% of the number of shares of its common stock outstanding upon the Closing, as the “Initial Limit” for the issuance of awards under the 2020 Equity Plan. The number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2021 and ending on (and including) January 1, 2030, by a number equal to the least of (a) 5% of the total number of Common Shares actually issued and outstanding on the last day of the preceding fiscal year, (b) 10,000,000 Common Shares, or (c) a number of Common Shares determined by the Board. This limit is subject to adjustment in the event of a stock split, stock dividend or other change in the Company’s capitalization. The number of shares reserved was 36,738,678 and the remaining shares available for issuance under the 2020 Equity Plan was 18,036,298 as of March 31, 2021.

Under the 2020 ESPP, there are initially 3,492,097 authorized but unissued or reacquired shares of common stock reserved for issuance, plus an additional number of shares to be reserved annually on the first day of each fiscal year for a period of not more than 20 years, beginning on January 1, 2021, in an amount equal to the least of (i) one percent (1%) of the outstanding shares of our common stock on such date, (ii) 2,500,000 shares of our common stock or (iii) a lesser amount determined by the Compensation Committee or the Board. The number of shares reserved and available for issuance under the ESPP was 5,293,055 as of March 31, 2021.

The Board has approved the sell-to-cover method as the tax withholding method for stock awards upon settlement, pursuant to which shares with a market value equivalent to the tax withholding obligation are sold on behalf of the holder of the awards to cover the tax withholding liability and the cash proceeds from such sales are remitted by the Company to taxing authorities.

Stock Incentive Awards

As of March 31, 2021, the Company has certain equity incentive awards outstanding, which include stock options, RSAs and RSUs under its 2020 Stock Plan. In the three months ended March 31, 2021, the Company granted RSUs to certain employees and directors pursuant to its 2020 Stock Plan. The RSUs are subject to time-based vesting criteria and vest on a quarterly basis over a four-year period, or 25 percent upon the one-year anniversary date from initial vesting date, with the remainder vesting quarterly over the following three years.

A summary of stock option activities is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
			(Years)	(In thousands)
Option:
Options outstanding as of December 31, 2020	597,354	5.86
Granted	—
Options outstanding as of March 31, 2021	597,354	5.86	7.05	$3,311
Options exercisable as of March 31, 2021	285,211	5.99	4.74	1,542
Options vested and expected to vest as of March 31, 2021	597,354	5.86	7.05	3,311

A summary of RSA and RSU activities is as follows:

	Shares	Weighted Average Grant Date Fair Value per Share
RSA:
RSAs outstanding as of December 31, 2020	4,183,624	$1.37
Forfeited	—
RSAs outstanding as of March 31, 2021	4,183,624	$1.37

RSU:
RSUs outstanding as of December 31, 2020	11,983,636	$12.43
Granted	1,372,632	$12.58
Released	(6,801,635)	$12.23
Forfeited	(533,418)	$12.23
RSUs outstanding as of March 31, 2021	6,021,215	$12.31

PRSU:
PRSUs outstanding as of December 31, 2020	1,101,683	$6.72
Granted	—
PRSUs outstanding as of March 31, 2021	1,101,683	$6.72

The Company uses primarily the sell-to-cover method as the tax withholding method for stock awards upon settlement, pursuant to which shares with a market value equivalent to the tax withholding obligation are sold on behalf of the holder of the awards to cover the tax withholding liability and the cash proceeds from such sales are remitted by the Company to taxing authorities.

Stock-Based Compensation Expense

The following table presents stock-based compensation expense included in the Company’s consolidated statements of operations (in thousands):

	Three Months Ended March 31,
	2021	2020
Cost of revenue	$536	$—
Research and development	4,910	21
Sales and marketing	1,986	—
General and administrative	4,098	—
Total stock-based compensation expense	$11,530	$21

The Company recognizes forfeitures as they occur. As of March 31, 2021, unrecognized compensation cost related to RSUs and stock options was $64.1 million and $0.6 million, respectively, which was expected to be recognized over a weighted average period of 2.5 years and 2.7 years, respectively.

Note 11. Net Loss Per Share

Pursuant to the Amended and Restated Certificate of Incorporation and as a result of the Business Combination and reverse recapitalization, the Company has retrospectively adjusted the weighted average shares outstanding prior to September 29, 2020 to give effect to the exchange ratio used to determine the number of shares of common stock into which the pre-combination Velodyne common and preferred stock converted.

Basic net income (loss) per share is computed based on the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is computed based on the weighted average number of common shares outstanding plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. During the periods when there is a net loss, potentially dilutive common stock equivalents have been excluded from the calculation of diluted net loss per share as their effect is anti-dilutive.

Warrants to purchase 24,876,512 shares of common stock at $11.50 per share were issued during Graf’s initial public offering. As of March 31, 2021, there were 18,897,070 warrants exercised and 14,172,780 shares of common stocks issued under warrant exercises. The 5,979,442 outstanding warrants were excluded from the basic and diluted net loss per share as they were anti-dilutive given the Company had a net loss for all periods presented.

The following common stock equivalents have also been excluded from the computation of diluted net loss per share for the periods presented because including them would have been antidilutive (in thousands):

	Three Months Ended March 31,
	2021	2020
Stock options	597	157
RSAs	4,184	4,184
RSUs (non-vested)	6,050	9,120
Total	10,831	13,461

Note 12. Retirement Plan

The Company has a 401(k) savings and profit-sharing plan (the 401(k) Plan), which is intended to be a tax-qualified defined contribution plan that covers all eligible employees, as defined in the applicable plan documents. Under the 401(k) Plan, eligible employees may elect salary deferral contributions, not to exceed limitations established annually by the Internal Revenue Service (IRS). The Company matches 25% of employees’ eligible contributions. The Company’s matching contributions were $0.2 million and $0.3 million, respectively, for the three months ended March 31, 2021 and March 31, 2020.

Note 13. Restructuring

In March 2020, the Company initiated a restructuring plan to downsize the manufacturing function and related engineering and administrative functions in its California locations. The purposes of this plan are to align resource requirements with the Company’s initiatives to lower the Company’s cost structure and to increase its production capacity by outsourcing a majority of its manufacturing activities. The Company’s restructuring expenses incurred primarily related to employee termination costs. The Company incurred restructuring costs of $1.0 million for the three months ended March 31, 2020. The restructuring plan was completed in 2020.

Note 14. Income Taxes

The following table summarizes the Company's loss before income taxes and provision for (benefit from) income taxes (in thousands):

	Three Months Ended March 31,
	2021	2020
Loss before income taxes	$(40,521)	$(30,062)
Provision for (benefit from) income taxes	296	(6,677)
Effective tax rate	(0.7)%	22.2%

The quarterly income tax provision reflects an estimate of the corresponding year’s annual effective tax rate and includes, when applicable, adjustments for discrete items. The tax provision for the periods presented primarily relates to income taxes of non-U.S. operations as the U.S. operations were in a loss position and the Company maintains a full valuation allowance against its U.S. deferred tax assets.

The Company is subject to income taxes in the United States, China and Germany. The Company’s effective tax rate changed from 22.2% in the three months ended March 31, 2020 to (0.7)% in the three months ended March 31, 2021. This change was primarily due to the $6.7 million tax benefit related to the release of a valuation allowance associated with carrying back a portion of our 2019 net operating losses to 2017 that is allowed by the CARES Act.

Enacted on March 27, 2020, the CARES Act provides emergency assistance and health care response for businesses affected by the coronavirus pandemic. The CARES Act, among other things, permits net operating loss carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021. Additionally, the CARES Act allows net operating losses incurred in 2018, 2019 and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. In May 2020, the Company received a $7.1 million tax refund related to the carryback of a portion of its 2019 net operating losses to 2017. As of December 31, 2020, the Company had $173.5 million of U.S. federal and $105.5 million of state net operating loss carryforwards available to reduce future taxable income, which will be carried forward indefinitely for U.S. federal tax purposes and will expire beginning in 2028 through 2040 for state tax purposes.

Note 15. Commitments and Contingencies

Purchase and Other Commitments

The following table summarizes contractual obligations and commitments as of March 31, 2021 (in thousands):

Years Ending December 31,	Purchase Commitments	Other Contractual Commitments
2021 (remaining nine months)	$31,496	$1,465
2022	—	805
2023	—	51
Total	$31,496	$2,321

Purchase commitments represent outstanding purchase orders or commitments for goods or services with contract manufacturers and vendors that range mostly from one month up to a year. The Company uses several contract manufacturers to manufacture components, subassemblies and products. The Company provides these contract manufacturers with demand information and they use this information to acquire components and build products. Contract manufacturer commitments consist of obligations for on-hand inventories and non-cancelable purchase orders with contract manufactures. If the Company cancels all or part of the orders, it may still be liable to the contract manufacturers for the cost of the materials and components purchased by the subcontractors to manufacture the Company’s products. The Company also obtains individual components for its products from a wide variety of individual suppliers. In addition, the Company has other contractual obligations for goods or services associated with its ordinary course of business.

Legal Proceedings

From time to time, the Company is involved in actions, claims, suits and other proceedings in the ordinary course of business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. The Company is defending all current litigation matters. Although there can be no assurances and the outcome of these matters is currently not determinable (except as specifically described below), the Company currently believes that none of these claims or proceedings are likely to have a material adverse effect on the Company’s financial position.

Quanergy Litigation

In September 2016, Quanergy Systems, Inc. (Quanergy) filed a complaint against the Company and one of its customers in the Northern District of California (the District Court litigation), seeking a declaratory judgment of non-infringement of one of the Company’s patents, U.S. Patent No. 7,969,558 (the ‘558 patent) and asserting state and federal trade secret misappropriation claims against the Company and its customer and breach of contract and constructive fraud claims against its customer. In November 2016, Quanergy filed an amended complaint, removing its trade secret misappropriation claims against the Company, dropping its customer from the suit and dropping the related claims of breach and constructive fraud. The amended complaint maintained only the declaratory judgment of non-infringement action against the Company. In December 2016, the Company filed an answer generally denying the allegations and relief requested in Quanergy’s amended complaint. The Company’s answer also included counterclaims against Quanergy asserting direct, indirect, and willful infringement of the ‘558 patent. In January 2017, Quanergy filed an answer generally denying the allegations in the Company’s patent infringement counterclaims and requesting relief. The court held a claim construction hearing on September 13, 2017 and issued a claim construction order on October 4, 2017, which adopted the majority of the Company’s proposed constructions. In June 2018, the district court entered an order granting a joint stipulation to stay the litigation.

Quanergy filed two petitions for inter partes review with the U.S. Patent Office’s Patent Trials and Appeal Board (PTAB) in November 2017, challenging all claims of the ‘558 patent that we asserted. The Company filed its Patent Owner Preliminary Response to Quanergy’s petitions on March 7, 2018. The PTAB issued an institution decision on May 25, 2018, instituting review of all challenged claims. The Company subsequently filed its Patent Owner Response and a Contingent Motion to amend the claims. The PTAB held oral argument on February 27, 2019. On May 23, 2019, the PTAB issued a Final Written Decision upholding the validity of all the challenged claims, finding that Quanergy did not prove by a preponderance of the evidence that any of the challenged claims of the ‘558 patent were unpatentable, and denying the Company’s contingent motion as moot. In June 2019, Quanergy filed a request for rehearing. On July 21, 2020, Quanergy filed a Notice of Appeal, appealing the PTAB decision to the U.S. Court of Appeals for the Federal Circuit. Quanergy’s opening appeal brief was filed on January 22, 2021. The Company’s responsive appeal brief was filed on April 2, 2021. Quanergy filed its reply brief on April 23, 2021. The Company believes the allegations in the actions are without merit, and intends to defend the actions vigorously.

Employment Matters

On June 8, 2020, a former employee filed a class action lawsuit in the Santa Clara County Superior Court of the State of California. The complaint alleges that, among other things, the Company failed to pay minimum and overtime wages, final wages at termination, and other claims based on meal periods and rest breaks. The plaintiff is bringing this lawsuit on behalf of herself and other similarly situated plaintiffs who have not been identified and is seeking to certify the action as a class action. The plaintiff has now filed a First Amended Complaint that adds a claim pursuant to California’s Private Attorneys General Act. The First Amended Complaint does not specify the amount the plaintiff seeks to recover. Velodyne’s response to the First Amended Complaint was filed on November 16, 2020 and the parties are in the process of beginning discovery concerning class certification issues. The Court has scheduled a Case Management Conference for May 26, 2021. The Company believes the allegations in the actions are without merit, and intends to defend the actions vigorously.

Securities Litigation Matters

On March 3, 2021, a purported shareholder of Velodyne filed a complaint for a putative class action against Velodyne, Anand Gopalan and Andrew Hamer in the United States District Court, Northern District of California, entitled Moradpour v. Velodyne Lidar, Inc., et al., No. 3:21-cv-01486-SI. The complaint alleges purported violations of the federal securities laws and that, among other things, the defendants made materially false and/or misleading statements and failed to disclose material facts about the Company’s business, operations and prospects. The complaint alleges that purported class members have suffered losses. The complaint seeks, among other things, an award of compensatory damages on behalf of a putative class of persons who purchased or otherwise acquired the Company’s securities between November 9, 2020 and February 19, 2021. On March 12, 2021, a putative class action entitled Reese v. Velodyne Lidar, Inc., et al., No. 3:21-cv-01736-VC, was filed against the Company, Mr. Gopalan and Mr. Hamer in the United States District Court for the Northern District of California, based on allegations similar to those in the earlier class action and seeking recovery on behalf of the same putative class. On March 19, 2021, another putative class action entitled Nick v. Velodyne Lidar, Inc., et al., No. 4:21-cv-01950-JST, was filed in the United States District Court for the Northern District of California, against the Company, Mr. Gopalan, Mr. Hamer, two current or former directors, and three other entities. The complaint alleges purported violations of the federal securities laws and that, among other things, the defendants made materially false and/or misleading statements and failed to disclose material facts about the Company’s business, operations, controls and prospects and seeks, among other things, an award of compensatory damages on behalf of a putative class of persons who purchased or otherwise acquired the Company’s securities between July 2, 2020 and March 17, 2021. The Company believes that the putative class actions are likely to be consolidated and proceed as a single litigation. The Company believes the allegations in the actions are without merit, and intends to defend the actions vigorously.

On March 12, 2021, a putative shareholder derivative lawsuit entitled D’Arcy v. Gopalan, et al., No. 1:21-cv-00369-MN, was filed in the United States District Court for the District of Delaware against current and former directors and/or officers Anand Gopalan, Andrew Hamer, David S. Hall, Marta Thoma Hall, Joseph B. Culkin, Michael E. Dee, James A. Graf, Barbara Samardzich, and Christopher A. Thomas, and names the Company as a nominal defendant. The complaint asserts claims for breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement, and waste of corporate assets against all of the individual defendants, and asserts a contribution claim under the federal securities laws against Mr. Gopalan and Mr. Hamer. On March 16, 2021, a second shareholder derivative lawsuit entitled Kondner, et al. v. Culkin, et al., No. 1:21-cv-00391-MN, was filed in the United States District Court for the District of Delaware against most of the same defendants named in the earlier derivative complaint, and asserts claims against the individual defendants for alleged breaches of fiduciary duty and waste of corporate assets. Both derivative actions are based on allegations similar to those in the class actions discussed above, and have now been consolidated.

Contingency Assessment

The Company records accruals for outstanding legal proceedings, investigations or claims when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. The Company evaluated developments in legal proceedings, investigations or claims that could affect the amount of any accrual, as well as any developments that would result in a loss contingency to become both probable and reasonably estimable. As of March 31, 2021, the Company has not recorded any significant accrual for loss contingencies associated with such legal claims or litigation discussed above.

Note 16. Segment, Geographic and Customer Concentration Information

The Company conducts its business in one operating segment that develops and produces Lidar sensors for use in industrial, 3D mapping, drones and auto applications. The Company’s Chief Executive Officer is the chief operating decision maker (CODM). The CODM allocates resources and makes operating decisions based on financial information presented on a consolidated basis, accompanied by disaggregated information about sales and gross margin by product group. The profitability of the Company’s product group is not a determining factor in allocating resources and the CODM does not evaluate profitability below the level of the consolidated company.

The Company reports revenue by region and country based on the location where its customers accept delivery of its products and services. Revenue by region was as follows (dollar amount in thousands):

	Three Months Ended March 31,
	2021		2020
		% of		% of
	Revenue	Revenue	Revenue	Revenue
Revenue by geography:
North America	$5,044	28%	$9,253	54%
Asia Pacific	9,506	54%	5,624	33%
Europe, Middle East and Africa	3,176	18%	2,154	13%
Total	$17,726	100%	$17,031	100%

Revenue by countries and customers accounted for more than 10% of revenue was as follows:

	Three Months Ended March 31,
	2021	2020
Countries over 10% of Revenue:
U.S.	26%	31%
China	45%	13%
Sweden	13%	*
Canada	*	23%
Number of Customers accounted for over 10% of Revenue:	2	2

The Company’s long-lived assets, consisting primarily of property, plant and equipment, were primarily located in the United States as of March 31, 2021 and December 31, 2020.

Note 17. Related Party Transactions

Certain holders of the pre-combination Velodyne's convertible preferred stock (which converted into common stock of the Company upon the Business Combination) purchased products and services, directly or through a third party, from the Company. Revenue and accounts receivable for these holders were as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
Revenue:
Stockholder A	$39	$243
Stockholder B(1)	(56)	3,544

	March 31,	December 31,
	2021	2020
Accounts receivable:
Stockholder B(1)	1,288	3,085
(1)	The revenue amount for the three months ended March 31, 2021 included a $71,000 credit taken against future payments. In addition, during the three months ended March 31, 2021, the Company reserved approximately $1.7 million allowance for doubtful account related to accounts receivable balance from a third party that was purchasing goods from the Company on behalf of Stockholder B.

In April 2019, the Company entered into a manufacturing agreement with one of its Series B Preferred Stockholders (Stockholder D), and the Company has one product that is currently being manufactured by Stockholder D. As of March 31, 2021 and December 31, 2020, the Company had $3.2 million and $6.3 million, respectively, of payable and accrued purchases and $8.5 million and $15.0 million, respectively, of outstanding purchase commitments for products with this stockholder. The Company procures equipment, materials and components for

Stockholder D to build the product and had $0.2 million and $1.5 million, respectively, of receivables from this stockholder which was included in other current assets as of March 31, 2021 and December 31, 2020. The Company also loaned to Stockholder D manufacturing equipment with a net book value of $0.5 million and $0.4 million, respectively, as of March 31, 2021 and December 31, 2020, which was included in the Company’s balance sheet within property, plant and equipment, net.

The Company currently rents its corporate headquarters facility in San Jose, California from a company owned by one of its former officers. The lease was executed in January 2017 and expires in December 2027, as amended. As of March 31, 2021, future minimum lease payments totaled $23.5 million related to this facility. Lease cost and rent expense under this lease was $0.8 million and $0.8 million, respectively, for the three months ended March 31, 2021 and 2020.

VELODYNE LIDAR, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2020 and 2019, and for the Years Ended December 31, 2020, 2019 and 2018

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Velodyne Lidar, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Velodyne Lidar, Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three‑year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2015.

Santa Clara, California

March 16, 2021

VELODYNE LIDAR, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$204,648	$60,004
Short-term investments	145,636	2,199
Accounts receivable, net	13,979	11,863
Inventories, net	18,132	14,987
Prepaid and other current assets	22,319	12,918
Total current assets	404,714	101,971
Property, plant and equipment, net	16,805	26,278
Goodwill	1,189	1,189
Intangible assets, net	627	982
Contract assets	8,440	—
Other assets	937	5,755
Total assets	$432,712	$136,175
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,721	$6,923
Accrued expense and other current liabilities	50,349	31,160
Contract liabilities	7,323	18,261
Total current liabilities	65,393	56,344
Long-term tax liabilities	569	1,360
Other long-term liabilities	25,927	2,225
Total liabilities	91,889	59,929
Commitments and contingencies (Note 15)
Stockholders’ equity:
Preferred stock, $0.0001 par value; 25,000,000 shares authorized, zero shares issued and outstanding	—	—
Common stock, $0.0001 par value; 2,250,000,000 shares authorized; 175,912,194 and 137,911,975 shares issued and outstanding as of December 31, 2020 and 2019, respectively	18	14
Additional paid-in capital	656,717	240,464
Accumulated other comprehensive loss	(230)	(216)
Accumulated deficit	(315,682)	(164,016)
Total stockholders’ equity	340,823	76,246
Total liabilities and stockholders’ equity	$432,712	$136,175

See accompanying notes to consolidated financial statements.

VELODYNE LIDAR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Year Ended December 31,
	2020	2019	2018

Revenue:
Product	$68,355	$81,424	$132,933
License and services	27,007	19,974	10,013
Total revenue	95,362	101,398	142,946
Cost of revenue:
Product	69,115	69,903	111,081
License and services	1,131	1,727	985
Total cost of revenue	70,246	71,630	112,066
Gross profit	25,116	29,768	30,880
Operating expenses:
Research and development	88,080	56,850	51,993
Sales and marketing	31,753	21,873	22,137
General and administrative	65,732	20,058	12,902
Gain on sale of assets held-for-sale	(7,529)	—	—
Restructuring	984	—	—
Total operating expenses	179,020	98,781	87,032
Operating loss	(153,904)	(69,013)	(56,152)
Interest income	152	1,146	630
Interest expense	(106)	(77)
Other income (expense), net	(90)	35	(136)
Loss before income taxes	(153,948)	(67,909)	(55,672)
Provision for (benefit from) income taxes	(4,084)	(683)	6,628
Net loss	$(149,864)	$(67,226)	$(62,300)
Net loss per share:
Basic and diluted	$(1.01)	$(0.50)	$(0.48)
Weighted-average shares used in computing net loss per share:
Basic and diluted	148,088,589	133,942,714	129,948,023

See accompanying notes to consolidated financial statements.

VELODYNE LIDAR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Year Ended December 31,
	2020	2019	2018
Net loss	$(149,864)	$(67,226)	$(62,300)
Other comprehensive income (loss), net of tax:
Changes in unrealized gain on available for sale securities	(60)	17	10
Foreign currency translation adjustments	46	(85)	(128)
Total other comprehensive loss, net of tax	(14)	(68)	(118)
Comprehensive loss	$(149,878)	$(67,294)	$(62,418)

See accompanying notes to consolidated financial statements.

VELODYNE LIDAR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share and per share data)

	Series A Convertible Preferred Stock (Pre-Combination)		Series B Convertible Preferred Stock (Pre-Combination)		Series B-1 Convertible Preferred Stock (Pre-Combination)		Common Stock (Pre-Combination)		Common Stock (Post-Combination)		Additional Paid in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Equity
Balance at December 31, 2017, as previously reported	8,772,852	$1	—	$—	—	$—	34,325,728	$3	—	$—	$143,525	$(30)	$(32,020)	$111,479
Retroactive application of the recapitalization	(8,772,852)	(1)	—	—	—	—	(34,325,728)	(3)	128,373,764	13	(9)	—	—	—
Balance at December 31, 2017, as adjusted	—	—	—	—	—	—	—	—	128,373,764	13	143,516	(30)	(32,020)	111,479
Issuance of Series B convertible preferred stock on September 4, 2018, net of issuance cost of $3,182	—	—	—	—	—	—	—	—	4,878,048	—	46,817	—	—	46,817
Repurchase of common stock	—	—	—	—	—	—	—	—	(217,885)	—	—	—	(2,659)	(2,659)
Share-based compensation	—	—	—	—	—	—	—	—	—	—	207	—	—	207
Other comprehensive loss, net of tax	—	—	—	—	—	—	—	—	—	—	—	(118)	—	(118)
Cumulative effect of changes in accounting policy	—	—	—	—	—	—	—	—	—	—	—	—	189	189
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(62,300)	(62,300)
Balance at December 31, 2018, as adjusted	—	—	—	—	—	—	—	—	133,033,927	13	190,540	(148)	(96,790)	93,615
Issuance of Series B-1 convertible preferred stock on October 26, 2019, net of issuance cost of $210	—	—	—	—	—	—	—	—	4,878,048	1	49,789	—	—	49,790
Share-based compensation	—	—	—	—	—	—	—	—	—	—	135	—	—	135
Other comprehensive loss, net of tax	—	—	—	—	—	—	—	—	—	—	—	(68)	—	(68)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(67,226)	(67,226)
Balance at December 31, 2019, as adjusted	—	—	—	—	—	—	—	—	137,911,975	14	240,464	(216)	(164,016)	76,246
Issuance of Series B-1 convertible preferred stock on April 1, 2020, net of issuance cost of $81	—	—	—	—	—	—	—	—	1,951,219	—	19,919	—	—	19,919
Recapitalization transaction, net of transaction cost of $29,100	—	—	—	—	—	—	—	—	29,025,846	3	222,100	—	—	222,103
Repurchase of common stock	—	—	—	—	—	—	—	—	(175,744)	—	—	—	(1,802)	(1,802)
Issuance of common stock under warrant exercises, net of issuance cost of $52	—	—	—	—	—	—	—	—	7,198,898	1	82,734	—	—	82,735
Share-based compensation	—	—	—	—	—	—	—	—	—	—	91,500	—	—	91,500
Other comprehensive loss, net of tax	—	—	—	—	—	—	—	—	—	—	—	(14)	—	(14)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(149,864)	(149,864)
Balance at December 31, 2020	—	$—	—	$—	—	$—	—	$—	175,912,194	$18	$656,717	$(230)	$(315,682)	$340,823

See accompanying notes to consolidated financial statements.

VELODYNE LIDAR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net loss	$(149,864)	$(67,226)	$(62,300)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	8,394	7,993	6,791
Write-off of deferred IPO costs	3,548	—	—
Stock-based compensation	91,500	135	207
Gain on sale of assets held-for-sale	(7,529)	—	—
Provision for doubtful accounts	511	110	77
Deferred income taxes	4	(1,941)	5,845
Other	137	(358)	(65)
Changes in operating assets and liabilities:
Accounts receivable, net	(2,627)	9,573	2,446
Inventories, net	1,619	(850)	21,280
Prepaid and other current assets	172	(3,602)	(1,325)
Contract assets	(11,253)	38	(38)
Other assets	53	1,080	(939)
Accounts payable	687	(45)	(4,391)
Accrued expenses and other liabilities	(6,680)	13,609	(2,356)
Contract liabilities	2,891	(1,746)	4,265
Net cash used in operating activities	(68,437)	(43,230)	(30,503)
Cash flows from investing activities:
Purchase of property, plant and equipment	(3,277)	(5,225)	(6,886)
Proceeds from sale of assets held-for-sale	12,275	—	—
Proceeds from sales of short-term investments	—	8,903	7,993
Proceeds from maturities of short-term investments	2,200	53,650	12,777
Purchase of short-term investments	(145,725)	(28,823)	(35,331)
Considerations paid for acquisition	—	(2,473)	—
Proceeds from repayment of stockholder notes	—	3,512	—
Proceeds from cancellation of corporate-owned life insurance policies	—	—	2,064
Net cash provided by (used in) investing activities	(134,527)	29,544	(19,383)
Cash flows from financing activities:
Proceeds from issuance of preferred stock, net of issuance costs of $81, $210 and $3,342 for 2020, 2019 and 2018, respectively	19,919	49,790	46,658
Proceeds from Business Combination and PIPE offering, net of transaction costs of $4,095	247,039	—	—
Repurchase of common stock	(1,802)	—	(2,500)
Proceeds from warrant exercises, net of transaction costs of $52	73,713	—	—
Cash paid for IPO costs	(1,143)	—	—
Proceeds from notes payable	10,000	—	—
Net cash provided by financing activities	347,726	49,790	44,158
Effect of exchange rate fluctuations on cash and cash equivalents	(118)	(4)	(128)
Net increase in cash and cash equivalents	144,644	36,100	(5,856)
Beginning cash and cash equivalents	60,004	23,904	29,760
Ending cash and cash equivalents	$204,648	$60,004	$23,904

Supplemental disclosures of cash flow information:
Cash paid for interest	$106	$77	$14
Cash paid for (received from) income taxes, net	(7,800)	545	2,412
Supplemental disclosure of noncash investing and financing activities:
Changes in accrued purchases of property, plant and equipment	$145	$(115)	$(417)
Transaction costs included in accrued liabilities	25,057	—	—

See accompanying notes to consolidated financial statements.

VELODYNE LIDAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.   Description of Business and Summary of Significant Accounting Policies

Description of Business, Background and Nature of Operations

Velodyne Lidar, Inc. (the Company, Velodyne or Velodyne Lidar) provides smart vision solutions that are advancing the development of safe automated systems throughout the world. The Company’s technology, which is used in various automotive and non- automotive applications, is empowering the autonomous revolution by allowing machines to see their surroundings in real-time and in 3D.

Graf Industrial Corp. (Graf), the Company’s predecessor, was originally incorporated in Delaware as a special purpose acquisition company. On September 29, 2020 (the Closing Date), Graf consummated a business combination (the Business Combination) pursuant to an Agreement and Plan of Merger dated as of July 2, 2020, as amended on August 20, 2020 and clarified in an Acknowledgement Letter dated as of the same day (the Merger Agreement) by and among Graf, VL Merger Sub Inc., a wholly owned subsidiary of Graf, and Velodyne Lidar, Inc. (the pre-combination Velodyne). Immediately upon the consummation of the Business Combination, VL Merger Sub Inc. merged with and into the pre-combination Velodyne, with the pre-combination Velodyne surviving the merger as a wholly owned subsidiary of the Company. Graf changed its name to Velodyne Lidar, Inc. and the pre-combination Velodyne changed its name to Velodyne Lidar USA, Inc.

On September 30, 2020, Velodyne Lidar’s common stock and warrants began trading on the Nasdaq Global Select Market under the symbol “VLDR” and “VLDRW,” respectively. Unless the context otherwise requires, “we,” “us,” “our,” “Velodyne,” “Velodyne Lidar” and the “Company” refers to Velodyne Lidar Inc., the combined company and its subsidiaries following the Business Combination. Refer to Note 2 for further discussion of the Business Combination.

The Company has evaluated how it is organized and managed and has identified only one operating segment.

Basis of Presentation

The Business Combination is accounted for as a reverse recapitalization as the pre-combination Velodyne was determined to be the accounting acquirer under Financial Accounting Standards Board (FASB)’s Accounting Standards Codification Topic 805, Business Combinations (ASC 805). The determination is primarily based on the evaluation of the following facts and circumstances:

●	the equity holders of the pre-combination Velodyne hold the majority of voting rights in the Company;
●	the board of directors of the pre-combination Velodyne represent majority of the board of directors of the Company;
●	the senior management of the pre-combination Velodyne became the senior management of the Company; and
●	the operations of the pre-combination Velodyne comprise the ongoing operations of the Company.

In connection with the Business Combination, outstanding capital stock of the pre-combination Velodyne was converted into common stock of the Company, par value $0.0001 per share, representing a recapitalization, and the net assets of the Company were acquired at historical cost, with no goodwill or intangible assets recorded. The pre-combination Velodyne was deemed to be the predecessor of the Company, and the consolidated assets and liabilities and results of operations prior to the Closing Date are those of the pre-combination Velodyne. The shares and corresponding capital amounts and net loss per share available to common stockholders, prior to the Business Combination, have been retroactively restated as shares reflecting the exchange ratio established in the Merger Agreement. The number of shares of preferred stock was also retroactively restated in shares reflecting the exchange ratio, and the carrying amounts of preferred stock are based on the fair value of its redemption amount on each reporting date. All preferred stock was converted into shares of the Company’s common stock on the Closing Date. Refer to Note 9, Stockholders’ Equity, and Note 11, Net Loss Per Share, for further discussion of the recapitalization and share adjustments.

Principles of Consolidation and Liquidity

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The consolidated financial statements include the accounts of the Company’s wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

The Company has funded its operations primarily through the Business Combination, issuances of preferred stock and sales to customers. As of December 31, 2020, the Company’s existing sources of liquidity included cash and cash equivalents of $350.3 million and available borrowing capacity of $25.0 million under a revolving credit facility. The Company has incurred losses and negative cash flows from operations. If the Company incurs additional losses in the future, it may need to raise additional capital through issuances of equity and debt. However, management believes that the Company’s existing sources of liquidity are adequate to fund its operations for at least one year from the date the audited consolidated financial statements were available for issuance.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the JOBS Act), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has opted to take advantage of such extended transition period available to emerging growth companies which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Risk

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments, and accounts receivable. The Company maintains its cash and cash equivalents, and short-term investments with high-quality financial institutes with investment-grade ratings. A majority of the cash balances are with U.S. banks and are insured to the extent defined by the Federal Deposit Insurance Corporation.

The Company’s accounts receivable are derived from customers located both inside and outside the U.S. The Company mitigates its credit risks by performing ongoing credit evaluations of its customers’ financial conditions and requires customer advance payments in certain circumstances. The Company does not require collateral.

The Company’s concentration of risk related to accounts receivable and accounts payable was as follows:

	December 31,
	2020	2019
Number of customers accounted for 10% or more of accounts receivable	3	3
Number of vendors accounted for 10% or more of accounts payable	3	2

Two customers accounted for 47% of the Company’s accounts receivable as of December 31, 2020. One vendor accounted for 34% and 36% of accounts payable as of December 31, 2020 and December 31, 2019.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include standalone selling price (SSP) for each distinct performance obligation in its customer contracts, total estimated future patents and their corresponding estimated development costs, total estimated costs and related progress towards complete satisfaction of performance obligation in certain services arrangements, allowances for doubtful accounts, inventory reserves, warranty reserves, valuation allowance for deferred tax assets, stock-based compensation, useful lives of property, plant, and equipment and intangible assets, income tax uncertainties, and other loss contingencies. The Company bases its estimates on historical experience and also on assumptions that it believes are reasonable. Actual results could differ from those estimates, and such differences could be material to the Company’s consolidated financial condition and results of operations.

Reclassification

Certain prior year balance sheet amounts have been reclassified to conform with current year presentation.

Cash Equivalents and Short-Term Investments

The Company considers all highly liquid investments with original maturity of three months or less at date of purchase to be cash equivalents. Cash equivalents were $129.4 million and $44.7 million as of December 31, 2020 and December 31, 2019, respectively.

Short-term investments generally consist of commercial paper and corporate debt securities. Short-term investments were $145.6 million and $2.2 million as of December 31, 2020 and December 31, 2019, respectively. They are classified as available-for-sale securities and are recognized at fair value. Unrealized gains and losses, net of tax, are reported as a separate component of accumulated other comprehensive loss within the stockholders’ equity. Unrealized gains and losses on the Company’s short-term investments were not significant as of December 31, 2020 and December 31, 2019 and therefore, the amortized cost of the Company’s short-term investments approximated their fair value.

Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Accounts receivable are reduced by an allowance for doubtful accounts, which is the Company’s best estimate of the amount of credit losses inherent in its existing accounts receivable. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. The Company writes off accounts receivable against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Changes in the Company’s allowance for doubtful accounts were as follows (in thousands):

	December 31,
	2020	2019
Beginning balance	$467	$357
Charged to costs and expenses	511	110
Uncollectible accounts written off, net of recoveries	(102)	—
Ending balance	$876	$467

The Company does not have any off-balance-sheet credit exposure related to its customers.

Inventories

Inventories are stated at the lower of cost or estimated net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on the first-in, first-out basis. The Company charges cost of revenue for write-downs of inventories which are obsolete or in excess of anticipated demand based on a consideration of marketability and product life cycle stage, product development plans, component cost trends, demand forecasts, historical revenue, and assumptions about future demand and market conditions. The net change in the Company’s inventory reserve was $(0.7) million, $(1.8) million and $1.2 million, respectively, for 2020, 2019 and 2018. The estimated cost of inventories not expected to be used in production within one year is reflected in other assets in the consolidated balance sheets.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is calculated based on the straight-line method over the estimated useful lives of the respective assets. Additions, major improvements and betterments are capitalized, and maintenance and repairs are expensed as incurred. Assets are held in asset under construction until placed in service, upon which date, the Company begins to depreciate the assets over their estimated useful lives. The estimated useful lives of the assets are as follows: buildings, 15-30 years; building improvements, 7-15 years, leasehold improvements, the lesser of 5 years or the lease term; machinery and equipment, furniture and fixtures, vehicles and software, 3-5 years.

Assets Held for Sale

The Company considers assets to be held for sale when management approves and commits to a plan to actively market the assets for sale at a reasonable price in relation to its fair value, the assets are available for immediate sale in their present condition, an active program to locate a buyer and other actions required to complete the sale have been initiated, the sale of the assets is expected to be completed within one year and it is unlikely that significant changes will be made to the plan. Upon designation as held for sale, the Company ceases to record deprecation expenses and measures the assets at the lower of their carrying value or estimated fair value less costs to sell. Assets held for sale are included as other current assets in the Company’s consolidated balance sheets and the gain or loss from sale of assets held for sale is included in the Company’s operating expenses.

Business Combinations

For acquisitions meeting the definition of a business combination, the acquisition method of accounting is used. The acquisition date is the date on which the Company obtains operating control over the acquired business. The consideration paid is determined on the acquisition date and the acquisition-related costs, such as professional fees, are excluded from the consideration transferred and are expensed as incurred. Assets acquired and liabilities assumed by the Company are recorded at their estimated fair values, while goodwill is measured as the excess of the consideration transferred over the fair value of the net identifiable assets acquired and liabilities assumed.

Goodwill

Goodwill represents the difference between the purchase price and the fair value of the identifiable tangible and intangible net assets acquired and liabilities assumed when accounted for using the purchase method of accounting. Goodwill is not amortized, but reviewed for impairment. Goodwill is reviewed annually in the fourth quarter, and whenever events or changes in circumstances indicate that the carrying value of the goodwill may not be recoverable. When evaluating recoverability, the Company compares the fair value of the reporting unit to its carrying value. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of our reporting unit, the Company would record an impairment loss equal to the difference.

Long-Lived Assets

Long-lived assets, such as property, plant and equipment, intangible assets and other long-term assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined using various valuation techniques including discounted cash flow models, quoted market values, as considered necessary. No impairment loss was recognized for all years presented.

Foreign Currency

The U.S. dollar is the functional currency of the Company’s consolidated entities operating in the U.S. and certain of its subsidiaries operating outside of the U.S. For transactions entered into a currency other than its functional currency, the monetary assets and liabilities are re-measured into U.S. dollars at the current exchange rate as of the applicable balance sheet date, and all non-monetary assets and liabilities are re-measured at historical rates. Income and expenses are re-measured at the average exchange rate prevailing during the period. Gains and losses resulting from the re-measurement of these subsidiaries’ financial statements are included in the consolidated statements of operations.

For foreign subsidiaries whose functional currency is the local currency, assets and liabilities are translated at the local current exchange rates in effect at the balance sheet date, and income and expense accounts are translated at the average exchange rates during the period. The resulting translation adjustments are included in accumulated other comprehensive loss.

Gains and losses resulting from foreign exchange transactions and revaluation of monetary assets and liabilities in non-functional currencies are included in other income (expense) in the consolidated statements of operations. Net foreign exchange gain (loss) recorded in the Company’s consolidated statements of operations was insignificant for all periods presented.

Revenue Recognition

The Company accounts for a contract with a customer when both parties have approved the contract and are committed to perform their respective obligations, each party’s rights can be identified, payment terms can be identified, the contract has commercial substance, and it is probable that the Company will collect substantially all of the consideration it is entitled to. Revenue is recognized when, or as, performance obligations are satisfied by transferring control of a promised product or service to a customer.

Nature of Products and Services and Revenue Recognition

The majority of the Company’s revenue comes from product sales of lidar sensors to direct customers and distributors. Revenue is recognized at a point in time when control of the goods are transferred to the customer, generally occurring upon shipment or delivery dependent upon the terms of the underlying contract. Product sales to certain customers may require customer acceptance due to performance acceptance criteria that is considered more than a formality. For these product sales, revenue is recognized upon the expiration of the customer acceptance period. For custom products that require engineering and development based on customer requirements, the Company recognizes revenue over time using an output method based on units of product shipped to date relative to total production units under the contract. Amounts billed to customers for shipping and handling are included in revenue. Taxes collected from customers and remitted to governmental authorities are excluded from revenue on the net basis of accounting. Accounts receivable are due under normal trade terms, typically 60 days or less.

The Company’s license and services revenue consist primarily of product development, validation and repair services, intellectual property (IP) license and royalties revenue. The obligation to provide services is generally satisfied over time, with the customer simultaneously receiving and consuming the benefits as the Company satisfies its performance obligations. For product development and validation service projects, the Company bills and recognizes revenue as the services are performed. For these arrangements, control is transferred over as the Company’s inputs incurred to complete the project; therefore, revenue is recognized over the service period with the measure of progress using the input method based on labor costs incurred to total labor cost (cost-to-cost) as the services are provided. For product repair service, revenue is recognized when the repair services are complete and repaired products are shipped to customer.

The Company licenses rights to its IP to certain customers and collects royalties based on customer’s product sales. IP revenue recognition is dependent on the nature and terms of each agreement. The Company recognizes license revenue upon delivery of the IP if there are no substantive future obligations to perform under the arrangement. Contract liabilities are recorded when license payments received from licensees relating to long-term license contracts for which the Company has future obligations under the license agreements. The Company classifies contract liabilities as current if the Company expects to recognize the related revenue over the next 12 months from the balance sheet date. Royalties from the license of IP are recognized at the later of the period the sales occur or the satisfaction of the performance obligation to which some or all of the royalties have been allocated.

Arrangements with Multiple Performance Obligations

When a contract involves multiple performance obligations, the Company accounts for individual products and services separately if the customer can benefit from the product or service on its own or with other resources that are readily available to the customer and the product or service is separately identifiable from other promises in the arrangement. The consideration is allocated between separate performance obligations in proportion to their estimated standalone selling price (SSP). The SSP reflects the price the Company would charge for a specific product or service if it were sold separately in similar circumstances and to similar customers. If the selling price is not directly observable, the Company generally uses the cost plus margin approach to estimate SSP. For patent cross-license arrangements, the Company estimates the SSP of the patents based on historical or forecasted development costs for existing and future patents granted or to be granted to customers. Costs related to products delivered are recognized in the period revenue is recognized.

The Company provides standard product warranties for a term of typically one year to ensure that its products comply with agreed-upon specifications. Standard warranties are considered to be assurance type warranties and are not accounted for as separate performance obligations. Please see Product Warranty for accounting policy on standard warranties. The Company also provides service type extended warranties for an additional term ranging up to two additional years. For service type extended warranty contracts, the Company allocates revenue to this performance obligation on a relative standalone selling price basis and recognizes the revenue ratably over time during the effective period of the services.

Other Policies, Judgments and Practical Expedients

Costs to obtain a contract. The Company generally expenses the incremental costs of obtaining a contract when incurred because the amortization period for these costs would be less than one year. These costs primarily relate to sales commissions and are recorded at the time of the customer order or product shipment in sales and marketing expense in the Company’s consolidated statements of operations. Commission expense was $0.7 million, $0.5 million and $0.5 million, respectively, for 2020, 2019 and 2018.

Right of return. The Company’s general terms and conditions for its contracts do not contain a right of return that allows the customer to return products and receive a credit. Therefore the Company does not estimate returns and generally recognizes revenue at contract price upon product shipment or delivery.

Remaining performance obligations. Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied. It includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods and does not include contracts where the customer is not committed. The customer is not considered committed where they are able to terminate for convenience without payment of a substantive penalty under the contract. Additionally, as a practical expedient, the Company has not disclosed the value of unsatisfied performance obligations for contracts with an original expected length of one year or less. The amount of the transaction price allocated to unsatisfied performance obligations with a duration of more than 12 months is recorded in long-term contract liability.

Significant financing component. In certain arrangements, the Company receives payment from a customer either before or after the performance obligation has been satisfied. The expected timing difference between the payment and satisfaction of performance obligations for the vast majority of the Company’s contracts is one year or less; therefore, the Company applies a practical expedient and does not consider the effects of the time value of money. The Company’s contracts with customer prepayment terms do not include a significant financing component because the primary purpose is not to receive financing from the customers. For arrangements with licenses of intellectual property that include subsequent minimum royalty payments more than one year, the Company adjusts the amount of recorded revenue to reflect the effects of the time value of money if the timing of payments agreed to by the parties to the contract (either explicitly or implicitly) provides the customer with a significant benefit of financing. The effect of the significant financing component will be recognized as interest income separately from revenue from contracts with customers.

Contract modifications. The Company may modify contracts to offer customers additional products or services. Each of the additional products and services are generally considered distinct from those products or services transferred to the customer before the modification. The Company evaluates whether the contract price for the additional products and services reflects the standalone selling price as adjusted for facts and circumstances applicable to that contract. In these cases, the Company accounts for the additional products or services as a separate contract. In other cases where the pricing in the modification does not reflect the standalone selling price as adjusted for facts and circumstances applicable to that contract, the Company accounts for the additional products or services as part of the existing contract primarily on a prospective basis.

Judgments and estimates. Accounting for contracts recognized over time under ASC 606 involves the use of various techniques to estimate total contract revenue and costs. Due to uncertainties inherent in the estimation process, it is possible that estimates of costs to complete a performance obligation will be revised in the near-term. The Company reviews and updates its contract-related estimates regularly, and records adjustments as needed. For those performance obligations for which revenue is recognized using a cost-to-cost input method, changes in total estimated costs, and related progress towards complete satisfaction of the performance obligation, are recognized in the period in which the revisions to the estimates are made.

Research and Development

Research and development costs are expensed as incurred.

Advertising

Advertising costs are expensed as incurred and were $1.4 million, $2.3 million and $1.7 million, respectively, for 2020, 2019 and 2018.

Stock-Based Compensation Expense

Stock-based compensation consists of expense for stock options, RSAs and RSUs granted to employees and nonemployees based on the stock award’s grant date fair value. The Company uses the fair market value of its common stock to estimate the fair value of its RSAs and RSUs and uses the Black-Scholes option pricing model to estimate the fair value of its stock options. For market-based performance RSUs (PRSUs), the Company uses the Monte Carlo simulation model (a binomial lattice-based valuation model) to determine the fair value. Stock-based compensation expense for stock options and service-condition awards that are expected to vest is recognized on a straight-line basis over the requisite service period. For performance-based awards, expense is recognized when it is probable the performance goal will be achieved, however if the likelihood becomes improbable, that expense is reversed. The Company recognizes forfeitures as they occur.

As a result of the Business Combination, on October 30, 2020, the Board waived the liquidity event vesting condition applicable to outstanding shares of pre-combination Velodyne’s RSUs. As such, the Company’s outstanding RSUs vested to the extent the applicable service condition was satisfied as of such date. The Company accounted for the modification as an exchange of the original award, that was not expected to vest, for a new award.The fair value of the RSUs were re-measured based on the fair market value of the underlying Velodyne common stock on the modification date. The compensation expenses resulting from the modification are recognized ratably over the remaining requisite service period or recognized immediately to the extent the RSU’s service condition has been satisfied as of the modification date.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of loss or the amount within a range of loss can be reasonably estimated. When no amount within the range is a better estimate than any other amount, the Company accrues for the minimum amount within the range. Legal costs incurred in connection with loss contingencies are expensed as incurred. No significant liabilities for loss contingencies were accrued as of December 31, 2020 and 2019.

Product Warranties

The Company typically provides a one-year warranty on its products. Estimated future warranty costs are accrued and charged to cost of revenue in the period that the related revenue is recognized. These estimates are based on historical warranty experience and any known or expected changes in warranty exposure, such as trends of product reliability and costs of repairing and replacing defective products. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

Changes in the Company’s accrued warranty liability, which is included as a component of other accrued expenses was as follows (in thousands):

	Year Ended December 31,
	2020	2019	2018
Balance as of the beginning of the period	$4,322	$3,531	$1,317
Warranty provision	4,316	6,531	5,469
Consumption	(2,700)	(4,939)	(4,055)
Changes in provision estimates	(3,734)	(801)	800
Balance as of the end of the period	$2,204	$4,322	$3,531

Recent Accounting Pronouncements

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820) — Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 removes the requirement to disclose the amount of and reasons for transfers between Level 1 and Level 2 fair value measurement methodologies, the policy for timing of transfers between levels and the valuation processes for Level 3 fair value measurements. It adds a requirement to disclose changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and the range and weighted average of significant unobservable inputs used to develop Level 3 measurements. The Company adopted the new standard effective January 1, 2020, and there was no material impact on its consolidated financial statements.

Note 2.   Business Combination and Related Transactions

On September 29, 2020, the Company consummated a business combination with the pre-combination Velodyne pursuant to the Merger Agreement. Pursuant to ASC 805, for financial accounting and reporting purposes, the pre-combination Velodyne was deemed the accounting acquirer and the Company was treated as the accounting acquiree, and the Business Combination was accounted for as a reverse recapitalization. Accordingly, the Business Combination was treated as the equivalent of the pre-combination Velodyne issuing stock for the net assets of Graf, accompanied by a recapitalization. Under this method of accounting, the consolidated financial statements of the Company are the historical financial statements of the pre-combination Velodyne. The net assets of Graf were stated at historical costs, with no goodwill or other intangible assets recorded in accordance with U.S. GAAP, and are consolidated with the pre-combination Velodyne’s financial statements on the Closing date. The shares and net income (loss) per share available to holders of the Company’s common stock, prior to the Business Combination, have been retroactively restated as shares reflecting the exchange ratio established in the Merger Agreement.

In connection with the Business Combination, Graf entered into subscription agreements with certain investors (the PIPE Investors), whereby it issued 15,000,000 shares of common stock at $10.00 per share (the Private Placement Shares) for an aggregate purchase price of $150.0 million (the Private Placement), which closed simultaneously with the consummation of the Business Combination. Upon the closing of the Business Combination, the Private Placement Shares were automatically converted into shares of the Company’s common stock on a one-for-one basis.

The aggregate consideration for the Business Combination and proceeds from the Private Placement was approximately $1.8 billion, consisting of (i) $222.1 million in cash at the closing of the Business Combination, net of transaction expenses, and (ii) 150,277,532 shares of common stock valued at $10.25 per share, totaling $1,540.3 million. The common stock consideration consists of up to (1) 143,575,763 shares of Company common stock, including shares issuable in respect of vested equity awards of the pre-combination Velodyne, plus (2) 2,000,000 shares of Company common stock earned due to the satisfaction of the Earnout Condition on July 30, 2020, including 187,861 Earnout RSUs, which are subject to a six-month service condition and are not legally issued and outstanding shares of Company common stock at Closing, plus (3) 4,702,304 shares of Company common stock that were issued to Velodyne equity holders that did not opt to have their respective shares repurchased by the pre-combination Velodyne for cash in a pre-closing tender offer conducted by the pre-combination Velodyne (the Pre-Closing Tender Offer). The Company used $1.8 million of the proceeds to repurchase and retire 175,744 shares of Company common stock from certain stockholders in the Pre-Closing Tender Offer.

In connection with the Business Combination, the Company incurred direct and incremental costs of approximately $29.1 million related to the equity issuance, consisting primarily of investment banking, legal, accounting and other professional fees, which were recorded to additional paid-in capital as a reduction of proceeds. As of December 31, 2020, the Company has $25.1 million of accrued transaction costs, consisting primarily of investment banking fees, in accrued expenses on the consolidated balance sheet.

Note 3.   Revenue

Disaggregation of Revenues

The Company disaggregates its revenue from contracts with customers by geographic region based on the shipping location of the customer, type of good or service and timing of transfer of goods or services to customers (point-in-time or over time), as it believes it best depicts how the nature, amount, timing and uncertainty of its revenue and cash flows are affected by economic factors.

Total revenue based on the disaggregation criteria described above is as follows (dollar in thousands):

	Year Ended December 31,
	2020		2019		2018
		% of		% of		% of
	Revenue	Revenue	Revenue	Revenue	Revenue	Revenue
Revenue by geography:
North America	$41,228	43%	$49,634	49%	$84,541	59%
Asia Pacific	39,310	41%	28,791	28%	39,770	28%
Europe, Middle East and Africa	14,824	16%	22,973	23%	18,635	13%
Total	$95,362	100%	$101,398	100%	$142,946	100%
Revenue by products and services:
Products	$68,355	72%	$81,424	80%	$132,933	93%
License and services	27,007	28%	19,974	20%	10,013	7%
Total	$95,362	100%	$101,398	100%	$142,946	100%
Revenue by timing of recognition:
Goods transferred at a point in time	$92,550	97%	$92,890	92%	$139,852	98%
Goods and services transferred over time	2,812	3%	8,508	8%	3,094	2%
Total	$95,362	100%	$101,398	100%	$142,946	100%

In June 2020, the Company entered into a patent cross-license agreement related to its litigation settlement with a customer in Asia Pacific. Under the terms of the arrangement, the customer agreed to make a one-time license payment upon settlement, will make annual fixed royalty payments through 2022, and thereafter, will make product sales royalty payments through February 2030. During 2020, the Company recognized license revenue of $19.7 million related to this agreement, representing 21% of total revenue for 2020. In September 2020, Velodyne entered into another patent cross-license agreement related to its litigation with a different customer in Asia Pacific. As of December 31, 2020, the Company recorded $3.4 million and $13.7 million, respectively, in current and long-term deferred revenue associated with the rights granted as part of these patent cross-license agreements to receive future patents as they represent stand ready obligations. As of December 31, 2020, the Company also recorded $11.3 million of contract assets related to these patent cross-license agreements. Products revenue for 2020 included a $11.1 million one-time stocking fee from a customer in North America.

Contract Assets and Contract Liabilities

Contract assets primarily relates to unbilled accounts receivable. Unbilled amounts arise when the timing of billing differs from the timing of revenue recognized, such as when revenue recognized on the guaranteed minimums at the inception of the contract when there is not yet a right to invoice in accordance with contract terms. Unbilled amounts are recorded as a contract asset when the revenue associated with the contract is recognized prior to billing and reclassified to accounts receivable when billed in accordance with the terms of the contract.

Contract liabilities consist of deferred revenue, customer advanced payments and customer deposits. Deferred revenue includes billings in excess of revenue recognized related to product sales, licenses, extended warranty and other services revenue, and is recognized as revenue when the Company performs under the contract. The long-term portion of deferred revenue, mostly related to obligations under license arrangements and extended warranty, is classified as non-current contract liabilities and is included in other long-term liabilities in the Company’s consolidated balance sheets. Customer advanced payments represent required customer payments in advance of product shipments according to customer’s payment term. Customer advance payments are recognized as revenue when control of the performance obligation is transferred to the customer. Customer deposits represent consideration received from a customer which can be applied to future product or service purchases, or refunded.

Contract assets and contract liabilities consisted of the following as of December 31, 2020 and December 31, 2019 (in thousands):

	December 31,
	2020	2019
Contract assets, current
Unbilled accounts receivable	$2,813	$—
Contract assets, long-term
Unbilled accounts receivable	8,440	—
Total contract assets	$11,253	$—

Contract liabilities, current
Deferred revenue, current	$7,143	$926
Customer advance payment	180	11,252
Customer deposit	—	6,083
Total	7,323	18,261
Contract liabilities, long-term
Deferred revenue, long-term	14,732	903
Total contract liabilities	$22,055	$19,164

The following table shows the significant changes in contract assets and contract liabilities balances (in thousands):

	Year Ended December 31,
	2020	2019	2018
Contract assets:
Beginning balance	$—	$—	$—
Increase due to unbilled and recognized as revenue in excess of billings during the period, net of amounts transferred to receivables	11,253	—	—
Ending balance	$11,253	$—	$—
Contract liabilities:
Beginning balance	$19,164	$20,911	$16,835
Impact of ASC 606 adoption	—	—	(256)
Revenue recognized that was included in the contract liabilities beginning balance	(12,182)	(3,149)	(7,393)
Increase due to cash received and not recognized as revenue and billings in excess of revenue recognized during the period	21,156	1,402	11,725
Customer deposits reclassified to refund liabilities	(6,083)	—	—
Ending balance	$22,055	$19,164	$20,911

During 2020, the Company reclassified customer deposit of $6.1 million to refund liabilities and refunded the entire amount to a customer.

Note 4.   Fair Value Measurement

The Company categorizes assets and liabilities recorded at fair value on the consolidated balance sheet based on the level of judgment associated with inputs used to measure their fair value. For assets and liabilities measured at fair value, fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value, the Company considers the principal or most advantageous market in which the Company would transact, and the Company considers assumptions that market participants would use when pricing the asset or liability.

The three levels of inputs that may be used to measure fair value are:

●	Level 1 — Quoted prices in active markets for identical assets or liabilities.

●	Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets and liabilities in active markets or quoted prices in less active market. All significant inputs used in the valuations are observable or can be directly or indirectly through market corroboration, for substantially the full term of the assets or liabilities.
●	Level 3 — Unobservable inputs are based on assumptions used to measure assets and liabilities at fair value. The inputs require significant management judgment or estimation. The Company monitors and review the inputs to ensure the fair value measurements are reasonable and consistent with market experience in similar asset classes.

The following table summarize the Company’s assets measured at fair value on a recurring basis, by level, within the fair value hierarchy (in thousands):

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market fund	$74,107	$—	$—	$74,107
Treasury bill and U.S. government and agency securities	19,999	—	—	19,999
Corporate debt securities	—	2,003	—	2,003
Commercial paper	—	33,295	—	33,295
Total cash equivalents	94,106	35,298	—	129,404
Short-term investments:
Commercial paper	—	122,265	—	122,265
Corporate debt securities	—	23,371	—	23,371
Total short-term investments	—	145,636	—	145,636
Total assets measured at fair value	$94,106	$180,934	$—	$275,040

	December 31, 2019
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market fund	$44,669	$—	$—	$44,669
Total cash equivalents	44,669	—	—	44,669
Short-term investments:
Commercial paper	—	1,099	—	1,099
Corporate debt securities	—	1,100	—	1,100
Total short-term investments	—	2,199	—	2,199
Total assets measured at fair value	$44,669	$2,199	$—	$46,868

Cash equivalents consist primarily of money market funds with original maturities of three months or less at the time of purchase, and the carrying amount is a reasonable estimate of fair value. Short-term investments consist of investment securities with original maturities greater than three months and are included as current assets in the consolidated balance sheets.

Note 5. Balance Sheet Components

Accounts Receivables, Net

Accounts receivables, net consist of the following (in thousands):

	December 31,
	2020	2019
Accounts receivable	$14,855	$12,330
Allowance for doubtful accounts	(876)	(467)
Accounts receivable, net	$13,979	$11,863

Inventories, Net

Inventories, net of reserve, consist of the following (in thousands):

	December 31,
	2020	2019
Raw materials	$6,876	$12,374
Work-in-process	4,347	1,748
Finished goods	6,909	5,629
Total inventories	18,132	19,751
Less inventories not deemed to be current, included in other assets	—	4,764
Inventories, included in current assets	$18,132	$14,987

Non-current inventories consist of raw material components forecasted to be used in production later than twelve months from the respective balance sheet dates. The Company believes that these inventories will be utilized for future production plans.

Prepaid and Other Current Assets

Prepaid and other current assets consist of the following (in thousands):

	December 31,
	2020	2019
Prepaid expenses and deposits	$5,698	$3,045
Due from contract manufacturers and vendors	2,944	4,068
Prepaid taxes	1,612	2,122
Contract assets	2,813	—
Receivable from warrant exercises	9,074	—
Other	178	3,683
Total prepaid and other current assets	$22,319	$12,918

Property, Plant and Equipment, Net

Property, plant and equipment, at cost, consist of the following (in thousands):

	December 31,
	2020	2019
Land	$—	$2,340
Building	—	3,142
Machinery and equipment	32,688	30,082
Building improvements	—	4,194
Leasehold improvements	5,905	5,581
Furniture and fixtures	1,479	1,431
Vehicles	360	759
Software	1,357	1,343
Assets under construction	641	170
	42,430	49,042
Less: accumulated depreciation and amortization	(25,625)	(22,764)
Property, plant and equipment, net	$16,805	$26,278

Capital lease equipment	$888	$888
Less: accumulated depreciation	(381)	(203)
Capital lease equipment, net	$507	$685

In March 2020, the Company reclassified the then carrying value of $4.7 million related to its Morgan Hill properties previously reported as property, plant and equipment to assets held for sale and included as other current assets in its consolidated balance sheets. On July 2, 2020, the Company sold the properties to a third-party buyer for $12.3 million and recorded a gain of $7.5 million in 2020.

The aggregate depreciation and amortization related to property, plant and equipment was as follows (in thousands):

	Year Ended December 31,
	2020	2019	2018
Depreciation and amortization on property, plant and equipment	$8,009	$7,805	$6,791
Depreciation on capital lease equipment	178	122	81

Intangible Assets, Net

Intangible assets, net, consist of the following (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Book Value
As of December 31, 2020:
Developed technology	$1,200	$573	$627
As of December 31, 2019:
Developed technology	$1,170	$188	$982

Amortization of intangible assets is as follows (in thousands):

	Year Ended December 31,
	2020	2019	2018
Amortization of intangible assets	$385	$188	$—

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31,
	2020	2019
Accrued payroll expenses	$11,877	$10,537
Accrued manufacturing costs	8,003	3,344
Accrued transaction costs	25,057	—
Accrued professional and consulting fees	965	5,572
Accrued warranty costs	2,204	4,322
Accrued taxes	1,074	944
Refund liabilities	—	4,878
Other	1,169	1,563
Total accrued expense and other current liabilities	$50,349	$31,160

Long-Term Liabilities

Long-term liabilities consisted of the following (in thousands):

	December 31,
	2020	2019
PPP Loan	$10,000	$—
Contract liabilities, long-term	14,732	903
Other	1,195	1,322
Total long-term liabilities	$25,927	$2,225

Note 6.   Mapper Acquisition

On July 3, 2019, the Company acquired technology, workforce and certain assets of Mapper.ai, Inc. (Mapper), an on-demand map solution company, for a total of $2.5 million in cash. The acquisition was accounted for using the purchase method of accounting for business combinations. The total purchase price is allocated to acquired assets based on their estimated fair value at the acquisition date as follows (in thousands):

Assets Acquired:	Amount
Developed technology	$1,140
Property and equipment	144
Goodwill	1,189
Total purchase price	$2,473

The excess of the purchase price over the tangible and intangible assets acquired has been recorded as goodwill. The goodwill is attributable to the workforce of the acquired business and expected synergies with the Company’s existing operations and is amortizable for income tax purposes. Management integrates the Mapper acquisition into its existing business structure, which is comprised of a single reporting unit.

Developed technology is amortized on a straight-line basis over its estimated useful life of 3 years. Acquisition- related costs of $0.2 million were expensed in the period incurred within general and administrative expense in the Company’s consolidated statement of operations.

The results of operations related to this acquisition have been included in the Company’s consolidated statements of operations from the acquisition date. Pro forma disclosures have not been provided since the acquisition did not have, and is not expected to have, a material impact on the Company’s results of operations.

Note 7.   Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss was comprised of the following as of December 31, 2020 and December 31, 2019 (in thousands):

	December 31,
	2020	2019
Foreign currency translation loss	$(170)	$(216)
Unrealized loss on investments	(60)	—
Total accumulated other comprehensive loss	$(230)	$(216)

During 2020, 2019 and 2018, there were no significant amounts related to foreign currency translation loss or realized gains or loss on investments reclassified to net loss from accumulated other comprehensive loss.

Note 8.   Credit Facilities and Notes Payable

In January 2020, the Company entered into a loan and security agreement with a financial institution (the 2020 Revolving Line), as amended in September 2020 and in December 2020, which provides a revolving line of credit of $25.0 million, with an option to increase the credit limit up to additional $15.0 million with the bank’s approval. As part of the Revolving Line, there is a letters of credit sub-limit of $5.0 million. The advances under the Revolving Line bear interest at a rate per annum equal to prime rate plus an applicable margin of 1.5% for prime rate advances, or LIBOR rate plus an applicable margin of 2.5% for LIBOR advances. Unused revolving line facility fee is 0.15% per annum of average unused portion of the Revolving Line. In addition, there is a $50,000 non-refundable commitment fee if the Company exercises the Incremental Revolving Line option. The Revolving Line is secured by certain assets of the Company. The 2020 Revolving Line expired on February 27, 2021 and the Company intends to extend for one additional year. The Company had no outstanding borrowings and was in compliance with the financial covenants associated with the facility as of December 31, 2020.

On April 8, 2020, the Company received loan proceeds of $10.0 million under the CARES Act’s Paycheck Protection Program (PPP). The principal and accrued interest are forgivable after 24 weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels and that approval is received from the relevant government entity. The unforgiven portion of the PPP Loan is payable in two years at an interest rate of 1% per annum, with a deferral of interest payments for ten months after the expiration of the 24-week covered period. The PPP loan balance of $10.0 million was included in other long-term liabilities in the Company’s consolidated balance sheet as of December 31, 2020.

Note 9. Stockholders’ Equity

Common Stock

On September 30, 2020, Velodyne Lidar’s common stock and warrants began trading on the Nasdaq Global Select Market under the symbol “VLDR” and “VLDRW,” respectively. Pursuant to the terms of the Amended and Restated Certificate of Incorporation, the Company is authorized and has available for issuance the following shares and classes of capital stock, each with a par value of $0.0001 per share: (i) 2,250,000,000 shares of common stock; (ii) 25,000,000 shares of preferred stock. Immediately following the Business Combination, there were 168,713,296 shares of common stock with a par value of $0.0001, and 24,876,512 warrants outstanding.

As discussed in Note 2, Business Combination, the Company has retroactively adjusted the shares issued and outstanding prior to September 29, 2020 to give effect to the exchange ratio established in the Merger Agreement to determine the number of shares of common stock into which they were converted.

Prior to the Closing, Velodyne Lidar had shares of no par value Series A, Series B and Series B-1 preferred stock outstanding, all of which were convertible into shares of common stock of the pre-combination Velodyne on a 1:1 basis, subject to certain anti-dilution protections. Upon the Closing, the outstanding shares of preferred stock were converted into common stock of the Company at 1:2.9786, 1:3.5465 and 1:3.5465, respectively, the exchange rates established in the Merger Agreement. The following summarizes the Company’s preferred stock conversion immediately after the Business Combination:

	September 29, 2020 (Closing Date)
	Preferred Stock Shares	Conversion Ratio	Common Stock Shares
Series A Convertible Preferred Stock (pre-combination)	8,772,852	2.9786	26,130,888
Series B Convertible Preferred Stock (pre-combination)	1,375,440	3.5465	4,878,048
Series B-1 Convertible Preferred Stock (pre-combination)	1,925,616	3.5465	6,829,267
Total	12,073,908		37,838,203

In conjunction with the Business Combination, Graf obtained commitments from certain PIPE Investors to purchase shares of Graf Class A common stock, which were automatically converted into 15,000,000 shares of Graf’s Class A common stock for a purchase price of $10.00 per share, which were automatically converted into shares of the Company’s common stock on a one-for-one basis upon the closing of the Business Combination.

As of December 31, 2020, the Company had 175,912,194 shares of common stock outstanding, which excludes 4,183,624 restricted stock award (RSA) shares issued and outstanding that are subject to certain lock-up and forfeiture arrangements. The following summarizes the Company’s common stock outstanding as of December 31, 2020:

	Shares	%
Converted pre-combination Velodyne common stock outstanding, net of shares repurchased as part of the tender offer	101,849,247	57.9%
Converted pre-combination Velodyne preferred stock outstanding	24,772,759	14.1%
Public stockholders	44,260,188	25.1%
Graf Founder shares	2,575,000	1.5%
PIPE shares	2,455,000	1.4%
Total common stock issued and outstanding as of December 31, 2020	175,912,194	100.0%

Preferred Stock

The Company is authorized to issue up to 25,000,000 shares of preferred stock, each with a par value of $0.0001 per share. As of December 31, 2020, no shares of preferred stock were issued and outstanding.

Warrants

Upon the Closing, there were 24,876,512 outstanding warrants to purchase shares of the Company’s common stock that were issued by Graf prior to the Business Combination. Each whole warrant entitles the holder to purchase three-quarters of one share of the Company’s common stock at a price of $11.50 per share, subject to adjustments. The warrants are exercisable at any time commencing 30 days after the completion of the Business Combination and expire five years after the completion of the Business Combination. The Company may redeem the outstanding warrants in whole and not in part at a price of $0.01 per warrant at any time after they become exercisable, provided that the last sale price of the Company’s common stock equals or exceeds $18.00 per share , subject to adjustments, for any 20-trading days within a 30-trading day period ending three business days prior to the date on which the Company sends the notice of redemption to the warrant holders.

In connection with the Business Combination, on October 19, 2020, the Company registered the issuance of an aggregate of up to 18,657,384 shares of its common stock that are issuable upon the exercise of its warrants including up to 375,000 shares of its common stock issuable upon exercise of its working capital warrants issued to Graf LLC. The exercise price of the warrants is $11.50 per share. There were 9,598,538 warrants exercised and 7,198,898 shares of common stocks issued under warrant exercises as of December 31, 2020. Subsequently, there were additional 9,298,456 warrants exercised and 6,973,826 shares of common stocks issued under warrant exercises as of March 10, 2021. The Company received $73.7 million in net proceeds from the exercises of warrants in 2020 and received an additional $162.9 million in net proceeds from the exercises of warrants in 2021 as of March 31, 2021.

Dividend

The Company has not paid any cash dividends on the common stock to date. The Company may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, the Company’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, the Company’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness the Company or its subsidiaries incur.

Note 10. Stock-Based Compensation

Pre-Combination Velodyne Stock Incentive Plans

Prior to the Business Combination, commencing in 2008, the Board of Directors of the pre-combination Velodyne approved the 2007 Incentive Stock Plan (2007 Stock Plan) and the 2016 Stock Plan. The 2007 Stock Plan provided for the granting of stock-based awards in the form of stock options and restricted stock awards to employees. The 2016 Stock Plan provides for the direct award or sale of shares, the grant of stock options and restricted stock units (RSUs) to employees, directors and consultants.

As a result of the Business Combination, the stockholders of the Company approved the Velodyne Lidar, Inc. 2020 Equity Incentive Plan (the 2020 Equity Plan). In accordance with the Merger Agreement, the Board approved cancelling and converting all outstanding equity-awards granted under the 2007 Stock Plan and 2016 Stock Plan into equity-based awards under the 2020 Incentive Plan effective upon the consummation of the Business Combination, based on exchange ratios established in the Merger Agreement with the same general terms and conditions corresponding to the original awards.

The Company rolled forward all outstanding options, RSAs and RSUs granted under the 2007 Stock Plan and 2016 Stock Plan into same type of equity-based awards under the 2020 Equity Plan effective upon the consummation of the Business Combination. The shares under the 2007 Stock Plan and 2016 Stock Plan have been retroactively restated as shares reflecting the exchange ratio established in the Merger Agreement.

2020 Equity Incentive Plans

In connection with the Business Combination, on September 29, 2020, the Company’s stockholders approved the 2020 Equity Plan and the 2020 Employee Stock Purchase Plan (the 2020 ESPP).

The 2020 Equity Plan provides for the grant of stock options, stock appreciation rights, restricted stock units and other stock or cash-based awards. The Company initially reserved 27,733,888, approximately 16% of the number of shares of its common stock outstanding upon the Closing, as the “Initial Limit” for the issuance of awards under the 2020 Equity Plan. The 2020 Equity Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2021 and ending on (and including) January 1, 2030, the aggregate number of Common Shares that may be issued under the Plan shall automatically increase by a number equal to the least of (a) 5% of the total number of Common Shares actually issued and outstanding on the last day of the preceding fiscal year, (b) 10,000,000 Common Shares, or (c) a number of Common Shares determined by the Board. This limit is subject to adjustment in the event of a stock split, stock dividend or other change in the Company’s capitalization.

Under the 2020 ESPP, there are initially 3,492,097 authorized but unissued or reacquired shares of common stock reserved for issuance, plus an additional number of shares to be reserved annually on the first day of each fiscal year for a period of not more than 20 years, beginning on January 1, 2021, in an amount equal to the least of (i) one percent (1%) of the outstanding shares of our common stock on such date, (ii) 2,500,000 shares of our common stock or (iii) a lesser amount determined by the Compensation Committee or the Board.

The Board has adopted the sell-to-cover method as the tax withholding method for stock awards upon settlement, pursuant to which shares with a market value equivalent to the tax withholding obligation are sold on behalf of the holder of the awards to cover the tax withholding liability and the cash proceeds from such sales are remitted by the Company to taxing authorities.

During 2020, there were 187,861 shares of Earnout RSU issued under the 2020 Equity Plan, which are subject to a six-month service condition.

Stock Options, RSAs and RSUs

In December 2015, the Company granted RSAs to two employees under the 2007 Stock Plan. The RSAs are subject to a time-based vesting condition and a liquidity event vesting condition, which is (i) an initial public offering, or (ii) a Company sale event, both of which must be satisfied on or before the 10-year anniversary of the date of the grant in order for the RSAs to be vested and settled for shares of common stock. Subject to certain terms, the RSAs provide voting rights equivalent to a common stockholder and are eligible for dividends.

Beginning March 2017, the Company granted options and RSUs to certain employees, directors and consultants pursuant to the 2016 Stock Plan. Options expire in 10 years from the date of grant and typically vest 25 percent upon the one-year anniversary date from the initial vesting date, with the remainder vesting quarterly over the following three years. The RSUs issued prior to September 29, 2020 are subject to a time-based vesting condition and a liquidity event vesting condition, which is (i) an initial public offering, or (ii) a Company sale event, both of which must be satisfied on or before the 7-year anniversary of the date of the grant in order for the RSUs to be vested and settled for shares of common stock. All shares subject to RSUs that do not vest on or before the 7-year anniversary of the date will be forfeited. The RSUs typically vest 25 percent upon the one-year anniversary date from initial vesting date, with the remainder vesting quarterly over the following three years. Certain RSUs also contain performance conditions related to the Company’s product development and business performance for the performance periods specified in the RSU agreements.

In May 2020, the Company granted market-based performance RSUs (PRSUs) that contain service, liquidity event condition and market conditions to vest in the underlying common stock. The PRSUs vest upon the three-year anniversary date from initial vesting date and the number of shares that vests is ultimately dependent on the value of the Company’s stock at the vesting date.

A summary of the stock option activities under the Company’s equity plans is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
			(Years)	(In thousands)
Option:
Options outstanding as of December 31, 2017, as previously reported	2,603,333	$1.13
Retroactive application of the recapitalization	5,044,795
Options outstanding as of December 31, 2017, as adjusted	7,648,128	0.39
Granted	—
Forfeited	—
Options outstanding as of December 31, 2018	7,648,128	0.39
Forfeited	(82,626)	7.18
Expired	(7,408,821)	0.19
Options outstanding as of December 31, 2019	156,681	6.21
Granted	440,673	5.74
Options outstanding as of December 31, 2020	597,354	5.86	7.3	$10,133
Options exercisable as of December 31, 2020	156,681	6.21	1.36	2,603
Options vested and expected to vest as of December 31, 2020	597,354	5.86	7.3	10,133

A summary of RSA and RSU activities under the Company’s equity plans is as follows:

		Weighted Average Grant Date Fair Value
	Shares	per Share
RSA:
RSAs outstanding as of December 31, 2017, as previously reported	1,404,557	$4.09
Retroactive application of the recapitalization	2,779,067
RSUs outstanding as of December 31, 2017, as adjusted	4,183,624	1.37
Forfeited	—
RSAs outstanding as of December 31, 2018	4,183,624	1.37
Forfeited	—
RSAs outstanding as of December 31, 2019	4,183,624	1.37
Forfeited	—
RSAs outstanding as of December 31, 2020	4,183,624	1.37

RSU:
RSUs outstanding as of December 31, 2017, as previously reported	1,670,669	$19.94
Retroactive application of the recapitalization	3,240,156
RSUs outstanding as of December 31, 2017, as adjusted	4,910,825	6.79
Granted	2,739,268	8.08
Forfeited	(1,222,706)	6.94
RSUs outstanding as of December 31, 2018	6,427,387	7.31
Granted	4,329,925	9.83
Forfeited	(1,217,505)	8.30
RSUs outstanding as of December 31, 2019	9,539,807	8.33
Granted	3,340,173	6.80
Modified	—	12.23
Forfeited	(896,344)	8.48
RSUs outstanding as of December 31, 2020	11,983,636	12.43

PRSU:
PRSUs outstanding as of December 31, 2019	—
Granted	1,101,683	$6.72
PRSUs outstanding as of December 31, 2020	1,101,683	6.72

As a result of the Business Combination, on October 30, 2020, the Board waived the liquidity event vesting condition applicable to approximately 11.8 million outstanding shares of pre-combination Velodyne’s RSUs held by approximately 330 current and former employees and directors. As such, the Company’s outstanding RSUs vested to the extent the applicable service condition was satisfied as of such date. The fair value of the RSUs were re-measured to $12.23 per share, which was based on the fair market value of the underlying Velodyne common stock on the modification date.

Stock-Based Compensation Expense

Prior to the business combination, no compensation expense had been recognized for the RSAs and RSUs granted under the pre-combination Velodyne’s stock incentive plans because the liquidity event vesting condition was not probable of being met. As a result of the Business Combination, on October 30, 2020, the Board waived the liquidity event vesting condition applicable to the pre-combination Velodyne’s RSUs. Therefore, the Company’s outstanding RSUs vested to the extent the applicable service condition was satisfied as of such date. Total fair value of the modified RSUs was $144.4 million based on the fair market value of the underlying Velodyne common stock on the modification date. The value of the modified RSUs was recognized as compensation expense immediately for the vested RSUs as of the modification date, and from the modification date through the remaining requisite service period for the RSUs expected to vest. On October 30, 2020, the Company recorded approximately $77.5 million of compensation expense that resulted from the RSU modification. No incremental compensation costs were recognized on conversion of the options as the fair value of the options issued were equivalent to the fair value of the outstanding options of the 2016 Stock Plan.

The Company uses the Black-Scholes option pricing model to determine the fair value of its stock options and uses the Monte Carlo simulation model to determine the fair value of its market-based PRSUs. The Monte Carlo simulation model uses multiple input variables to determine the probability of satisfying the market condition requirements. The fair value of the PRSUs is not subject to change based on future market conditions. The determination of the fair value for stock options and PRSUs requires judgment, including estimating the fair market value of common stock, stock-price volatility, expected term, expected dividends and risk-free interest rates. The expected volatility rates are estimated based on historical volatilities of the Company’s peers’ common stock over a period of time that approximates the expected term of the options. Due to lack of historical data on employees’ option exercises, the Company estimates the expected term of the options using the simplified method, which calculates the expected term equal to the midpoint between the vesting period and the maximum contractual term.

Expected dividends are estimated based on the Company’s dividend history as well as the Company’s current projections. The risk-free interest rate for periods approximating the expected terms of the options or the PRSUs is based on the U.S. Treasury yield curve in effect at the time of grant.

The following table sets forth the weighted average grant date fair value for options and the assumptions used as inputs for the Black-Scholes option pricing model:

Year Ended December 31, 2020

Weighted average grant date fair value of options	$2.10
Expected term, in years	5.55
Expected volatility	39.82%
Risk-free interest rate	0.371%
Expected dividend yield	—

The following table sets forth the weighted average modification date fair value for PRSUs and the assumptions used as inputs for the Monte Carlo simulation model:

Year Ended December 31, 2020

Weighted average modification date fair value of PRSUs	$6.72
Expected term, in years	2.17
Expected volatility	49.00%
Risk-free interest rate	0.15%
Expected dividend yield	0.00%

The following table presents stock-based compensation expense included in the Company’s consolidated statements of operations (in thousands):

	Year Ended December 31,
	2020	2019	2018
Cost of revenue	$7,417	$—	$—
Research and development	37,030	97	93
Sales and marketing	14,773	—	—
General and administrative	32,280	38	114
Total stock-based compensation expense	$91,500	$135	$207

The Company recognizes forfeitures as they occur. As of December 31, 2020, unrecognized compensation cost related to RSUs and stock options was $62.9 million and $0.7 million, respectively, which was expected to be recognized over a weighted average period of 2.33 years and 2.93 years, respectively.

Note 11. Net Loss Per Share

Pursuant to the Amended and Restated Certificate of Incorporation and as a result of the Business Combination and reverse recapitalization, the Company has retrospectively adjusted the weighted average shares outstanding prior to September 29, 2020 to give effect to the exchange ratio used to determine the number of shares of common stock into which the pre-combination Velodyne common and preferred stock converted.

Basic net income (loss) per share is computed based on the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is computed based on the weighted average number of common shares outstanding plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. During the periods when there is a net loss, potentially dilutive common stock equivalents have been excluded from the calculation of diluted net loss per share as their effect is anti-dilutive.

Warrants to purchase 24,876,512 shares of common stock at $11.50 per share were issued during Graf’s initial public offering. As of December 31, 2020, there were 9,598,538 warrants exercised and 7,198,898 shares of common stocks issued under warrant exercises. The 15,277,974 outstanding warrants were excluded from the basic and diluted net loss per share as they were anti-dilutive given the Company had a net loss for all periods presented.

The following common stock equivalents have also been excluded from the computation of diluted net loss per share for the periods presented because including them would have been antidilutive (in thousands):

	Year Ended December 31,
	2020	2019	2018
Stock options	597	157	304
RSAs	4,184	4,184	4,184
RSUs	6,320	9,540	6,427
Total	11,101	13,881	10,915

Note 12. Retirement Plan

The Company has a 401(k) savings and profit-sharing plan (the 401(k) Plan), which is intended to be a tax- qualified defined contribution plan that covers all eligible employees, as defined in the applicable plan documents. Under the 401(k) Plan, eligible employees may elect salary deferral contributions, not to exceed limitations established annually by the Internal Revenue Service ("IRS"). The Company matches 25% of employees’ eligible contributions. The Company’s matching contributions were $0.8 million, $0.9 million and $0.9 million, respectively, for 2020, 2019 and 2018.

Note 13. Restructuring

In March 2020, the Company initiated a restructuring plan to downsize the manufacturing function and related engineering and administrative functions in its California locations. The purposes of this plan are to align resource requirements with the Company’s initiatives to lower the Company’s cost structure and to increase its production capacity by outsourcing a majority of its manufacturing activities. The Company’s restructuring expenses incurred to date primarily related to employee termination costs.

The following table summarizes the Company’s costs incurred during 2020, estimated additional costs to be incurred and estimated total costs expected to be incurred under the restructuring program as of December 31, 2020 (in thousands):

	Cost Incurred During the Period	Cumulative Costs Incurred Through End of the Period	Estimated Additional Costs to be Incurred	Total Restructuring Costs Expected to be Incurred
Employee termination benefits	$984	$984	$—	$984

The following table summarizes the changes in restructuring liabilities during 2020 (in thousands):

Year Ended December 31, 2020
Restructuring liabilities, beginning	$—
Provisions and adjustments	984
Cash payments	(984)
Restructuring liabilities, ending	$—

Note 14. Income Taxes

Loss before income taxes consisted of the followings (in thousands):

	Year Ended December 31,
	2020	2019	2018
Domestic	$(154,290)	$(68,645)	$(56,631)
Foreign	342	736	959
Loss before income taxes	$(153,948)	$(67,909)	$(55,672)

Provision for (benefit from) income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2020	2019	2018
Current:
Federal	$(4,124)	$958	$8
State	(20)	(130)	507
Foreign	56	430	268
Total Current	(4,088)	1,258	783
Deferred:
Federal	3	(1,942)	3,805
State	1	1	2,040
Foreign	—	—	—
Total Deferred	4	(1,941)	5,845
Provision for (benefit from) income taxes	$(4,084)	$(683)	$6,628

Enacted on March 27, 2020, the Coronavirus Aid, Relief, and Economic Security (CARES) Act provides emergency assistance and health care response for businesses affected by the 2020 coronavirus pandemic. The CARES Act, among other things, permits net operating loss carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021. Additionally, the CARES Act allows net operating losses incurred in 2018, 2019 and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. In April 2020, we filed a claim to carryback a portion of our 2019 net operating losses to 2017 and received a $7.1 million tax refund in May 2020.

The Company recorded a $6.7 million tax benefit related to the release of a valuation allowance associated with carrying back a portion of our 2019 net operating losses to 2017 that is allowed by the CARES Act.

The provision for (benefit from) income taxes differ from the amounts computed by applying the U.S. federal income tax rate to income (loss) before income taxes for the following reasons:

	Year Ended December 31,
	2020	2019	2018
U.S. federal provision at statutory rate	21.0%	21.0%	21.0%
State income taxes, net of federal benefit	1.5	1.3	7.4
Foreign income taxes at rates other than the U.S. rate	—	(0.4)	(0.1)
Tax credits	3.0	6.7	4.5
Withholding taxes	(1.7)	(1.5)	—
Permanent items	(1.4)	(0.2)	(0.7)
Uncertain tax benefits	(0.2)	(0.2)	(0.5)
2019 CARES Act impact	4.3	—	—
Prior year return to provision adjustments	(1.7)	(0.1)	0.2
Change in valuation allowance	(22.0)	(25.7)	(43.2)
Other	(0.1)	0.1	(0.5)
Effective tax rate	2.7%	1.0%	(11.9)%

The Company’s effective tax rates differ from the federal statutory rate primarily due to state taxes, research and development credits, valuation allowance, tax impact related to the 2019 CARES Act, and other permanent adjustments.

The Company’s deferred income tax assets and liabilities as of December 31, 2020 and 2019 were as follows (in thousands):

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforward	$42,698	$27,325
Tax credits	13,387	5,099
Deferred revenue	224	4,601
Accruals and reserves	3,449	4,336
Inventories	1,850	2,176
Stock-based compensation	16,179	129
Other	117	52
Total deferred tax assets	77,904	43,718
Deferred tax liabilities:
Depreciation and amortization	(1,203)	(1,820)
Prepaids	(1,149)	(427)
Total deferred tax liabilities	(2,352)	(2,247)
Net deferred tax assets before valuation allowance	75,552	41,471
Valuation allowance	(75,558)	(41,473)
Net deferred tax assets (liabilities)	$(6)	$(2)

Income taxes are accounted for using an asset-and-liability approach. Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss and tax credit carryforwards measured by applying currently enacted tax laws. If applicable, a valuation allowance is provided to reduce net deferred tax assets to an amount that is more likely than not to be realized. Further, the Company establishes liabilities or reduces assets for uncertain tax positions when it believes certain tax positions are not more likely than not of being sustained if challenged. Revaluation of tax positions considers factors such as changes in facts or circumstances, changes in or interpretations of tax law, effectively settled issues under audit or expiration of statute of limitation, and new audit activity.

The Company assesses the realizability of deferred tax assets based on the available evidence, including a history of taxable income and estimates of future taxable income. In assessing the realizability of deferred tax assets, The

Company considers whether it is more likely than not that all or some portion of deferred tax assets will not be realized. Due to the cumulative historical losses generated by the Company and the projected losses in the future, the Company believes it is not more likely than not that all of the deferred tax assets can be realized. Accordingly, the Company established and recorded a net valuation allowance on its deferred tax assets of $75.6 million and $41.5 million as of December 31, 2020 and December 31, 2019, respectively.

Utilization of the net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the “ownership change” limitations provided by Section 382 and 383 of the Internal Revenue Code of 1986, as amended, and other similar state provisions. Any annual limitation may result in the expiration of net operating loss and tax credit carryforwards before utilization.

As of December 31, 2020, the Company had $173.5 million of U.S. federal and $105.5 million of state net operating loss carryforwards available to reduce future taxable income, which will be carried forward indefinitely for U.S. federal tax purposes and will expire beginning in 2028 through 2040 for state tax purposes.

The Company also has federal and California research and development tax credit carryforwards of $9.5 million and $5.8 million, respectively. The federal research credit carryforwards will expire in 2036 and California research credits can be carried forward indefinitely. The Company also has federal foreign tax credit carryforwards of $3.5 million that will expire beginning in 2029.

The Company accrues for uncertain tax positions identified, which are not deemed more likely than not to be sustained if challenged, and recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company accrued immaterial interest on uncertain tax benefits associated with unrecognized tax benefits, and had immaterial cumulative interest and penalties as of December 31, 2020 and December 31, 2019.

The Company does not expect that the total amounts of unrecognized tax benefits will significantly increase or decrease within 12 months of the reporting date. The following table summarizes the aggregate changes in the total gross amount of unrecognized tax benefits (in thousands):

	Year Ended December 31,
	2020	2019	2018
Unrecognized tax benefits as of the beginning of the year	$4,188	$2,824	$1,763
Increases related to prior year tax provisions	400	308	78
Decrease related to prior year tax provisions	—	—	(216)
Increase related to current year tax provisions	1,240	1,282	1,199
Statute lapse	(43)	(226)	—
Unrecognized tax benefits as of the end of the year	$5,785	$4,188	$2,824

The unrecognized tax benefits, if recognized, would impact the income tax provision by $0.5 million, $1.3 million, and $1.6 million as of December 31, 2020, 2019 and 2018, respectively. The remaining unrecognized tax benefits would not impact the income tax provision as there would be an offset by the reversal of related deferred tax assets subject to a full valuation allowance.

The Company’s major tax jurisdictions are the United States and California and the earliest year open for examination is the 2016 tax year. The Company’s 2017 and 2018 tax years are currently under IRS examination. The Company believes that an adequate provision has been made for any adjustments that may result from the tax examination. Although the timing of the resolution, settlement, and closure of the audit is not certain, the Company does not believe it is reasonably possible that the Company’s unrecognized tax benefits will materially change in the next 12 months.

Note 15. Commitments and Contingencies

Lease Commitments

The Company leases office and manufacturing facilities under non-cancelable operating leases expiring at various dates through December 2027, including office and manufacturing space in San Jose, California used as its corporate headquarters. The lessor company is owned by one of the Company’s officers. Please see Note 17. Related

Party Transactions. The Company also entered into capital leases for purchasing of information technology equipment.

As of December 31, 2020, future minimum lease payments under all non-cancelable capital and operating leases with an initial lease term in excess of one year were as follows (in thousands):

Years Ending December 31,	Capital Leases	Operating Leases
2021	$217	$4,036
2022	14	3,297
2023	—	3,357
2024	—	3,459
2025	—	3,563
Thereafter	—	7,450
Net minimum lease payments	231	$25,162
Less amount representing interest	(7)
Present value of net minimum lease payments	224
Less current portion	(210)
Long-term obligations as of December 31, 2020	$14

Rent expense under operating leases was approximately $4.4 million, $4.3 million and $4.1 million, respectively, for 2020, 2019 and 2018.

Purchase and Other Commitments

The following table summarizes contractual obligations and commitments as of December 31, 2020 (in thousands):

	Purchase	Other Contractual
Years Ending December 31,	Commitments	Commitments
2021	$37,364	$1,732
2022	—	706
Total	$37,364	$2,438

Purchase commitments represent outstanding purchase orders or commitments for goods or services with contract manufacturers and vendors that range mostly from one month up to a year. The Company uses several contract manufacturers to manufacture components, subassemblies and products. The Company provides these contract manufacturers with demand information and they use this information to acquire components and build products. Contract manufacturer commitments consist of obligations for on-hand inventories and non-cancelable purchase orders with contract manufactures. If the Company cancels all or part of the orders, it may still be liable to the contract manufacturers for the cost of the materials and components purchased by the subcontractors to manufacture the Company’s products. The Company also obtains individual components for its products from a wide variety of individual suppliers. In addition, the Company has other contractual obligations for goods or services associated with its ordinary course of business.

Legal Proceedings

From time to time, the Company is involved in actions, claims, suits and other proceedings in the ordinary course of business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. The Company is defending all current litigation matters. Although there can be no assurances and the outcome of these matters is currently not determinable (except as specifically described below), the Company currently believes that none of these claims or proceedings are likely to have a material adverse effect on the Company’s financial position.

Quanergy Litigation

In September 2016, Quanergy Systems, Inc. (Quanergy) filed a complaint against the Company and one of its customers in the Northern District of California (the District Court litigation), seeking a declaratory judgment of non-

infringement of one of the Company’s patents, U.S. Patent No. 7,969,558 (the ‘558 patent) and asserting state and federal trade secret misappropriation claims against the Company and its customer and breach of contract and constructive fraud claims against its customer. In November 2016, Quanergy filed an amended complaint, removing its trade secret misappropriation claims against the Company, dropping its customer from the suit and dropping the related claims of breach and constructive fraud. The amended complaint maintained only the declaratory judgment of non-infringement action against the Company. In December 2016, the Company filed an answer generally denying the allegations and relief requested in Quanergy’s amended complaint. The Company’s answer also included counterclaims against Quanergy asserting direct, indirect, and willful infringement of the ‘558 patent. In January 2017, Quanergy filed an answer generally denying the allegations in the Company’s patent infringement counterclaims and requesting relief. The court held a claim construction hearing on September 13, 2017 and issued a claim construction order on October 4, 2017, which adopted the majority of the Company’s proposed constructions. In June 2018, the district court entered an order granting a joint stipulation to stay the litigation.

Quanergy filed two petitions for inter partes review with the U.S. Patent Office’s Patent Trials and Appeal Board (PTAB) in November 2017, challenging all claims of the ‘558 patent that we asserted. The Company filed its Patent Owner Preliminary Response to Quanergy’s petitions on March 7, 2018. The PTAB issued an institution decision on May 25, 2018, instituting review of all challenged claims. The Company subsequently filed its Patent Owner Response and a Contingent Motion to Amend the claims. The PTAB held oral argument on February 27, 2019. On May 23, 2019, the PTAB issued a Final Written Decision upholding the validity of all the challenged claims, finding that Quanergy did not prove by a preponderance of the evidence that any of the challenged claims of the ‘558 patent were unpatentable, and denying the Company’s contingent motion as moot. In June 2019, Quanergy filed a request for rehearing. On July 21, 2020, Quanergy filed a Notice of Appeal, appealing the PTAB decision to the U.S. Court of Appeals for the Federal Circuit. Quanergy’s opening appeal brief was filed on January 22, 2021. The Company’s responsive appeal brief is due on April 2, 2021.

Hesai and RoboSense Litigation

On August 13, 2019, the Company filed separate complaints against Hesai Photonics Technology Co., Ltd. (Hesai) (5:19-cv-4742-EJD) and Suteng Innovation Technology Co., Ltd. (RoboSense) (5:19-cv-4746-EJD), in the United States District Court for the Northern District of California. These complaints allege infringement of the ‘558 patent by Hesai and RoboSense, respectively. In both cases, the Company sought, among other relief, a permanent injunction and to be determined monetary damages adequate to compensate us for the alleged infringement. Both cases were stayed pending resolution of the ITC investigation (No. 337-TA-1173). On July 8, 2020, Velodyne filed a Notice of Dismissal with Prejudice of the Hesai case (5:19-cv-4742-EJD) pursuant to the Litigation Settlement and Patent Cross License Agreement discussed further below. The Hesai case is now terminated. On September 30, 2020, the Company filed a Notice of Dismissal with Prejudice of the RoboSense case (5:19-cv-4746-EJD) pursuant to the Litigation Settlement and Patent Cross License Agreement discussed below. The RoboSense case is now terminated.

On August 15, 2019, the Company also filed a patent infringement complaint with the United States International Trade Commission (ITC) against Hesai and RoboSense. The complaint filed with the ITC alleges violations of Section 337 of the Tariff Act of 1930, as amended, by both Hesai and RoboSense and requests that the ITC investigate Hesai and RoboSense for unlawfully importing and selling products that infringe upon the ‘558 patent. On August 28, 2019, the Company filed a supplement with the ITC. The Company is asking the ITC to issue permanent limited exclusion orders and permanent cease and desist orders against Hesai and RoboSense to stop the importation and sale of the following products in the United States: (a) rotating 3-D lidar devices; (b) components thereof; and (c) sensing systems containing the same. On September 11, 2019, the Company received notice that the ITC instituted an investigation of Hesai and RoboSense (No. 337-TA-1173). On July 8, 2020, Velodyne and Hesai jointly moved to terminate the ITC investigation with respect to Hesai pursuant to the Litigation Settlement and Patent Cross License Agreement discussed further below. On July 13, 2020, the ALJ issued Order No. 33, granting the joint motion. Order No. 33 is an Initial Determination that terminates Hesai from the Investigation. On August 4, 2020, the Commission issued a Notice determining not to review the Initial Determination terminating the investigation as to Hesai. As a result, the case against Hesai is now terminated. On September 30, 2020, Velodyne and RoboSense filed a Joint Motion for and Memorandum in Support of Termination of the Investigation based on the Litigation Settlement and Patent Cross License Agreement discussed further below. On October 1, 2020, the ALJ issued Order No. 48 granting the joint motion. Order No. 48 is an Initial Determination that terminates RoboSense from the Investigation. On October 15, 2020, the Commission issued a Notice determining not to review the Initial

Determination terminating the investigation as to RoboSense. As a result, the case against RoboSense is now terminated.

On November 8, 2019, Velodyne Lidar, Inc., Velodyne Europe GmbH, Gotting KG, and IFTAS GmbH were sued by Hesai for alleged patent infringement before the District Court of Frankfurt, Germany (Docket No. 2-6 O 461/19). Hesai sought money damages and an injunction. On July 8, 2020, Hesai withdrew the case pursuant to the Litigation Settlement and Patent Cross License Agreement discussed further below. This case is now terminated.

On April 30, 2020, Hesai filed four cases in the Shanghai Intellectual Property Court against the Company, Beijing Velodyne Laser Technology Co., Ltd (Velodyne Beijing), and Shanghai Keming Instrument Co., Ltd (Keming) (collectively, Defendants). The cases were docketed by the court on May 6, 2020. Hesai asserts that the Defendants infringed three patents registered in the People’s Republic of China. Each case sought an injunction and monetary damages. On July 8, 2020, Hesai withdrew the four China cases pursuant to the Litigation Settlement and Patent Cross License Agreement discussed below. These cases are now terminated.

On June 24, 2020, the Company entered into a Litigation Settlement and Patent Cross-License Agreement with Hesai to resolve all of the disputes between the parties, as described above, and agreed on the terms of a patent cross-license and releases of liability. Under the terms of the settlement, Hesai agreed to make a one-time payment to compensate the Company for Hesai’s past use of the Company’s technologies, will make annual fixed royalty payments through 2022, and thereafter, will make product sales royalty payments through February 2030. The parties also agreed to terminate all of the matters related to Hesai described above.

On September 21, 2020, Velodyne entered into a Litigation Settlement and Patent Cross-License Agreement with RoboSense to resolve all of the disputes between Velodyne and RoboSense, as described above, and agreed on the terms of a patent cross-license and releases of liability. The parties also agreed to terminate all of the litigation matters between Velodyne and RoboSense described above.

Employment Matters

On April 3, 2020, a former employee filed a class action lawsuit in the United States District Court for the Northern District of California. The complaint alleges that the Company violated the federal Worker Adjustment and Retraining Notification Act, or WARN Act, and California WARN Act in connection with its termination of the employment of the plaintiff and other similarly situated employees. The plaintiff seeks to certify the action as a class action and seeks various other remedies on behalf of himself and others, including unpaid wages, salaries, commissions, bonuses and other compensation and benefits that would have accrued during the following 60 days. The parties have reached an agreement to resolve the case and the plaintiff filed a voluntary dismissal of the case on June 29, 2020 in accordance with the terms of the settlement. This case is now terminated.

On June 8, 2020, a former employee filed a class action lawsuit in the Santa Clara County Superior Court of the State of California. The complaint alleges that, among other things, the Company failed to pay minimum and overtime wages, final wages at termination, and other claims based on meal periods and rest breaks. The plaintiff is bringing this lawsuit on behalf of herself and other similarly situated plaintiffs who have not been identified and is seeking to certify the action as a class action. The plaintiff has now filed a First Amended Complaint that adds a claim pursuant to California’s Private Attorneys General Act. The First Amended Complaint does not specify the amount the plaintiff seeks to recover. Velodyne’s response to the First Amended Complaint was filed on November 16, 2020 and the parties are in the process of beginning discovery concerning class certification issues. The Court has scheduled a Case Management Conference for May 26, 2021.

Business Combination

On August 4, 2020, a purported shareholder of Graf commenced a putative class action against Graf and its directors in the Supreme Court of the State of New York, New York County. The Plaintiff alleges that the Board members, aided and abetted by Graf, breached their fiduciary duties by entering into the Merger Agreement with Velodyne. The Plaintiff alleges that the Merger Agreement undervalues Graf, was the result of an improper process and that Graf’s disclosure concerning the proposed Merger is inadequate. As a result of these alleged breaches of fiduciary duty, the Plaintiff seeks, among other things, an award of rescissory damages. The Company believes the claim is without merit and intends to defend itself vigorously.

Securities Litigation Matters

On March 3, 2021, a purported shareholder of Velodyne filed a complaint for a putative class action against Velodyne, Anand Gopalan and Andrew Hamer in the United States District Court, Northern District of California, Case No. 21-cv-01486. The complaint alleges purported violations of the federal securities laws and that, among other things, the defendants made materially false and/or misleading statements and failed to disclose material facts about the Company’s business, operations and prospects. The complaint alleges that purported class members have suffered losses. The complaint seeks, among other things, an award of compensatory damages. The Company believes the claim is without merit and intend to defend ourselves vigorously.

On March 12, 2021, Robert Reese, a purported shareholder of the Company, filed a putative class action lawsuit entitled Reese v. Velodyne Lidar, Inc., et al., No. 3:21-cv-01736, against the Company and two of its current officers, CEO Anand Gopalan and CFO Andrew Hamer (the "Officers") in the United States District Court for the Northern District of California. The plaintiff seeks unspecified damages on behalf of a putative class of persons who purchased or otherwise acquired the Company’s common stock between November 9, 2020 and February 19, 2021. The complaint alleges that the defendants violated federal securities laws by making allegedly false and misleading statements and omitting certain material facts in certain public statements in the Company’s filings with the SEC. The Company and the Officers intend to deny all liability in this action and to defend against the lawsuit vigorously. This lawsuit mirrors the allegations asserted in the previously-filed case entitled Moradpour v. Velodyne Lidar, Inc., et al., No. 3:21-cv-01486, which was filed in the same judicial district on March 2, 2021. The two cases are likely to be consolidated and effectively proceed as a single litigation.

On March 12, 2021, a shareholder derivative lawsuit was filed by Peter D’Arcy against current and former Velodyne Board members and/or officers Anand Gopalan, Andrew Hamer, David S. Hall, Marta Thoma Hall, Joseph B. Culkin, Michael E. Dee, James A. Graf, Barbara Samardzich, and Christopher A. Thomas, and against Velodyne Lidar, Inc. as a nominal defendant. The case, filed in the United States District Court for the District of Delaware, asserts claims of breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement, and waste of corporate assets against all of the individual defendants, and asserts a contribution claim against Gopalan and Hamer. The allegations center on recent public statements and securities filings made by Velodyne, beginning with the company’s November 9, 2020 Form 10-Q and continuing through the Form 8-K filed on March 4, 2021, and on recent public statements and securities filings made by David Hall and Marta Thoma Hall. On March 16, 2021, a second shareholder derivative lawsuit was filed in the United States District Court for the District of Delaware by purported shareholders David Kondner and Brandon Jordan against the same defendants as named in D’Arcy’s complaint. The complaint by Kondner and Jordan makes similar allegations as those in D’Arcy’s complaint and seeks damages purportedly on behalf of the Company for alleged breaches of fiduciary duty and waste of corporate assets by the defendants. Velodyne intends to retain counsel and vigorously contest the allegations in both actions.

Accruals for Loss Contingencies

The Company records accruals for outstanding legal proceedings, investigations or claims when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. The Company evaluated developments in legal proceedings, investigations or claims that could affect the amount of any accrual, as well as any developments that would result in a loss contingency to become both probable and reasonably estimable. During 2020, the Company had accrued and paid $2.4 million for loss contingencies in connection with the settlement of certain employment related legal proceedings. As of December 31, 2020 the Company has not recorded any significant accrual for loss contingencies associated with such legal claims or litigation discussed above.

Note 16. Segment, Geographic and Customer Concentration Information

The Company conducts its business in one operating segment that develops and produces lidar sensors for use in industrial, 3D mapping, drones and auto applications. The Company’s Chief Executive Officer is the chief operating decision maker (CODM). The CODM allocates resources and makes operating decisions based on financial information presented on a consolidated basis, accompanied by disaggregated information about sales and gross margin by product group. The profitability of the Company’s product group is not a determining factor in allocating resources and the CODM does not evaluate profitability below the level of the consolidated company.

The Company reports revenue by region and country based on the location where its customers accept delivery of its products and services. Revenue by region was as follows (dollar amount in thousands):

	Year Ended December 31,
	2020		2019		2018
		% of		% of		% of
	Revenue	Revenue	Revenue	Revenue	Revenue	Revenue
Revenue by geography:
North America	$41,228	43%	$49,634	49%	$84,541	59%
Asia Pacific	39,310	41%	28,791	28%	39,770	28%
Europe, Middle East and Africa	14,824	16%	22,973	23%	18,635	13%
Total	$95,362	100%	$101,398	100%	$142,946	100%

Revenue by countries and customers accounted for more than 10% of revenue was as follows:

	Year Ended December 31,
	2020	2019	2018
Countries over 10% of Revenue:
U.S.	34%	46%	59%
China	31%	11%	21%
Number of Customers accounted for over 10% of Revenue:	2	2	2

The Company’s long-lived assets, consisting primarily of property, plant and equipment, were primarily located in the United States as of December 31, 2020 and December 31, 2019.

Note 17. Related Party Transactions

Four holders of the pre-combination Velodyne’s convertible preferred stock (which converted into common stock of the Company upon the Business Combination) purchased products and services, directly or through a third party, from the Company. Revenue and accounts receivable for these holders were as follows (in thousands):

	Year Ended December 31,

	2020	2019	2018
Revenue:
Stockholder A(1)	$465	$(3,514)	$9,447
Stockholder B	7,008	1,391	508
Stockholder C	764	6,148	18
Stockholder D	46	—	—

	December 31,
	2020	2019
Accounts receivable:
Stockholder A	$—	$9
Stockholder B	3,085	1,404
(1)	The 2019 amounts included a $4.1 million refund, net of taxes, the Company issued to entities affiliated with the stockholder in October 2019 and accrued as of September 30, 2019, in order to compensate them for unforeseen challenges associated with the use of certain new products purchased from the Company in 2018. The products purchased by these entities in 2018 were still under development at the time and the Company felt it appropriate to compensate these early purchasers for working with a new product.

In April 2019, the Company entered into a manufacturing agreement with one of its Series B Preferred Stockholders (Stockholder D), and the Company has one product that is currently being manufactured by Stockholder D. As of December 31, 2020 and December 31, 2019, the Company had $6.3 million and $2.7 million, respectively, of payable and accrued purchases and $15.0 million and $24.9 million, respectively, of outstanding purchase commitments for products with this stockholder. The Company procures equipment, materials and components for Stockholder D to build the product and had $1.5 million and $2.7 million, respectively, of receivables from this stockholder which was included in other current assets as of December 31, 2020 and December 31, 2019. During 2020, the Company also loaned to Stockholder D manufacturing equipment with a net book value of $0.4 million as of December 31, 2020, which was included in the Company’s balance sheet within property, plant and equipment, net.

On September 29, 2020, in connection with the Business Combination, the Company repurchased 175,744 shares of common stock (post-conversion) from certain holders of pre-combination Velodyne’s common stock, who are family members of one of the Company’s officers.

The Company currently rents its corporate headquarters facility in San Jose, California from a company owned by one of its officers. The lease was executed in January 2017 and expires in December 2027, as amended. As of December 31, 2020, future minimum lease payments totaled $24.3 million related to this facility. Rent expense under this lease was $3.3 million, $3.1 million and $3.0 million, respectively, for 2020, 2019 and 2018.

In January 2017 and December 2016, the Company issued two interest-bearing unsecured promissory notes totaling $3.5 million to one of its officers for purposes of financing the acquisition of the above headquarters facility. The loan accrued interest at a rate of 3.15% per annum. As of December 31, 2019, immediately prior to repayment, the aggregate outstanding balance of the loan was approximately $3.6 million, including aggregate accrued and unpaid interest of $0.1 million. The officer made monthly interest-only payments to the Company on the loan beginning in December 2017 and repaid all outstanding principal and interest due under the two promissory notes on December 31, 2019.

In August 2016, the Company entered into an agreement with one of its officers and Velodyne Acoustics, LLC (Acoustics), a company formerly owned by the officer. Pursuant to which Acoustics agreed to, among other things, indemnify, defend and hold harmless the pre-combination Velodyne from and against any and all liabilities relating to, arising out of or resulting from certain litigation matters (Litigation Indemnification Agreement). The litigation matters giving rise to the indemnification obligations involved certain employment-related claims of two former employees of Velodyne Acoustics, which was the predecessor of Acoustics. In November 2019, the Company elected not to seek indemnification from Acoustics for the litigation matters under the terms of the Litigation Indemnification Agreement and assumed control and financial responsibility for the litigation matters. By not seeking indemnification from Acoustics, the Company has paid approximately $2.5 million in settlements in connection with the litigation matters and $2.5 million in legal costs as of December 31, 2020, all of which are included in general and administration in the statement of operations. Such payments and costs incurred that were the subject of the Litigation Indemnification Agreement indirectly benefit the officer and controlling shareholder of the Company, the former sole owner of Acoustics. The Company believes that the litigation matters covered by the Litigation Indemnification Agreement are complete and the Company does not expect to incur additional expenses related to these litigation matters.

Note 18. Quarterly Results of Operations (Unaudited)

The following table represents selected quarterly results of operations information (in thousands, except share and per share data):

	Three Months Ended
	Mar. 31, 2019	Jun. 30, 2019	Sep. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020	Sep. 30, 2020	Dec. 31, 2020

	(in thousands)
Total revenue	$39,823	$29,086	$13,517	$18,972	$17,031	$28,386	$32,099	$17,846
Gross profit (loss)	18,985	11,652	(1,093)	224	1,602	13,886	14,969	(5,341)
Operating loss	(2,642)	(9,719)	(26,888)	(29,764)	(30,003)	(9,705)	(2,742)	(111,454)
Provision for (benefit from) income taxes	27	25	70	(805)	(6,677)	17	2,562	14
Net loss	(2,182)	(9,476)	(26,827)	(28,741)	(23,385)	(9,727)	(5,295)	(111,457)

Net loss per share, basic and diluted	$(0.02)	$(0.07)	$(0.20)	$(0.21)	$(0.17)	$(0.07)	$(0.04)	$(0.64)

GRAF INDUSTRIAL CORP.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2020 and 2019

GRAF INDUSTRIAL CORP.

CONDENSED BALANCE SHEETS

	June 30, 2020	December 31, 2019
	(Unaudited)
Assets:
Current assets:
Cash	$382,747	$698,322
Prepaid expenses	48,060	29,467
Total current assets	430,807	727,789
Investments held in Trust Account	117,294,619	248,988,147
Total Assets	$117,725,426	$249,715,936

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$167,737	$28,004
Accrued expenses	359,196	500
Franchise tax payable	100,100	200,000
Income tax payable	71,879	155,308
Warrant liabilities	—	32,502,650
Total current liabilities	698,912	32,886,462

Commitments and Contingencies
Common stock, $0.0001 par value; 11,202,651 and 21,182,947 shares subject to possible redemption at June 30, 2020 and December 31, 2019, respectively	112,026,510	211,829,470

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 400,000,000 shares authorized; 6,346,714 and 9,287,693 shares issued and outstanding (excluding 11,202,651 and 21,182,947 shares subject to possible redemption) at June 30, 2020 and December 31, 2019, respectively	635	929
Additional paid-in capital	17,853,006	14,846,199
Accumulated deficit	(12,853,637)	(9,847,124)
Total stockholders’ equity	5,000,004	5,000,004
Total Liabilities and Stockholders’ Equity	$117,725,426	$249,715,936

GRAF INDUSTRIAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Operating expenses:
General and administrative costs	$485,980	$221,356	$895,511	$324,803
Loss from operations	(485,980)	(221,356)	(895,511)	(324,803)

Other incomes (expenses):
Investment income on Trust Account	72,958	1,471,028	845,679	2,893,394
Change in fair value of warrant liability	—	(575,279)	(2,800,110)	(3,376,517)
Total other income (expenses)	72,958	895,749	(1,954,431)	(483,123)

Income (loss) before income tax expense	(413,022)	674,393	(2,849,942)	(807,926)
Income tax expense	4,821	319,342	156,571	611,714
Net income (loss)	$(417,843)	$355,051	$(3,006,513)	$(1,419,640)

Weighted average shares outstanding of Public Shares	13,585,117	24,376,512	18,980,815	24,376,512
Basic and diluted net income per share, Public Shares	$0.00	$0.05	$0.03	$0.09
Weighted average shares outstanding of Founder Shares	6,094,128	6,094,128	6,094,128	6,094,128
Basic and diluted net loss per share, Founder Shares	$(0.07)	$(0.13)	$(0.59)	$(0.61)

GRAF INDUSTRIAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(UNAUDITED)

	For the six months ended June 30, 2020
					Total
	Common Stock		Additional Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance – December 31, 2019	9,287,693	$929	$14,846,199	$(9,847,124)	$5,000,004
Reclassification of warrant liabilities to equity upon exercising of the Warrant Adjustment Provision	—	—	35,302,760	—	35,302,760
Shares subject to possible redemption	(3,193,565)	(320)	(31,935,330)	—	(31,935,650)
Net loss	—	—	—	(2,588,670)	(2,588,670)
Balance – March 31, 2020 (unaudited)	6,094,128	$609	$18,213,629	$(12,435,794)	$5,778,444
Shares subject to possible redemption(1)	252,586	26	(360,623)	—	(360,597)
Net loss	—	—	—	(417,843)	(417,843)
Balance - June 30, 2020 (unaudited)	6,346,714	$635	$17,853,006	$(12,853,637)	$5,000,004
(1)	Including the redemption of 12,921,275 Public Shares on April 16, 2020

	For the six months ended June 30, 2019
					Total
	Common Stock		Additional Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance – December 31, 2018	7,893,844	$789	$923,412	$4,075,806	$5,000,007
Additional offering costs	—	—	(15,564)	—	(15,564)
Shares subject to possible redemption	179,025	18	1,790,232	—	1,790,250
Net loss	—	—	—	(1,774,691)	(1,774,691)
Balance - March 31, 2019 (unaudited)	8,072,869	$807	$2,698,080	$2,301,115	$5,000,002
Shares subject to possible redemption	(35,505)	(4)	(355,046)	—	(355,050)
Net income	—	—	—	355,051	355,051
Balance - June 30, 2019 (unaudited)	8,037,364	$803	$2,343,034	$2,656,166	$5,000,003

GRAF INDUSTRIAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended June 30,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(3,006,513)	$(1,419,640)
Adjustments to reconcile net loss to net cash used in operating activities:
Income earned on investments held in Trust Account	(845,679)	(2,893,394)
Change in fair value of warrant liability	2,800,110	3,376,517
Changes in operating assets and liabilities:
Prepaid expenses	(18,593)	(89,848)
Accounts payable	139,733	(97,029)
Accrued expenses	358,696	(14,500)
Franchise tax payable	(99,900)	(3,013)
Income tax payable	(83,429)	(214,655)
Net cash used in operating activities	(755,575)	(1,355,562)

Cash Flows from Investing Activities:
Investment income released from Trust Account to pay franchise and income taxes	440,000	947,145
Withdrawal from Trust Account for redemption of Public Shares	132,099,207	—
Net cash provided by investing activities	132,539,207	947,145

Cash Flows from Financing Activities:
Payment of offering costs	—	(100,564)
Redemption of Public Shares	(132,099,207)	—
Net cash used in financing activities	(132,099,207)	(100,564)

Net decrease in cash	(315,575)	(508,981)

Cash - beginning of the period	698,322	1,440,897
Cash - end of the period	$382,747	$931,916

Supplemental disclosure of noncash activities:
Change in value of common stock subject to possible redemption	$32,296,247	$(1,435,200)

Supplemental cash flow activities:
Cash paid for income taxes	$240,000	$943,830

GRAF INDUSTRIAL CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation

Graf Industrial Corp. (the “Company”) is a blank check company incorporated in Delaware on June 26, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

On July 2, 2020, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with VL Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), and Velodyne Lidar, Inc., ("Velodyne"). See the Proposed Business Combination described below.

As of June 30, 2020, the Company had not commenced any operations. All activity up to June 30, 2020 related to the Company’s formation and preparation for the initial public offering (the “Initial Public Offering”), and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Initial Public Offering was declared effective on October 15, 2018. On October 18, 2018, the Company consummated the Initial Public Offering of 22,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units offered, the “Public Shares”), generating gross proceeds of $225 million, and incurred underwriting commissions of $4.5 million. On October 25, 2018, the Company consummated the closing of the sale of 1,876,512 additional Units upon receiving notice of the underwriters’ election to partially exercise their overallotment option (the “Over-allotment”), generating additional gross proceeds of approximately $18.8 million, and incurred additional underwriting commissions of approximately $0.4 million (Note 3).

Simultaneously with the closing of the Initial Public Offering and the Over-allotment, the Company consummated the private placement (“Private Placement”) of 14,150,605 warrants (the “Private Placement Warrants”) at a price of $0.50 per Private Placement Warrant, with the Sponsor, generating gross proceeds of approximately $7.08 million (Note 4). See the "Proposed Business Combination" section below, including the description of the Sponsor Agreement, pursuant to which the Private Placement Warrants will be forfeited immediately prior to (but conditioned and effective upon) completion of the proposed Merger.

Upon the closing of the Initial Public Offering, the Over-allotment and the Private Placement, approximately $243.8 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and Private Placement Warrants in the Private Placement was placed in a U.S.-based trust account at J.P. Morgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company, acting as trustee (“Trust Account”). The proceeds held in the Trust Account were invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination, (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Company’s Second Amended and Restated Certificate of Incorporation (as amended, the “Second Amended and Restated Certificate of Incorporation”) to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the time provided in the Second Amended and Restated Certificate of Incorporation or to provide for redemption in connection with a Business Combination and (iii) the redemption of the Company’s Public Shares if the Company is unable to complete a

Business Combination within the time provided in the Second Amended and Restated Certificate of Incorporation, subject to applicable law.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, the Over-allotment and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. New York Stock Exchange (“NYSE”) rules require that the initial Business Combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption were recorded at a redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001. If the Company seeks stockholder approval of a Business Combination, it will be proceeded with the Business Combination if a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to the Second Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor, officers and directors have agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

The Sponsor and the Company’s officers and directors have agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Second Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination or to provide for redemption in connection with a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company originally had 18 months from the closing of the Initial Public Offering (by April 18, 2020) to complete a Business Combination. On April 16, 2020, the Company filed an amendment (the “Extension Amendment”) to the Company’s Second Amended and Restated Certificate of Incorporation to extend the date by which the Company has to consummate a Business Combination (the “Extension”) from April 18, 2020 to July 31, 2020. The Company’s stockholders approved the Extension Amendment at a special meeting in lieu of the 2020 annual meeting of stockholders of the Company (the “Special Meeting”) on April 16, 2020. In connection with the Extension, an aggregate 12,921,275 shares of the Company’s common stock were redeemed, and approximately $132.1 million was withdrawn out of the Trust Account to pay for such redemption, leaving approximately $117.1 million remaining in the Company’s Trust Account to consummate a Business Combination. On July 23, 2020, the Company filed an amendment (the “Second Extension Amendment”) to the Company’s Second Amended and Restated Certificate of Incorporation to further extend the date by which the Company has to consummate a Business Combination (the “Second Extension”) from July 31, 2020 to October 31, 2020 (the “Combination Period”). The Company’s stockholders approved the Second Extension Amendment at a special meeting of stockholders of the Company on July 23, 2020. In connection with the Second Extension, an aggregate 1,105 shares of the Company’s common stock were redeemed, and approximately $11,000 was withdrawn out of the Trust Account to pay for such redemption, leaving approximately $117.1 million remaining in the Company’s Trust Account to consummate a Business Combination.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor and the Company’s officers and directors have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the officers, directors, the Sponsor or any of its members or their affiliates acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. Pursuant to the terms of the business combination marketing agreement (see Note 6), no fee will be payable if the Company does not complete a Business Combination. In the event that the Company does not complete a Business Combination and subsequently liquidates, the amount of such fee will be included with the funds held in the trust account that will be available to fund the redemption of Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to indemnify the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the six months ended June 30, 2020 are not necessarily indicative of the results that may be expected for the year ended December 31, 2020, or any future period. These unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 10, 2020.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Proposed Business Combination

Merger Agreement

On July 2, 2020, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with VL Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), and Velodyne Lidar, Inc., (“Velodyne”).

Pursuant to the terms of the Merger Agreement, the Company will acquire Velodyne through the merger of Merger Sub with and into Velodyne, with Velodyne surviving the merger (the "Merger"). At the effective time of the Merger (the "Effective Time"), each share of Velodyne common stock, par value $0.0001 per share ("Velodyne common stock"), series A preferred stock, par value $0.0001 per share, series B preferred stock, par value $0.0001 per share, and series B-1 preferred stock, par value $0.0001 per share, (collectively, the "Velodyne capital stock") will be converted into the right to receive shares of common stock, par value $0.0001 per share, of the Company (the "Common Stock") in an aggregate amount which shall not exceed, taken together with any shares issuable in respect of vested equity awards of Velodyne, 143,575,763 shares of Common Stock. In addition, at the Effective Time, each outstanding and unsettled restricted stock unit in respect of shares of Velodyne common stock, option to purchase Velodyne common stock and unvested restricted share of Velodyne common stock will be rolled over into restricted stock units, options, or restricted shares, respectively, of Common Stock in accordance with the terms of the Merger Agreement. Prior to the closing of the Business Combination (the "Closing"), Velodyne intends to enter into agreements with certain of its shareholders pursuant to which, contemporaneously with the Closing, it will repurchase and cancel shares of Velodyne capital stock from such shareholders in exchange for an aggregate amount of cash not to exceed $50,000,000, to be paid by the Company following the Closing. The Company and Velodyne expect to offer such holders the option to receive, in lieu of cash, additional shares of common stock valued at $10.25 per share, or up to an additional 4,878,048 shares of common stock if all Velodyne equity holders elect to receive shares. Upon the closing of the Business Combination (the “Closing”), the former Velodyne equity holders are expected to hold, in the aggregate, approximately 83.4% of the issued and outstanding shares of common stock, assuming $50,000,000 of cash is used to repurchase Velodyne shares.

Under the Merger Agreement, certain Velodyne equity holders will also be entitled to receive, in the aggregate, up to an additional 2,000,000 shares of common stock (including in the form of awards of restricted stock units settleable in shares of common stock) if the closing trading price of our common stock was greater than or equal to $15.00 for any 20 trading days within any 30 trading-day period, commencing on the date of the Merger Agreement and ending on the date that is six months after the Closing (“Earnout Trading Price”). Because the Earnout Trading Price was met on July 30, 2020, Velodyne equity holders will be entitled to receive such additional shares upon the Closing. In addition, Graf Acquisition LLC (our “Sponsor”) will retain 2,507,000 founder shares that were initially purchased by the Sponsor in a private placement prior to our IPO (the “Founder Shares”), including 275,000 "Earnout Founder Shares" that vested upon the achievement of the Earnout Trading Price on July 30, 2020, as described above.

Pursuant to the terms of the Merger Agreement, the Company is required to use commercially reasonable efforts to cause the Common Stock to be issued in connection with the transactions contemplated by the Merger Agreement (the "Transactions") to be approved for listing prior to the Closing. Following the Closing, the Company agreed to comply with the terms of any registration rights agreements by which Velodyne is bound in favor of Velodyne’s stockholders, treating shares of Common Stock to be held by such stockholders as registrable securities under such agreements.

The consummation of the Merger is subject to the receipt of the requisite approval of the stockholders of each of the Company and Velodyne (such approvals, the "the Company stockholder approval" and the "Velodyne stockholder approval", respectively) and the fulfillment of certain other conditions.

The consummation of the Merger is conditioned upon, among other things, (i) the expiration or termination of the waiting period under the Hart-Scott-Rodino Act (the "HSR Act"), (ii) the absence of any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger, (iii) receipt of Graf stockholder approval, (iv) receipt of Velodyne stockholder approval, (v) the approval of the Extension (as defined in the Merger Agreement) and the other matters presented for Graf. On July 23, 2020, the Graf ‘s shareholders approved the Extension. On August 4, 2020, the Company received notice that the Federal Trade Commission granted early termination of the waiting period under the HSR Act with respect to the transactions contemplated by the Merger Agreement.

The obligations of Graf to consummate the Merger are also conditioned upon, among other things, customary closing conditions and the entering into employment agreements with certain officers of Velodyne on terms and conditions reasonably satisfactory to Graf (but no less favorable to such employees than their current employment arrangements).

The obligations of Velodyne to consummate the Merger also are conditioned upon, among other things, (i) customary closing conditions, (ii) the amendment and restatement of Graf ‘s certificate of incorporation in substantially the form attached to the Merger Agreement and (iii) evidence that, immediately after the Closing, the funds in the Trust Account (as defined in the Merger Agreement), together with the funding of any amounts payable under the Subscription Agreements (as defined in the Merger Agreement), will be no less than an aggregate amount of $200,000,000.

Support Agreement

In connection with the execution of the Merger Agreement, the Company, Merger Sub and David Hall entered into a support agreement (the "Support Agreement"), providing, among other things, that at any meeting of the Velodyne stockholders and in connection with any written consent of the Velodyne stockholders, Mr. Hall will vote all of the outstanding shares of Velodyne common stock held by Mr. Hall or with respect to which Mr. Hall has the right to vote by proxy (or will execute and deliver a written consent with respect to such shares) in favor of the Merger and the adoption of the Merger Agreement, regardless of whether the Merger is no longer recommended by the Velodyne board of directors in accordance with the Merger Agreement. The shares of Velodyne common stock that are owned by Mr. Hall or with respect to which Mr. Hall has the right to vote by proxy, all of which are subject to the Support Agreement, represent a majority of the outstanding voting power of Velodyne. In addition, the Support Agreement prohibits Mr. Hall from engaging in activities that have the effect of soliciting an Acquisition Proposal (as defined in the Merger Agreement).

Sponsor Agreement

In connection with the execution of the Merger Agreement, Graf Acquisition LLC ("Sponsor") entered into a sponsor agreement (the "Sponsor Agreement") with the Company and Velodyne, pursuant to which, among other things, the Sponsor agreed to vote all Founder Shares (as defined in the Sponsor Agreement) beneficially owned by the Sponsor in favor of each of the proposals at the Company special stockholder meeting to be presented for the Company stockholder approval.

The Sponsor Agreement amends and restates, with respect to the Sponsor, the Sponsor’s existing letter agreement, dated October 15, 2018 (the "existing sponsor agreement"), but will automatically revert to the existing sponsor agreement if the Merger Agreement is validly terminated.

Pursuant to the Sponsor Agreement, the Sponsor will forfeit 3,519,128 Founder Shares and all of the Private Placement Warrants (as defined in the Sponsor Agreement), in each case for no consideration, immediately prior to (but conditioned and effective upon) completion of the Merger. Following completion of the Merger, the Sponsor will retain 2,507,000 Founder Shares, 275,000 of which shall be Earnout Founder Shares (as defined in the Sponsor Agreement). The Sponsor Agreement also provides that all Earnout Founder Shares shall be subject to the Earnout Trading Price performance vesting condition, and accordingly the Earnout Founder Shares vested upon the achievement of the Earnout Trading Price on July 30, 2020, as described above.

The Sponsor Agreement provides that the Sponsor will not redeem any Founder Shares in connection with the Merger. The Sponsor has also agreed, subject to certain exceptions, not to transfer any Founder Shares or any Private Placement Warrants (as defined in the Sponsor Agreement) (or any shares of Common Stock issuable upon exercise thereof) until the earlier of (A) one year after the completion of the Merger and (B) subsequent to the Merger, either (i) the achievement of a $12.00 Stock Price Level (provided that the applicable thirty (30) day trading day period commences at least 150 days after the Merger) or (ii) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the "Lock-up Period").

The applicable "Stock Price Level" will be considered achieved only when the closing price of Common Stock is greater than or equal to the applicable threshold for any twenty (20) trading days within any thirty (30) trading day period. The Stock Price Levels will be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting the Common Stock after the date of the Merger Agreement.

The Sponsor Agreement shall terminate on the expiration of the Lock-up Period; provided, however, that if the Merger Agreement is validly terminated, the Sponsor Agreement shall automatically terminate and be of no force and effect and, with respect to the Sponsor, shall revert to the existing sponsor agreement.

Subscription Agreements

In connection with the execution of the Merger Agreement, the Company entered into subscription agreements (the "Subscription Agreements"), each dated as of July 2, 2020, with certain institutional investors, including the Sponsor (the "Investors"), pursuant to which, among other things, the Company agreed to issue and sell, in private placements to close immediately prior to the closing of the Business Combination, an aggregate of 15,000,000 shares of Common Stock at $10.00 per share to the Investors (including 950,000 shares to the Sponsor), for an aggregate purchase price of $150,000,000. The Sponsor owns approximately 34.3% of the outstanding shares of Common Stock and certain members of the Company’s management are members of the Sponsor. The obligations to consummate the subscriptions are conditioned upon, among other things, there being at least $50,000,000 remaining in the Company’s trust account on the Closing Date after taking into account redemptions by the Company’s public stockholders (if any) and certain customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.

Going Concern

As of June 30, 2020, the Company had approximately $383,000 outside of the Trust Account, approximately $2.7 million of investment income available in the Trust Account to pay for franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), and a working capital deficit of approximately $96,000 (excluding tax obligations).

Through June 30, 2020, the Company’s liquidity needs have been satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares (Note 5) to the Sponsor, $130,100 in loans and advances from the Sponsor and officer, the net proceeds from the consummation of the Private Placement not held in the Trust Account, and investment income released from Trust Account of approximately $1.6 million since inception for tax obligations. The Company repaid the loans and the advances to the Sponsor and officer in full on October 18, 2018.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide Working Capital Loans (as defined in Note 5) to the Company. To date, the Company has no borrowings under the Working Capital Loans; however, we expect that our sponsor will loan us funds for payment of items related to the Proposed Business Combination, such as the HSR Act review fee, as described above.

On January 30, 2020, the World Health Organization ("WHO") announced a global health emergency because of a new strain of coronavirus (the "COVID-19 outbreak"). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after October 31, 2020.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Common Stock Subject to Possible Redemption

As discussed in Note 1, all of the 17,549,365 Public Shares may be redeemed under certain circumstances. Redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity, excluding ordinary liquidation events, which involve the redemption and liquidation of all of the company’s equity instruments. Although the Company did not specify a maximum redemption threshold, the Second Amended and Restated Certificate of Incorporation provides that in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against additional paid-in capital. Accordingly, at June 30, 2020 and December 31, 2019, 11,202,651 and 21,182,947 Public Shares were classified outside of permanent equity, respectively.

Net Income (Loss) Per Common Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering (including the consummation of the Over-allotment) (the “Public Warrants”) and Private Placement to purchase an aggregate of 28,895,338 shares of the Company’s common stock in the calculation of diluted income per share, because their inclusion would be anti-dilutive under the treasury stock method.

The Company’s unaudited condensed consolidated statements of operations include a presentation of loss per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Public Shares for three months ended June 30, 2020 and 2019 are calculated by dividing the investment income earned on the Trust Account of approximately $73,000 and approximately $1.5 million, net of applicable taxes and funds available to be withdrawn from the Trust Account of approximately $55,000 and approximately $369,000, resulting in a total of approximately $18,000 and approximately $1.1 million, respectively, by the weighted average number of Public Shares outstanding for the periods. Net loss per share, basic and diluted for Founder Shares (as defined in Note 5) for the three months ended June 30, 2020 and 2019 are calculated by dividing the net loss of approximately $418,000 and net income of approximately $355,000, respectively, less income attributable to Public Shares of approximately $18,000 and approximately $1.1 million, resulted to a net loss of approximately $436,000 and approximately $747,000, respectively, by the weighted average number of Founder Shares outstanding for the periods.

Net income per share, basic and diluted for Public Shares for six months ended June 30, 2020 and 2019 are calculated by dividing the investment income earned on the Trust Account of approximately $846,000 and approximately $2.9 million, net of applicable taxes and funds available to be withdrawn from the Trust Account of approximately $257,000 and approximately $612,000, resulting in a total of approximately $589,000 and approximately $2.3 million, respectively, by the weighted average number of Public Shares outstanding for the periods. Net loss per share, basic and diluted for Founder Shares (as defined in Note 5) for the six months ended June 30, 2020 and 2019 are calculated by dividing the net loss of approximately $3.0 million and approximately $1.4 million, respectively, less income attributable to Public Shares of approximately $589,000 and approximately $2.3 million, resulted to a net loss of approximately $3.6 million and approximately $3.7 million, respectively, by the weighted average number of Founder Shares outstanding for the periods.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or materisal deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash and investments held in Trust Account. Cash is maintained in accounts with financial institutions, which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on its cash accounts and management believes, based upon the quality of the financial institutions, that the credit risk with regard to these deposits is not significant. The Company’s investments held in Trust Account consists entirely of U.S government securities with an original maturity of 180 days or less or investments in a money market funds that comprise only U.S. treasury securities.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of June 30, 2020 and December 31, 2019, the carrying values of cash, accounts payable, accrued expenses, franchise tax payable and income tax payable approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 180 days or less or investments in a money market funds that comprise only U.S. treasury securities and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

Warrant Liability

The Company accounts for certain common stock warrants outstanding as a liability at fair value and adjusts the instruments to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until 15 months from the closing of the Initial Public Offering (or January 18, 2020) under the Warrant Adjustment Provision (Note 7), and any change in fair value is recognized in the Company’s statements of operations. The fair value of the warrant liability is a Level 3 measurement and is estimated using a binomial Monte-Carlo options pricing model, at each measurement date. On January 18, 2020, the Warrant Adjustment Provision came into effect, and the warrants were no longer classified as a liability and were reclassified to equity.

Recent Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, "Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes" ("ASU 2019-12"), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its financial statements and related disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

Note 3 — Initial Public Offering

The Company sold an aggregate of 24,376,512 Units, including 1,876,512 Units upon the underwriters’ election to partially exercise the Over-allotment, at a price of $10.00 per Unit in the Initial Public Offering. Each Unit consists of one share of common stock and one redeemable warrant (“Public Warrant”). Initially, each Public Warrant entitled the holder to purchase one-half of one share of common stock at a price of $11.50 per share if the Company had not consummated a Business Combination within 15 months from the closing of the Initial Public Offering. Since the Company has not consummated a Business Combination within 15 months from the closing of the Initial Public Offering, each Public Warrant will entitle the holder thereof to purchase three-quarters of one share of common stock at a price of $11.50 per share (such adjustment from one-half of one share to three-quarters of one share, the “Warrant Adjustment Provision”), subject to adjustment in either case (see Note 7). The Private Placement Warrants and the Public Warrants were classified as a liability at issuance due to this potential adjustment to the settlement amount. See the “Proposed Business Combination” described in Note 1 above, including the description of the Sponsor Agreement, pursuant to which the Private Placement Warrants will be forfeited immediately prior to (but conditioned and effective upon) completion of the proposed Merger.

Note 4 — Private Placement

Concurrently with the closing of the Initial Public Offering and the Over-allotment, the Sponsor purchased an aggregate of 14,150,605 Private Placement Warrants at a price of $0.50 per Private Placement Warrant, for an aggregate purchase price of approximately $7.08 million. Each Private Placement Warrant has the same terms as the Public Warrants. A portion of the net proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants and all underlying securities will expire worthless. See the "Proposed Business Combination" described in Note 1 above, including the description of the Sponsor Agreement, pursuant to which the

Private Placement Warrants will be forfeited immediately prior to (but conditioned and effective upon) completion of the proposed Merger.

Note 5 — Related Party Transactions

Founder Shares

On June 26, 2018, the Sponsor purchased 8,625,000 shares (the “Founder Shares”) of the Company’s common stock for an aggregate price of $25,000. On September 13, 2018, the Sponsor returned to the Company, at no cost, 2,156,250 shares of common stock, which the Company cancelled, resulting in the Sponsor holding 6,468,750 Founder Shares. On October 9, 2018, the Sponsor transferred 25,000 Founder Shares at the same per-share price paid by the Sponsor to each of Keith Abell and Sabrina McKee, two of the Company’s directors (then director-nominees), resulting in the Sponsor holding 6,418,750 Founder Shares.

The Founder Shares included an aggregate of up to 843,750 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On October 25, 2018, the underwriters partially exercised their over-allotment option; thus, an aggregate of 374,622 Founder Shares were forfeited.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Related Party Loans

Prior to the consummation of the Initial Public Offering, the Sponsor had loaned the Company an aggregate of $130,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”) and James A. Graf had advanced the Company $100 in connection with the initial establishment of a bank account. The Promissory Note and the advance from James A. Graf were non-interest bearing. The Company repaid the Promissory Note and the advances to James A. Graf on October 18, 2018.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into additional warrants at a price of $0.75 per warrant. To date, the Company has no borrowings under the Working Capital Loans; however, we expect that our sponsor will loan us funds for payment of items related to the Proposed Business Combination, such as the HSR Act review fee, as described above.

Administrative Support Agreement

The Company entered into an agreement commencing on the effective date of the Initial Public Offering through the earlier of the Company’s consummation of a Business Combination and its liquidation, to reimburse an affiliate of its Sponsor up to $5,000 per month for office space, utilities and secretarial and administrative support on an at-cost basis to the extent such office space, utilities and support is not contracted with the Company directly.

The Company recorded and paid approximately $2,700 and $2,600 in expenses in connection with such agreement on the accompanying unaudited condensed consolidated statements of operations for the three months ended June 30, 2020 and 2019, respectively.

The Company recorded and paid approximately $5,300 and $5,200 in expenses in connection with such agreement on the accompanying unaudited condensed consolidated statements of operations for the six months ended June 30, 2020 and 2019, respectively.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants (and any shares of common stock issuable upon the exercise of the Private Placement Warrants), and securities that may be issued upon conversion of Working Capital Loans are entitled to registration rights pursuant to a registration rights agreement signed prior to the effective date of Initial Public Offering, requiring the Company to register such securities for resale. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the prospectus relating to the Initial Public Offering to purchase up to 3,375,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters partially exercised this option on October 25, 2018 to purchase 1,876,512 additional Units.

The underwriters were entitled to a cash underwriting discount of $0.20 per Unit, or approximately $4.88 million in the aggregate, which was paid upon the closing of the Initial Public Offering.

Business Combination Marketing Agreement

The Company has engaged EarlyBirdCapital and Oppenheimer & Co. Inc. as advisors in connection with the Business Combination. The Company will pay EarlyBirdCapital and Oppenheimer & Co. Inc. for such services upon the consummation of the Business Combination (i) a cash fee in an amount equal to 3.5% of the gross proceeds of the Initial Public Offering (exclusive of any applicable finders’ fees which might become payable) an amount equal to up to 40% of which may, in the Company’s discretion, be allocated by the Company to other FINRA members, plus (ii) 150,000 shares of common stock to be issued to EarlyBirdCapital and/or its designees. EarlyBirdCapital and/or its designees will be entitled to registration rights requiring the Company to register such shares for resale. The Company has agreed to use its best efforts to effect such registration in connection with the consummation of the Business Combination or, if not then reasonably practicable, to use the Company’s best efforts to file a registration statement covering such shares within 15 days of the closing of the Business Combination. Pursuant to the terms of the business combination marketing agreement, no fee will be due if the Company does not complete a Business Combination.

This fee is an unrecognized contingent liability, as closing of a potential Business Combination was not considered probable as of June 30, 2020.

Note 7 — Warrant Liability

The Company previously had outstanding warrants to purchase an aggregate of 19,263,558 shares of the Company’s common stock issued in connection with the Initial Public Offering and the Private Placement (including warrants issued in connection with the consummation of the Over-allotment). The Private Placement Warrants and the Public Warrants were classified as a liability at issuance due to the potential of there being adjustments to the settlement amount of such warrants due to the Warrant Adjustment Provision. On January 18, 2020, the Warrant Adjustment Provision came into effect, and the warrants were no longer classified as a liability and were reclassified to equity. As a result, the shares of common stock underlying the Company’s warrants increased by 9,631,779 shares, totaling 28,895,338.

The Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain a current prospectus relating to those shares of common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption; and
●	if, and only if, the reported last sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrantholders.

If, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and the common stock issuable upon the exercise of the Private Placement Warrants are not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. The Private Placement Warrants are redeemable by the Company on the same basis as the Public Warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

The Company utilizes a binomial Monte-Carlo options pricing model to value the warrants at each reporting period, with changes in fair value recognized in the unaudited condensed consolidated statements of operations. The Company recorded a change in the fair value of the warrant liabilities in the amount of approximately $2.8 million on the accompanying unaudited condensed consolidated statements of operations, resulting in warrant liabilities of $35,302,760 as of January 18, 2020 when the Warrant Adjustment Provision came into effect. The warrant liabilities, after being remeasured, was reclassified to additional paid-in capital within stockholders’ equity.

The change in fair value of the warrant liabilities is summarized as follows:

Warrant liabilities at December 31, 2018	$15,136,749
Change in fair value of warrant liabilities	17,365,901
Warrant liabilities at December 31, 2019	$32,502,650
Change in fair value of warrant liabilities	2,800,110
Reclassification of warrant liabilities to equity upon exercising of the Warrant Adjustment Provision	(35,302,760)
Warrant liabilities at January 18, 2020	$—

The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The following table provides quantitative information regarding Level 3 fair value measurements as of January 18, 2020 and December 31, 2019:

	As of December 31,	As of January 18,
	2019	2020
Exercise price	$11.50	$11.50
Stock price	$10.19	$10.11
Volatility	60%	60%
Probability of completing a Business Combination	87%	87%
Expected life of the options to convert	4.97	4.92
Risk-free rate	1.69%	1.63%
Dividend yield	0.0%	0.0%
Discount for lack of marketability (1)	10.0%	10.0%
(1)	The discount for lack of marketability relates only to the Private Placement Warrants.

Note 8 — Fair Value Measurements

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of June 30, 2020 and December 31, 2019 by level within the fair value hierarchy:

June 30, 2020

	Quoted Prices in	Significant Other	Significant Other
	Active Markets	Observable Inputs	Unobservable Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Investments held in Trust Account	$117,294,619	$—	$—

December 31, 2019

	Quoted Prices in	Significant Other	Significant Other
	Active Markets	Observable Inputs	Unobservable Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Investments held in Trust Account	$117,294,619	$—	$—
Warrant Liabilities	$—	$—	$32,502,650

Note 9 — Stockholders’ Equity

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 400,000,000 shares of common stock with a par value of $0.0001 per share. Holders of shares of common stock are entitled to one vote for each share. At June 30, 2020 and December 31, 2019, there were 17,549,365 and 30,470,640 shares of common stock issued or outstanding, including an aggregate of 11,202,651 and 21,182,947 shares of common stock classified outside of subject to possible redemption, respectively.

Note 10 — Subsequent Events

As more fully described in Note 1 above, on July 2, 2020, the Company entered into a definitive agreement for a business combination with Velodyne Lidar, Inc. and on July 23, 2020, the Company filed the Second Extension Amendment to further extend the date by which the Company has to consummate a business combination from July 31, 2020 to October 31, 2020. In connection with the Second Extension, an aggregate 1,105 shares of our common stock was redeemed, and approximately $11,000 was withdrawn out of the trust account to pay for such redemption leaving approximately $117.1 million remaining in our trust account to consummate a business combination.

On August 5, 2020, the Company issued an unsecured convertible promissory note (the “Sponsor Convertible Note”) to the Sponsor, pursuant to which the Company may borrow up to $1,500,000 from the Sponsor for ongoing expenses reasonably related to the business of the Company and the consummation of its initial business combination. All unpaid principal under the Sponsor Convertible Note will be due and payable in full on the earlier of (i) October 31, 2020 and (ii) the effective date of its initial business combination (such earlier date, the “Maturity Date”). The Sponsor will have the option, at any time on or prior to the Maturity Date, to convert any amounts outstanding under the Sponsor Convertible Note into warrants to purchase shares of Company common stock, at a conversion price of $0.75 per warrant, with each warrant entitling the holder to purchase three-fourths (3/4) of one share of common stock at a price of $11.50 per share, subject to the same adjustments applicable to the private placement warrants sold concurrently with the Company’s initial public offering.

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were available to be issued, and determined that there have been no other events that have occurred that would require adjustments to the disclosures in the financial statements.s

GRAF INDUSTRIAL CORP.

CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2019 and 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Graf Industrial Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Graf Industrial Corp. (the “Company”) as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2019 and for the period from June 26, 2018 (inception) to December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and 2018 and the results of its operations and its cash flows for the year ended December 31, 2019 and for the period from June 26, 2018 (inception) to December 31, 2018 in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company does not complete a business combination by April 18, 2020, then the Company will cease all operations except for the purpose of winding down and liquidating. This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2018.

New York, New York

March 10, 2020

GRAF INDUSTRIAL CORP.

BALANCE SHEETS

	December 31,
	2019	2018

Assets:
Current assets:
Cash	$698,322	$1,440,897
Prepaid expenses	29,467	101,363
Total current assets	727,789	1,542,260
Investments held in Trust Account	248,988,147	244,890,301

Total Assets	$249,715,936	$246,432,561
Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$28,004	$110,177
Accrued expenses	500	100,000
Franchise tax payable	200,000	103,013
Income tax payable	155,308	214,655
Warrant liabilities	32,502,650	15,136,749
Total current liabilities	32,886,462	15,664,594

Commitments and Contingencies
Common stock, $0.0001 par value; 21,182,947 and 22,576,796 shares subject to possible redemption at December 31, 2019 and 2018, respectively	211,829,470	225,767,960
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 400,000,000 shares authorized; 9,287,693 and 7,893,844 shares issued and outstanding (excluding 21,182,947 and 22,576,796 shares subject to possible redemption) at December 31, 2019 and 2018, respectively	929	789
Additional paid-in capital	14,846,199	923,412
Retained earnings (accumulated deficit)	(9,847,124)	4,075,806
Total stockholders’ equity	5,000,004	5,000,007
Total Liabilities and Stockholders’ Equity	$249,715,936	$246,432,561

GRAF INDUSTRIAL CORP.

STATEMENTS OF OPERATIONS

		For the
		period from
	For The	June 26, 2018
	Year Ended	(inception) through
	December 31,	December 31,
	2019	2018

Operating expenses:
General and administrative costs	$617,187	$179,880
Franchise tax expense	100,350	103,013
Loss from operations	(717,537)	(282,893)
Other income (expenses):
Investment income on Trust Account	5,239,790	1,125,181
Change in fair value of warrant liability	(17,365,901)	3,448,173
Total other income (expenses)	(12,126,111)	4,573,354
Loss before income tax expense	(12,843,648)	4,290,461
Income tax expense	1,079,282	214,655
Net income (loss)	$(13,922,930)	$4,075,806
Weighted average shares outstanding of Public Shares	24,376,512	24,201,371
Basic and diluted net income per share, Public Shares	$0.17	$0.03
Weighted average shares outstanding of Founder Shares	6,094,128	6,094,128
Basic and diluted net income (loss) per share, Founder Shares	$(2.94)	$0.54

GRAF INDUSTRIAL CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

				Retained
			Additional	Earnings	Total
	Common Stock		Paid-In	(Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit)	Equity
Balance – June 26, 2018 (inception)	—	$—	$—	$—	$—
Issuance of common stock to Sponsor	6,468,750	646	24,354	—	25,000
Sale of common stock in initial public offering	24,376,512	2,438	232,253,062	—	232,255,500
Offering costs	—	—	(5,588,339)	—	(5,588,339)
Common stock forfeited by Sponsor	(374,622)	(37)	37	—	—
Shares subject to possible redemption	(22,576,796)	(2,258)	(225,765,702)	—	(225,767,960)
Net income	—	—	—	4,075,806	4,075,806
Balance – December 31, 2018	7,893,844	$789	$923,412	$4,075,806	$5,000,007
Additional offering costs	—	—	(15,564)	—	(15,564)
Shares subject to possible redemption	1,393,849	140	13,938,351	—	13,938,491
Net loss	—	—	—	(13,922,930)	(13,922,930)
Balance – December 31, 2019	9,287,693	$929	$14,846,199	$(9,847,124)	$5,000,004

GRAF INDUSTRIAL CORP.

STATEMENTS OF CASH FLOWS

	For The Year Ended December 31, 2019	For the period from June 26, 2018 (inception) through December 31, 2018
Cash Flows from Operating Activities:
Net income (loss)	$(13,922,930)	$4,075,806
Adjustments to reconcile net loss to net cash used in operating activities:
Income earned on investments held in Trust Account	(5,239,790)	(1,125,181)
Change in fair value of warrant liability	17,365,901	(3,448,173)
General and administrative costs paid by Sponsor in exchange for issuance of common stock	—	8,500
Changes in operating assets and liabilities:
Prepaid expenses	71,896	(101,363)
Accounts payable	(82,173)	61,390
Accrued expenses	(14,500)	15,000
Franchise tax payable	96,987	103,013
Income tax payable	(59,347)	214,655
Net cash used in operating activities	(1,783,956)	(196,353)
Cash Flows from Investing Activities:
Investment income released from Trust Account	1,141,945	—
Cash deposited in Trust Account	—	(243,765,120)
Net cash provided by (used in) investing activities	1,141,945	(243,765,120)
Cash Flows from Financing Activities:
Proceeds from note payable from related parties	—	130,100
Repayment of note payable and advances from related parties	—	(130,100)
Proceeds received from initial public offering of common stock and warrant liability	—	243,765,120
Payment of offering costs	(100,564)	(5,438,052)
Proceeds received from issuance of warrant liability in private placement	—	7,075,302
Net cash provided by (used in) financing activities	(100,564)	245,402,370
Net (decrease) increase in cash	(742,575)	1,440,897
Cash – beginning of the period	1,440,897	—
Cash – end of the period	$698,322	$1,440,897
Supplemental disclosure of noncash activities:
Change in value of common stock subject to possible redemption	$(13,938,491)	$225,767,960
Deferred offering costs paid by Sponsor in exchange for issuance of common stock	$—	$16,500
Deferred offering costs included in accounts payable	$—	$48,787
Deferred offering costs included in accrued expenses	$—	$85,000

Supplemental cash flow disclosure:
Cash paid for income taxes	$1,138,630	$—

GRAF INDUSTRIAL CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation

Graf Industrial Corp. (the “Company”) is a blank check company incorporated in Delaware on June 26, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2019, the Company had not commenced any operations. All activity up to December 31, 2019 related to the Company’s formation and preparation for the initial public offering (the “Initial Public Offering”), and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Initial Public Offering was declared effective on October 15, 2018. On October 18, 2018, the Company consummated the Initial Public Offering of 22,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units offered, the “Public Shares”), generating gross proceeds of $225 million, and incurred underwriting commissions of $4.5 million. On October 25, 2018, the Company consummated the closing of the sale of 1,876,512 additional Units upon receiving notice of the underwriters’ election to partially exercise their overallotment option (the “Over-allotment”), generating additional gross proceeds of approximately $18.8 million, and incurred additional underwriting commissions of approximately $0.4 million (Note 3).

Simultaneously with the closing of the Initial Public Offering and the Over-allotment, the Company consummated the private placement (“Private Placement”) of 14,150,605 warrants (the “Private Placement Warrants”) at a price of $0.50 per Private Placement Warrant, with the Sponsor, generating gross proceeds of approximately $7.08 million (Note 4).

Upon the closing of the Initial Public Offering, the Over-allotment and the Private Placement, approximately $243.8 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and Private Placement Warrants in the Private Placement was placed in a U.S.-based trust account at J.P. Morgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company, acting as trustee (“Trust Account”). The proceeds held in the Trust Account were invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination, (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Company’s Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate of Incorporation”) to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 18 months from the closing of its Initial Public Offering or to provide for redemption in connection with a Business Combination and (iii) the redemption of the Company’s Public Shares if the Company is unable to complete a Business Combination within 18 months from the closing of its Initial Public Offering, subject to applicable law.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, the Over-allotment and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. New York Stock Exchange (“NYSE”) rules require that the initial Business Combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption were recorded at a redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001. If the Company seeks stockholder approval of a Business Combination, it will be proceeded with the Business Combination if a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to the Second Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor, officers and directors have agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

The Sponsor and the Company’s officers and directors have agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Second Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination or to provide for redemption in connection with a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 18 months from the closing of the Initial Public Offering (by April 18, 2020) (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor and the Company’s officers and directors have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the officers, directors, the Sponsor or any of its members or their affiliates acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. Pursuant to the terms of the business combination marketing agreement (see Note 6), no fee will be payable if the Company does not complete a Business Combination. In the event that the Company does not complete a Business Combination and subsequently liquidates, the amount of such fee will be included with the funds held in the trust account that will be available to fund the redemption of Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to indemnify the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Going Concern

As of December 31, 2019, the Company had approximately $698,000 outside of the Trust Account, approximately $5.2 million of investment income available in the Trust Account to pay for franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), and a working capital surplus of approximately $699,000 (excluding warrant liability and tax obligations).

Through December 31, 2019, the Company’s liquidity needs have been satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares (Note 5) to the Sponsor, $130,100 in loans and advances from the Sponsor and officer, the net proceeds from the consummation of the Private Placement not held in the Trust Account, and investment income released from Trust Account of approximately $1.1 million since inception for tax obligations. The Company repaid the loans and the advances to the Sponsor and officer in full on October 18, 2018.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide Working Capital Loans (as defined in Note 5) to the Company. To date, the Company has no borrowings under the Working Capital Loans.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after April 18, 2020.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Common Stock Subject to Possible Redemption

As discussed in Note 1, all of the 24,376,512 Public Shares may be redeemed under certain circumstances. Redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity, excluding ordinary liquidation events, which involve the redemption and liquidation of all of the company’s equity instruments. Although the Company did not specify a maximum redemption threshold, the Second Amended and Restated Certificate of Incorporation provides that in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against additional paid-in capital. Accordingly, at December 31, 2019 and 2018, 21,182,947 and 22,576,796 Public Shares were classified outside of permanent equity, respectively.

Net Income (Loss) Per Common Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering (including the consummation of the Over-allotment) (the "Public Warrants") and Private Placement to purchase an aggregate of 19,263,558 shares of the Company’s common stock in the calculation of diluted income per share, because their inclusion would be anti-dilutive under the treasury stock method.

The Company’s statements of operations include a presentation of loss per share for common stock subject to redemption in a manner similar to the two class method of income per share. Net income per share, basic and diluted for Public Shares for the year ended December 31, 2019 and for the period from June 26, 2018 (inception) through December 31, 2018 are calculated by dividing the investment income earned on the Trust Account of $5,239,790 and $1,125,181, respectively, net of applicable taxes and funds available to be withdrawn from the Trust Account of $1,179,632 and $317,669, resulting in a total of $4,060,158 and $807,512, respectively, by the weighted average number of Public Shares outstanding for the periods.

Net loss per share, basic and diluted for Founder Shares (as defined in Note 5) for the year ended December 31, 2019 and for the period from June 26, 2018 (inception) through December 31, 2018 are calculated by dividing the net income, less income attributable to Public Shares, respectively, by the weighted average number of Founder Shares outstanding for the periods. The net income, less income attributable to Public Shares, are calculated by adding the change in fair value of the warrant liability of $17,365,901 and $3,448,173, respectively and general and administration expenses of $717,537 and $282,893, respectively, less franchise tax expenses of $100,350 and $103,013, respectively which resulted in a net loss of $17,983,088 and a net income of $3,268,294, respectively for the year ended December 31, 2019 and for the period from June 26, 2018 (inception) through December 31, 2018.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash and investments held in Trust Account. Cash is maintained in accounts with financial institutions, which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on its cash accounts and management believes, based upon the quality of the financial institutions, that the credit risk with regard to these deposits is not significant. The Company’s investments held in Trust Account consists entirely of U.S government securities with an original maturity of 180 days or less.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2019 and 2018, the carrying values of cash, accounts payable, accrued expenses, franchise tax payable and income tax payable approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 180 days or less and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets. The warrant liability is recognized at fair value.

Warrant Liability

The Company accounts for certain common stock warrants outstanding as a liability at fair value and adjusts the instruments to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until 15 months from the closing of the Initial Public Offering (or January 18, 2020), and any change in fair value is recognized in the Company’s statements of operations. The fair value of the warrant liability is a Level 3 measurement and is estimated using a binomial Monte-Carlo options pricing model, at each measurement date.

Recent Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes” (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its financial statements and related disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

Note 3 — Initial Public Offering

The Company sold an aggregate of 24,376,512 Units, including 1,876,512 Units upon the underwriters’ election to partially exercise the Over-allotment, at a price of $10.00 per Unit in the Initial Public Offering. Each Unit consists of one share of common stock and one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one-half of one share of common stock at a price of $11.50 per share, provided that if the Company has not consummated a Business Combination within 15 months from the closing of the Initial Public Offering, each Public Warrant will entitle the holder thereof to purchase three-quarters of one share of common stock at a price of $11.50 per share (such adjustment from one-half of one share to three-quarters of one share, the "Warrant Adjustment Provision"), subject to adjustment in either case (see Note 7). The Private Placement Warrants and the Public Warrants were classified as a liability at issuance due to this potential adjustment to the settlement amount.

Note 4 — Private Placement

Concurrently with the closing of the Initial Public Offering and the Over-allotment, the Sponsor purchased an aggregate of 14,150,605 Private Placement Warrants at a price of $0.50 per Private Placement Warrant, for an aggregate purchase price of approximately $7.08 million. Each Private Placement Warrant has the same terms as the Public Warrants. A portion of the net proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants and all underlying securities will expire worthless. The Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants until the date that is 30 days after the completion of a Business Combination.

Note 5 — Related Party Transactions

Founder Shares

On June 26, 2018, the Sponsor purchased 8,625,000 shares (the “Founder Shares”) of the Company’s common stock for an aggregate price of $25,000. On September 13, 2018, the Sponsor returned to the Company, at no cost, 2,156,250 shares of common stock, which the Company cancelled, resulting in the Sponsor holding 6,468,750 Founder Shares. On October 9, 2018, the Sponsor transferred 25,000 Founder Shares at the same per-share price paid by the Sponsor to each of Keith Abell and Sabrina McKee, two of the Company’s directors (then director-nominees), resulting in the Sponsor holding 6,418,750 Founder Shares.

The Founder Shares included an aggregate of up to 843,750 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On October 25, 2018, the underwriters partially exercised their over-allotment option; thus, an aggregate of 374,622 Founder Shares were forfeited.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Related Party Loans

During the period from June 26, 2018 (inception) through December 31, 2018, the Sponsor had loaned the Company an aggregate of $130,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”) and James A. Graf had advanced the Company $100 in connection with the initial establishment of a bank account. The Promissory Note and the advance from James A. Graf were non-interest bearing. The Company repaid the Promissory Note and the advances to James A. Graf on October 18, 2018.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into additional warrants at a price of $0.50 (or $0.75 if the Company has not consummated a Business Combination within 15 months from the closing of the Initial Public Offering) per warrant. To date, the Company has no borrowings under the Working Capital Loans.

Administrative Support Agreement

The Company entered into an agreement commencing on the effective date of the Initial Public Offering through the earlier of the Company’s consummation of a Business Combination and its liquidation, to reimburse an affiliate of its Sponsor up to $5,000 per month for office space, utilities and secretarial and administrative support on an at-cost basis to the extent such office space, utilities and support is not contracted with the Company directly.

The Company recorded and paid approximately $10,000 and $2,000 in expenses in connection with such agreement on the accompanying Statements of Operations for the year ended December 31, 2019 and for the period from June 26, 2018 (inception) through December 31, 2018, respectively.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants (and any shares of common stock issuable upon the exercise of the Private Placement Warrants), and securities that may be issued upon conversion of Working Capital Loans are entitled to registration rights pursuant to a registration rights agreement signed prior to the effective date of Initial Public Offering, requiring the Company to register such securities for resale. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the prospectus relating to the Initial Public Offering to purchase up to 3,375,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters partially exercised this option on October 25, 2018 to purchase 1,876,512 additional Units.

The underwriters were entitled to a cash underwriting discount of $0.20 per Unit, or approximately $4.88 million in the aggregate, which was paid upon the closing of the Initial Public Offering.

Business Combination Marketing Agreement

The Company has engaged EarlyBirdCapital and Oppenheimer & Co. Inc. as advisors in connection with the Business Combination. The Company will pay EarlyBirdCapital and Oppenheimer & Co. Inc. for such services upon the consummation of the Business Combination (i) a cash fee in an amount equal to 3.5% of the gross proceeds of the Initial Public Offering (exclusive of any applicable finders’ fees which might become payable) an amount equal to up to 40% of which may, in the Company’s discretion, be allocated by the Company to other FINRA members, plus (ii) 150,000 shares of common stock to be issued to EarlyBirdCapital and/or its designees. EarlyBirdCapital and/or its designees will be entitled to registration rights requiring the Company to register such shares for resale. The Company has agreed to use its best efforts to effect such registration in connection with the consummation of the Business Combination or, if not then reasonably practicable, to use the Company’s best efforts to file a registration statement covering such shares within 15 days of the closing of the Business Combination. Pursuant to the terms of the business combination marketing agreement, no fee will be due if the Company does not complete a Business Combination. This fee is an unrecognized contingent liability, as closing of a potential Business Combination was not considered probable as of December 31, 2019.

Note 7 — Warrant Liability

The Company has outstanding warrants to purchase an aggregate of 19,263,558 shares of the Company’s common stock issued in connection with the Initial Public Offering and the Private Placement (including warrants issued in connection with the consummation of the Over-allotment). The Private Placement Warrants and the Public Warrants were classified as a liability at issuance due to the potential of there being adjustments to the settlement amount of such warrants due to the Warrant Adjustment Provision. As of December 31, 2019, the Company’s management deemed that it was highly probable that the Warrant Adjustment Provision would come into effect. The shares of common stock underlying the Company’s warrants increased by 9,631,779 shares on January 18, 2020, totaling 28,895,338.

The Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain a current prospectus relating to those shares of common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption; and
●	if, and only if, the reported last sale price of the Company’s common stock equals or exceeds$18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrantholders.

If, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and the common stock issuable upon the exercise of the Private Placement Warrants are not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. The Private Placement Warrants are redeemable by the Company on the same basis as the Public Warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

The Company utilizes a binomial Monte-Carlo options pricing model to value the warrants at each reporting period, with changes in fair value recognized in the Statements of Operations. As such, the Company recorded $18,584,922 of warrant liabilities upon issuance as of October 18, 2018.

For the year ended December 31, 2019 and for the period from June 26, 2018 (inception) through December 31, 2018, the Company recorded a change in the fair value of the warrant liabilities in the amount of approximately $17.4 million and $3.4 million on the Statements of Operations, resulting in warrant liabilities of $32,502,650 and $15,136,749 as of December 31, 2019 and 2018 on the balance sheets, respectively.

The change in fair value of the warrant liabilities is summarized as follows:

Warrant liabilities at June 26, 2018 (inception)	$—
Issuance of Public and Private Warrants	18,584,922
Change in fair value of warrant liabilities	(3,448,173)
Warrant liabilities at December 31, 2018	$15,136,749
Change in fair value of warrant liabilities	17,365,901
Warrant liabilities at December 31, 2019	$32,502,650

The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The following table provides quantitative information regarding Level 3 fair value measurements as of December 31, 2019, and 2018 and at issuance:

		As of	As of
	At issuance	December 31, 2018	December 31, 2019
Exercise price	$11.50	$11.50	$11.50
Unit price	$10.00	$9.60	$10.19
Volatility	50.0%	60%	60%
Probability of completing a Business Combination	87.8%	86%	87%
Expected life of the options to convert	6.17	5.97	4.97
Risk-free rate	3.11%	2.55%	1.69%
Dividend yield	0.0%	0.0%	0.0%
Discount for lack of marketability(1)	15.0%	15.0%	10.0%
(1)	The discount for lack of marketability relates only to the Private Placement Warrants.

Note 8 — Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2019 and 2018 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

December 31, 2019

		Significant
	Quoted Prices	Other	Significant
	in Active	Observable	Other
	Markets	Inputs	Unobservable Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Investments held in Trust Account	$248,988,147	$—	$—
Warrant liabilities	$—	$—	$32,502,650

December 31, 2018

		Significant
	Quoted Prices	Other	Significant
	in Active	Observable	Other
	Markets	Inputs	Unobservable Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Investments held in Trust Account	$244,890,301	$—	$—
Warrant liabilities	$—	$—	$15,136,749

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels of the hierarchy for year ended December 31, 2019 and for the period from June 26, 2018 (inception) through December 31, 2018.

Note 9 — Stockholders’ Equity

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2019 and 2018, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 400,000,000 shares of common stock with a par value of $0.0001 per share. Holders of shares of common stock are entitled to one vote for each share. At December 31, 2019 and 2018, there were 30,470,640 shares of common stock issued or outstanding, including an aggregate of 21,182,947 and 22,576,796 shares of common stock classified outside of subject to possible redemption, respectively.

Note 10 — Income Taxes

The income tax provision consists of the following:

		For the period from
		June 26,
	For the Year	2018 (inception)
	Ended	through
	December 31, 2019	December 31, 2018

Federal	$1,079,282	$214,655
State	—	—
Deferred
Federal	129,196	37,594
State	—	—
Valuation allowance	(129,196)	(37,594)
Income tax provision	$1,079,282	$214,655

The Company’s net deferred tax assets are as follows:

	December 31,
	2019	2018

Start Up/Organization Costs	$166,790	$37,594
Total deferred tax assets	166,790	37,594
Valuation allowance	(166,790)	(37,594)
Deferred tax asset, net of allowance	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, Management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2019 and for the period from June 26, 2018 (inception) through December 31, 2018, the valuation allowance was approximately $167,000 and $38,000, respectively.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate is as follows:

	December 31,
	2019	2018
Statutory Federal income tax rate	21.0%	21.0%
Meals & entertainment	(0.0)%	0.0%
Change in fair value of warrant liabilities	(28.4)%	(16.9)%
Change in Valuation Allowance	(1.0)%	0.9%
Income Taxes Provision (Benefit)	(8.4)%	5.0%

Note 11 — Subsequent Events

On January 18, 2020, the Warrant Adjustment Provision came into effect, and the warrants were no longer classified as a liability. As a result, the shares of common stock underlying the Company’s warrants increased by 9,631,779 shares, totaling 28,895,338.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the distribution of the shares of common stock being registered hereby.

Securities and Exchange Commission registration fee	$187,164
Accounting fees and expenses	50,000
Legal fees and expenses	100,000
Financial printing and miscellaneous expenses	50,000
Total	$387,164

Item 14.Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made if such person must have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought must determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The current certificate of incorporation and the bylaw of the registrant provide for indemnification by the registrant of its directors, senior officers and employees to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation must not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The current certificate of incorporation of the registrant provide for such limitation of liability.

We have entered into indemnification agreements with each of our directors and officers in which we have agreed to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of our company or our subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

We have purchased and intend to maintain insurance on behalf of the registrant and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15.     Recent Sales of Unregistered Securities.

On June 26, 2018, Graf’s Sponsor purchased an aggregate of 8,625,000 founder shares, for an aggregate offering price of $25,000 at an average purchase price of approximately $0.003 per share. On September 13, 2018, Graf’s sponsor returned to us, at no cost, 2,156,250 shares of common stock, which were cancelled, resulting in the sponsor holding 6,468,750 founder shares. On October 9, 2018, Graf’s sponsor transferred 25,000 founder shares at the same per-share price paid by our sponsor to each of Keith Abell and Sabrina McKee, two of Graf’s directors (then-director nominees), resulting in the sponsors holding 6,418,750 founder shares. The number of founder shares issued was determined based on the expectation that the founder shares would represent 20% of the outstanding shares of common stock upon completion of the initial public offering. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. Each of the sponsor and directors is an accredited investor for purposes of Rule 501 of Regulation D.

Simultaneously with the closing of the initial public offering and the over-allotment, Graf consummated the private placement of 14,150,605 private placement warrants at a price of $0.50 per private placement warrant, with the sponsor generating gross proceeds of approximately $7.08 million. The private placement warrants have the same terms as the warrants sold as components of the units in the initial public offering. Each private placement warrant was initially exercisable for one-half of one share of common stock at a price of $11.50 per whole share, provided that since we did not consummate a business combination within 15 months from the closing of the initial public offering, each private placement warrant was adjusted so that it now entitles the holder thereof to purchase three-quarters of one share of common stock at a price of $11.50 per share, subject to adjustment in either case. A portion of the proceeds from the sale of the private placement warrants was added to the proceeds from the initial public offering held in the trust account. As part of the Business Combination, the holders of the private warrants agreed to cancel them.

As consideration for the Business Combination an aggregate of 143,871,074 shares of the registrant’s common stock were issued to Velodyne’s stockholders. Pursuant to the Merger Agreement, outstanding Velodyne equity awards were cancelled and converted into equity awards of the registrant that will settle into, or be exercisable for, 13,711,302 shares of common stock.

Item 16.    Exhibits and Financial Statements.

(a)    Exhibits.

Exhibit No.	Description

2.1†

Agreement and Plan of Merger, dated as of July 2, 2020, by and among Graf Industrial Corp., VL Merger Sub Inc. and Velodyne Lidar, Inc. (incorporated by reference to Annex A to Graf Industrial Corp.’s Preliminary Proxy Statement (File No. 001-38703) filed with the SEC on July 15, 2020).

2.2†

Amendment to Agreement and Plan of Merger, dated as of August 20, 2020, by and among Graf Industrial Corp., VL Merger Sub Inc. and Velodyne Lidar, Inc. (incorporated by reference to Annex A-2 to Amendment No. 1 to Graf Industrial Corp.’s Preliminary Proxy Statement (File No. 001-38703) filed with the SEC on August 21, 2020).

2.3†

Letter Acknowledgment, dated as of August 20, 2020 (incorporated by reference to Annex A-3 to Amendment No. 1 to Graf Industrial Corp.’s Preliminary Proxy Statement (File No. 001-38703) filed with the SEC on August 21, 2020).

3.1

Amended and Restated Certificate of Incorporation of Velodyne Lidar, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38703) filed with the SEC on October 5, 2020).

3.2	Bylaws of Velodyne Lidar, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-38703) filed with the SEC on October 5, 2020).
4.1

Specimen Common Stock Certificate of Graf Industrial Corp. (incorporated by reference to Exhibit 4.2 of Graf Industrial Corp.’s Registration Statement on Form S-1/A (Registration No. 333-227396) filed with the SEC on October 9, 2018).

Exhibit No.	Description

4.2

Amended and Restated Investors’ Rights Agreement, dated October 25, 2019, by and among Velodyne Lidar, Inc. and the parties thereto (incorporated by reference to Exhibit 4.2 of Velodyne Lidar, Inc.’s Registration Statement on Form S-1/A (Registration No. 333-249551) filed with the SEC on October 30, 2020).

4.3

Warrant Agreement, dated October 14, 2018, by and between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38703) filed with the SEC on October 18, 2018).

5.1**	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.
10.1

Support Agreement, dated as of July 2, 2020, by and among Graf Industrial Corp., VL Merger Sub Inc. and Graf Industrial Corp. (incorporated by reference to Annex C to Graf Industrial Corp.’s Preliminary Proxy Statement filed with the SEC on July 15, 2020).

10.2

Sponsor Agreement, dated as of July 2, 2020, by and among Graf Industrial Corp., Graf Acquisition LLC and Velodyne Lidar, Inc. (incorporated by reference to Annex D to Graf Industrial Corp.’s Preliminary Proxy Statement (File No. 001-38703) filed with the SEC on July 15, 2020).

10.3

Form of Subscription Agreement of Graf Industrial Corp. (incorporated by reference to Annex E to Graf Industrial Corp.’s Preliminary Proxy Statement (File No. 001-38703) filed with the SEC on July 15, 2020).

10.4†

AIR Commercial Real Estate Association Standard Industrial/Commercial Single Tenant Lease by and between Registrant and Hellyer-DMHall Properties, LLC, dated January 9, 2017 and addendum thereto, dated January 10, 2017, as amended on February 28, 2017 (incorporated by reference to Exhibit 10.13 to the Registrant’s Current Report on Form 8-K (File No. 001-38703) filed with the SEC on October 5, 2020).

10.5

Form of Indemnification Agreement between the Registrant and each of its directors and executive officers. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38703) filed with the SEC on October 5, 2020).

10.6

Promissory Note, dated June 26, 2018, issued to Graf Acquisition LLC (incorporated by reference to Exhibit 10.2 to Graf Industrial Corp.’s Registration Statement on Form S-1 (File No. 333-227396) filed with the SEC on September 18, 2018).

10.7

Letter Agreement, dated October 15, 2018, by and among the Company, its officers, its directors and Graf Acquisition LLC (incorporated by reference to Exhibit 10.1 to Graf Industrial Corp.’s Current Report on Form 8-K (File No. 001-38703) filed with the SEC on October 18, 2018).

10.8

Investment Management Trust Agreement, dated October 15, 2018, by and between the Company and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to Graf Industrial Corp.’s Current Report on Form 8-K (File No. 001-38703) filed with the SEC on October 18, 2018).

10.9

Registration Rights Agreement, dated October 15, 2018, by and between the Company, Graf Acquisition LLC and the Company’s independent directors (incorporated by reference to Exhibit 10.3 to Graf Industrial Corp.’s Current Report on Form 8-K (File No. 001-38703) filed with the SEC on October 18, 2018).

10.10

Private Placement Warrants Purchase Agreement, dated October 9, 2018, by and between the Company and Graf Acquisition LLC (incorporated by reference to Exhibit 10.6 to Graf Industrial Corp.’s Registration Statement on Form S-1/A (File No. 333-227396) filed with the SEC on October 9, 2018.

10.11

Administrative Support Agreement, dated October 15, 2018, by and among the Registrant and PSI Capital Inc. (incorporated by reference to Exhibit 10.5 to Graf Industrial Corp.’s Current Report on Form 8-K (File No. 001-38703) filed with the SEC on October 18, 2018).

10.12

Convertible Promissory Note, dated as of August 5, 2020, issued to Graf Acquisition LLC (incorporated by reference to Exhibit 10.1 to Graf Industrial Corp.’s Current Report on Form 8-K (File No. 001-38703) filed with the SEC on August 6, 2020).

10.13

The Registrant’s 2020 Equity Incentive Plan, including form agreements (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-38703) filed with the SEC on October 5, 2020).

Exhibit No.	Description

10.14

The Registrant’s 2020 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 001-38703) filed with the SEC on October 5, 2020).

10.15

Employment Agreement by and between Registrant and Andrew Hamer, dated July 3, 2019 (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K (File No. 001-38703) filed with the SEC on October 5, 2020).

10.16

Employment Agreement by and between Registrant and Anand Gopalan, dated January 13, 2021 (incorporated by reference to Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K (File No. 001-38703) filed on March 17, 2021).

10.17*

License and Supply Agreement by and between Registrant and Veoneer, Inc., dated January 7, 2019 (incorporated by reference to Exhibit 10.12 to the Registrant’s Current Report on Form 8-K (File No. 001-38703) filed with the SEC on October 5, 2020).

10.18

2016 Stock Plan and forms of agreements thereunder (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K (File No. 001-38703) filed with the SEC on October 5, 2020).

10.19	2007 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K (File No. 001-38703) filed with the SEC on October 5, 2020).
10.20

Form of Equity Cancellation and Substitution Agreement for former Velodyne equity award holders (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K (File No. 001-38703) filed with the SEC on October 5, 2020).

16.1	Letter from WithumSmith+Brown, PC to the SEC (incorporated by reference to Exhibit 16.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38703) filed with the SEC on October 5, 2020).
21.1	List of Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K (File No. 001-38703) filed on March 17, 2021).
23.1	Consent of WithumSmith+Brown, PC.
23.2	Consent of KPMG LLP, independent registered public accounting firm.
23.3	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in Exhibit 5.1).
24.1**	Power of Attorney (included in the signature page to the registration statement).
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB†	XBRL Taxonomy Extension Label Linkbase Document
101.PRE†	XBRL Taxonomy Extension Presentation Linkbase Document

†     Certain exhibits and schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish a copy of the omitted exhibits and schedules to the SEC on a supplemental basis upon its request.

*     Portions of this exhibit have been omitted pursuant to Item 601(b)(10) of Regulation S-K. The registrant agrees to furnish to the Securities and Exchange Commission a copy of any omitted portions of the exhibit upon request.

**Previously filed.

(b)  Financial Statements. The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 17.    Undertakings.

The undersigned registrant, hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 24th day of May, 2021.

VELODYNE LIDAR, INC.

By:	/s/ Anand Gopalan
Anand Gopalan
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

*	Chief Executive Officer and Director	May 24, 2021
Anand Gopalan	(Principal Executive Officer)

*	Chief Financial Officer
Andrew Hamer	(Principal Financial Officer and	May 24, 2021
Principal Accounting Officer)

*	Chairman and Director	May 24, 2021
Joseph B. Culkin

*	Director	May 24, 2021
Michael E. Dee

	Director	May 24, 2021
Marta Thoma Hall

*	Director	May 24, 2021
Deborah Hersman

*	Director	May 24, 2021
Barbara Samardzich

*	Director	May 24, 2021
Christopher Thomas

*	Director	May 24, 2021
Hamid Zarringhalam

*By:	/s/ Anand Gopalan
Anand Gopalan
Attorney-in-fact